                                                       Registration No. 333-2434


       Filed with the Securities and Exchange Commission on May 21, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                     AMERICAN STATES FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

           INDIANA                          6331                         35-1976549
(State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
     of incorporation or           Classification Code No.)           Identification No.)
       organization)

      500 NORTH MERIDIAN STREET                        F. CEDRIC MCCURLEY
     INDIANAPOLIS, INDIANA 46204                    500 NORTH MERIDIAN STREET
           (317) 262-6262                          INDIANAPOLIS, INDIANA 46204
                                                          (317) 262-6262
(Address, including zip code, and              (Address, including zip code, and
   telephone number, includin                     telephone number, including
area code, of registrant's principal            area code, of agent for service)
       executive officers)
                                    Copy to:
   DENNIS L. SCHOFF, ESQ.                               JOHN J. SABL, ESQ.
LINCOLN NATIONAL CORPORATION                             SIDLEY & AUSTIN
    200 EAST BERRY STREET                            ONE FIRST NATIONAL PLAZA
  FORT WAYNE, INDIANA 46802                           CHICAGO, ILLINOIS 60603

                   ------------------------------------------

     Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ------------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ------------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                     AMERICAN STATES FINANCIAL CORPORATION
                         ------------------------------

                             CROSS REFERENCE SHEET
                         ------------------------------

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                    FOR REGISTRATION STATEMENTS ON FORM S-1
                             AND FORM OF PROSPECTUS

                  ITEM IN FORM S-1                           CAPTION IN PROSPECTUS
     ------------------------------------------  ---------------------------------------------
  1. Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus....  Forepart of Registration Statement; Outside
                                                 Front Cover Page of Prospectus
  2. Inside Front and Outside Back Cover Page
     of Prospectus.............................  Inside Front and Outside Back Cover Pages of
                                                 Prospectus
  3. Summary Information, Risk Factors, and
     Ratio of Earnings to Fixed Charges........  "Prospectus Summary;" "Risk Factors;" "The
                                                 Company"
  4. Use of Proceeds...........................  "Use of Proceeds"
  5. Determination of Offering Price...........  Front Cover Page of Prospectus;
                                                 "Underwriting"
  6. Dilution..................................  "Dilution"
  7. Selling Security Holders..................  Not Applicable
  8. Plan of Distribution......................  Outside Front Cover of Prospectus;
                                                 "Prospectus Summary;" "Underwriting"
  9. Description of Securities to be
     Registered................................  "Prospectus Summary;" "Description of Capital
                                                 Stock;" "Shares Eligible for Future Sale"
 10. Interests of Named Experts and Counsel....  "Legal Matters"
 11. Information with Respect to the
     Registrant................................  "Prospectus Summary;" "The Company;"
                                                 "Dividend Policy;" "Capitalization;"
                                                 "Selected Historical Financial and Operating
                                                 Data;" "Pro Forma Financial and Operating
                                                 Data;" "Management's Discussion and Analysis
                                                 of Financial Condition and Results of
                                                 Operations;" "Business;" "Management;"
                                                 "Certain Relationships and Related
                                                 Transactions;" "Securities Ownership;"
                                                 "Shares Eligible for Future Sale;" Index to
                                                 Financial Statements
 12. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities...............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED MAY 21, 1996


PROSPECTUS

                               10,000,000 SHARES

                                AMERICAN STATES
                             FINANCIAL CORPORATION
                                  COMMON STOCK
                            ------------------------

     All 10,000,000 shares of Common Stock, no par value (the "Common Stock"), are being offered hereby by American States Financial Corporation (the "Company"). Of the shares of Common Stock offered hereby, 8,000,000 shares are being offered in the United States and Canada by the U.S. Underwriters and 2,000,000 shares are being offered in a concurrent offering outside the United States and Canada by the International Underwriters (collectively, the "Offerings"). The price to the public and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

     Prior to the Offerings, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $23.00 and $25.00 per share of Common Stock. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     After giving effect to the Offerings, Lincoln National Corporation ("Lincoln"), presently the sole shareholder of the Company, will hold approximately 83% of the outstanding shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option.

     The Common Stock has been approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance, under the symbol "ASX."

     SEE "RISK FACTORS" AT PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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- -------------------------------------------------------------------------------------------------
                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                         PUBLIC             DISCOUNT(1)          COMPANY(2)
- -------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
- -------------------------------------------------------------------------------------------------
Total(3)..........................           $                   $                    $
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) The Company and Lincoln have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deduction of expenses payable by the Company estimated at $1,230,000.


(3) The Company has granted to the several Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase a maximum of 1,500,000 additional shares of Common Stock, on the same terms as set forth above, to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $          , $          and $          , respectively. See
    "Underwriting."

                            ------------------------

     The shares of Common Stock are being offered by the several Underwriters, subject to prior sale when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel, or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York,
New York on or about             , 1996.

                            ------------------------

MERRILL LYNCH & CO.                                         GOLDMAN, SACHS & CO.
                            ------------------------

             The date of this Prospectus is                , 1996.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission, and to which reference is hereby made. Statements made in the Prospectus regarding the contents of any document are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. Such information can be inspected and copied after the Offerings at the public reference facilities maintained by the Commission. The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "ASX." Any such material also will be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company intends to distribute to all holders of the Common Stock annual reports containing audited consolidated financial statements and a report thereon by its independent auditors and quarterly reports containing unaudited consolidated financial information for each of the first three quarters of each year.
                         ------------------------------

     FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA (THE "NORTH CAROLINA INSURANCE COMMISSIONER") NOR HAS THE NORTH CAROLINA INSURANCE COMMISSIONER RULED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                         ------------------------------

     IN CONNECTION WITH THE OFFERINGS THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise indicates, (i) the "Company" refers to American States Financial Corporation and its wholly-owned, consolidated subsidiaries; (ii) "ASI" refers to American States Insurance Company, the Company's sole direct wholly-owned subsidiary, and its consolidated subsidiaries; and (iii) the "Subsidiaries" or the "Insurers" refer to the direct and indirect subsidiaries of the Company, which include ASI and its subsidiaries. Unless the context otherwise indicates, the information contained in this Prospectus (a) gives effect to a $300 million dividend of tax-exempt municipal securities from ASI to Lincoln National Corporation, (b) gives effect to a recapitalization whereby ASI became a wholly-owned subsidiary of the Company, (c) assumes that the Underwriters' over-allotment option is not exercised and (d) uses generally accepted accounting principles ("GAAP") for all financial data. See "Glossary of Selected Insurance and Certain Defined Terms" for definitions of certain insurance and other terms used herein.

                                  THE COMPANY

     The Company, through its Subsidiaries, underwrites property and casualty insurance, concentrating on providing commercial insurance to small to medium-sized businesses and preferred personal lines coverages to individuals. Management believes that the Company is the second largest writer of property and casualty insurance to businesses with fewer than 50 employees which, according to the latest statistics of the United States Bureau of the Census, comprise the fastest growing business segment in the United States economy. Geographically, the Company focuses on those areas such as the Midwest and the Pacific Northwest which have relatively modest exposure to catastrophe losses and in which management believes insurers generally have been permitted to manage risk selection and pricing without undue regulatory interference. To efficiently service its distribution network of approximately 4,800 independent agencies in this transaction-intensive target market, the Company makes extensive use of technology. As a complement to its property and casualty operations, the Company also markets life insurance through the same agency network that distributes its property and casualty products.


     The Insurers have underwritten property and casualty insurance since 1929 and life insurance since 1958. For 1995, property and casualty revenues were $1,934 million and property and casualty net income was $163.8 million, while life insurance revenues were $92 million and life insurance net income was $14.5 million. For the three months ended March 31, 1996, property and casualty revenues were $490 million and property and casualty net income was $43.8 million, while life insurance revenues were $23 million and life insurance net income was $3.1 million. At March 31, 1996, the consolidated assets of the property and casualty Insurers were $5,040 million and the assets of American States Life Insurance Company ("ASLIC"), the Company's indirect life insurance subsidiary, were $566 million. As of March 31, 1996, the Company had approximately 1.6 million property and casualty policies issued and $15.5 billion of life insurance in-force. One or more of the Insurers is licensed in all 50 states and the District of Columbia.


     Commercial lines operations, which generated $992 million, or 59%, of the Company's property and casualty net premiums written in 1995, focus on small to medium-sized businesses engaged in retail, wholesale, service, contracting and other trade businesses with a relatively low concentration of manufacturing and industrial operations. Unlike larger, more complex accounts, the lower insured values typical of this target market reduce the importance of claim severity and increase the importance of claim frequency as an underwriting consideration. The average annual premium for all commercial business written by the Company is approximately $1,500 per policy.

     Personal lines operations, which generated $681 million, or 41%, of the Company's property and casualty net premiums written in 1995, focus on the preferred personal automobile and homeowners lines. Combined, these products accounted for approximately 80% of the Company's personal lines business in 1995. In that year, the Company's personal automobile net premiums written were $465 million and its homeowners net premiums written were $189 million.

     Life insurance operations, which accounted for approximately 8% of the net income in 1995, focus on the sale of universal life and term life policies, although the Company also writes whole life, individual annuities and disability income policies.

     The Company's strategy is to achieve earnings growth by focusing both on profitable lines of business and favorable geographic areas. To further this strategy, the Company took steps in late 1991 counter to the industry and introduced an aggressive program called "New Directions" to improve its account selection, risk evaluation and pricing. This included an emphasis on maintaining and, when possible, expanding business in those product lines and regions which have historically provided better than industry average results. At the same time, product lines and regions with less profitable experience were de-emphasized and relationships with under-performing agencies were terminated. Approximately 50% of the Company's direct premiums written in property and casualty insurance in 1995 came from the states of Illinois, Indiana, Kansas, Michigan, Missouri, Ohio, Oregon and Washington, which comprise the most significant part of the Company's target market, up from approximately 44% in 1991. In 1995, less than 11% of such direct premiums written came from California and Florida, states which the Company deems to be less favorable for profitable property and casualty business, down from 16% in 1991.

     Primarily as a result of its focus and the impact of New Directions, the Company's loss ratio, stated in accordance with Statutory Accounting Practices ("SAP"), improved from 71.6% for 1991 to 59.3% for 1995. For the last three, five and ten years, the Company's average SAP combined ratios were 105.1%, 107.7% and 105.7%, respectively, compared with industry average combined ratios of 107.3%, 109.3% and 108.3% for these periods. The SAP loss ratios and SAP combined ratios are not materially different than such ratios computed pursuant to GAAP.

     In November, 1995, as a follow-up to New Directions, the Company announced a realignment of its field structure designed to reduce expenses, contribute to further improvement of the combined ratio, and enhance growth (the "Realignment"). Under the Realignment, the Company will continue to provide sales, claims, technology support or other agency and customer service functions from approximately 225 locations; and, during 1996 and 1997, it will consolidate the management of those functions and much of its underwriting from 20 division offices into four regional offices, each responsible for a designated geographic area. As part of the Realignment, the Company created 24 Field Executive positions to maintain and enhance its working relationships with its agencies by putting more decision-making authority in the field, close to, and readily accessible by, the agents.

     The Company intensively uses technology to write and service policies efficiently, while at the same time providing superior service to agents and customers. Its Interaction(TM) system is a proprietary, on-line system, used both by agencies and the Company for automated policy rating, issuance, billing and service support. Management believes this system provides a significant competitive advantage. Approximately 94% of the agencies representing the Company are "online" with Interaction(TM), and approximately 78% of all property and casualty transactions are processed electronically. Management believes that Interaction(TM) is beneficial to agents because it reduces their handling costs on renewals, facilitates prompt issuance of new policies and promotes efficient claims processing. Other automated and knowledge-based systems are also used in claims settlement, the construction of customer information files for cross selling purposes and the life insurance operations.

     In addition to its focus on those eight Midwest and Pacific Northwest states which comprise the most significant part of its target market, the Company has also targeted a number of other states for increased marketing efforts where management believes its presence and a favorable environment give it potential for additional profitable growth. To promote growth in profitable lines of business and favorable geographic areas, the Company has introduced an enhanced agency bonus plan and targeted incentives. Any significant effect of these new incentives and enhancements is not expected to be realized until the second half of 1996 at the earliest. The Company has also recently developed the Customer Information File. This relational database allows the Company and its agencies to monitor products in-force for its customers and identify potential needs, and allows the Company to support agencies in targeting customers where cross-selling opportunities may exist.

     The Company was incorporated on February 5, 1996, to serve as the holding company for ASI. On April 22, 1996, ASI declared, and on May 15, 1996, it distributed to Lincoln, a dividend of $300 million, consisting primarily of tax-exempt municipal securities (the "Dividended Assets"). Following the distribution of the Dividended Assets by ASI to Lincoln, on May 16, 1996, Lincoln transferred all of the outstanding shares of ASI to the Company in exchange for 50,000,000 shares of the Company's Common Stock. Concurrently with the transfer of the ASI stock, the Company assumed $100 million of Lincoln debt (the "Assumed Debt") and issued a $200 million note to Lincoln (the "Term Note"). (The (i) transfer by Lincoln of all of the outstanding shares of ASI to the Company in exchange for 50,000,000 shares of the Company's Common Stock,
(ii) assumption of the Assumed Debt, and (iii) issuance of the Term Note are hereinafter collectively referred to as the "Recapitalization").


                                 THE OFFERINGS

Common Stock offered hereby:
  U.S. Offering....................   8,000,000 shares
  International Offering...........   2,000,000 shares
                                      ----------
     Total.........................   10,000,000 shares
                                      ==========
Common Stock outstanding:
  Before the Offerings.............   50,000,000 shares
  After the Offerings..............   60,000,000 shares

Use of proceeds....................   The Company intends to contribute approximately $150
                                      million of the net proceeds from the Offerings to ASI to
                                      enable it to invest in taxable securities for its
                                      investment portfolio to replace the Dividended Assets
                                      distributed to Lincoln, which consist primarily of
                                      tax-exempt municipal securities. Approximately $75
                                      million of the net proceeds from the Offerings will be
                                      retained by the Company for general corporate purposes.
                                      See "Use of Proceeds."

Dividend policy....................   The Company intends to pay an initial quarterly cash
                                      dividend of $.21 per share commencing in the third
                                      quarter of 1996. Thereafter, the Company expects to pay
                                      regular quarterly cash dividends on its Common Stock,
                                      subject to certain regulatory constraints. See "Dividend
                                      Policy."

New York Stock Exchange symbol.....   ASX

                  SUMMARY FINANCIAL AND OPERATING INFORMATION

     The following table presents certain selected consolidated historical and pro forma financial information of the Company. The consolidated statement of operations data set forth below for each of the five years in the period ended December 31, 1995, and the three-month periods ended March 31, 1995 and 1996, and the consolidated balance sheet data at December 31, 1991, 1992, 1993, 1994, and 1995, and at March 31, 1995 and 1996, were derived from consolidated financial statements of the Company. The table should be read in conjunction with the Consolidated Financial Statements and the notes thereto, and the pro forma information, included elsewhere in this Prospectus.

                                                                                                    AS OF AND FOR THE
                                                                                                    THREE MONTHS ENDED
                                               AS OF AND FOR THE YEAR ENDED DECEMBER 31,                MARCH 31,
                                        -------------------------------------------------------   ----------------------
                                          1991       1992       1993       1994        1995         1995        1996
                                        --------   --------   --------   --------   -----------   --------   -----------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Premiums............................  $2,177.9   $2,064.7   $1,855.1   $1,746.0    $ 1,746.4    $  438.7    $   424.0
  Net investment income...............     254.7      266.2      266.8      260.5        266.6        66.5         68.3
  Realized gain on investments........     107.6       65.4      149.9       19.9         41.0        27.2         21.1
  Loss on operating properties(1).....        --         --         --         --        (28.4)         --           --
                                         -------    -------    -------    -------      -------     -------      -------
      Total revenues..................   2,540.2    2,396.3    2,271.8    2,026.4      2,025.6       532.4        513.4
  Benefits and settlement expenses....   1,756.5    1,683.4    1,386.3    1,272.0      1,242.3       305.4        323.6
  Commissions.........................     377.3      359.3      323.0      296.9        291.5        72.1         71.9
  Operating and administrative
    expenses..........................     212.3      219.4      217.6      208.2        236.8        59.1         51.2
  Taxes, licenses and fees............      57.0       62.4       52.1       49.0         45.9        12.0         11.9
                                         -------    -------    -------    -------      -------     -------      -------
      Total benefits and expenses.....   2,403.1    2,324.5    1,979.0    1,826.1      1,816.5       448.6        458.6
                                         -------    -------    -------    -------      -------     -------      -------
  Income before federal income taxes
    and cumulative effect of
    accounting change.................     137.1       71.8      292.8      200.3        209.1        83.8         54.8
      Net income......................  $  126.7   $  105.8   $  206.2   $  184.6    $   178.3    $   65.5    $    46.9
CONSOLIDATED BALANCE SHEET DATA:
  Total investments and cash..........  $4,115.3   $4,288.1   $4,641.0   $4,152.3    $ 4,442.9    $4,265.8    $ 4,401.6
  Total assets........................   5,213.1    5,569.8    5,777.8    5,419.3      5,539.2     5,475.4      5,605.3
  Policy liabilities and accruals.....   3,463.1    3,801.7    3,677.6    3,603.7      3,546.8     3,605.4      3,646.3
  Debt................................       5.1        5.0        5.0         --           --          --           --
  Total liabilities...................   3,742.4    4,082.8    4,065.6    3,950.7      3,870.5     3,900.1      3,997.6
  Shareholder's equity................   1,470.7    1,487.0    1,712.2    1,468.6      1,668.7     1,575.3      1,607.7
CONSOLIDATED PRO FORMA DATA:
  Net income(2).......................                                               $   151.7                $    40.3
  Net income per share(3).............                                                    2.53                      .67
  Earnings before realized gain on
    investments, loss on operating
    properties and estimated
    Realignment implementation costs,
    net of federal income taxes
    (NON-GAAP DATA)(4)................                                                   162.4                     26.6
  Total assets(5).....................                                                 5,464.2                  5,530.3
  Debt(5).............................                                                   300.0                    300.0
  Shareholders' equity(5).............                                                 1,293.7                  1,232.7
  Book value per share(3).............                                                   21.56                    20.55
PROPERTY AND CASUALTY STATUTORY RATIOS
  AND DATA(6):
  Loss ratio..........................      71.6%      70.9%      63.8%      61.1%        59.3%       57.9%        64.9%
  Loss adjustment expense ratio.......       9.8       10.6       11.4       11.8         11.8        12.0         11.5
  Underwriting expense ratio..........      29.0       30.6       31.7       31.6         32.3        32.6         31.7
  Policyholder dividend ratio.........       0.4        0.4        0.2        0.1          0.2         0.1          0.2
                                         -------    -------    -------    -------      -------     -------      -------
    Company combined ratio............     110.8%     112.5%     107.1%     104.6%       103.6%      102.6%       108.3%
  Industry combined ratio(7)..........     108.8%     115.8%     106.9%     108.5%       106.4%      104.0%         N/A
  Statutory capital and surplus(8)....  $1,050.1   $1,038.2   $1,068.4   $  980.7    $ 1,011.0    $  990.6    $   998.6
  Net premiums written to surplus
    (annualized)......................      2.0x       1.9x       1.6x       1.7x         1.7x        1.7x         1.6x

                                                                                                    AS OF AND FOR THE
                                                                                                    THREE MONTHS ENDED
                                               AS OF AND FOR THE YEAR ENDED DECEMBER 31,                MARCH 31,
                                        -------------------------------------------------------   ----------------------
                                          1991       1992       1993       1994        1995         1995        1996
                                        --------   --------   --------   --------   -----------   --------   -----------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
OTHER CONSOLIDATED DATA:
  Earnings before realized gain on
    investments, loss on operating
    properties and estimated
    Realignment costs, net of federal
    income taxes and the cumulative
    effect of accounting change in
    1993 (NON-GAAP DATA)(9)...........  $   55.7   $   62.6   $  150.3   $  171.7    $   189.0    $   48.3    $    33.2
  Common stock dividends
    declared(10)......................      16.0       48.0      140.0      180.0        199.0        46.0         46.0
  Total employees.....................     4,585      4,232      4,020      3,903        3,750       3,860        3,691
  Total agencies......................     5,715      5,490      5,203      5,050        4,882       5,029        4,822

- -------------------------
 (1) Represents an allowance for losses on the contemplated sale of operating properties used for division offices, resulting from the Realignment. See
     Note 15 to the Consolidated Financial Statements included elsewhere herein.

 (2) Pro forma net income for the year ended December 31, 1995 and for the three months ended March 31, 1996 reflect the impact of investment income decreasing by $14.3 and $3.5 million, respectively, representing the interest yield on $300 million of tax-exempt municipal securities (the Dividended Assets), interest expense increasing by $20.1 and $5.0 million, respectively, representing the interest on the debt assumed and issued and the tax effect on the foregoing of $(7.8) and $(1.9), respectively. The pro forma net income does not include investment earnings from the proceeds from the Offerings. Based on an assumed initial public offering price of $24.00 per share, the net proceeds to the Company (after deduction of estimated underwriting discounts and offering expenses) would be approximately $225 million. Assuming these proceeds were invested in risk free investments, the investment income of the Company on a pro forma basis would be increased by $13.7 and $3.4 million for the year ended December 31, 1995 and for the three months ended March 31, 1996 and net income would be increased by $8.9 and $2.2 million, respectively.

 (3) Based on 60,000,000 shares outstanding.

 (4) Represents net income before (i) realized gain on investments of $41.0 and $21.1 million for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, net of federal income taxes of $19.5 and $10.0, respectively; (ii) the $28.4 million loss on operating properties in 1995, net of federal income taxes of $9.9 million and (iii) the estimated Realignment implementation costs accrued in 1995 of $21.1 million, net of federal income taxes of $7.4 million. The cumulative effect of the foregoing items were $10.7 and ($13.7), respectively ($.18 and ($.23) per share, respectively). The net effect of these amounts are included to assist the reader in analyzing the Company's results of operations by showing the effect of the listed items. The resulting amounts are not intended to represent net income prepared in accordance with GAAP.

 (5) Pro forma data reflect the impact of the distribution of $300 million of Dividended Assets, the assumption of $100 million of debt, the issuance of $200 million of debt and the receipt of estimated net proceeds of $225 million from the Offerings.

 (6) Company statutory data have been derived from the financial statements of the Company's insurance subsidiaries prepared in accordance with SAP and filed with insurance regulatory authorities. The loss, loss adjustment expense, underwriting expense, policyholder dividend and Company combined ratios are not materially different than such ratios computed pursuant to GAAP.

 (7) The ratios presented are after policyholder dividends. Industry averages for 1991 through 1994 are from A.M. Best Company, Inc. ("A.M. Best") Aggregates & Averages Property-Casualty (1995 edition). The industry combined ratio for 1995 is a published estimate from A.M. Best.

 (8) Includes life statutory capital and surplus of ASLIC.

 (9) Represents net income before (i) realized gain on investments, net of federal income taxes of $36.6, $22.2, $53.5, $7.0 and $19.5 million in 1991, 1992, 1993, 1994 and 1995, respectively, and $10.0 and $7.4 million for the three months ended March 31, 1995 and 1996, respectively, (ii) the $28.4 million loss on operating properties in 1995, net of federal income taxes of $9.9 million, (iii) the estimated Realignment implementation costs accrued in 1995 of $21.1 million, net of federal income taxes of $7.4 million, and (iv) the cumulative effect of a change in accounting in 1993. The net effect of these amounts are included to assist the reader in analyzing the Company's results of operations by showing the effect of the listed items. The resulting amounts are not intended to represent net income prepared in accordance with GAAP.

(10) Amounts shown represent dividends declared on ASI stock, which were paid to Lincoln. Future ASI dividends are anticipated to be less than historic levels. ASI also declared $.2 million and $.1 million in dividends on publicly held preferred stock in 1991 and 1992, respectively. This stock was called and retired in 1992.

                                  RISK FACTORS

     Prospective purchasers of shares of Common Stock should carefully read the entire Prospectus. Ownership of the Common Stock involves certain risks. Purchasers should consider, among other things, the following risk factors.

ADEQUACY OF LOSS RESERVES

     The Subsidiaries are required to maintain reserves to cover their estimated ultimate liability for losses and loss adjustment expense ("LAE") with respect to reported claims and incurred but not yet reported ("IBNR") claims. These reserves are estimates involving actuarial and statistical projections of what the Company expects will be the cost of ultimate settlement and administration of such claims, based on facts and circumstances then known, estimates of future trends in claim severity and other variable factors, such as inflation and changing judicial theories of liability. The inherent uncertainties of estimating insurance reserves are greater for certain types of property and casualty insurance lines (such as reinsurance and liability coverage for asbestos and environmental losses) where long periods of time elapse before a definitive determination of the ultimate loss may be made, than for other lines (such as property insurance) in which claims are reported and settled much more quickly. The Company does not discount its reserves to recognize the time value of money. There can be no assurance that ultimate losses will not exceed the Company's loss reserves and have a material adverse effect on the Company's results of operations and financial condition.

     The Company's ongoing business consists primarily of businessowners, commercial multi-peril, commercial automobile and workers' compensation insurance written for small to medium-sized businesses and preferred personal automobile and homeowners insurance. For these product lines, claims generally are reported and settled within a reasonably short period of time, except for certain types of claims, such as environmental and construction defect claims. Also, because the Company's ongoing business has a relatively low concentration of policies relating to manufacturing and industrial operations, management believes that the Company's exposure to environmental liability, including asbestos, with respect to its ongoing business is relatively small compared to the property and casualty industry as a whole.

     Certain of the Company's reserves are for assumed reinsurance business which the Company commenced writing in 1964 and discontinued marketing in 1993. The inherent uncertainties of estimating reserves are greater with respect to reinsurance than for primary insurance due to the diversity of the development patterns among different types of reinsurance contracts, the necessary reliance on ceding companies for information regarding reported claims, differing reserving practices among ceding companies and significant periods of time which elapse between the occurrence of an insured loss and the reporting of the loss to the reinsurer. The Company's reinsurance business included assumption of primary insurance written on manufacturers of asbestos products and large U.S. corporations which have become the subject of asbestos and environmental damage and remediation claims. Of the Company's total property and casualty reserves, net of reinsurance, at December 31, 1995, $210.3 million, or 9.5%, was attributable to the Company's reinsurance business. Approximately 60% of the Company's reserves for its reinsurance business at December 31, 1995, consisted of reserves for environmental and asbestos claims. The Company's paid losses and allocated LAE on claims for its reinsurance business were $62.6 million in 1993, $30.6 million in 1994 and $19.3 million in 1995. The Company's paid losses on asbestos and environmental claims from its reinsurance business were $4.0 million in 1993, $5.3 million 1994 and $6.8 million in 1995.


     There are significant additional uncertainties in estimating the amount of reserves required for environmental, asbestos and construction defect claims. Among these uncertainties are a lack of historical data, long reporting delays, and complex, unresolved legal issues regarding policy coverage and the extent and timing of any such contractual liability. Courts have reached different and sometimes inconsistent conclusions as to when the loss occurred, what claims are covered, under what circumstances the insurer has an obligation to defend, how policy limits are determined and how policy exclusions are applied and interpreted. Management believes these legal issues are not likely to be resolved in the near future. The Company's paid losses on asbestos and environmental claims for all lines of business, including reinsurance, were $12.1 million in 1993, $14.0 million in 1994 and $13.9 million in 1995. The Company had total reserves for such claims at

December 31, 1993, 1994 and 1995, of $200.7, $198.2 and $241.2 million, respectively. The Company's paid losses and allocated LAE on construction defect claims for all lines of business were $23.0 million in 1993, $29.8 million in 1994 and $39.2 million in 1995. The Company had total reserves for such claims at December 31, 1993, 1994 and 1995, of $114.8, $173.8 and $245.5 million, respectively.


     The Company's results of operations benefited materially in 1994 and 1995, as a result of reductions in the estimated amounts of reserves needed to settle prior years' claims, with such benefit being most significant in 1994. The overall favorable reserve development in both 1994 and 1995 was the result of improving trends, both industry-wide and related to the Company's New Directions initiatives, as well as enhancements made in the claim evaluation process. These favorable developments were mainly attributable to the Company's core book of ongoing business and its reserving philosophy consistently applied over many years. The conditions and trends which have caused this positive reserve development in the past may not necessarily occur in the future, and there can be no assurance that earnings will continue to benefit from positive reserve developments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Reserves for Losses and Loss Adjustment Expense."

CYCLICALITY AND VARIABILITY OF THE PROPERTY AND CASUALTY INSURANCE INDUSTRY

     Although the property and casualty insurance industry has historically been highly cyclical, management of the Company believes that variability within each product line has become more pronounced than industry-wide cyclicality. Premium rate levels are related to the availability of insurance coverage, which varies, among other things, according to the level of surplus in the industry. The level of surplus in the industry varies with returns on invested capital and regulatory barriers to withdrawal of surplus. Surplus levels have increased in recent years due in part to capital gains in the investment portfolios of many insurers. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers. The industry's profitability can also be affected significantly by fluctuations in interest rates and other changes in the investment environment which affect market prices of insurance companies' investment portfolios and the income from those investments, inflationary pressures that affect the size of losses and judicial decisions affecting insurers. The demand for property and casualty insurance can also vary, generally rising as the overall level of economic activity increases and falling as such activity decreases. Many of the factors which have resulted in the current downturn in the property and casualty insurance industry continue, and the Company cannot predict if or when the market conditions for the property and casualty insurance industry will improve.

CATASTROPHE LOSSES; NATURAL PERIL LOSSES

     Property and casualty insurers are subject to claims arising from catastrophes which may have a significant impact on their results of operations and financial condition. The Company has experienced, and can be expected to experience in the future, catastrophe losses which may materially impact its results and condition. Catastrophe losses can be caused by various events, including hurricanes, earthquakes, tornadoes, wind, hail, fires, riots and explosions, and their incidence and severity are inherently unpredictable. The extent of losses from catastrophes is a function of two factors: the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are localized to small geographic areas; hurricanes and earthquakes, however, have the potential to cause significant damage over a wide area. The Company seeks to reduce its exposure to catastrophe losses through the purchase of reinsurance, the selection of geographic areas in which it focuses its marketing efforts, and the management of the concentration of risk in geographic areas. While it is seldom that any single event is of sufficient magnitude to trigger coverage under the Company's reinsurance treaties, a multiplicity of catastrophes could, in the aggregate, have a material adverse effect on its financial condition or results of operations. It is also possible that catastrophes could have an adverse effect on the Company's reinsurers. An event or series of events which render uncollectible any amounts due from its reinsurers could have a material adverse effect on the Company.

     The Company's results of operations and financial condition have been, and may be expected to be, affected from time to time by losses caused by what it classifies as "natural perils." Within that term, the Company includes all losses caused by wind, hail, water (including freezing water) and earthquake, regardless of whether such losses result from a "catastrophe," as classified by the Property Claims Service Division of

American Insurance Services Group, Inc., an insurance industry body. Because of the geographic area within which much of its marketing effort is focused, the Company may be more exposed to losses of this type than many of its competitors. It is seldom that any single natural peril loss is of sufficient magnitude to materially affect the Company's results. It is possible, however, that a multiplicity of such events, all or some of which do not qualify as catastrophes, may, in the aggregate, be material to the Company's results of operations. For example, the frequency and severity of storms and freezes during the winter of 1996 adversely affected the Company's results for the first quarter of 1996.

REALIGNMENT OF FIELD OPERATIONS

     In November, 1995, the Company announced the Realignment designed to reduce expenses, contribute to further improvement of the combined ratio, and enhance growth. Under the Realignment, the Company will continue to provide sales, claims, technology support or other agency and customer service functions from approximately 225 locations; and, during 1996 and 1997, it will consolidate the management of those functions and much of its underwriting from 20 division offices into four regional offices, each responsible for a designated geographic area. As part of the Realignment, the Company created 24 Field Executive positions to maintain and enhance its working relationships with its agencies by putting more decision-making authority in the field, close to, and readily accessible by, the agents. Notwithstanding the addition of the Field Executives, it is possible that some of the Company's agencies will view the Realignment as demonstrating a lessened commitment to certain geographic areas. It is also possible that the Realignment may not achieve its goals. The result may be a deterioration in the Company's relationships with some agencies and a reduction in the amount of business produced by these agencies. See "The Company -- Strategy," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Strategy -- Expense Control; Realignment."

COMPETITION; RATINGS

     The property and casualty insurance industry is diverse and highly competitive on the basis of both price and service. The Company competes with other stock insurers, mutual insurance companies and other underwriting organizations. The factors influencing insurance purchasing decisions by the Company's customers in the small to medium-sized business market which the Company targets include price, breadth of coverage, reputation of the agency, reputation of the Company, service, financial strength and ratings. Agencies are motivated by many of these same considerations and also by the level of agency compensation, the ease with which transactions may be effected and the personal relationships among agency and insurer personnel.

     The Company competes against other property and casualty companies, including direct writers and other independent agency companies, seeking to write business in its target markets, including other companies utilizing the same independent agencies which represent the Company. In the Midwest and Pacific Northwest, particularly in the market for those small to medium-sized businesses the Company targets, regional carriers are the most significant competitors. In the personal lines market, direct writers are the Company's major competitors. Some of the Company's competitors are larger than the Company and have significantly greater resources than the Company.

     A significant factor in an insurer's ability to compete is its rating by A.M. Best. Each of the Company's property and casualty Subsidiaries has an "A+" (Superior) rating from A.M. Best and its life insurance Subsidiary has an "A" (Excellent) rating from A.M. Best. There can be no assurance that these ratings will not be reduced or withdrawn because of factors, including material losses, which may or may not be within the control of the Company. See "Business -- Ratings."

CONTROL BY LINCOLN; CERTAIN CONTINUING RELATIONSHIPS WITH LINCOLN AND ITS AFFILIATES; CONFLICTS OF INTEREST

     The Company is a wholly-owned subsidiary of Lincoln, and after completion of the Offerings, Lincoln will own approximately 83% of the outstanding Common Stock. Lincoln will have the power to control the Company, to elect its Board of Directors and to approve any action requiring shareholder approval, including adopting amendments to the Company's articles of incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of the Company. Because Lincoln has the ability to elect the Board of Directors of the Company, it will be able to effectively control all of the Company's policy decisions. As long as Lincoln is majority shareholder of the Company, third parties will not be able to obtain control of the Company through purchases of Common Stock not owned by Lincoln.

     Of the nine directors of the Company, two are employees of the Company, two are employees of Lincoln, one is the former Chief Executive Officer of ASI and a former director of Lincoln and four are outside directors. Directors and officers of the Company and Lincoln may have conflicts of interest with respect to certain matters affecting the Company, such as potential business opportunities and business dealings between the Company and Lincoln and its affiliated companies. See "Management -- Directors and Executive Officers of the Company."


     Lincoln currently intends to maintain ownership of at least 80% of the Company's Common Stock. The Company will be unable to raise equity capital by issuing additional shares of Common Stock unless Lincoln agrees to that issuance. In addition, if Lincoln or the Company ever sold significant amounts of shares of the Common Stock in the public market, those sales might have an adverse effect on the market price of the Common Stock. Either a sale by Lincoln of some of its shares of Company Common Stock or Lincoln's consent to the Company's issuance of additional shares of Common Stock could cause Lincoln's ownership in the Company to fall below 80% (a "Deconsolidation"), resulting in the loss of the ability of the Company and its domestic subsidiaries to join with Lincoln and its domestic business units in the filing of a consolidated federal income tax return. However, due to the transfer of the Dividended Assets by ASI to Lincoln on May 15, 1996 and the resulting repositioning of the Company's investment portfolio, management of the Company does not believe that a Deconsolidation would cause the Company to suffer any material adverse effect from the alternative minimum tax. Nevertheless, there can be no assurance that a Deconsolidation would not have the effect of materially increasing the Company's tax liabilities. See "Certain Relationships and Related Transactions -- Tax Sharing and Indemnification Agreements," for a discussion of certain effects on the Company of this consolidation and the federal income tax allocation agreement to which the Company is a party, and "Business -- Investments."


     Currently, Lincoln does not market property and casualty insurance products which compete with products sold by the Company; and Lincoln currently has no intention, either short-term or long-term, of engaging in property and casualty business of the type conducted by the Company. However, there are no restrictions on the activities in which Lincoln may engage. Management believes that Lincoln and ASI historically have not competed to any significant degree in the sale of life insurance products primarily because they use different distribution channels and target different market segments. There can be no assurance, however that the Company will not encounter competition from Lincoln in the future or that actions by Lincoln or its affiliates will not inhibit the Company's growth strategy. See "Certain Relationships and Related Transactions
- -- Control by Lincoln; Potential Conflicts with Lincoln."

     Conflicts of interest between the Company and Lincoln could arise with respect to business dealings between them, including potential acquisitions of businesses or properties, the issuance of additional securities, the election of new or additional directors, and the payment of dividends by the Company. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between the Company and Lincoln. The Company, however, intends to seek the approval of its disinterested directors for any future business transactions between the Company and Lincoln. See "Certain Relationships and Related Transactions -- Control by Lincoln; Potential Conflicts with Lincoln."

INVESTMENTS

     Since a substantial portion of the Company's revenues are generated from its invested assets, the performance of its investment portfolio materially affects the Company's financial condition and results of operations. If the transfer of the Dividended Assets is given pro forma effect as of March 31, 1996, 49.7% of the Company's investment portfolio would have consisted of tax-exempt municipal securities as of such date. Certain risks are inherent in connection with tax-exempt municipal securities and other debt securities, including loss upon default and price volatility in reaction to changes in interest rates and general market factors. In addition, the value of the Company's portfolio could be adversely affected by any change in the Internal Revenue Code of 1986, as amended (the "Code"), which would reduce or eliminate benefits related to the exemption from federal income taxation for income derived from tax-exempt municipal securities. See "Business -- Investments."

REGULATION AND LEGAL PROCEEDINGS

     The Insurers are subject to comprehensive regulation by government agencies in the states in which they operate. The nature and extent of that regulation vary from jurisdiction to jurisdiction, but typically involve prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, limitations on dividends, approval or filing of premium rates and policy forms for many lines of insurance, solvency standards, minimum amounts of capital and surplus which must be maintained, limitations on types and amounts of investments, restrictions on the size of risks which may be insured by a single company, limitation of the right to cancel or non-renew policies in some lines, regulation of the right to withdraw from markets or agencies, licensing of insurers and agents, deposits of securities for the benefit of policyholders, reporting with respect to financial condition, and other matters. In addition, state insurance department examiners perform periodic financial and market conduct examinations of insurance companies. Such regulation is generally intended for the protection of policyholders rather than security holders. No assurance can be given that future legislative or regulatory changes will not adversely affect the Company.

     All of the states in which the property and casualty Insurers operate impose some restrictions on their ability to cancel or nonrenew policies. Most of those restrictions are limited to personal lines and require notice to policyholders prior to nonrenewal or cancellation. Generally, the right of cancellation may be exercised only for specified reasons, while nonrenewal is permitted at the option of the insurer, provided that the notice informs the insured of the reason for the insurer's action. In some jurisdictions, however, the right of an insurer to terminate its relationship with an insured is much more narrowly limited; these limitations vary from state to state and among lines of business and their cumulative effect is to limit the flexibility of insurers to react quickly as market conditions change.

     An increasing number of states restrict the freedom of insurers to withdraw from markets or substantially reduce their writings in one or more product lines. These restrictions typically require prior notice to the insurance department and the implementation of an approved plan for the orderly withdrawal from the state or line of business. The insurance department normally has a great deal of discretion in deciding whether to approve such a plan.

     Certain aspects of the relationship between an insurer and its agents are regulated. In particular, certain states limit an insurance company's right to terminate contracts with independent agents by imposing a required rehabilitation period or extending the period during which the insurer must continue doing business with an agent whose contract has been cancelled. These legal and regulatory restrictions may have an adverse effect on the profitability of various lines of insurance.

     The Subsidiaries are routinely involved in pending or threatened legal proceedings. Such proceedings sometimes involve alleged breaches of contract, torts (including bad faith and fraud claims) and miscellaneous other causes of action. Some of the pending litigation includes claims for punitive damages in addition to compensatory damages and other relief. While the aggregate dollar amounts involved in these legal proceedings cannot be determined with certainty, the amounts at issue could have a significant effect on the Company's results of operations. However, based upon information presently available and in light of legal and other defenses available to the Company and its Subsidiaries, management does not believe that any of these routine proceedings will have a material adverse effect on the financial condition or results of operations of the Company.

     On February 14, 1996, three of the Insurers were among 23 underwriters of real property insurance named defendants in a case alleging that their underwriting, sales and marketing practices violate a number of civil rights laws (including, without limitation, the Fair Housing Act) and constitute a civil conspiracy.

Brought in the United States District Court for the Western District of Missouri, the plaintiffs seek to represent themselves and a putative class of similarly situated persons in the State of Missouri. The relief sought includes unspecified compensatory damages, punitive damages and attorneys' fees. While it is too early to evaluate the plaintiffs' specific allegations, management believes, based upon current information, that the Insurers' underwriting, sales and marketing practices have complied in all material respects with the applicable requirements of both state and federal law. The involved Insurers intend to vigorously defend this action.

HOLDING COMPANY STRUCTURE; DIVIDEND RESTRICTIONS


     The Company, a holding company whose principal asset is the capital stock of ASI, relies primarily on dividends from ASI to meet its obligations for payment of interest and principal on outstanding debt obligations, dividends to shareholders and corporate expenses. ASI's ability to pay dividends to the Company in the future will depend on the amount of its statutory surplus, earnings and regulatory restrictions. The insurance holding company laws of Indiana regulate the distribution of dividends and other payments to the Company by its principal Subsidiaries, including ASI. The laws of that state define as "extraordinary" any dividend or distribution which, together with all other dividends and distributions to shareholders within the preceding twelve months, exceed the greater of (i) 10% of statutory surplus as of the end of the preceding year or (ii) the prior year's net income if the insurer is a property and casualty insurer or the prior year's net gain from operations if the insurer is a life insurer. "Extraordinary" dividends and distributions may not be paid without the prior approval of the Indiana Commissioner of Insurance or until the Commissioner has been given thirty days prior notice and has not disapproved within that period. The Indiana Department of Insurance must receive notice of all dividends, whether "extraordinary" or not, within 5 business days after they are declared. Dividends which are not "extraordinary" may not be paid until ten days after the Indiana Department of Insurance receives notice of their declaration. Taking into account the one-time dividend of $300 million consisting of the Dividended Assets, ASI will not be able to pay any additional dividends to the Company for the twelve month period commencing on May 15, 1996, the date such dividend was paid (the "Twelve Month Period"), without notifying the Indiana Commissioner of Insurance and giving the Commissioner 30 days within which to object. Regulatory restrictions on the ability of ASI to pay dividends or make other payments to the Company could affect the Company's ability to pay dividends and service its debt. The Company intends to retain approximately $75 million of the proceeds from the Offerings for general corporate purposes, including the funding during the Twelve Month Period of its regular cash dividends, debt service obligations and other general corporate obligations. See "The Company," "Use of Proceeds" and "Dividend Policy." No assurance can be given that there will not be further regulatory actions restricting the ability of ASI and its insurance subsidiaries to pay dividends or that amounts retained by the Company from the net proceeds from the Offerings will be sufficient to pay dividends and meet other obligations.


SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offerings, 50,000,000 shares of Common Stock held by Lincoln will continue to be "restricted shares" as defined in Rule 144 under the Securities Act. Such shares may not be resold in the absence of registration under the Securities Act or exemptions from such registration, including, among others, the exemption provided by Rule 144 under the Securities Act. As an affiliate of the Company, Lincoln is subject to certain volume restrictions on the sale of shares of Common Stock. The Company and Lincoln have agreed not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable for Common Stock for a period of 120 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. See "Underwriting."

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. If such sales reduce the market price of the Common Stock, the Company's ability to raise additional capital in the equity markets could be adversely affected.

NO PRIOR PUBLIC MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offerings, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "ASX," there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Common Stock is determined solely through negotiations among the Company, Lincoln and representatives of the Underwriters based on several factors and does not necessarily reflect the market price of the Common Stock after these Offerings or the price at which Common Stock may be sold in the public market after these Offerings. In addition, factors such as quarterly variations in the Company's financial results, announcements by the Company or others and developments affecting the Company could cause the market price of the Common Stock to fluctuate significantly. See "Underwriting."

DILUTION


     Based on an assumed initial public offering price per share of $24.00 and after deduction of estimated underwriting discounts and expenses payable by the Company in connection with the Offerings, the Company's tangible book value per share of Common Stock as of March 31, 1996, after giving effect to the transactions set forth in "Capitalization," would be $18.87. Accordingly, purchasers of Common Stock offered hereby would suffer immediate dilution in tangible book value per share of $5.13. See "Dilution."

                                  THE COMPANY

     The Company, through its Subsidiaries, underwrites property and casualty insurance, concentrating on providing commercial insurance to small to medium-sized businesses and preferred personal lines coverages to individuals. Management believes that the Company is the second largest writer of property and casualty insurance to businesses with fewer than 50 employees which, according to the latest statistics of the United States Bureau of the Census, comprise the fastest growing business segment in the United States economy. Geographically, the Company focuses on those areas such as the Midwest and the Pacific Northwest which have relatively modest exposure to catastrophe losses and in which management believes insurers generally have been permitted to manage risk selection and pricing without undue regulatory interference. To efficiently service its distribution network of approximately 4,800 independent agencies in this transaction-intensive target market, the Company makes extensive use of technology. As a complement to its property and casualty operations, the Company also markets life insurance through the same agency network that distributes its property and casualty products.

     The Insurers have underwritten property and casualty insurance since 1929 and life insurance since 1958. For 1995, property and casualty revenues were $1,934 million and property and casualty net income was $163.8 million, while life insurance revenues were $92 million and life insurance net income was $14.5 million. For the three months ended March 31, 1996, property and casualty revenues were $490 million and property and casualty net income was $43.8 million, while life insurance revenues were $23 million and life insurance net income was $3.1 million. At March 31, 1996, the consolidated assets of the property and casualty Insurers were $5,040 million and the assets of ASLIC, the Company's indirect life insurance subsidiary, were $565 million. As of March 31, 1996, the Company had approximately 1.6 million property and casualty policies issued and $15.5 billion of life insurance in-force. One or more of the Insurers is licensed in all 50 states and the District of Columbia.

     Commercial lines operations, which generated $992 million, or 59%, of the Company's property and casualty net premiums written in 1995, focus on small to medium-sized businesses engaged in retail, wholesale, service, contracting and other trade businesses with a relatively low concentration of manufacturing and industrial operations. Unlike larger, more complex accounts, the lower insured values typical of this target market reduce the importance of claim severity and increase the importance of claim frequency as an underwriting consideration. The average annual premium for all commercial business written by the Company is approximately $1,500 per policy.

     Personal lines operations, which generated $681 million, or 41%, of the Company's property and casualty net premiums written in 1995, focus on the preferred personal automobile and homeowners lines. Combined, these products accounted for approximately 80% of the Company's personal lines business in 1995. In that year, the Company's personal automobile net premiums written were $465 million and its homeowners net premiums written were $189 million.

     Life insurance operations, which accounted for approximately 8% of the net income in 1995, focus on the sale of universal life and term life policies, although the Company also writes whole life, individual annuities and disability income policies.

     The Company's strategy is to achieve earnings growth by focusing both on profitable lines of business and favorable geographic areas. To further this strategy, the Company took steps in late 1991 counter to the industry and introduced an aggressive program called "New Directions" to improve its account selection, risk evaluation and pricing. This included an emphasis on maintaining and, when possible, expanding business in those product lines and regions which have historically provided better than industry average results. At the same time, product lines and regions with less profitable experience were de-emphasized and relationships with under-performing agencies were terminated. Approximately 50% of the Company's direct premiums written in property and casualty insurance in 1995 came from the states of Illinois, Indiana, Kansas, Michigan, Missouri, Ohio, Oregon and Washington, which comprise the most significant part of its target market, up from approximately 44% in 1991. In 1995, less than 11% of such direct premiums written came from California and Florida, states which the Company deems to be less favorable for profitable property and casualty business, down from 16% in 1991.

     Primarily as a result of its focus and the impact of New Directions, the Company's SAP loss ratio improved from 71.6% for 1991 to 59.3% for 1995. For the last three, five and ten years, the Company's average SAP combined ratios were 105.1%, 107.7% and 105.7%, respectively, compared with industry average combined ratios of 107.3%, 109.3% and 108.3% for these periods. The SAP loss ratios and SAP combined ratios are not materially different than such ratios computed pursuant to GAAP.


     In November, 1995, as a follow-up to New Directions, the Company announced the Realignment of its field structure designed to reduce expenses, contribute to further improvement of the combined ratio, and enhance growth. Under the Realignment, the Company will continue to provide sales, claims, technology support or other agency and customer service functions from approximately 225 locations; and, during 1996 and 1997, it will consolidate the management of those functions and much of its underwriting from 20 division offices into four regional offices, each responsible for a designated geographic area. As part of the Realignment, the Company created 24 Field Executive positions to maintain and enhance its working relationships with its agencies by putting more decision-making authority in the field, close to, and readily accessible by, the agents.

     The Company intensively uses technology to write and service policies efficiently, while at the same time providing superior service to agents and customers. Its Interaction(TM) system is a proprietary, on-line system, used both by agencies and the Company for automated policy rating, issuance, billing and service support. Management believes this system provides a significant competitive advantage. Approximately 94% of the agencies representing the Company are "on-line" with Interaction,(TM) and approximately 78% of all property and casualty transactions are processed electronically. Management believes that Interaction(TM) is beneficial to agents because it reduces their handling costs on renewals, facilitates prompt issuance of new policies and promotes efficient claims processing. Other automated and knowledge based systems are also used in claims settlement, the construction of customer information files for cross selling purposes and the life insurance operations.

     In addition to its focus on those eight Midwest and Pacific Northwest states which comprise the most significant part of its target market, the Company has also targeted a number of other states for increased marketing efforts where management believes its presence and a favorable environment give it potential for additional profitable growth. To promote growth in profitable lines of business and favorable geographic areas, the Company has introduced an enhanced agency bonus plan and targeted incentives. Any significant effect of these new incentives and enhancements is not expected to be realized until the second half of 1996 at the earliest. The Company has also recently developed the Customer Information File. This relational database allows the Company and its agencies to monitor products in-force for its customers and identify potential needs, and allows the Company to support agencies in targeting customers where cross-selling opportunities may exist.

     ASI writes property and casualty insurance. Of ASI's six subsidiaries, five are also writers of property and casualty insurance: (i) American Economy Insurance Company ("AEIC"), (ii) American States Preferred Insurance Company ("ASPIC"), (iii) American States Insurance Company of Texas ("AST"), (iv) Insurance Company of Illinois ("ICI") and (v) American States Lloyds Insurance Company ("Lloyds"). ASI's sixth subsidiary, ASLIC, writes life insurance. ASI, AEIC, ASPIC and ASLIC are Indiana corporations, AST and Lloyds are Texas corporations, and ICI is an Illinois corporation. One or more of the property and casualty Insurers is licensed in every state and the District of Columbia. ASLIC is licensed in the District of Columbia and all states except New York. ASI and three of the other property and casualty Insurers participate in the American States Pool, which is a reinsurance mechanism that enables each participant to achieve identical underwriting results by combining its business with that of the others and then sharing pro rata in the aggregate results. Current members and their present participations are: ASI - 63%; AEIC - 32%; ASPIC - 4%; and ICI - 1%. Both AST and Lloyds are 100% reinsured by ASI, which is the lead company in the pool.


     The Company was incorporated on February 5, 1996, to serve as the holding company for ASI. On April 22, 1996, ASI declared, and on May 15, 1996 it distributed to Lincoln, the $300 million of Dividended Assets, consisting primarily of tax-exempt municipal securities. Following the distribution of the Dividended

Assets by ASI to Lincoln, on May 16, 1996, Lincoln transferred all of the outstanding shares of ASI to the Company in exchange for 50,000,000 shares of the Company's Common Stock. Concurrently with the transfer of the ASI stock, the Company assumed the $100 million of Assumed Debt and issued the $200 million Term Note to Lincoln.


     The Company is an Indiana corporation and has its principal executive offices at 500 North Meridian Street, Indianapolis, Indiana 46204. Its telephone number is (317) 262-6262.

                                USE OF PROCEEDS

     Based on an assumed initial public offering price of $24.00 per share, the net proceeds to the Company from the sale of Common Stock in the Offerings (after deduction of estimated underwriting discounts and offering expenses payable by the Company in connection therewith) are estimated to be approximately $225 million (approximately $259 million if the Underwriters' over-allotment option is exercised in full). The Company intends to contribute approximately $150 million (approximately $184 million if the Underwriters' over-allotment option is exercised in full) of such net proceeds to ASI to enable it to invest in taxable securities for its investment portfolio to partially replace the Dividended Assets. See "The Company." Approximately $75 million of the net proceeds from the Offerings will be retained by the Company for general corporate purposes, including the funding of its regular cash dividends, debt service obligations and other general corporate obligations during the Twelve Month Period. Until utilized for such purposes, the net proceeds from the Offerings retained by the Company will be invested in short-term, interest bearing, investment-grade securities. See "The Company" and "Dividend Policy."

                                DIVIDEND POLICY

     The Board of Directors of the Company has adopted a policy of declaring regular quarterly cash dividends of $.21 per share on the Common Stock, commencing in the third quarter of 1996. The declaration and payment of dividends is at the discretion of the Board of Directors, and the timing and amount of dividends, if any, will depend upon, among other things, the results of the Company's operations, its statutory surplus, its financial condition, cash requirements, future prospects, regulatory restrictions on the payment of dividends by its Subsidiaries, financial covenants in loan agreements and other factors deemed relevant by its Board of Directors. As such, there can be no assurance that the Company will declare and pay any dividends. See "Business -- Regulation."

     The Company is an insurance holding company whose principal asset is the common stock of ASI, and its cash flow consists of dividends received from ASI. The payment of any cash dividends to holders of Common Stock by the Company depends upon the receipt of dividend payments by the Company from ASI. The payment of dividends by ASI will depend on the amount of its statutory surplus, earnings and regulatory restrictions. The insurance holding company laws of Indiana regulate the distribution of dividends and other payments to the Company by its principal Subsidiaries, including ASI. Under the applicable Indiana statutes, an insurer may not pay dividends in any twelve month period in an amount exceeding the greater of (i) 10% of statutory surplus as of the end of the preceding year or (ii) the prior year's net income if the insurer is a property and casualty insurer, or the prior year's net gain from operations if the insurer is a life insurer, without notifying the Indiana Commissioner of Insurance and giving the Commissioner 30 days within which to object.


     Historically, ASI has paid dividends to Lincoln, as its parent, based upon its annual operating results and statutory surplus requirements. A dividend of $61 million was paid by ASI to Lincoln on December 15, 1995; a regularly scheduled dividend of $46 million was paid by ASI to Lincoln on March 15, 1996; and a one-time distribution of $300 million, consisting of the Dividended Assets, was paid by ASI to Lincoln on May 15, 1996. See "The Company." After taking into account dividends to be paid to Lincoln during 1996, including the one-time distribution of the Dividended Assets, ASI will not be able to pay any dividends to the Company during the Twelve Month Period without notifying the Indiana Commissioner of Insurance and giving the Commissioner 30 days within which to object. Regulatory restrictions on the ability of the Subsidiaries to pay dividends or make other payments to the Company could affect the Company's ability to pay dividends and service its debt. The Company intends to contribute approximately $150 million of the net proceeds from the Offerings to ASI to enable it to invest in taxable securities for its investment portfolio to replace the Dividended Assets it distributed to Lincoln, which consist primarily of tax-exempt municipal securities. Approximately $75 million of the net proceeds from the Offerings will be retained by the Company for general corporate purposes. See "Use of Proceeds." No assurance can be given that there will not be further regulatory actions restricting the ability of the Subsidiaries to pay dividends to the Company. See "Business -- Regulation -- Restrictions on Dividends to Shareholders; Transactions Among Affiliates." As such, while management believes that the Company will be able to pay the intended dividends to its Shareholders, no assurances to that effect can be given.

                                    DILUTION

     At March 31, 1996, the net tangible book value of the Common Stock was approximately $1,507,359,000, or $30.15 per share. The net tangible book value per share represents the amount of total tangible assets (total assets less intangible assets consisting of cost in excess of net assets of acquired subsidiaries) of the Company reduced by its total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the distribution of the Dividended Assets by ASI to Lincoln and the Recapitalization, the pro forma net tangible book value before the Offerings would have been $907,359,000, or $18.15 per share. Then, after giving effect to the sale of 10,000,000 shares of Common Stock in the Offerings at an assumed initial public offering price of $24.00 per share less estimated underwriting discount and offering expenses, but without taking into account any other changes in net tangible book value after March 31, 1996, the as adjusted net tangible book value of the Common Stock at March 31, 1996, would have been $1,132,259, or $18.87 per share. This represents an immediate increase in the pro forma net tangible book value to Lincoln of $.73 per share, and an immediate dilution in net tangible book value to new investors purchasing Common Stock in the Offerings of $5.15 per share. The following table illustrates this per share dilution:

          Assumed initial public offering price per share...........                       $24.00
                                                                                           ------
            Net tangible book value per share before the
               distribution of the Dividended Assets, the
               Recapitalization and the Offerings...................   $30.15
            Decrease per share attributable to the distribution of
               the Dividended Assets by ASI to Lincoln..............    (6.00)
            Decrease per share attributable to the
               Recapitalization.....................................    (6.00)
                                                                       ------
          Pro forma net tangible book value per share before the
            Offerings...............................................             $18.15
            Increase per share attributable to the purchase of
               Common Stock by new investors in the Offerings.......                .72
                                                                                  -----
          As adjusted net tangible book value per share after the
            Offerings...............................................                        18.87
                                                                                           ------
          Dilution per share to new investors (1)(2)................                       $ 5.13
                                                                                           ======

- -------------------------
(1) Dilution is determined by subtracting the pro forma net tangible book value per share of Common Stock, after giving effect to the (i) the distribution of Dividended Assets, (ii) the Recapitalization, and (iii) the Offerings, from the amount of cash paid for a share of Common Stock by a new investor in the Offerings.
(2) Dilution per share to new investors would be $8.53 if the net tangible book value were determined with deferred policy acquisition costs (which aggregated $204,092,000 at March 31, 1996) being considered an intangible asset.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization and pro forma basis capitalization (reflecting the transactions other than the Offerings) of the Company as of March 31, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby (at an assumed initial public offering price of $24.00 per share, less estimated underwriting discount and offering expenses).

                                                                           MARCH 31, 1996
                                                              -----------------------------------------
                                                              HISTORICAL    PRO FORMA(1)    AS ADJUSTED
                                                              ----------    ------------    -----------
                                                                        (DOLLARS IN MILLIONS)
Debt.......................................................    $      --      $  300.0       $   300.0
Shareholder's equity:
  Preferred Stock; 5,000,000 shares authorized; no shares
     outstanding pro forma and as adjusted.................           --            --              --
  Common Stock, no par value, and additional paid-in
     capital; 195,000,000 shares authorized; 50,000,000
     shares outstanding pro forma and 60,000,000 shares
     outstanding as adjusted...............................        387.6          87.6           312.6
  Net unrealized gain on securities........................        149.8         149.8           149.8
  Retained earnings........................................      1,070.3         770.3           770.3
                                                                --------      --------          ------
       Total shareholder's equity..........................    $ 1,607.7      $1,007.7       $ 1,232.7
                                                                --------      --------          ------
          Total capitalization(2)..........................    $ 1,607.7      $1,307.7       $ 1,532.7
                                                                ========      ========          ======

- -------------------------
(1) Assumes that shares of ASI had been contributed to the Company and gives effect to (a) the distribution of the Dividended Assets and (b) the Recapitalization.

(2) Excludes shares reserved for issuance under the Company's Stock Option Incentive Plan and Executive Performance Incentive Compensation Plan. See "Management -- Executive Compensation."

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The following selected consolidated statement of operations data and the consolidated balance sheet data for the three years ended December 31, 1995 are derived from the audited consolidated financial statements of the Company, appearing elsewhere in this Prospectus. The selected consolidated statement of operations data and the consolidated balance sheet data for the years ended December 31, 1991 and 1992 are derived from audited financial statements of the Company not included herein. The selected consolidated statement of operations data and the consolidated balance sheet data for the three month periods ended March 31, 1995 and 1996 are derived from the unaudited interim financial statements, appearing elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

                                                                                                          AS OF AND FOR THE
                                                                                                                THREE
                                                                                                         MONTHS ENDED MARCH
                                                       AS OF AND FOR THE YEAR ENDED DECEMBER 31,                 31,
                                                  ----------------------------------------------------   -------------------
                                                    1991       1992       1993       1994       1995       1995       1996
                                                  --------   --------   --------   --------   --------   --------   --------
                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues:
    Premiums....................................  $2,177.9   $2,064.7   $1,855.1   $1,746.0   $1,746.4   $  438.7   $  424.0
    Net investment income.......................     254.7      266.2      266.8      260.5      266.6       66.5       68.3
    Realized gain on investments................     107.6       65.4      149.9       19.9       41.0       27.2       21.1
    Loss on operating properties (1)............        --         --         --         --      (28.4)        --         --
                                                   -------    -------    -------    -------    -------    -------    -------
        Total revenues..........................   2,540.2    2,396.3    2,271.8    2,026.4     2025.6      532.4      513.4
  Benefits and expenses:
    Benefits and settlement expenses............   1,756.5    1,683.4    1,386.3    1,272.0    1,242.3      305.4      323.6
    Commissions.................................     377.3      359.3      323.0      296.9      291.5       72.1       71.9
    Operating and administrative expenses.......     212.3      219.4      217.6      208.2      236.8       59.1       51.2
    Taxes, licenses and fees....................      57.0       62.4       52.1       49.0       45.9       12.0       11.9
                                                   -------    -------    -------    -------    -------    -------    -------
        Total benefits and expenses.............   2,403.1    2,324.5    1,979.0    1,826.1    1,816.5      448.6      458.6
                                                   -------    -------    -------    -------    -------    -------    -------
  Income before federal income taxes and
    cumulative effect of accounting change......     137.1       71.8      292.8      200.3      209.1       83.8       54.8
                                                   -------    -------    -------    -------    -------    -------    -------
  Federal income taxes (credit) (2).............      10.4      (34.0)      46.1       15.7       30.8       18.3        7.9
  Cumulative effect of change in accounting for
    postretirement benefits other than pensions,
    net of taxes................................        --         --      (40.5)        --         --         --         --
                                                   -------    -------    -------    -------    -------    -------    -------
Net income......................................  $  126.7   $  105.8   $  206.2   $  184.6   $  178.3   $   65.5   $   46.9
                                                   =======    =======    =======    =======    =======    =======    =======
  Pro forma net income (3)......................                                              $  151.7              $   40.3
  Pro forma income per share (4)................                                              $   2.53              $    .67
CONSOLIDATED BALANCE SHEET DATA:
  Total investments and cash....................  $4,115.3   $4,288.1   $4,641.0   $4,152.3   $4,442.9   $4,265.8   $4,401.6
  Total assets..................................   5,213.1    5,569.8    5,777.8    5,419.3    5,539.2    5,475.4    5,605.3
  Policy liabilities and accruals...............   3,463.1    3,801.7    3,677.6    3,603.7    3,546.8    3,605.4    3,646.3
  Debt..........................................       5.1        5.0        5.0         --         --         --         --
  Total liabilities.............................   3,742.4    4,082.8    4,065.6    3,950.7    3,870.5    3,900.1    3,997.6
  Shareholder's equity..........................   1,470.7    1,487.0    1,712.2    1,468.6    1,668.7    1,575.3    1,607.7
STATUTORY CAPITAL AND SURPLUS:
  Property and casualty companies (5)...........  $1,050.1   $1,038.2   $1,068.4   $  980.7   $1,011.0   $  990.6   $  998.6
  Life company..................................      57.1       57.9       60.9       61.2       51.7       62.3       53.3
PROPERTY AND CASUALTY STATUTORY RATIOS AND DATA
  (6):
  Loss ratio....................................      71.6%      70.9%      63.8%      61.1%      59.3%      57.9%      64.9%
  Loss adjustment expense ratio.................       9.8       10.6       11.4       11.8       11.8       12.0       11.5
  Underwriting expense ratio....................      29.0       30.6       31.7       31.6       32.3       32.6       31.7
  Policyholder dividend ratio...................       0.4        0.4        0.2        0.1        0.2        0.1        0.2
                                                   -------    -------    -------    -------    -------    -------    -------
    Company combined ratio......................     110.8%     112.5%     107.1%     104.6%     103.6%     102.6%     108.3%
  Industry combined ratio (7)...................     108.8%     115.8%     106.9%     108.5%     106.4%     104.0%       N/A
  Net premiums written to surplus
    (annualized)................................       2.0x       1.9x       1.6x       1.7x       1.7x       1.7x       1.6x

                                                                                                          AS OF AND FOR THE
                                                                                                                THREE
                                                                                                         MONTHS ENDED MARCH
                                                       AS OF AND FOR THE YEAR ENDED DECEMBER 31,                 31,
                                                  ----------------------------------------------------   -------------------
                                                    1991       1992       1993       1994       1995       1995       1996
                                                  --------   --------   --------   --------   --------   --------   --------
                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
OTHER CONSOLIDATED DATA:
  Catastrophe losses (pre-tax) (8)..............  $   61.8   $  106.9   $   58.3   $   71.9   $   80.3   $    6.8   $   21.5
  Natural peril losses (pre-tax) (9)............     118.5      151.6      122.7      140.5      122.1       15.0       42.8
  Earnings before realized gain on investments,
    loss on operating properties and estimated
    realignment costs, net of federal income
    taxes and the cumulative effective of
    accounting change in 1993 (NON GAAP-DATA)
    (10)........................................      55.7       62.6      150.3      171.7      189.0       48.3       33.2
  Common stock dividends declared (11)..........      16.0       48.0      140.0      180.0      199.0       46.0       46.0
  Total employees...............................     4,585      4,232      4,020      3,903      3,750      3,860      3,691
  Total agencies................................     5,715      5,490      5,203      5,050      4,882      5,029      4,822

- -------------------------
 (1) Represents an allowance for losses on the contemplated sale of operating properties used for division offices, resulting from the Realignment. See
     Note 15 to the Consolidated Financial Statements included elsewhere herein.

 (2) Federal income tax varies each year in relationship to pre-tax income, and is less than the statutory rate as a result of permanent differences, primarily tax-exempt interest and dividend income.

 (3) Net income for the year ended December 31, 1995 and for the three months ended March 31, 1996 are presented on a pro forma basis to reflect the impact of investment income decreasing by $14.3 and $3.5 million, respectively, representing the interest yield on $300 million of tax-exempt municipal securities (the Dividended Assets), interest expense increasing by $20.1 and $5.0 million, respectively, representing the interest on the debt assumed and issued and the tax effect on the foregoing of $(7.8) and $(1.9), respectively.

 (4) Based on 60,000,000 shares outstanding.

 (5) Includes life statutory capital and surplus of ASLIC.

 (6) Company statutory data have been derived from the financial statements of the Insurers prepared in accordance with SAP and filed with insurance regulatory authorities. The loss, loss adjustment expense, underwriting expense, policyholder dividend and Company combined ratios are not materially different than such ratios computed pursuant to GAAP.

 (7) The ratios presented are after policyholder dividends. Industry averages for 1991 through 1994 are from A.M. Best Aggregates & Averages Property -- Casualty (1995 edition). The industry combined ratio for 1995 is a published estimate from A.M. Best.

 (8) Catastrophe losses are the Company's share of property and casualty insurance industry losses related to industry catastrophic events as defined for the industry by the Property Claims Service Division of the American Insurance Services Group, Inc.

 (9) "Natural peril losses", which include catastrophe losses, is a Company-defined term for losses caused by wind, hail, water (including freezing water) and earthquake, regardless of the size of any individual event. The Company feels that this measure is a more meaningful management tool as compared to catastrophe losses. The majority of the Company's loss exposure base resides inland (away from coastal exposures) where frequency, rather than severity, of loss events has historically been a more significant factor to the Company. See "Risk Factors -- Catastrophe Losses; Natural Peril Losses."

(10) Represents net income before (i) realized gain on investments, net of federal income taxes of $36.6, $22.2, $53.5, $7.0 and $19.5 million in 1991, 1992, 1993, 1994 and 1995, respectively, and $10.0 and $7.4 million for the three months ended March 31, 1995 and 1996, respectively, (ii) the $28.4 million loss on operating properties in 1995, net of federal income taxes of $9.9 million, (iii) the estimated Realignment implementation costs accrued in 1995 of $21.1 million, net of federal income taxes of $7.4 million, and (iv) the cumulative effect of a change in accounting in 1993. The net effect of these amounts are included to assist the reader in analyzing the Company's results of operations by showing the effect of the listed items. The resulting amounts are not intended to represent net income prepared in accordance with GAAP.

(11) Amounts shown represent dividends declared on ASI stock, which were paid to Lincoln. Future ASI dividends are anticipated to be less than historic levels. ASI also declared $.2 million and $.1 million in dividends on publicly held preferred stock in 1991 and 1992, respectively. This stock was called and retired in 1992.

                     PRO FORMA FINANCIAL AND OPERATING DATA

     The following table presents summary historical and pro forma consolidated financial data for the Company as of, and for the year ended, December 31, 1995 and as of, and for the three months ended March 31, 1996. The pro forma consolidated statement of operations data and certain other data give effect to the Recapitalization (see "The Company") as if it had been consummated at January 1, 1995 or January 1, 1996. The pro forma statement of operations data do not reflect any expense savings relating to the Realignment or investment income from investment of the proceeds from the Offerings. The pro forma consolidated balance sheet data and other data gives effect to the Recapitalization and the proceeds from the Offerings as if they had been consummated on December 31, 1995 or March 31, 1996. The pro forma financial and operating data are unaudited and do not purport to represent what the Company's consolidated results of operations or financial position would have been had the Recapitalization occurred on the dates indicated, or to project the Company's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma data should be read in conjunction with the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                                                  AS OF AND FOR THE YEAR ENDED            AS OF AND FOR THE THREE MONTHS ENDED
                                                        DECEMBER 31, 1995                            MARCH 31, 1996
                                             ---------------------------------------    -----------------------------------------
                                             HISTORICAL   ADJUSTMENTS     PRO FORMA     HISTORICAL   ADJUSTMENTS(1)    PRO FORMA
                                             ----------   -----------     ----------    ----------   --------------    ----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
REVENUES:
  Premiums.................................  $  1,746.4                   $  1,746.4    $    424.0                     $    424.0
  Net investment income....................       266.6   $    (14.3)(1)       252.3          68.3     $     (3.5)(1)        64.8
  Realized capital gains and losses........        41.0                         41.0          21.1                           21.1
  Loss on operating properties.............       (28.4)                       (28.4)           --                             --
                                                -------      -------         -------       -------        -------         -------
      Total revenues.......................     2,025.6        (14.3)        2,011.3         513.4           (3.5)          509.9
BENEFITS AND SETTLEMENT EXPENSES:
  Benefits and settlement expenses.........     1,242.3                      1,242.3         323.6                          323.6
  Commissions..............................       291.5                        291.5          71.9                           71.9
  Operating and administrative expenses....       236.8                        236.8          51.2                           51.2
  Taxes, licenses and fees.................        45.9                         45.9          11.9                           11.9
  Interest on debt.........................          --         20.1 (2)        20.1            --            5.0(2)          5.0
                                                -------      -------         -------       -------        -------         -------
      Total benefits and expenses..........     1,816.5         20.1         1,836.6         458.6            5.0           463.6
                                                -------      -------         -------       -------        -------         -------
Income before federal income taxes.........       209.1        (34.4)          174.7          54.8           (8.5)           46.3
                                                -------      -------         -------       -------        -------         -------
Total federal income tax expense...........        30.8         (7.8)(3)        23.0           7.9           (1.9)(3)         6.0
                                                -------      -------         -------       -------        -------         -------
  Net income...............................  $    178.3   $    (26.6)     $    151.7    $     46.9     $     (6.6)     $     40.3
                                                =======      =======         =======       =======        =======         =======
Net income per share(4)....................                               $     2.53                                   $     0.67
CONSOLIDATED BALANCE SHEET DATA:
  Total investments and cash...............                                             $  4,401.7     $    (75.0)(1)  $  4,326.6
  Total assets.............................                                                5,605.3          (75.0)        5,530.3
  Policy liabilities and accruals..........                                                3,646.3                        3,646.3
  Debt.....................................                                                     --          300.0(2)        300.0
  Total liabilities........................                                                3,997.6          300.0         4,297.6
  Shareholders' equity.....................                                                1,607.7         (375.0)(5)     1,232.7
  Book value per share(4)..................                                                                                 20.55
OTHER DATA:
  Statutory capital and surplus............                                             $    998.6     $   (150.0)(6)  $    848.6
  Earnings before realized gain on
    investments, loss on operating
    properties and estimated realignment
    costs, net of federal income taxes
    (NON-GAAP DATA)(7).....................       189.0                        162.4          33.2                           26.6

- -------------------------
(Footnotes on next page.)

(1) The pro forma adjustment reflects a decrease in pre-tax net investment income caused by (i) a decrease of $14.3 million and $3.5 million at December 31, 1995 and March 31, 1996, respectively, in investment income related to the Dividended Assets of $300 million, based on the interest yield on actual tax-exempt municipal securities to be transferred. However, the pro forma adjustment does not include investment earnings from the proceeds from the Offerings. Based on an assumed initial public offering price of $24.00 per share, the net proceeds to the Company (after deduction of estimated underwriting discounts and offering expenses) would be approximately $225 million. Assuming these proceeds were invested in risk free investments, the investment income of the Company on a pro forma basis would be increased by $13.7 and $3.4 million for the year ended December 31, 1995 and for the three months ended March 31, 1996 and the net income would be increased by $8.9 and $2.2 million, respectively.

(2) The pro forma adjustments reflect, as part of the Recapitalization, (i) the assumption of 7.125% Lincoln debt in the principal amount of $100 million, and (ii) execution of a $200 million promissory note payable to Lincoln, with interest payable quarterly at a rate equal to 50 basis points over the rate on Treasury securities with a comparable maturity, adjusted annually at the beginning of each year of the note (and assumed to be 6.5% for purposes of the pro forma adjustments).

(3) Pro forma decreases in investment income related to the Dividended Assets have been tax-effected at the rate of 5.25%, because only 15% of this investment income is taxable at a federal statutory rate of 35%. The interest on debt has been tax effected at the statutory rate of 35%.

(4) Based on 60,000,000 shares outstanding.

(5) The pro forma adjustment is calculated as follows: (i) a decrease of $300 million due to the distribution of the Dividended Assets, (ii) a decrease of $100 million due to the assumption of the Assumed Debt, (iii) a decrease of $200 million due to the issuance of the Term Note and (iv) an increase reflecting the receipt of estimated net proceeds of $225 million from the Offerings.

(6) The pro forma adjustments reflect a decrease in ASI's statutory capital and surplus due to the (i) distribution of $300 million in Dividended Assets and
    (ii) the anticipated $150 million capital contribution from the Company as a result of the Offerings. See "Prospectus Summary -- The Offerings."

(7) Represents net income before (i) realized gain on investment of $41.0 and $21.1 million for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, net of federal income taxes of $19.5 and $10.0 million, respectively, (ii) the $28.4 million loss on operating properties in 1995, net of federal income taxes of $9.9 million, and (iii) the estimated Realignment implementation costs accrued in 1995 of $21.1 million, net of federal income taxes of $7.4 million. The cumulative effect of the foregoing items were $10.7 million and ($13.7) million, respectively ($.18 and ($.23) per share, respectively). The net effect of these amounts are included to assist the reader in analyzing the Company's results of operations by showing the effect of the listed items. The resulting amounts are not intended to represent net income prepared in accordance with GAAP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company's revenues from operations are derived primarily from net premiums earned on policies written by the Company, investment income and realized gain on investments. Expenses consist primarily of payments for claims incurred and underwriting expenses, including agents' commissions and operating expenses.

     Significant factors influencing results of operations include the supply and demand for property and casualty insurance and life insurance, as well as the number and magnitude of catastrophe or natural peril losses, such as losses caused by wind, hail, water (including freezing water) and earthquakes. Although the property and casualty insurance industry has historically been highly cyclical, management of the Company believes that variability within each product line has become more pronounced than industry-wide cyclicality. Premium rate levels are related to the availability of insurance coverage, which varies according to, among other things, the level of surplus in the industry. The level of surplus in the industry varies with returns on invested capital and regulatory barriers to withdrawal of surplus. Surplus levels have been relatively high in recent years due in part to the gains in the investment portfolios of many insurers. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers. The industry's profitability can also be affected significantly by fluctuations in interest rates and other changes in the investment environment which affect market prices of insurance companies' investments and the income from those investments, inflationary pressures that affect the size of losses and judicial decisions affecting insurers' liabilities. The demand for property and casualty insurance can also vary, generally rising as the overall level of economic activity increases and falling as such activity decreases.

     The Company seeks to manage its risk exposure by adjusting the mix and volume of business written in response to changes in price and by balancing the geographic distribution of its risks. Management believes that this strategy accounts, in part, for loss ratios that are lower than the property and casualty industry average. In late 1991, the Company took steps counter to the industry and introduced an aggressive program called "New Directions" to improve its account selection, risk evaluation and pricing. See "Business -- Strategy -- Focus On Profitable Business." This included an emphasis on maintaining and, when possible, expanding business in product lines and regions which have historically provided better than average results. At the same time, product lines and regions with less profitable experience were de-emphasized and relationships with under-performing agencies were terminated. Primarily as a result of New Directions, approximately 50% of the Company's direct premiums written in property and casualty insurance in 1995 came from the states of Illinois, Indiana, Kansas, Michigan, Missouri, Ohio, Oregon and Washington, which comprise the most significant part of the Company's target market, up from approximately 44% in 1991. In 1995, less than 11% of such direct premiums written came from California and Florida, states which the Company deems to be less favorable for profitable property and casualty business, down from 16% in 1991. The earnings improvement recently enjoyed by the Company can be attributed in large part to New Directions and is reflected in a SAP loss ratio which has decreased from 71.6% for 1991 to 59.3% for 1995. The cost of following this strategy has been a significant reduction in net premiums written, particularly in commercial lines. For 1995, total net premiums written were 16% below 1991 levels. Thus, the decline in total net premiums written was accompanied by an even greater decline in risk exposure, resulting in the increased earnings.

     In 1995, net premiums written increased by 1.0% from 1994, despite the fact the Company has continued to decrease its exposure in markets it deems less favorable. Exclusive of the decrease in net premiums written in California and Florida, net premiums written increased by 2.0% from 1994 to 1995. The Company is introducing and implementing additional growth strategies designed to further enhance its position within its marketplace.

     As anticipated, due to the Realignment announcement made in November 1995, the Company experienced some reduction in new business unit production and direct premiums written during the first quarter of 1996. During January and February of 1996, agencies appeared to be taking a cautious attitude regarding the submission of new business. As Company personnel were able to explain the Company's Realignment, growth initiatives, enhanced agency bonus plan and target incentives (see "Business -- Strategy

- -- Growth Initiatives") more fully, new business unit production increased in March from January and February levels. Management believes that the increase reflects the lessened adverse impact of the Realignment as well as some benefit from these new incentive programs.

     Exclusive of the decrease in direct written premiums in California and Florida, direct premiums written decreased by 1.3% for the three months ended March 31, 1996 compared to the same period in 1995. As planned, the Company continues to reduce its exposures in California and Florida, where direct premiums written decreased by 10.1% for the three months ended March 31, 1996 compared to the same period in 1995. In the aggregate direct premiums written decreased by 2.3% for the three months ended March 31, 1996 compared to the same period in 1995. Due to significant reductions recorded for involuntary pools, particularly workers' compensation, net premiums written decreased by 4.7% for the three months ended March 31, 1996 compared to the same period in 1995.

     In the first quarter of 1996, the Company introduced enhancements to the agency bonus plan, as well as targeted commission incentives, both designed to increase the flow and retention of profitable business (see "Business -- Strategy -- Growth Initiatives"). While these programs will increase underwriting expenses marginally in the short term, management believes that the added costs should be more than offset by increased earnings over the long term. Both the enhanced agency bonus plan and targeted incentives are designed to reward agencies for placing additional volumes of profitable business with the Company. Management believes that these new incentives will have a small, but immaterial, adverse effect on the Company's expense ratio.

     Prior to 1993, the Company actively marketed reinsurance. In 1993, the Company ceased writing new reinsurance business and transferred much of its existing book to another, unrelated insurer by means of an assumption reinsurance transaction. The Company remained liable for losses which occurred prior to the date of transfer with respect to such transferred business. It also remained liable on those reinsurance treaties which were not subject to the assumption transaction. For 1995, the reinsurance operation which is in run-off had a negative impact of 4.2 percentage points on the Company's combined ratio versus 1.4 percentage points for 1994.

     In November, 1995, as a follow-up to New Directions, the Company announced the Realignment of its field structure designed to reduce expenses, contribute to further improvement of the combined ratio, and enhance growth. Under the Realignment, the Company will continue to provide sales, claims, technology support or other agency and customer service functions from approximately 225 locations; and, during 1996 and 1997, it will consolidate the management of those functions and much of its underwriting from 20 division offices into four regional offices, each responsible for a designated geographic area. As part of the Realignment, the Company has created 24 Field Executive positions to maintain and enhance its working relationships with its agencies by putting more decision-making authority in the field, close to, and readily accessible by, the agents. Management believes that the full implementation of the Realignment will be accomplished within two years. For each division office affected by the consolidation, job classifications and positions to be eliminated were identified in the fourth quarter of 1995. Individuals impacted were identified and appropriate communication of the Company's plan of termination was made, including severance benefits to be provided. Further, for those locations that were leased, the penalty for termination of the lease agreement was accrued. These actions were taken based on a plan developed by senior management of the Company and approved by the Company's Board of Directors. The majority of the Realignment is expected to occur in 1996 with the remainder scheduled for completion in 1997. The estimated pre-tax costs of the Realignment are $21.1 million and were charged to operations in the fourth quarter of 1995. Additionally, management has begun to dispose of 14 office buildings owned and largely occupied by the Company. A $28.4 million pre-tax charge for loss on operating properties, which was calculated based upon independent appraisals with the net carrying value representing the lower of cost or market value, was charged to income in the fourth quarter of 1995. See "Business -- Properties."

COMPARISON OF THE FIRST QUARTER ENDED MARCH 31, 1996 TO THE FIRST QUARTER ENDED MARCH 31, 1995

     Consolidated. The Company's revenues for the first quarter of 1996 aggregated $513.4 million, down $19.0 million from its first quarter 1995 revenues which totaled $532.4 million. Net premiums earned and other revenue of $424.0 million for the first quarter of 1996 was $14.7 million, or 3.4% less than the $438.7 million recorded in the first quarter of 1995. Net investment income increased by $1.8 million, or 2.7%, while realized gain on investments decreased by $6.1 million.


     The Company's net income of $46.9 million for the first quarter of 1996 was down 28.4% from $65.5 million for the first quarter of 1995. Natural peril losses increased $27.8 million due primarily to winter storm activity in the first quarter of 1996, resulting in a decrease in net income. Natural peril losses were $42.8 million and $15.0 million in the first quarter of 1996 and 1995, respectively. Realized gain on investments decreased $6.1 million to $21.1 million in the first quarter of 1996 compared to $27.2 million in the first quarter of 1995. The provision for consolidated income taxes was $7.9 million in the first quarter of 1996, compared to $18.3 million in 1995. This decrease was due to lower underwriting income and realized gains on investments.

     Property and Casualty. The following table sets forth certain summarized financial data and key operating ratios for the Company's property and casualty operations for the quarters ended March 31, 1995 and 1996, respectively. All ratios are computed using data reported in accordance with SAP.

                                                                               THREE MONTHS
                                                                                  ENDED
                                                                                MARCH 31,
                                                                            ------------------
                                                                             1995        1996
                                                                            ------      ------
                                                                               (DOLLARS IN
                                                                                MILLIONS)
Net premiums written.....................................................   $425.7      $405.7
Net premiums earned and other revenue....................................   $424.8      $409.5
Losses and loss adjustment expense.......................................    294.3       311.0
Other costs and expenses.................................................    137.7       129.3
                                                                            ------      ------
       Underwriting loss.................................................     (7.2)      (30.8)
Net investment income....................................................     58.4        59.7
Realized gain on investments.............................................     27.8        21.2
Income tax expense.......................................................     16.7         6.3
                                                                            ------      ------
       Net income........................................................   $ 62.3      $ 43.8
                                                                            ======      ======
Loss ratio...............................................................     57.9%       64.9%
Loss adjustment expense ratio............................................     12.0        11.5
Underwriting expense ratio...............................................     32.6        31.7
Policyholder dividend ratio..............................................       .1          .2
                                                                            ------      ------
       Combined ratio....................................................    102.6%      108.3%
                                                                            ======      ======
Percentage point effect of catastrophe losses on loss ratio..............      1.6         5.3
Percentage point effect of natural peril losses on loss ratio(1).........      3.6        10.5
UNDERWRITING RESULTS BY SOURCE:
Net premiums written:
  Commercial.............................................................   $262.9      $241.4
  Personal...............................................................    162.7       164.2
  Reinsurance in run-off.................................................       .1          .1
                                                                            ------      ------
       Total.............................................................   $425.7      $405.7
Underwriting gain (loss)(2):
  Commercial.............................................................   $  6.7      $(11.0)
  Personal...............................................................    (11.1)      (18.8)
  Reinsurance in run-off.................................................     (2.8)       (1.0)
                                                                            ------      ------
       Total.............................................................   $ (7.2)     $(30.8)
Combined ratios(2):
  Commercial.............................................................     97.6%      105.4%
  Personal...............................................................    108.1       112.1
  Reinsurance in run-off.................................................      N/A         N/A
       Total.............................................................    102.6       108.3
Percentage point effect of reinsurance in run-off on combined ratio......       .7          .2

- -------------------------
(1) Natural peril losses include substantially all of the catastrophe losses.

(2) Most expenses specifically relate to, and are identified to, lines of business. Fixed expenses, including salaries and other operating expenses, are allocated to lines of business based on cost and time studies.

     Net premiums written decreased by $20.0 million, or 4.7%, to $405.7 million for the first quarter of 1996 from $425.7 million for the first quarter of 1995. This decline was largely attributable to a $16.9 million decrease in workers compensation premiums. Approximately $10.3 million, or 61%, of the workers' compensation premium decrease was due to lower premiums recorded on involuntary pools. The balance of the decrease in workers' compensation premiums is due to rate reductions and the loss of some larger accounts. The workers' compensation marketplace has become very competitive, particularly for larger accounts. Despite losing some of these larger accounts, the Company has been able to increase the total number of workers' compensation policies in-force by writing more smaller accounts, which management believes are less price sensitive and thereby should be more profitable on a percentage basis. Net premiums written for commercial products decreased by $21.5 million, or 8.2%, to $241.4 for the first quarter of 1996, compared to $262.9 million for the first quarter of 1995. Net premiums written for personal products increased by $1.5 million, or .9%, to $164.2 million for the first quarter of 1996, compared to $162.7 million for the first quarter of 1995. For the states of California and Florida, where the Company has been reducing its exposure due to unfavorable results, direct premiums written decreased by 10.1%. For all other states, first quarter 1996 direct written premiums are down 1.3% from first quarter 1995.

     Net premiums earned and other revenue (primarily finance and service fees) decreased by $15.3 million to $409.5 million for the first quarter of 1996, from $424.8 million for the first quarter of 1995.

     Loss and LAE increased by $16.7 million to $311.0 million for the first quarter of 1996, from $294.3 million for the first quarter of 1995. The SAP loss ratio for the first quarter of 1996 was 64.9% as compared to 57.9% for the first quarter of 1995. The 7.0% increase was due to a $27.8 million increase in natural peril losses during the first quarter of 1996, resulting primarily from widespread severe winter storm activity. For the first quarter of 1996, natural peril losses were $42.8 million versus $15.0 million for the first quarter of 1995.

     The SAP LAE ratio was 11.5% for the first quarter of 1996 versus 12.0% for the first quarter of 1995. The LAE ratio was unusually high during the first quarter of 1995. Unusual items in the first quarter of 1995 included the closing of two division offices and a service office and an early retirement plan for certain levels of management. These unusual items added $2.3 million to LAE expense and accounted for .6% of the LAE ratio for the first quarter of 1995.

     Other costs and expenses decreased by $8.4 million, or 6.1%, to $129.3 million for the first quarter of 1996, from $137.7 million for the first quarter of 1995. The SAP underwriting expense ratio for the first quarter of 1996 was 31.7%, as compared to 32.6% for the first quarter of 1995. The office closings and early retirement during the first quarter of 1995 added $4.2 million to expenses and accounted for 1.0% of the underwriting expense ratio for the first quarter of 1995, with cost savings resulting from the Realignment accounting for much of the remaining expense decrease in the first quarter of 1996.

     The SAP combined ratio, after policyholder dividends, was 108.3% for the first quarter of 1996, versus 102.6% for the first quarter of 1995. During the first quarter of 1996, natural peril losses added 10.5% to the SAP loss ratio, versus 3.6% for the same period in 1995.

     Commercial lines results were substantially lower in the first quarter of 1996, with the SAP combined ratio increasing to 105.4% from 97.6% in the first quarter of 1995. Lower results, as reflected by the SAP loss ratio, were broad based across most commercial lines. The key lines of businessowners policies (known as "BOPs"), commercial multi-peril, commercial auto and workers' compensation deteriorated. Again, the increase in the loss ratios of most of these lines of business reflects increased natural peril losses as previously discussed.

     The personal lines SAP combined ratio also increased in the first quarter of 1996, increasing to 112.1% from 108.1% in the first quarter of 1995. Increased natural peril losses, as reflected by the SAP loss ratio, was most evident in homeowners.

     Net investment income increased $1.3 million, or 2.2%, to $59.7 million for the first quarter of 1996, from $58.4 million in the first quarter of 1995. This increase is due primarily to a reduction in unaffiliated common stock holdings and subsequent reinvestment of proceeds in the bond portfolio, primarily higher yielding taxable securities. The yield on invested assets (excluding realized and unrealized gains) was 6.6% and 6.4% for the first quarters of 1996 and 1995, respectively.


     Realized gain on investments was $21.2 million for the first quarter of 1996, compared to $27.8 million for the first quarter of 1995.

     Federal income taxes decreased by $10.4 million. They were $16.7 million for the first quarter of 1996, versus $6.3 million for the first quarter of 1995. The decrease is due primarily to lower underwriting income and realized gains.

     Life. The following table sets forth certain summarized financial and key operating data for the Company's life insurance operations for the first quarters of 1995 and 1996.

                                                                     AS OF AND FOR THE
                                                                        THREE MONTHS
                                                                      ENDED MARCH 31,
                                                                   ----------------------
                                                                     1995         1996
                                                                   ---------    ---------
                                                                   (DOLLARS IN MILLIONS)
        Account values -- Universal life and Annuities..........   $   292.6    $   322.1
        Life insurance in-force.................................    14,826.1     15,543.0
        Invested assets (at amortized cost).....................       384.0        411.1
        Policy income...........................................   $    13.9    $    14.5
        Benefits and expenses...................................        16.6         18.2
        Net investment income...................................         8.0          8.6
        Realized gain on investments............................        (0.6)        (0.1)
        Income tax expense......................................         1.5          1.7
                                                                   ---------    ---------
             Net income.........................................   $     3.2    $     3.1
                                                                    ========     ========

     Life insurance continued to reflect steady growth in policy income, which increased by 4.3% for the first quarter of 1996, compared to the first quarter of 1995. Sales of life insurance, primarily universal life products, increased 11% for the first quarter of 1996 compared to 1995. Account values at March 31, 1996, increased by 10.1% from March 31, 1995. Net investment income increased by 7.5% compared to the first quarter of 1995, reflecting the growth in account values as well as the general growth in invested assets. Net income for the first quarter of 1996 was comparable to 1995, as higher mortality offset the positive growth in policy income and investment income.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995 TO THE YEAR ENDED DECEMBER 31,
1994

     Consolidated. The Company's revenues for 1995 aggregated $2,025.6 million, virtually unchanged from its 1994 revenues which totalled $2,026.4 million. Net premiums earned and other revenue of $1,746.4 million for 1995 slightly exceeded the $1,746.0 million recorded in 1994. Net investment income increased by $6.1 million, or 2.3%, while realized gain on investments increased by $21.1 million.

     The Company's net income of $178.3 million for 1995 was down 3.4% from $184.6 million for 1994. The costs relating to Realignment, which aggregated $49.5 million, resulted in the decrease in net income despite significantly improved underwriting results. Realized gain on investments increased $21.1 million to $41.0 million in 1995 compared to $19.9 million in 1994. The provision for consolidated income taxes was $30.8 million in 1995 compared to $15.7 million in 1994. This increase was due to improved underwriting results and a greater proportion of taxable investment income.

     Property and Casualty. The following table sets forth certain summarized financial data and key operating ratios for the Company's property and casualty operations for 1994 and 1995. All ratios are computed using data reported in accordance with SAP.

                                                                          YEAR ENDED DECEMBER
                                                                                  31,
                                                                         ----------------------
                                                                           1994          1995
                                                                         --------      --------
                                                                         (DOLLARS IN MILLIONS)
Net premiums written..................................................   $1,655.5      $1,671.6
Net premiums earned and other revenue.................................   $1,693.5      $1,689.6
Losses and loss adjustment expense....................................    1,226.2       1,193.7
Other costs and expenses..............................................      536.3         552.8
                                                                         --------      --------
       Underwriting loss..............................................      (69.0)        (56.9)
Net investment income.................................................      230.9         233.8
Realized gain on investments..........................................       19.2          38.8
Loss on operating properties..........................................         --          28.4
Income tax expense....................................................        9.4          23.5
                                                                         --------      --------
       Net income.....................................................   $  171.7      $  163.8
                                                                         ========      ========
Loss ratio............................................................       61.1%         59.3%
Loss adjustment expense ratio.........................................       11.8          11.8
Underwriting expense ratio............................................       31.6          32.3
Policyholder dividend ratio...........................................         .1            .2
                                                                         --------      --------
       Combined ratio.................................................      104.6%        103.6%
                                                                         ========      ========
Percentage point effect of catastrophe losses on loss ratio...........        4.3           4.8
Percentage point effect of natural peril losses on loss ratio(1)......        8.4           7.3
Percentage point effect of Realignment costs on combined ratio........         --           1.3
UNDERWRITING RESULTS BY SOURCE:
Net premiums written:
  Commercial..........................................................   $  985.1      $  991.6
  Personal............................................................      668.3         681.1
  Reinsurance in run-off..............................................        2.1          (1.1)
                                                                         --------      --------
          Total.......................................................   $1,655.5      $1,671.6
Underwriting gain (loss)(2):
  Commercial..........................................................   $    4.5      $   45.8
  Personal............................................................      (49.7)        (32.8)
  Reinsurance in run-off..............................................      (23.8)        (69.9)
                                                                         --------      --------
          Total.......................................................   $  (69.0)     $  (56.9)
Combined ratios(2):
  Commercial..........................................................      100.1%         95.8%
  Personal............................................................      107.8         104.8
  Reinsurance in run-off..............................................        N/A           N/A
          Total.......................................................      104.6         103.6
Percentage point effect of reinsurance in run-off on combined ratio...        1.4           4.2

- -------------------------
(1) Natural peril losses include substantially all of the catastrophe losses.

(2) Most expenses specifically relate to, and are identified to, lines of business. Fixed expenses, including salaries and other operating expenses, are allocated to lines of business based on cost and time studies.

     Net premiums written increased by $16.1 million, or 1.0%, to $1,671.6 million for 1995, from $1,655.5 million for 1994. This growth was largely attributable to an increase in premiums written on private passenger automobile and businessowners policies designed specifically for owners of small businesses. Net premiums written for commercial lines products increased by $6.5 million, or .7%, to $991.6 million for 1995, compared to $985.1 million for 1994. Net premiums written for personal lines products increased by $12.8 million, or 1.9%, to $681.1 for 1995, compared to $668.3 million for 1994. For the states of Illinois, Indiana, Kansas, Michigan, Missouri, Ohio, Oregon and Washington, which comprise the most significant part of the Company's target market, direct premiums written increased by 3.6% in 1995, while for the states of California and Florida, where the Company has been reducing its exposure due to unfavorable results, direct premiums written decreased by 6.5%. For all other states, 1995 direct premiums written were virtually unchanged from 1994.

     Net premiums earned and other revenue (primarily finance and service fees) decreased by $3.9 million to $1,689.6 million for 1995, from $1,693.5 million for 1994.

     Losses and LAE decreased by $32.5 million to $1,193.7 million for 1995, from $1,226.2 million for 1994. The SAP loss ratio for 1995 was 59.3% as compared to 61.1% for 1994. The 1.8 percentage point decline in the loss ratio in 1995 was due primarily to the continuing benefit from the New Directions strategy implemented in late 1991. Concentrations of business, both geographically and by line, were evaluated, and in many cases reduced, in order to maximize profit potential. Underwriting standards were tightened and claim evaluation and settlement practices were enhanced, each contributing to a lower loss ratio. The Company's results of operations benefited materially in 1995 and 1994, as a result of reductions in the estimated amounts needed to settle prior years' claims, with such benefit being most significant in 1994. See "Business
- -- Reserves for Losses and Loss Adjustment Expense."

     Underwriting results of the Company's property and casualty operations are significantly influenced by estimates of property and casualty losses and LAE reserves. These reserves reflect the estimated amounts necessary to settle all outstanding claims, including IBNR claims, as of the reporting date. The reserve estimates are based upon the known facts in each case and the Company's experience with similar cases and coverages. In setting reserves, consideration is given to historical trends such as reserving patterns, loss payments, inventory of unpaid claims, product mix, court decisions, economic conditions and public attitudes. All of these can affect the estimation of reserves and the ultimate cost of claims.

     The overall favorable reserve development in both 1995 and 1994 was the result of improving trends, both industry-wide and related to the Company's New Directions initiatives, as well as enhancements made in the claim evaluation process. These favorable developments were mainly attributable to the Company's core book of ongoing business, which includes businessowners, commercial multi-peril, commercial automobile, workers' compensation, homeowners and personal automobile. They also reflect the Company's reserving philosophy, consistently applied over many years. The conditions and trends which have caused this positive reserve development in the past may not necessarily occur in the future, and there can be no assurance that earnings will continue to benefit from positive reserve developments. Trends in the Company's ongoing core business have to date more than offset continued adverse developments on asbestos and environmental exposures and for classes of business which have been greatly reduced or are in run-off. This latter class of business would include run-off of reinsurance lines and construction defect exposures arising from policies written on contractors, largely in California. See "Business -- Reserves for Losses and Loss Adjustment Expense -- Property and Casualty Reserves."

     Construction defect claims are a subset of claims that arise from coverage provided by general property damage liability insurance. The Company defines construction defect claims as those involving allegations of defective work which result in claims for damages to repair the work or diminution in value of large construction projects, such as condominiums, office buildings, shopping centers and housing developments. Prior to 1993 the number of construction defect claims reported to the Company were insignificant relative to the total number of general property damage liability claims; therefore, these claims were not separated for the purpose of reserve analysis. The reporting pattern and incurred losses and LAE for construction defect claims are as follows:


                                                             NUMBER OF
                             CALENDAR                        REPORTED           INCURRED
                               YEAR                           CLAIMS        LOSSES AND LAE(1)
        --------------------------------------------------   ---------    ---------------------
                                                                          (DOLLARS IN MILLIONS)
        1990 & prior......................................        62             $   3.0
        1991..............................................       174                 9.0
        1992..............................................       427                25.0
        1993..............................................       882                46.1
        1994..............................................       990                88.8
        1995..............................................     1,290               110.8

- -------------------------
(1) Incurred losses and LAE include reported claims and IBNR claims, net of reinsurance.

     Approximately 95% of the reported claims involve construction activity in California. The Company attributes the increase in reported claims to the California courts' interpretation of general liability property damage coverage to include coverage for construction defect. This caused a significant increase in reported claims. As the number of construction defect claims increased during 1993 and 1994, the Company decided, at the end of 1994, to segregate construction defect claims from all other general property damage liability claims for reserve analysis. As a result of a separate analysis of the construction defect losses, the reserves were increased. The increase in incurred losses for 1994 was significantly greater than the increase in reported claims for that year. This analysis was repeated at the end of 1995 as part of the Company's analysis of its total reserves for general property damage liability, and the reserves for construction defect claims were increased again. Based on its latest analysis the Company believes that its total reserves for general property damage liability insurance make a reasonable provision for all types of general property damage liability claims.

     Establishing reserves for asbestos and environmental claims is subject to uncertainties that are greater than those presented by other types of claims. The Company continually monitors and evaluates asbestos and environmental claims and re-estimates its reserves accordingly. A method used by the Company to evaluate its reserves for asbestos and environmental claims is to compute the number of years of claim payments which are being carried in reserve (the survival ratio). Based on losses and LAE payments made during the preceding twelve months, the Company's survival ratio was 14.2 years at December 31, 1994 and 17.4 years at December 31, 1995. The loss and LAE reserves for reported and unreported asbestos and environmental liabilities are as follows:

CALENDAR                                                  ASBESTOS         ENVIRONMENTAL
  YEAR                                                    RESERVES           RESERVES
- --------                                                  --------         -------------
                                                              (DOLLARS IN MILLIONS)
 1993..................................................    $ 71.8             $ 128.9
 1994..................................................      69.6               128.6
 1995..................................................      77.8               163.4

     Approximately 60% of the reserves being carried as part of the run-off reinsurance operations are related to asbestos and environmental liabilities. During 1993 and 1994, the reported asbestos and environmental claims from the run-off reinsurance operations were somewhat higher than had been anticipated. During 1995, the Company updated its analysis and increased its reserves for these claims which resulted in a higher survival ratio. This increase was accomplished by increasing the IBNR reserves for asbestos and environmental liability for run-off reinsurance by $51 million. It is management's belief that the Company's current survival ratio for these claims of 17.4 years is appropriate.

     For 1995, natural peril losses were $122.1 million versus $140.5 million for 1994. During the spring months of 1995, the Company experienced a relatively high frequency of wind and hail losses. Hurricane Opal, which struck the Florida panhandle in October, 1995, resulted in approximately $15.0 million of losses to the Company in Florida and other southeastern states. Natural peril losses in 1994 were largely due to a severe winter freeze and the Northridge, California earthquake. Gross losses from Northridge were $32.4 million; $31.1 million net of reinsurance recoveries. Additional incurred losses from the earthquake of $2.6 million were recorded in 1995.

     The SAP LAE ratio was 11.8% for 1995, the same as in 1994. While the Company's SAP loss ratio decreased due to New Directions and other initiatives, the impact on the Company's LAE ratio has been less evident, due partially to increases in legal expense reserves relating to environmental claims. In 1995, the LAE ratio was favorably impacted by approximately $10.7 million of LAE reserve release due to positive development of prior accident years. Offsetting this, some unusual items increased expense in 1995. In the first quarter, the Company announced an early retirement plan for certain levels of management and the closing of two division offices and a service office, the second quarter included the costs of settling a lawsuit and the fourth quarter included the costs of Realignment. These unusual items added $9.5 million of LAE-related expense during 1995.

     Other costs and expenses increased by $16.5 million, or 3.1%, to $552.8 million for 1995, from $536.3 million for 1994. The SAP underwriting expense ratio for 1995 was 32.3%, as compared to 31.6% for 1994. The Realignment, office closings prior to the Realignment and early retirement added $21.9 million to expenses and accounted for 1.3% of the underwriting expense ratio for 1995.

     The SAP combined ratio, after policyholder dividends, was 103.6% in 1995, versus 104.6% in 1994. After peaking at 112.5% in 1992, the Company's combined ratio has decreased each of the last three years. Both commercial and personal lines reflected improvement due to lower natural peril losses, the continued favorable impact of New Directions and the release of losses and LAE reserves related to prior accident years. The reinsurance in run-off had a negative impact of 4.2 percentage points on the Company's combined ratio in 1995, versus
1.4 percentage points in 1994.

     Commercial lines results were substantially improved in 1995, with the SAP combined ratio decreasing to 95.8% from 100.1% in 1994. Improved results, as reflected by the loss ratio, were broad based across most commercial lines. The key lines of BOPs, commercial multi-peril, commercial auto and workers' compensation all improved.

     The personal lines SAP combined ratio also improved in 1995, decreasing to 104.8% from 107.8% in 1994. Improvement, as reflected by the loss ratio, was evident in both personal automobile and homeowners. While somewhat improved, homeowners remains an underpriced line of business for the Company and the industry. The Company will continue to address the profitability issues in this line by continuing to focus on the preferred sector, tightening underwriting and evaluating each homeowners policy to determine that the amount of protection purchased is appropriate for the replacement cost of the property.


     Net investment income increased $2.9 million, or 1.2%, to $233.8 million for 1995, from $230.9 million in 1994. This increase was due primarily to an increase in higher yielding securities, a reduction in unaffiliated common stock holdings and subsequent reinvestment of proceeds in an unconsolidated subsidiary, EMPHESYS Financial Group, Inc. The yield on invested assets (excluding realized and unrealized gains) was 6.4% for 1995, compared with 6.2% in 1994.


     Realized gain on investments was $38.8 million for 1995, compared to $19.2 million in 1994. This increase was due to the reduction in the Company's investment in unaffiliated common stocks, many of which were sold at a gain. In 1995, a $28.4 million provision was made to recognize the expected loss on operating properties which the Company now occupies and plans to dispose of in connection with the Realignment.

     Federal income taxes increased by $14.1 million to $23.5 million for 1995 from $9.4 million for 1994. The increase was due primarily to improved underwriting results and net investment income which reflected an investment portfolio containing a higher proportion of taxable securities.

     Life. The following table sets forth certain summarized financial and key operating data for the Company's life insurance operations for 1994 and 1995.

                                                                   AS OF AND FOR THE YEAR
                                                                     ENDED DECEMBER 31,
                                                                   ----------------------
                                                                     1994         1995
                                                                   ---------    ---------
                                                                   (DOLLARS IN MILLIONS)
        Account values -- Universal life and Annuities..........   $   285.7    $   315.5
        Life insurance in-force.................................    14,743.0     15,405.8
        Invested assets (at amortized cost).....................       377.3        389.8
        Policy income...........................................   $    52.5    $    56.8
        Benefits and expenses...................................        63.6         70.1
        Net investment income...................................        29.6         32.8
        Realized gain on investments............................          .7          2.3
        Income tax expense......................................         6.3          7.3
                                                                   ---------    ---------
             Net income.........................................   $    12.9    $    14.5
                                                                   =========    =========

     Life insurance continued to reflect steady growth in policy income, which increased by 8.2% for 1995, compared to 1994. Sales of life insurance, primarily universal life products, remained strong. Account values at December 31, 1995, increased by 10.4% from December 31, 1994 levels. Net investment income increased by 10.8% during 1995, reflecting the growth in account values as well as the general growth of invested assets. Realized gain on investments increased $1.6 million to $2.3 million primarily as a result of sales of securities to take advantage of market opportunities. Net income increased by 12.4% to $14.5 million in 1995, compared to 1994.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1994 TO THE YEAR ENDED DECEMBER 31,
1993

     Consolidated. The Company's aggregate revenues for 1994 were $2,026.4 million, a decrease of 10.8% compared to $2,271.8 million in 1993. Premium revenue fell $109.1 million, or 5.9%, reflecting the continued impact of the New Directions program begun in late 1991. In 1994, the financial markets were affected by the U.S. Federal Reserve's series of interest rate increases, which were largely in response to inflation concerns. Primarily as a result, opportunities for sales of securities at a gain were much reduced when compared to the gains realized in 1993 which resulted from flat to declining interest rates. Additionally, net investment income decreased slightly, down from $266.8 million in 1993, to $260.5 million in 1994, a decrease of $6.3 million, or 2.4%, due to a slight reduction in invested assets as well as an overall reduction in portfolio yield.

     The Company's net income of $184.6 million for 1994 was down 10.5% from $206.2 million in 1993. Realized gains on investments decreased $130.0 million to $19.9 million in 1994, compared to $149.9 million in 1993. The provision for income taxes was $15.7 million in 1994, compared to $46.1 million in 1993. This reduction was due to the much lower level of realized gain on investments.

     Net income for 1993 also reflects the impact of a one-time $40.5 million after-tax charge pursuant to adoption of Financial Accounting Standards Board Statement ("FAS") 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." FAS 106 required the Company to accrue the costs of retiree health and life insurance over the period in which the employees become eligible for such benefits. See Note 3 to the Consolidated Financial Statements included elsewhere herein.

     Property and Casualty. The following table sets forth certain summarized financial data and key operating ratios for the Company's property and casualty operations for 1993 and 1994. All ratios are computed using data reported in accordance with SAP.

                                                                          YEAR ENDED DECEMBER
                                                                                  31,
                                                                         ----------------------
                                                                           1993          1994
                                                                         --------      --------
                                                                         (DOLLARS IN MILLIONS)
Net premiums written..................................................   $1,716.2      $1,655.5
Net premiums earned...................................................   $1,807.5      $1,693.5
Losses and loss adjustment expense....................................    1,347.3       1,226.2
Other costs and expenses..............................................      574.0         536.3
                                                                         --------      --------
       Underwriting loss..............................................     (113.8)        (69.0)
Net investment income.................................................      239.5         230.9
Realized gain on investments..........................................      142.7          19.2
Income tax expense....................................................       38.5           9.4
Cumulative effect of change in accounting for postretirement
  benefits other than pensions, net of taxes..........................       39.4            --
                                                                         --------      --------
       Net income.....................................................   $  190.5      $  171.7
                                                                         ========      ========
Loss ratio............................................................       63.8%         61.1%
Loss adjustment expense ratio.........................................       11.4          11.8
Underwriting expense ratio............................................       31.7          31.6
Policyholder dividend ratio...........................................         .2            .1
                                                                         --------      --------
       Combined ratio.................................................      107.1%        104.6%
                                                                         ========      ========
Percentage point effect of catastrophe losses on loss ratio...........        3.2           4.3
Percentage point effect of natural peril losses on loss ratio(1)......        6.8           8.4

UNDERWRITING RESULTS BY SOURCE:
Net premium written:
  Commercial..........................................................   $1,017.5      $  985.1
  Personal............................................................      690.9         668.3
  Reinsurance in run-off..............................................        7.8           2.1
                                                                         --------      --------
       Total..........................................................   $1,716.2      $1,655.5
Underwriting gain (loss)(2):
  Commercial..........................................................   $  (56.1)     $    4.5
  Personal............................................................      (22.0)        (49.7)
  Reinsurance in run-off..............................................      (35.7)        (23.8)
                                                                         --------      --------
       Total..........................................................   $ (113.8)     $  (69.0)
Combined ratios (2):
  Commercial..........................................................      106.5%        100.1%
  Personal............................................................      103.0         107.8
  Reinsurance in run-off..............................................        N/A           N/A
       Total..........................................................      107.1         104.6
Percentage point effect of reinsurance in run-off on combined ratio...        2.1           1.4

- -------------------------
(1) Natural peril losses include substantially all of the catastrophe losses.
(2) Most expenses specifically relate to, and are identified to, lines of business. Fixed expenses, including salaries and other operating expenses, are allocated to lines of business based on cost and time studies.

     Net premiums written decreased by $60.7 million, or 3.5%, to $1,655.5 million for 1994, from $1,716.2 million for 1993. This decrease was largely attributable to the continued impact of the New Directions program begun in late 1991. Net premiums written for commercial lines products decreased by $32.4 million, or 3.2%, to $985.1 million for 1994, compared to $1,017.5 million for 1993. Net premiums written for personal lines products decreased by $22.6 million, or 3.3%, to $668.3 million for 1994, compared to $690.9 million for 1993.

     Net premiums earned and other income decreased by $114.0 million, or 6.3%, to $1,693.5 million for 1994, from $1,807.5 million for 1993. The decrease in premiums earned for 1994 was related to the decreases in premiums written of $60.7 million and $217.3 million for 1994 and 1993, respectively.

     Losses and LAE decreased by $121.1 million, or 9.0%, to $1,226.2 million for 1994, from $1,347.3 million for 1993. The SAP loss ratio for 1994 was 61.1% as compared to 63.8% for 1993. The 2.7 percentage point decline in the loss ratio for 1994 was primarily due to the continued improvement derived from New Directions. The Company's results of operations benefited materially in 1994 and 1993, as a result of reductions in the estimated amounts needed to settle prior years' claims, with such benefit being most significant in 1994. See "Business
- -- Reserves for Losses and Loss Adjustment Expense."

     For 1994, natural peril losses were $140.5 million versus $122.7 for 1993. The major catastrophe event for the year was the Northridge, California earthquake in January, 1994. The Company's aggregate pre-tax losses from the Northridge earthquake were $28.5 million for 1994. This event was unusual because the earthquake occurred in January, 1994, and losses continued to mount during the year as further investigation of claim sites revealed significant structural damage that was not apparent on earlier surveys.

     The SAP LAE ratio was 11.8% for 1994, compared to 11.4% for 1993, an increase of .4 percentage points. The implementation of the New Directions program resulted in a decrease in premiums earned. Fixed expenses did not decrease at the same rate as premiums earned, resulting in an increase in LAE ratio.

     Other costs and expenses decreased by $37.7 million, or 6.6%, to $536.3 million for 1994, from $574.0 million for 1993. The SAP underwriting expense ratio for 1994 was 31.6%, as compared to 31.7% for 1993. The decrease in the underwriting expense ratio was due to a drop in variable expense, driven largely by mix of business. The fixed expense ratio remained essentially flat, reflecting aggressive expense management as the Company's base of premium volume decreased.

     For 1994, the SAP combined ratio was 104.6% versus 107.1% for 1993. The continuing improvement in the Company's underlying loss ratio contributed to its improved combined ratio in spite of unusually high natural peril losses and expense ratios that were flat to slightly increasing. Commercial lines showed substantial improvement for 1994, with the combined ratio decreasing to 100.1% from 106.5% in 1993. On a product line basis, workers' compensation and commercial automobile continued to recover while businessowners and commercial multi-peril remained profitable.

     Personal lines, which were more significantly impacted by natural peril losses, produced a SAP combined ratio of 107.8% in 1994 versus 103.0% in 1993. While private passenger automobile produced acceptable results for the Company, homeowners continued to be an underpriced line of business, both for the Company and the industry. In 1994, the Company continued focusing on the preferred sector, tightening underwriting and evaluating each homeowners policy to ensure that the amount of protection purchased was appropriate for the replacement cost of the property.

     For 1994, the run-off of the reinsurance operation had a negative impact of
1.4 percentage points on the Company's SAP combined ratio versus 2.1 percentage points for 1993. Although the Company exited the reinsurance business in April, 1993, earnings continue to be impacted by adverse development of loss reserves, primarily related to asbestos, environmental and other casualty business written prior to 1986.


     Net investment income decreased $8.6 million, or 3.6%, to $230.9 million for 1994, from $239.5 million in 1993. This decrease was due to a slight reduction of invested assets during the year as well as an overall reduction in portfolio yield. Invested assets, on an amortized cost basis, decreased by $139.5 million, or 3.6%, due largely to operating cash flow being less than dividend payments and other uses of funds. The yield on invested assets (excluding realized and unrealized gains) was 6.2% for 1994, compared with 6.3% for 1993.

     Realized gain on investments decreased $123.5 million to $19.2 million in 1994, compared to $142.7 million in 1993. Interest rate increases during 1994 affected financial markets, resulting in fewer opportunities for sales of securities at a gain when compared to 1993.

     Federal income taxes decreased by $29.1 million to $9.4 million for 1994, compared to $38.5 million in 1993. The decrease in federal income taxes was due to lower realized gain on investments.

     A $39.4 million after-tax charge pursuant to adoption of FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," is reflected in 1993 results.

     Life. The following table sets forth certain summarized financial data for the Company's life insurance operations for 1993 and 1994.

                                                                          AS OF AND FOR THE YEAR
                                                                            ENDED DECEMBER 31,
                                                                          ----------------------
                                                                            1993         1994
                                                                          ---------    ---------
                                                                          (DOLLARS IN MILLIONS)
Account values -- Universal life and Annuities.........................   $   255.0    $   285.7
Life insurance in-force................................................    13,582.9     14,743.0
Invested assets (at amortized cost)....................................       335.6        377.3
Policy income..........................................................   $    47.6    $    52.5
Benefits and expenses..................................................        57.7         63.6
Net investment income..................................................        27.3         29.6
Realized gain on investments...........................................         7.2           .7
Income tax expense.....................................................         7.6          6.3
Cumulative effect of change in accounting for postretirement benefits
  other than pensions, net of taxes....................................        (1.1)          --
                                                                          ---------    ---------
     Net income........................................................   $    15.7    $    12.9
                                                                          =========    =========

     Results for life insurance continued to reflect steady growth in policy income, which increased by 10.3% for 1994, compared to 1993. Sales of life insurance, primarily universal life products, remained strong. Account values at December 31, 1994, increased by 12.0% from December 31, 1993 levels. Net investment income increased by 8.4% during 1994, reflecting the growth in account values as well as the general growth of invested assets. Realized gain on investments decreased from $7.2 million in 1993 to $.7 million in 1994, primarily as a result of reduced opportunities for sales of securities at a gain. The negative impact of a one-time $1.1 million after-tax charge pursuant to adoption of FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," is reflected in 1993 results. Net income decreased by 17.8% for 1994, as compared to 1993.

LIQUIDITY AND CAPITAL RESOURCES

     The primary sources of funds available to the Company and its Subsidiaries are premiums, investment income and proceeds from the sale or maturity of invested assets. Such funds are used principally for the payment of claims, operating expenses, commissions, dividends and the purchase of investments. Cash outflows can be variable because of uncertainties regarding settlement dates for liabilities for unpaid losses and because of the potential for large losses either individually or in the aggregate. Accordingly, the Company maintains investment programs generally intended to provide adequate funds to pay claims without the forced sale of investments.

     As of March 31, 1996, the Company's investment portfolio aggregated $4,392.9 million and consisted of tax-exempt bonds (53.2%), U.S. government securities (5.9%), mortgage-backed and asset-backed securities (6.8%), corporates and other fixed maturity securities (20.3%), redeemable preferred stock (1.8%), perpetual preferred stock (4.0%), common stock (4.8%), mortgage loans (0.8%), short-term investments (1.6%) and other investments (0.8%).

     Net cash provided by (or used by) the operating activities of the Subsidiaries was $(21.9) million, $73.8 million, and $107.9 million for 1993, 1994 and 1995, respectively. The increase for 1995 compared to 1994 was primarily due to a decrease in the level of paid losses and LAE relative to the amount of premiums collected for the period. The increase for 1994 compared to 1993 was due to similar factors. The use of operating funds in 1993 was a result of the New Directions activities begun in late 1991 and was anticipated given the decrease in premium receipts and continued payment of losses.


     Historically, ASI has paid dividends to Lincoln, as its parent, based upon its annual operating results and statutory surplus requirements. After taking into account the one-time distribution of $300 million consisting of the Dividended Assets paid by ASI to Lincoln on May 15, 1996, ASI will not be able to pay any additional dividends to the Company for the Twelve Month Period without notifying the Indiana Commissioner of Insurance and giving the Commissioner 30 days within which to object. Regulatory restrictions on the ability of ASI to pay dividends or make other payments to the Company could affect the Company's ability to pay dividends and service its debt. The Company intends to contribute most of the net proceeds from the Offerings to ASI to enable it to invest in taxable securities for its investment portfolio to replace the Dividended Assets it distributed to Lincoln, which consist primarily of tax-exempt municipal securities. The Company intends to retain approximately $75 million of the proceeds from the Offerings for general corporate purposes, including the funding of its regular cash dividends, debt service obligations and other general corporate obligations during the Twelve Month Period. Until utilized for such purposes, the net proceeds from the Offerings not contributed to ASI will be invested in short-term, interest bearing, investment-grade securities. See "The Company," "Use of Proceeds" and "Dividend Policy." Based on an assumed quarterly dividend of $.21 per share and the terms of the Assumed Debt, Term Note and Line of Credit (defined below), the Company expects that it will need approximately $50 million to fund regular quarterly cash dividends and approximately $20 million to fund debt service obligations and other general corporate obligations during the Twelve Month Period. No assurance can be given that there will not be further regulatory actions restricting the ability of the Subsidiaries to pay dividends to the Company or that amounts retained by the Company from the net proceeds of the Offerings will be sufficient to pay dividends and meet other obligations. See "Business -- Regulation -- Restrictions on Dividends to Shareholders; Transactions Among Affiliates." As such, while management believes that the Company will be able to pay the intended dividends to its shareholders, no assurances to that effect can be given.



     As part of the Recapitalization, on May 16, 1995 the Company assumed the $100 million of Assumed Debt. The Assumed Debt is governed by an agreement between the Company and Lincoln (the "Assumption Agreement") which provides for the payment by the Company of the currently outstanding 7 1/8% notes due July 15, 1999, originally issued to the public by Lincoln on July 15, 1992. Lincoln will continue to be the primary obligor of this public debt; however, pursuant to the Assumption Agreement, the Company will make a $100 million principal payment on July 15, 1999 to repay the holders of the public debt. The Assumption Agreement also provides that interest at 7 1/8% is payable semi-annually by the Company.



     Also as part of the Recapitalization, the Company issued the $200 million Term Note to Lincoln. The Term Note will pay interest quarterly at a rate of 50 basis points over the rate on Treasury securities with a comparable maturity, adjusted annually on November 15 of each year. The interest rate on the Note currently is 6.75%. The Term Note will be payable in three equal principal payments due on August 15, 1997, 1998 and 1999. Pursuant to the provisions of the Term Note, the Company will have the right to prepay the Term Note at any time. The Term Note also contains covenants that will, among other things, (i) require the Company to maintain certain levels of adjusted consolidated net worth (as defined in the Term Note), and (ii) restrict the ability of the Company to incur indebtedness in excess of 50% of its adjusted consolidated net worth and to enter into a major corporate transaction unless the Company is the survivor and would not be in default. The Company does not believe that the restriction on indebtedness will have a material impact on its ability to fund its operations.


     For additional liquidity, the Company intends to establish a medium-term note program (the "MTN Program") within the next year. The MTN Program, if established, would enable the Company to issue debt when the principal payments on the Assumed Debt and the Term Note become due and, from time to time, for general corporate purposes.

     Concurrently with or shortly after the consummation of the Offerings, the Company intends to have in place a $200 million unsecured revolving credit facility from third party financial institutions (the "Line of Credit"). The Company has received and executed a commitment letter for the Line of Credit from the lead bank and the Line of Credit is currently in the process of syndication. Borrowings under the proposed Line of Credit will bear interest generally at variable rates tied to LIBOR, an adjusted certificate of deposit rate or other short-term indices. The Company will use borrowings under the proposed Line of Credit to assist it in funding its short-term cash management requirements. See "Certain Relationships and Related Transactions -- Lincoln Short-Term Pool."


     The NAIC has implemented a new risk-based capital methodology for assessing the adequacy of the statutory surplus of insurers. The formulas measure an insurer's statutory surplus requirements based on the risk characteristics of an insurer's assets and underwriting liabilities. The financial condition of the Insurers is such that application of this regulatory tool to them has not resulted in any corrective action by any of the Insurers or by any regulator. Management has no reason to believe that this regulatory tool will have any such effect in the foreseeable future or that it will have any material effect on the way in which the Company conducts its business. See "Business -- Regulation."

EFFECTS OF INFLATION

     The effects of inflation on the Company are implicitly considered in estimating reserves for unpaid losses and LAE, and in the premium rate-making process. The actual effects of inflation on the Company's results of operations cannot be accurately known until the ultimate settlement of claims. However, based upon the actual results reported to date, it is management's opinion that the Company's loss reserves, including reserves for losses that have been incurred but not yet reported, make adequate provision for the effects of inflation.

NEW ACCOUNTING STANDARDS

     Post-Retirement Benefits other than Pensions. Effective January 1, 1993, the Company changed its method of accounting for post-retirement medical and life insurance benefits for its eligible employees from a pay-as-you-go method to a full accrual method in accordance with FAS 106 entitled "Employers' Accounting for Postretirement Benefits Other Than Pensions." The implementation of FAS 106 resulted in a one-time charge to 1993 income of $40.5 million for the cumulative effect of the accounting change. See Note 3 to the Consolidated Financial Statements included elsewhere herein.

     Accounting for Income Taxes. Effective January 1, 1993, the Company changed its method of accounting for income taxes in accordance with FAS 109 entitled "Accounting for Income Taxes." FAS 109 requires the liability method be used in accounting for income taxes. Using this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws. Prior to adoption of FAS 109, income tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the differences originated. Financial data contained herein has been restated to assume adoption of FAS 109 as of January 1, 1990. Adoption of this statement decreased 1990 net income by $4.2 million, and increased January 1, 1990 shareholder equity by $6.9 million to reflect the cumulative effect of adopting FAS 109 at that date.

     Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts. Effective January 1, 1993, the Company changed its method of accounting for reinsurance contracts, in accordance with FAS 113 entitled "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts." Adoption of FAS 113 had no effect on the Company's reported earnings in 1993 or thereafter.

     Accounting by Creditors for Impairment of a Loan. Effective the second quarter of 1993, the Company adopted FAS 114 entitled "Accounting by Creditors for Impairment of a Loan." FAS 114 requires that an impaired mortgage loan's fair value be measured based on either the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The adoption of FAS 114 reduced 1993 net income by $5.0 million. See
Note 3 to the Consolidated Financial Statements included elsewhere herein.

     Accounting for Certain Investments in Debt and Equity Securities. Effective December 31, 1993, the Company adopted FAS 115 entitled "Accounting for Certain Investments in Debt and Equity Securities." FAS 115 requires securities to be classified as available-for-sale, trading or held to maturity. The effect of adopting FAS 115 at December 31, 1993, was to increase capital and surplus by $190.5 million. See Note 3 to the Consolidated Financial Statements included elsewhere herein. Prior year balance sheets have not been restated for FAS 115.

     Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of. In March, 1995, the FAS 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of." FAS 121, effective for fiscal years beginning after December 15, 1995, requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company plans to adopt FAS 121 in 1996. Management is unaware of any material assets or transactions that would be affected by this statement.

                                    BUSINESS

GENERAL

     The Company, through its Subsidiaries, underwrites property and casualty insurance, concentrating on providing commercial insurance to small to medium-sized businesses and preferred personal lines coverages to individuals. Management believes that the Company is the second largest writer of property and casualty insurance to businesses with fewer than 50 employees which, according to the latest statistics of the United States Bureau of the Census, comprise the fastest growing business segment in the United States economy. Geographically, the Company focuses on those areas such as the Midwest and the Pacific Northwest which have relatively modest exposure to catastrophe losses and in which management believes insurers generally have been permitted to manage risk selection and pricing without undue regulatory interference. To efficiently service its distribution network of approximately 4,800 independent agencies in this transaction-intensive target market, the Company makes extensive use of technology. As a complement to its property and casualty operations, the Company also markets life insurance through the same agency network that distributes its property and casualty products.

     The Insurers have underwritten property and casualty insurance since 1929 and life insurance since 1958. For 1995, property and casualty revenues were $1,934 million and property and casualty net income was $163.8 million, while life insurance revenues were $92 million and life insurance net income was $14.5 million. For the three months ended March 31, 1996, property and casualty revenues were $490 million and property and casualty net income was $43.8 million, while life insurance revenues were $23 million and life insurance net income was $3.1 million. At March 31, 1996, the consolidated assets of the property and casualty Insurers were $5,040 million and the assets of ASLIC, the Company's indirect life insurance subsidiary, were $566 million. As of March 31, 1996, the Company had approximately 1.6 million property and casualty policies issued and $15.5 billion of life insurance in-force. One or more of the Insurers is licensed in all 50 states and the District of Columbia.

STRATEGY

     General. The Company's strategy is to achieve earnings growth by focusing both on profitable lines of business and favorable geographic areas. The Company writes business exclusively through independent agencies and seeks to distinguish itself by offering high quality, technology-based service to its agencies and policyholders.

     Target Markets. The Company concentrates on providing commercial insurance to small to medium-sized businesses and preferred personal lines coverages to individuals. The Company's commercial lines operations focus on small to medium-sized businesses engaged in retail, wholesale, service, contracting and other trade businesses with a relatively low concentration of manufacturing and industrial operations. Unlike larger, more complex accounts, the lower insured values typical of this target market reduce the importance of claim severity and increase the importance of claim frequency as an underwriting consideration. While business generating higher premiums is sought and accepted, the Company's strategy is to limit the exposures which are often inherent in more complex accounts.

     The Company's primary geographic concentration is in the Midwest and Pacific Northwest. Its strategy is to deepen market share in these two areas and grow its business in other states with profit potential and in which management believes insurers generally have been permitted to manage risk selection and pricing without undue regulatory interference. In 1995, the Company wrote approximately 50% of its property and casualty business in eight states. The following table identifies such states, the premium volume of property and casualty business written in each state for 1991, 1994 and 1995.

                                        1991                  1994                  1995                   %
                                       DIRECT                DIRECT                DIRECT               INCREASE
                                      WRITTEN     % OF      WRITTEN     % OF      WRITTEN     % OF     (DECREASE)
                                      PREMIUM     TOTAL     PREMIUM     TOTAL     PREMIUM     TOTAL    1994-1995
                                      --------    -----     --------    -----     --------    -----    ----------
                                                                 (DOLLARS IN MILLIONS)
Illinois...........................   $  157.6      7.9%    $  163.5      9.9%    $  160.3      9.6%       (2.0)%
Indiana............................      167.5      8.4        136.7      8.2        155.0      9.2        13.4
Missouri...........................      121.9      6.1        124.4      7.5        126.9      7.6         2.0
Ohio...............................       77.1      3.9         67.7      4.1         71.7      4.3         5.9
Michigan...........................       93.2      4.7         65.8      4.0         69.2      4.1         5.2
Kansas.............................       53.3      2.7         54.0      3.2         56.2      3.4         4.1
                                      --------    -----     --------    -----     --------    -----
    TOTAL SELECTED MIDWEST
      STATES.......................      670.6     33.7        612.1     36.9        639.3     38.2         4.4

Washington.........................      148.2      7.4        138.1      8.3        139.4      8.3         1.0
Oregon.............................       57.0      2.9         54.4      3.3         54.6      3.3          .4
                                      --------    -----     --------    -----     --------    -----
    TOTAL SELECTED NORTHWEST
      STATES.......................      205.2     10.3        192.5     11.6        194.0     11.6          .8
                                      --------    -----     --------    -----     --------    -----
         TOTAL SELECTED EIGHT
           STATES..................      875.8     44.0        804.6     48.5        833.3     49.8         3.6

California.........................      211.9     10.6        126.8      7.6        121.0      7.3        (4.6)
Florida............................      115.7      5.8         66.0      4.0         59.3      3.5       (10.2)
                                      --------    -----     --------    -----     --------    -----
    TOTAL CALIFORNIA/FLORIDA.......      327.6     16.4        192.8     11.6        180.3     10.8        (6.5)

All Others.........................      789.3     39.6        660.5     39.9        660.9     39.4          .1
                                      --------    -----     --------    -----     --------    -----
         TOTAL.....................   $1,992.7    100.0%    $1,657.9    100.0%    $1,674.5    100.0%        1.0%
                                      ========    =====     ========    =====     ========    =====

     Focus on Profitable Business. The Company's strategy is to achieve earnings growth by focusing both on profitable lines of business and favorable geographic areas. To further this strategy, the Company took steps in late 1991 counter to the industry and introduced New Directions to improve its account selection, risk evaluation and pricing. Under New Directions, which has been substantially completed, the Subsidiaries elected to reduce market share in lines of business which were producing results below acceptable levels in order to improve the Company's SAP loss ratio. Premium income was also reduced, especially in geographic areas producing unsatisfactory results, such as southern California and Florida, and relationships with under-performing agencies were terminated. New Directions was primarily responsible for the 12.3 percentage point improvement in the Company's loss ratio from 71.6% for 1991 to 59.3% for 1995. The following table compares the Company's loss ratio and SAP combined ratio with industry ratios for the years 1986-1995, 1991-1995 and 1993-1995.

                                            COMPANY     INDUSTRY      COMPANY         INDUSTRY
                                            SAP LOSS    SAP LOSS    SAP COMBINED    SAP COMBINED
                                             RATIO      RATIO(1)      RATIO(2)      RATIO(1)(2)
                                            --------    --------    ------------    ------------
        1986.............................     65.0%       70.2%         104.1%          108.0%
        1987.............................     59.5        66.6           97.6           104.6
        1988.............................     61.6        66.4          100.5           105.4
        1989.............................     68.3        69.2          106.9           109.2
        1990.............................     70.4        69.4          109.2           109.6
        1991.............................     71.6        68.5          110.8           108.8
        1992.............................     70.9        74.7          112.5           115.8
        1993.............................     63.8        66.7          107.1           106.9
        1994.............................     61.1        68.1          104.6           108.5
        1995.............................     59.3        65.3          103.6           106.4

        86-95 Average(3).................     65.2%       68.5%         105.7%          108.3%
        91-95 Average(3).................     65.3        68.7          107.7           109.3
        93-95 Average(3).................     61.4        66.7          105.1           107.3

- -------------------------
(1) Source: A.M. Best Aggregates and Averages -- 1995 Edition. The industry SAP loss ratio and the industry SAP combined ratio for 1995 are estimates from A.M. Best.

(2) SAP combined ratio after policyholder dividends.

(3) Computed based on simple average.

     Expense Control; Realignment. In November, 1995, as a follow-up to New Directions, the Company announced the Realignment of its field structure designed to reduce expenses, contribute to further improvement of the combined ratio, and enhance growth. Under the Realignment, the Company will continue to provide sales, claims, technology support or other agency and customer service functions from approximately 225 locations; and, during 1996 and 1997, it will consolidate the management of those functions and much of its underwriting from 20 division offices into four regional offices, each responsible for a designated geographic area. Two of the regional offices will be in Indianapolis, Indiana and the others will be in Seattle, Washington and Fort Scott, Kansas. As part of the Realignment, the Company has created 24 Field Executive positions to maintain and enhance its working relationships with its agencies by putting more decision-making authority in the field, close to, and readily accessible by, the agents. Each of the Field Executives is a senior-level, experienced insurance professional who is responsible for the Company's field operations within an assigned geographic territory. They supervise over 1,000 field personnel employed by the Company to serve agencies and customers. Management believes that this structure will allow the Company to enhance service to its customers and agents and, simultaneously, achieve more economies of scale. Full implementation of the Realignment is expected by management to be accomplished within two years.

     Expense Control; Technology. A key component of the Realignment and the Company's overall expense control is the use of existing technology to meet the needs of agents and customers more effectively. The proprietary Interaction(TM) system permits the electronic, real-time processing of quotations and applications between the agencies and the Company. The use of knowledge-based systems has enabled the Company to underwrite increasing amounts of personal lines business on an automated basis. Supported by this technology, the Realignment provides an opportunity for the Company to manage its business more effectively and efficiently, while continuing to provide quality service to its agencies and customers. The Company's claims department also utilizes a knowledge-based system licensed from an unaffiliated vendor to assist in the evaluation of bodily injury claims. This system positively affects loss costs by promoting quick settlements that are both fair and consistent.

     Growth Initiatives. In addition to its focus on those eight Midwest and Pacific Northwest states which comprise the most significant part of its target market, the Company has also targeted a number of other states for increased marketing efforts where management believes its presence and a favorable environment give it potential for additional profitable growth. To promote growth in profitable lines of business and favorable geographic areas, the Company has introduced an enhanced agency bonus plan and targeted incentives. Any effect of these new incentives and enhancements is not expected to be realized until the second half of 1996 at the earliest. The Company has also recently developed the Customer Information File. This relational database allows the Company and its agencies to monitor products in-force for its customers and identify potential needs, and allows the Company to support agencies in targeting customers where cross-selling opportunities may exist. In order to afford its agencies access to an even more diverse product line, the Company intends to market certain ancillary products, not currently distributed by ASI, which may be manufactured or underwritten by other insurers. While these programs will increase underwriting expenses somewhat in the short term, management believes that the added costs should be more than offset by increased earnings over the long term.

     The Company has made a number of acquisitions of property and casualty insurers over the years, the latest significant transaction being in 1988. These acquisitions have been a significant contributor to the Company's growth by extending the geographic reach of its operations and deepening its presence in a number of existing markets. Although the Company is not actively considering any significant acquisitions at present, it believes that the automation and efficiency of its operations, together with its strong distribution network, should position it to participate in attractive acquisition opportunities that may arise.

     Superior Agent and Customer Service. Because the Company produces its business through independent agencies, its relationships with those agencies are critical to its success. The Company seeks to maintain and develop its agency relationships by providing agencies with fast, efficient service as well as marketing support. Approximately 94% of the Company's agencies are users of the Interaction(TM) system. As part of Interaction(TM), ASI provides the agency with an online computer link to the Company's offices. The agency uses this point-of-sale system to enter data, obtain quotes and submit applications, thereby providing its customers with rapid, efficient service. Currently, approximately 78% of all the Company's property and casualty transactions are processed electronically through Interaction(TM). The average premium for all commercial business written by the Company is approximately $1,500. Given the small average policy size written by ASI, agencies value efficient policy processing and renewals with a minimum of associated paperwork and other backoffice expenses. Through the use of Interaction(TM) and knowledge-based underwriting systems, ASI not only reduces policy transaction costs but also provides rapid and accurate policyholder service to its agency network. In addition, the Company continually upgrades its technology and provides regular software maintenance and on site training for agency personnel. See "-- Technology."

     Further, the Company's claims department is heavily automated with the majority of claims being received electronically from the agency. In approximately 85% of the cases, contact with the claimant is made the same day the claim is reported or the next business day. Because efficient, responsive claims service is an integral part of the insurance package sold by the agents to their customers, ASI's automation of claims handling is an important part of its commitment to providing superior service to its agents and their customers.

DISTRIBUTION AND MARKETING

     The small to medium-sized business market is largely served by independent agencies. Despite a decline in the number of agencies in the Company's network as a result of the consolidation in the agency industry and the implementation of New Directions, the Company continues to distribute its products through a large, widely dispersed independent agency network consisting of approximately 4,800 independent agencies, none of which is a dominant producer for the Company. In 1995, the top ten independent agencies ranked by volume of premiums written through ASI accounted for less than 3% of the 1995 consolidated premiums of ASI. The Company's distribution approach emphasizes long-term relationships with high quality agencies. Two-thirds of the nearly 4,800 independent agencies have represented the Company for 10 or more years.

     The Company seeks on an ongoing basis to appoint additional agencies, particularly in those geographic areas targeted for growth. In their assigned territories, the Company's field sales force, consisting of 24 Field Executives and 94 Field Sales Managers employed by the Company, identifies and seeks to recruit agencies whose portfolio of business and strategic focus is compatible with that of the Company. Appointments may be recommended by a member of the field sales force, but may not be made without the approval of the Vice President responsible for the region.

     The Company compensates its agencies by means of commissions, bonuses and special promotions. Although commissions vary among lines of business and, to some extent, from state to state, the Company pays commissions which are generally competitive in the marketplace. In addition to the commissions set forth in the Company's standard commission schedules, agencies are afforded an opportunity to earn a bonus based on a formula which takes into consideration both profitability and growth. This bonus arrangement permits the Company to reward and encourage agents who succeed in placing profitable business with the Company. The Company also utilizes travel and other periodic promotions which permit the Company to target growth in particular lines or areas.

     The Company attributes its success in developing and maintaining relationships with agencies to the following factors: (i) close working relationships between the Company and agency personnel, (ii) interactive and knowledge-based technology systems which limit agencies' handling costs on renewals and facilitate superior policyholder service of new policies, (iii) prompt and responsive claims handling supported by interactive technology, (iv) financial strength of the Company, (v) creative bonus and incentive programs which are designed to encourage agencies to place more of their profitable business with the Company, and (vi) products designed to meet the needs of the agency network. In an effort to further enhance its relationship with independent agencies, the Company intends to provide more marketing support to agencies to help them expand their businesses. For example, through utilizing the Customer Information File, the Company will assist agencies in targeting customers with respect to which cross-selling opportunities may exist. The Company intends to engage in a joint marketing analysis with selected agencies in order to permit those agencies to penetrate their markets to a greater extent by identifying patterns of business and potential customer bases. Also, in order to afford its agencies access to an even more diverse product line, the Company intends to market certain ancillary products underwritten by other insurers and not currently distributed by ASI.

PROPERTY AND CASUALTY PRODUCT LINES

     General. The Company's major property and casualty business lines include the following types of property and casualty insurance coverage: BOPs, commercial multi-peril, commercial automobile, workers' compensation, private passenger automobile, and homeowners multi-peril. Although other potentially profitable coverages will be considered, the Company's focus is on small to medium-sized businesses. Substantially all of the Company's policies are written on an annual basis, except for private passenger automobile which is typically a six-month policy.

     The following table sets forth the Company's net premiums written and statutory loss ratio since 1991 for ongoing property and casualty operations, by product line:

                                                                                                     FOR THE THREE
                                                                                                      MONTHS ENDED
                                                      FOR THE YEAR ENDED DECEMBER 31,                  MARCH 31,
                                            ----------------------------------------------------    ----------------
                                              1991        1992        1993       1994      1995      1995      1996
                                            --------    --------    --------    ------    ------    ------    ------
                                                                     (DOLLARS IN MILLIONS)
NET PREMIUMS WRITTEN
Commercial Lines:
  BOPs....................................  $   59.2    $   59.7    $   60.3    $ 64.0    $ 68.5    $ 16.6    $ 17.7
  Commercial multi-peril..................     385.6       338.8       292.5     291.7     289.1      76.2      75.4
  Commercial automobile...................     341.9       294.0       263.3     245.5     239.4      61.9      59.8
  Workers' compensation...................     279.4       224.4       208.6     198.0     199.8      57.8      40.9
  Other commercial........................     208.8       208.9       192.8     185.9     194.8      50.4      47.6
                                                                                                    -------   -------
                                                                                                         -         -
                                            --------    --------    --------    ------    ------
    Total commercial......................  $1,274.9    $1,125.8    $1,017.5    $985.1    $991.6    $262.9    $241.4
                                            ========    ========    ========    ======    ======    ========  ========
Personal Lines:
  Personal automobile.....................  $  509.0    $  489.1    $  467.6    $452.4    $464.6    $116.7    $118.7
  Homeowners..............................     183.6       198.3       191.5     189.9     189.1      39.5      39.1
  Other personal..........................      62.3        58.4        31.8      26.0      27.4       6.5       6.4
                                                                                                    -------   -------
                                                                                                         -         -
                                            --------    --------    --------    ------    ------
    Total personal........................  $  754.9    $  745.8    $  690.9    $668.3    $681.1    $162.7    $164.2
                                            ========    ========    ========    ======    ======    ========  ========
LOSS RATIO
Commercial Lines:
  BOPs....................................      66.6%       60.0%       47.6%     56.2%     46.0%     51.2%     84.5%
  Commercial multi-peril..................      64.9        66.1        55.3      55.7      51.5      49.9      54.6
  Commercial automobile...................      65.3        66.3        60.9      57.9      54.1      52.0      65.2
  Workers' compensation...................      87.7        84.5        66.8      49.3      38.3      43.6      45.8
  Other commercial........................      59.8        51.4        52.8      44.0      46.2      55.2      55.1
    Total commercial......................      69.3        67.1        58.2      52.8      48.1      50.2      57.9
Personal Lines:
  Personal automobile.....................      74.1%       66.3%       63.8%     64.6%     63.9%     69.4%     67.4%
  Homeowners..............................      78.8        77.4        77.1      84.9      70.4      64.1      98.2
  Other personal..........................      79.1        73.0        58.8      63.6      70.0      70.8      30.2
    Total personal........................      75.7        69.8        67.2      70.2      66.0      68.0      74.5

     Commercial Property and Casualty Lines. Management of the Company believes that ASI is the second largest writer in the United States of commercial insurance for businesses with fewer than 50 employees, with 3.4% of this segment of the U.S. market, based on 1994 estimated premiums. The Company's commercial lines operations, which generated approximately 59% of the Company's property and casualty net premiums written in 1995, are focused on small to medium-sized business engaged in retail, wholesale, service, contracting and other trade businesses with less exposure to hazards. Unlike larger, more complex accounts, the lower insured values typical of this target market reduce the importance of claim severity and increase the importance of claim frequency as an underwriting consideration. The Company's principal commercial property and casualty product lines are BOPs, commercial multi-peril, commercial automobile, workers' compensation and other commercial insurance.

     A BOP is a package policy which provides in one contract most of the insurance protection commonly needed by typical small business accounts, other than automobile coverage and workers' compensation. Typically, a BOP covers buildings and other business property for full replacement cost, includes coverage for the insured's liability to third parties resulting from negligence and provides business interruption coverage. Optional coverages, including protection against such things as employee dishonesty, robbery, loss of money and securities, damage to signs and breakage of plate glass, may be added to the basic contract when desired by the insured. One reason for the popularity of BOPs is that they are rated in a way which is easy for the agent to compute and for the insured to understand. Unlike other package policies for which each coverage must be rated separately, BOPs have a single rate per unit of coverage for each class of insured and a simply determined additional charge for each optional coverage.

     Commercial multi-peril coverage is written as a package policy, providing multiple coverages in a single contract. It insures business property against damage, such as may be caused by fire, wind, hail, theft or vandalism. It also insures businesses for liability to third parties for accidents occurring on the insured premises or arising out of the insured's operations, such as injuries caused by products manufactured or sold. According to A. M. Best, in 1994, the Company was the third largest writer of commercial multi-peril coverage in the eight Midwest and Pacific Northwest states which comprise the most significant part of its target market. See "-- Strategy -- Target Markets."

     Commercial automobile insurance is also written as a package policy. It includes coverage for the insured's liability to third parties for bodily injury or property damage resulting from the operation, maintenance or use of a motor vehicle, and it includes no-fault benefits where mandated by statute. It also provides coverage for property damage, however caused, to the insured motor vehicle. Additionally, a commercial automobile policy may include medical payments coverage, which obligates the Company to pay certain medical expenses of those injured by the operation, maintenance or use of an insured vehicle, regardless of whether the injury was the fault of the insured. The Company targets the small to medium-sized accounts and lower hazard classes which typify its commercial customers and insures few large fleets or higher hazard classes, such as long haul truckers or those engaged in the transport of hazardous cargo. In 1994, the Company was the second largest writer of commercial automobile coverage in the eight selected states comprising the most significant part of its target market. See "-- Strategy -- Target Markets."

     Workers' compensation coverage insures employers with respect to their statutory obligations to provide benefits to employees injured in the course of employment. It includes coverage for medical expenses, lost wage reimbursement and compensation for permanent disability resulting from work related injuries to employees. Workers' compensation coverage is usually provided in conjunction with other commercial policies and is generally not sold as a stand-alone policy. Because of the Company's emphasis on small to medium-sized businesses, most of its workers' compensation business is written at standard rates, which are not subject to negotiation with the insured. A majority of these policies are "non-participating," meaning that profits are not shared with the insured by means of policyholder dividends. While in recent years the workers' compensation market has returned to profitability after several years of marginal results, the Company believes this improvement is transitory and plans to continue emphasizing those accounts where workers' compensation coverage can be sold in conjunction with other policies.

     Other commercial insurance consists, among other things, of (a) commercial fire and other property insurance; (b) commercial general liability, which covers the insured's liability to third parties for personal injury and property damage; (c) farmowners insurance, which is a package policy covering property and casualty risks common to farmers; (d) boiler and machinery coverage, which insures against explosion or failure of pressure vessels and other machinery;
(e) fidelity bonds, which protect against defalcation by employees, agents, trustees and other fiduciaries; (f) surety bonds, which guaranty performance of contractual or other obligations; (g) inland marine policies, which provide coverage for specified property; and (h) umbrella policies, which provide liability coverage in excess of that provided by any other liability insurance carried by the insured.

     Personal Property and Casualty Lines. In personal lines, which were 41% of the Company's property and casualty net premiums written in 1995, the Company focuses on the preferred automobile and homeowners lines, which generally experience less policy turnover. Combined, those products accounted for roughly 80% of the Company's personal lines business in 1995. In that year, the Company's personal automobile net premiums written were $464.6 and its homeowners net premiums written were $189.1 million.

     Private passenger automobile insurance is generally written as a package policy. At the insured's discretion, the policy may include one or more of the following: (a) coverage for the insured's liability to third parties for bodily injury or property damage resulting from the operation, maintenance or use of a motor vehicle; (b) coverage required by any applicable no-fault statute; (c) coverage for property damage to the insured vehicle caused by collision; (d) coverage for property damage to the insured vehicle caused by other means; and
(e) medical payments coverage, which obligates the Company to pay certain medical expenses of those injured by the operation, maintenance or use of an insured vehicle, regardless of whether the injury was the fault of the insured. Depending upon the policy form selected or required by statute, other coverages may also be provided. The Company has focused its efforts on the preferred, or lower risk, segment of this market. It augments this strategy by means of the same customer-based strategy it uses in commercial lines. In recent years personal automobile coverage has been profitable, with an average loss ratio of 64.1% for 1993 through 1995.

     Homeowners insurance is also a package policy. It insures individuals for losses to their residence and personal property, such as may be caused by fire, wind, hail, theft or vandalism, as well as for personal injury and property damage liability claims brought by third parties. It may also provide medical payments coverage, which obligates the Company to pay certain medical expenses of those injured on the insured premises, regardless of whether the injury was the fault of the insured. Depending upon the policy form selected, other, relatively less important coverages may also be provided. The homeowners line has been particularly problematic for the insurance industry, with catastrophe and natural peril losses setting records in the last several years and inadequate rate levels due to prolonged and severe competition. The Company has been de-emphasizing this line, choosing to concentrate its effort where there is a greater potential for profit.

     Other personal insurance includes: (a) dwelling fire and extended coverage, providing protection for residences and their associated property which is more limited than that available under a homeowners policy; (b) personal inland marine coverage, which insures specific items of property; and (c) personal casualty insurance, consisting mostly of personal umbrellas providing liability insurance in excess of that provided by any other policy carried by the insured.

LIFE INSURANCE PRODUCT LINES

     Life insurance is an integrated product line, marketed through the same independent agency distribution network as the Company's property and casualty insurance policies, and supported by the Company's field organization and on-line Interaction(TM) system for policy processing and service. The Company intends to use the Customer Information File in order to seek to augment sales of life insurance products by its agency network to existing commercial or personal lines customers. The Company stresses the sale of universal life and term life policies, although it also writes whole life, individual annuities and disability income policies. The following chart shows the percentage of the Company's policy income accounted for by each of these products in each of the last five years and for each of the three-month periods ended March 31, 1995 and 1996.

                                                                                                          FOR THE THREE MONTHS
                                          FOR THE YEAR ENDED DECEMBER 31,                                    ENDED MARCH 31,
                 --------------------------------------------------------------------------------    ------------------------------
                     1991             1992            1993             1994             1995             1995             1996
                 -------------    -------------   -------------    -------------    -------------    -------------    -------------
                         % OF             % OF            % OF             % OF             % OF             % OF             % OF
                   $     TOTAL      $     TOTAL     $     TOTAL      $     TOTAL      $     TOTAL      $     TOTAL      $     TOTAL
                 -----   -----    -----   -----   -----   -----    -----   -----    -----   -----    -----   -----    -----   -----
                                                           (DOLLARS IN MILLIONS)
PRODUCT LINE
- -----------
Universal......  $13.5    33.8%   $14.6    33.2%  $16.2    34.0%   $17.5    33.3%   $19.7    34.7%   $ 4.7    33.9%   $ 5.2    35.8%
Term...........   19.7    49.3     22.2    50.5    24.8    52.1     27.3    52.0     28.6    50.4      7.2    51.8      7.0    48.3
Whole
  life.........    4.3    10.7      4.6    10.4     4.8    10.1      3.7     7.1      3.5     6.2      0.9     6.5      1.0     6.9
Individual
annuities......    1.4     3.5      1.4     3.2     1.1     2.3      1.1     2.1       .9     1.6      0.2     1.4      0.3     2.1
Disability(1)..     --      --       --      --      --      --      2.1     4.0      3.1     5.4      0.7     5.0      0.8     5.5
All other......    1.1     2.7      1.2     2.7      .7     1.5       .8     1.5      1.0     1.7      0.2     1.4      0.2     1.4
                 -----   ------   -----   ------  -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
    Total......  $40.0   100.0%   $44.0   100.0%  $47.6   100.0%   $52.5   100.0%   $56.8   100.0%   $13.9   100.0%   $14.5   100.0%
                 =====   ======   =====   ======  =====   ======   =====   ======   =====   ======   =====   ======   =====   ======

- -------------------------
(1) Before 1993, this line of business was written by the property and casualty Insurers, not ASLIC.

     Universal life insurance is life insurance under which premiums are generally flexible, the level and form of benefits may be adjusted by the policy owner and expenses and other charges are specifically disclosed to the purchaser. This is sometimes referred to as "unbundled life insurance" because the three basic elements (interest earnings, cost of protection and expense charges) are separately identified both in the policy and in an annual report to the policyholder.

     Term life insurance provides a defined death benefit, but no cash value. The amount of the death benefit may be level or may decline over the life of the policy, and coverage may be written for a fixed period or may be renewable at the option of the policy owner.

     Whole life insurance provides both a guaranteed death benefit and a guaranteed minimum cash value. These policies are sometimes referred to as "permanent life insurance."

     Individual annuities are contracts written for individuals which pay a periodic income benefit commencing at a time defined by contract and continuing for the life of the person, for a specified number of years, or a combination of both.

     Disability income insurance provides periodic payment of a contractually determined amount to the insured in the event he or she becomes unable to work due to injury or disease. The Company's disability income insurance is guaranteed renewable, but subject to repricing by the Company.

     Other life insurance revenues are derived from a group life insurance program limited to covering the Company's agents, an accidental death and dismemberment program written through one large agency and income from fees earned on certain accident and health policies written by another insurer through the Company's agency network and facilitated by the Company.

UNDERWRITING

     Property and Casualty. The Company seeks to coordinate its underwriting with its marketing programs. Its underwriting philosophy is to achieve spread of risk by accepting a large volume of relatively low hazard, uncomplicated business which lends itself to knowledge-based underwriting and automated processing. Agencies, the field sales force and underwriters are expected to work closely together to select and properly price business. They are given general guidelines defining what is, and what is not, an acceptable risk in each line of business. Within the parameters defined by these guidelines, the Company promotes what it calls "common sense underwriting," in which risk selection and evaluation decisions are based upon a realistic appraisal of the total exposure presented by each case, assessed in light of the experience and knowledge of both the agent and the underwriter. The profitability of business submitted by each agency is carefully tracked and underwriting guidelines for a particular agency may be adjusted as appropriate.

     Most of the Company's commercial and personal lines business is written on policy forms developed by the Insurance Services Office ("ISO"), an independent industry support organization. The coverage provided by those forms is sometimes enhanced or otherwise modified by the Company to address specific underwriting, marketing or geographic considerations. Similarly, most rates are based on loss cost data provided by ISO, adjusted when appropriate to reflect the Company's own experience. A factor reflecting the Company's expenses is added to those adjusted loss costs in order to arrive at the final rate.

     While its goal is to earn an underwriting profit on each product line written, competition, the Company's desire to underwrite each customers's full account and the demands of its agencies require that the Company offer a broad range of products throughout its operating territory. Nevertheless, by customizing its risk selection criteria and pricing to meet market conditions in each of the states in which it operates, agencies are encouraged to write those lines which management feels have the most profit potential. While the Company's underwriting program seeks to balance both profitability and growth, management believes that profitability should be emphasized. It is for that reason that New Directions was implemented. See "-- Strategy -- Focus on Profitable Business."

     In personal lines, pricing and risk selection are tailored to meet competition and to reflect the Company's own results in each market. Because of its concentration on the preferred personal lines market, in recent years the Company has substantially reduced its writings of standard personal automobile insurance and has tried to avoid the substandard market altogether. The primary effort in homeowners has been to control exposure in catastrophe-prone areas and to evaluate homeowners policies to determine that the amount of protection purchased is appropriate in relation to the replacement cost of the property. While the effect of these strategies has been to reduce the amount of personal lines business written in many states, management believes that it has contributed to the Company's overall profitability.

     Like most of its competitors, the Company permits its agencies to bind new business and make changes in existing policies in accordance with its comprehensive guidelines. All coverages bound by agents are promptly reviewed by the Company before a policy is issued. The Company believes that its willingness to grant limited binding authority is an important factor in building relationships with, and attracting business from, the independent agencies with which it does business.

     Life Insurance. The Company's life insurance products and pricing are directed at the standard market and it seeks to avoid insuring those who represent higher risks. For that reason, only about 5% of its business is issued at rates other than standard. Special emphasis is placed on providing products and sales support which are "user friendly" to the Company's agents. By concentrating on relatively simple but competitive products, providing a high level of service and following standardized and consistently applied underwriting practices, the Company has been able to market to the segment of the life insurance market which is most readily reached by its distribution system.

     Knowledge-Based Underwriting. Over the past three years, the Company has developed and tested a knowledge-based underwriting system for its property and casualty personal lines products which is compatible with Interaction(TM). This system has undergone two years of testing in a pilot program and is now being implemented nationally. Because knowledge-based systems mimic the decision-making process of experienced underwriters in certain commonly encountered situations and greatly reduce the amount of time spent on clerical functions, such systems allow the Company to handle a high volume of transactions in a way that management believes is both efficient and consistent. The system is able to handle routine cases automatically, while referring the more difficult or unusual situations to an underwriter.

     Over 50% of new personal automobile policies and over 40% of new homeowners policies are being processed by a knowledge-based underwriting system without referral to the underwriter. The Company intends to increase the percentage of personal lines business underwritten by knowledge-based systems and to adapt this technology for use in underwriting commercial lines. The Company is also in the process of implementing Life Underwriting System ("LUS"), a knowledge-based life underwriting system developed by Lincoln and licensed to the Company. See "-- Technology."

CLAIMS

     The Company's property and casualty claims department services agencies and policyholders through a network of approximately 225 field locations including branch offices and resident adjusters. The majority of claims are resolved by staff adjusters located in the field throughout the country to maximize service to the Company's agencies and policyholders. These staff adjusters are qualified to handle most of the coverages marketed by the Company. The Company believes that delivering responsive, cost-effective claim service is an important factor in obtaining and keeping attractive business. Because claims handling will not be centralized in the four regional offices contemplated by the Realignment, this program is not expected to have any material effect on claims service.

     The field staff, assisted by local claims management and the home office, handles over 360,000 claims annually. In addition to adjusters and appraisers, the field staff includes special investigation units to detect and deter fraudulent cases and attorneys who handle litigation. The claims department is heavily automated, with over 50% of claims being received electronically from the agency. In approximately 85% of cases, contact with the claimant is made the same day the claim is reported or the next business day. By reducing the chance for errors and the number of disputes regarding settlement amount, the use of an automated automobile estimating system by appraisers in metropolitan locations increases the speed with which automobile physical damage claims can be settled. The Company utilizes a knowledge-based system licensed from an outside vendor to assist in the evaluation of bodily injury claims. This system reduces loss costs by promoting quick settlements that are both fair and consistent. While the majority of claims are handled by the field staff, there are specialized units in the home office to oversee environmental and construction defect cases.

     Agencies are granted authority to handle small, uncomplicated claims and appropriate controls are in place to monitor their expenditures. This has been a cost-effective way to handle minor losses. It also helps to build relationships with agencies by allowing them to provide additional, highly visible service to their customers.

     Authority levels for the claims staff are established by claims management and are based upon the skill level of the individual, subject to certain maximums. Claims are reserved promptly after being reported. The case reserving philosophy is to investigate promptly each claim and establish a realistic reserve based upon the known exposure of the case. See "-- Reserves for Losses and Loss Adjustment Expense."

TECHNOLOGY

     General. Intensive utilization of technology has been and remains a key strategy for the Company. In nearly every facet of its operations, the Company has found ways to accomplish its work more efficiently through the development and implementation of computerized systems. Some of the more important are discussed below.

     Property and Casualty Underwriting and Sales. The Company's property and casualty underwriting and sales efforts utilize a proprietary, on-line data processing system known as "Interaction,(TM)" which enables the Company to connect electronically with its agencies. Interaction,(TM) which is used for both personal and commercial lines, reduces paperwork and handling by permitting one-time entry of underwriting information at the point of sale. The data is then immediately available to the underwriter in a form which can be processed by the Company's automated policy rating, issuance, billing and service systems. Interaction(TM) also allows agencies to obtain automated, point-of-sale price quotations and to communicate with the Company's underwriters via e-mail. Approximately 94% of the agencies representing the Company are "on-line" with Interaction(TM) and approximately 78% of all property and casualty transactions are processed electronically.

     Through its Interaction(TM) system, the Company provides a processing and service platform which gives the independent agency the capability of providing on-line, timely service to its customers while achieving cost efficiencies for the agency and the Company. This technological approach to service provides a competitive advantage to the agency and the Company by reducing handling costs associated with the high volume and relatively lower premium characteristics of the small to medium-sized business market.

     In addition, the Company has recently developed the Customer Information File, a relational database that allows the Company and its agencies to monitor the products in-force and identify the potential needs for existing customers. The Company expects this database to help agencies sell additional products to its current customers.

     Over the past three years, the Company has developed and tested a knowledge-based underwriting system for its personal line products, which is compatible with Interaction(TM). This system has undergone two years of testing in a pilot program and is now being implemented nationally. Because knowledge-based systems mimic the decision-making processes of experienced underwriters in certain commonly encountered situations and greatly reduce the amount of time spent on clerical functions, these systems allow the Company to handle a high volume of transactions in a way which is more efficient and consistent. The system is able to handle routine cases automatically, while referring the more difficult or unusual situations to an underwriter. The Company intends to expand the utilization of the knowledge-based system into other states and to increase the percentage of personal lines of business underwritten by this system. A similar knowledge-based underwriting system has also been developed for BOPs and commercial automobile business. This system is being carefully tested and will likely be introduced in 1996.

     The Company has also developed a unified premium billing system for all policies issued to a single customer. This system reduces the Company's processing costs, simplifies the premium payment process for the customer and gives the customer flexibility in selecting from customized options.

     Management believes that the cumulative effect of these systems is to give the Company a significant advantage by allowing it to operate more efficiently in its target markets than its competitors. At the same time, service to both the agency and the ultimate customer is enhanced.

     Claims. The Company's claims operation is also highly automated. All adjusters have available to them a knowledge-based software package, licensed from an outside vendor, which aids them in the evaluation of bodily injury claims. This system factors in the type of injury sustained, the magnitude of the compensatory damages, the degree of fault of each party, the location of the claim, prior experience with similar claims and the expert judgment of experienced claim handling staff in order to suggest a range of values within which the claim may be expected to settle. In use for three years, management believes this system has resulted in a greater degree of consistency and, therefore, reduced loss costs, than had been achieved prior to its implementation.

     Appraisers in metropolitan areas also utilize an automated system for the estimation of automobile physical damage claims which minimizes estimate errors and disputes and facilitates the expeditious settlement of claims in a fair and cost-effective manner.

     Life Insurance. Technology is also an integral part of the Company's life insurance operation, which utilizes a life underwriting system developed by Lincoln and currently used by approximately 40 other life insurers. This system has the potential to receive applications and underwrite and issue policies. When fully implemented, the Company expects a significant portion of its new life insurance business to be issued without the need for review by an underwriter and with a turnaround time of as little as 24 hours from application to issuance.

     The Interaction(TM) system, integral to the Company's property and casualty business, is also used in its life operations. Interaction(TM) allows most of the Company's agents to obtain automated life insurance price quotes and to communicate with the Company by e-mail. In addition, it provides a mechanism with which the Company can quickly communicate sales promotions and interest rate changes to the agency force.

     Support Personnel. The Company has approximately 130 employees on its software development and maintenance staff. It also has approximately 85 field technology advisers who service the agencies by providing on-site training, telephonic support and maintenance and upgrade of software.

RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSE

     Property and Casualty Reserves. The Subsidiaries are required by applicable insurance laws and regulations to maintain reserves for payment of losses and LAE for claims, both reported and incurred but not reported ("IBNR"), arising from the policies they have issued. These laws and regulations require that provision be made for the ultimate cost of those claims without regard to how long it takes to settle them or the time value of money. The determination of reserves involves actuarial and statistical projections of what the Company expects to be the cost of the ultimate settlement and administration of such claims based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation and changing judicial theories of liability.

     The estimation of ultimate liability for losses and LAE is an inherently uncertain process and does not represent an exact calculation of that liability. The Company's reserve policy recognizes this uncertainty by maintaining reserves at a level providing for the possibility of adverse development relative to the estimation process. The Company does not discount its reserves to recognize the time value of money.

     When a claim is reported to the Company, its claims personnel establish a "case reserve" for the estimated amount of the ultimate payment. This estimate reflects an informed judgment, based upon general insurance reserving practices and on the experience and knowledge of the estimator regarding the nature and value of the specific claim, the severity of injury or damage, and the policy provisions relating to the type of loss. Case reserves are adjusted by the Company's claims staff as more information becomes available. It is the Company's policy to settle each claim as expeditiously as possible.

     The Company maintains IBNR reserves whose purpose is to provide for future development on reported claims and IBNR claims. The IBNR reserve is determined by estimating the Company's ultimate net liability for both reported and IBNR claims and then subtracting the case reserves for reported claims.

     Each quarter, the Company's actuaries compute its estimated ultimate liability using actuarial principles and procedures applicable to the lines of business written. Such reserves are also considered annually by the Company's independent auditors in connection with their audit of the Company's financial statements. However, because the establishment of loss reserves is an inherently uncertain process, there can be no assurance that ultimate losses will not exceed the Company's loss reserves. As required by insurance regulatory authorities, each of the Company's direct and indirect Subsidiaries submits to the various jurisdictions in which it is licensed a statement of opinion by its appointed actuary concerning the adequacy of statutory reserves.

     The primary actuarial projection techniques utilized by the Company are the "reported loss development method" and the "paid loss development method." These methods involve projecting reported losses to ultimate levels based on either historic loss reporting or historic loss payment patterns. Loss-based methods are considered most appropriate for the product lines primarily written by the Company. These methods are supplemented, when appropriate, by premium-based techniques utilizing estimated loss ratios and earned premiums. As part of this process, the Company's actuaries review historical data and anticipate the impact of various factors such as legislative enactments and judicial decisions which may affect future claim settlements. Such factors include the increasing propensity of juries to return large damage awards, changes in political attitudes that may affect the tendency of legislators and judges to impose liability for certain types of losses, and trends in general economic conditions, including the effects of inflation. Adjustments are also made to take into account changes in the volume of business written, claim frequency and severity, the mix of business, changes in the claim settlement process and other factors which can be expected to affect the Company's liability for losses. This process assumes that past experience, adjusted for the effects of current and anticipated trends, is an appropriate basis for predicting future events.

     Certain of the Company's reserves are for assumed reinsurance business which the Company commenced writing in 1964 and discontinued marketing in 1993. At various times during that 29-year period many different kinds and lines of reinsurance were written by ASI and its subsidiaries. Included were a broad range of property and casualty reinsurance coverages for both primary companies and other reinsurers. Excess of loss, quota share and catastrophe reinsurance in a wide range of limits was written, with special emphasis on serving the small mutual company market. This business, which in no year generated more than $82 million of net premiums written and averaged less than $36 million per year, includes the assumption of some primary insurance written on manufacturers of asbestos products and others with emerging environmental liabilities. The inherent uncertainties of estimating reserves are greater with respect to reinsurance than for primary insurance due to the diversity of the development patterns among different types of reinsurance contracts, the necessary reliance on ceding companies for information regarding reported claims, differing reserving practices among ceding companies and significant periods of time elapsing between the occurrence of an insured loss and its being reported to the reinsurer. This book of business includes some of the most difficult types of losses for estimating reserves, including environmental liability, asbestos and latent injury claims. Of the Company's total property and casualty reserves, net of reinsurance, at December 31, 1995, $210.3 million, or 9.5%, was attributable to the Company's reinsurance business. Approximately 60% of the Company's reserves for its reinsurance business at December 31, 1995, consisted of reserves for environmental and asbestos claims. The Company's paid losses and allocated LAE on claims for all lines of its reinsurance business were $62.6 million in 1993, $30.6 million in 1994 and $19.3 million in 1995. The Company's paid losses on asbestos and environmental claims in its reinsurance business were $4.0 million in 1993, $5.3 million 1994 and $6.8 million in 1995.

     The Company has established an environmental claim unit of experienced employees, whose main function is to evaluate and process asbestos and hazardous waste claims. The staff of this unit determines appropriate coverage issues according to the terms of the policies and contracts involved and, on the basis of its experience, makes judgments as to the ultimate loss potential related to each claim submitted for payment under the various policies and contracts. Judgments of potential losses are also made from precautionary reports submitted by reinsured companies for claims which have the possibility of invoking policy coverage. Factors considered in determining the reserve are: whether the claim relates to asbestos or hazardous waste; whether the claim is for bodily injury or property damage; the limits of liability and attachment points; policy provisions for expenses (which are a significant portion of the estimated ultimate cost of these claims); type of insured; and any provision for reinsurance recoverables. Since October, 1991, with respect to asbestos and hazardous wastes, the Company has developed data used to estimate the ultimate cost of environmental and asbestos losses. The Company uses this data to develop possible ranges of outcomes in making those estimates. However, because of the uncertainty of circumstances surrounding many critical factors that affect these losses, it is very difficult to project the ultimate costs. Although the Company's "survival ratio" (the ratio of reserves divided by paid losses and LAE) for these claims was 17.4 years at December 31, 1995, which is substantially above the property and casualty industry average, the ultimate liability for such claims may vary materially from the reserves.

     The following table summarizes the Company's property and casualty reserves, net of reinsurance recoverables, by type of claim as of the dates indicated.

                                                                          AT DECEMBER 31,
                                                                  --------------------------------
                                                                    1993        1994        1995
                                                                  --------    --------    --------
                                                                       (DOLLARS IN MILLIONS)
Commercial and personal:
  Core commercial and personal.................................   $2,083.5    $1,941.7    $1,724.6
  Construction defect..........................................      114.8       173.9       245.5
  Asbestos and environmental...................................       96.8       101.3       114.1
                                                                  --------    --------    --------
       Total commercial and personal...........................    2,295.1     2,216.9     2,084.2
                                                                  --------    --------    --------
Reinsurance in run-off:
  Asbestos and environmental...................................      103.9        96.9       127.1
  All other reinsurance in run-off.............................       59.5        63.4        83.2
                                                                  --------    --------    --------
       Total reinsurance in run-off............................      163.4       160.3       210.3
                                                                  --------    --------    --------
Total reserves, net of reinsurance recoverables................   $2,458.5    $2,377.2    $2,294.5
                                                                  ========    ========    ========

     The following table provides a reconciliation of the Company's property and casualty losses and LAE reserve balances for the years indicated.

                                       CONSOLIDATED LESS CONSTRUCTION
                                           DEFECTS, ASBESTOS, AND
                                            OTHER ENVIRONMENTAL           CONSTRUCTION DEFECTS              ASBESTOS
                                       ------------------------------   ------------------------    -------------------------
                                          YEAR ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                       ------------------------------   ------------------------    -------------------------
                                         1993       1994       1995      1993     1994     1995     1993      1994      1995
                                       --------   --------   --------   ------   ------   ------    -----     -----     -----
                                                                       (DOLLARS IN MILLIONS)
Balance as of January 1, net of
  related reinsurance recoveries...... $2,272.7   $2,142.9   $2,005.1   $ 91.7   $114.8   $173.9    $69.2     $71.8     $69.6
Add:
  Provision for losses and LAE
    occurring in the current year, net
    of reinsurance....................  1,387.5    1,303.9    1,221.8      3.1      8.4      8.9      0.4       0.9       0.4
  Increase/(decrease) in estimated
    losses and LAE occurring in prior
    years, net of reinsurance.........   (125.0)    (178.0)    (195.8)    43.0     80.4    101.9      6.8       2.7      12.9
                                       --------   --------   --------   ------   ------   ------    -----     -----     -----
  Incurred losses and LAE during the
    current year, net of
    reinsurance.......................  1,262.5    1,125.9    1,026.0     46.1     88.8    110.8      7.2       3.6      13.3
Deduct:
  Losses and LAE payments for claims,
    net of reinsurance, occurring
    during:
    Current year......................    626.6      617.1      613.2      0.1      0.1      0.2       --        --        --
    Prior years.......................    765.7      646.5      610.1     22.9     29.7     39.0      4.6       5.8       5.1
                                       --------   --------   --------   ------   ------   ------    -----     -----     -----
        Total.........................  1,392.3    1,263.6    1,223.3     23.0     29.8     39.2      4.6       5.8       5.1
                                       --------   --------   --------   ------   ------   ------    -----     -----     -----
Balance as of December 31, net of
  related reinsurance recoveries......  2,142.9    2,005.2    1,807.8    114.8    173.8    245.5     71.8      69.6      77.8
Reinsurance recoverables on losses and
  LAE at end of year..................    111.3       99.5       97.4      1.1      1.7      2.4     14.7      15.3      16.1
                                       --------   --------   --------   ------   ------   ------    -----     -----     -----
Reserves for losses and LAE, gross of
  related reinsurance recoverables, at
  end of year......................... $2,254.2   $2,104.7   $1,905.2   $115.9   $175.5   $247.9    $86.5     $84.9     $93.9
                                       ========   ========   ========   ======   ======   ======    =====     =====     =====


                                          OTHER ENVIRONMENTAL                  TOTAL
                                        ------------------------   ------------------------------

                                        YEAR ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                        ------------------------   ------------------------------
                                         1993     1994     1995      1993       1994       1995
                                        ------   ------   ------   --------   --------   --------

Balance as of January 1, net of
  related reinsurance recoveries......  $104.9   $128.9   $128.6   $2,538.5   $2,458.4   $2,377.2
Add:
  Provision for losses and LAE
    occurring in the current year, net
    of reinsurance....................     4.4      5.0      2.5    1,395.4    1,318.2    1,233.6
  Increase/(decrease) in estimated
    losses and LAE occurring in prior
    years, net of reinsurance.........    27.1      2.9     41.1      (48.1)     (92.0)     (39.9)
                                        ------   ------   ------   --------   --------   --------
  Incurred losses and LAE during the
    current year, net of
    reinsurance.......................    31.5      7.9     43.6    1,347.3    1,226.2    1,193.7
Deduct:
  Losses and LAE payments for claims,
    net of reinsurance, occurring
    during:
    Current year......................     0.1      0.2      0.1      626.8      617.4      613.5
    Prior years.......................     7.4      8.0      8.7      800.6      690.0      662.9
                                        ------   ------   ------   --------   --------   --------
        Total.........................     7.5      8.2      8.8    1,427.4    1,307.4    1,276.4
                                        ------   ------   ------   --------   --------   --------
Balance as of December 31, net of
  related reinsurance recoveries......   128.9    128.6    163.4    2,458.4    2,377.2    2,294.5
Reinsurance recoverables on losses and
  LAE at end of year..................     4.0      3.0      4.2      131.1      119.5      120.1
                                        ------   ------   ------   --------   --------   --------
Reserves for losses and LAE, gross of
  related reinsurance recoverables, at
  end of year.........................  $132.9   $131.6   $167.6   $2,589.5   $2,496.7   $2,414.6
                                        ======   ======   ======   ========   ========   ========

     The reconciliation shows a decrease to the total liability for estimated losses and LAE in 1993, 1994 and 1995 by $48.1, $92.0 and $39.9 million, respectively. Such reserve adjustments, which affected current operations during 1993, 1994 and 1995, resulted from developed losses from prior years being different than were anticipated when the liabilities for losses and LAE expense were originally estimated. The favorable reserve development in both 1994 and 1995 was the result of improving trends, both industry-wide and related to the Company's New Directions initiatives, as well as enhancements made in the claim evaluation process. These development trends have been considered in establishing liabilities for 1995.

     Construction defect claims are a subset of claims that arise from coverage provided by general property damage liability insurance. The Company defines construction defect claims as those involving allegations of defective work which result in claims for damages to repair the work or diminution in value of large construction projects, such as condominiums, office buildings, shopping centers and housing developments. Prior to 1993 the number of construction defect claims reported to the Company were insignificant relative to the total number of general property damage liability claims; therefore, these claims were not separated for the purpose of reserve analysis. The reporting pattern and incurred losses and LAE for construction defect claims are as follows:


                                                            NUMBER OF
                             CALENDAR                       REPORTED        INCURRED
                               YEAR                          CLAIMS     LOSSES AND LAE(1)
        --------------------------------------------------  ---------  ---------------------
                                                                       (DOLLARS IN MILLIONS)
        1990 & prior......................................       62            $   3.0
        1991..............................................      174                9.0
        1992..............................................      427               25.0
        1993..............................................      882               46.1
        1994..............................................      990               88.8
        1995..............................................    1,290              110.8

- -------------------------
(1) Incurred losses and LAE include reported claims and IBNR claims, net of reinsurance.

     Approximately 95% of the reported claims involve construction activity in California. The Company attributes the increase in reported claims to the California courts' interpretation of general liability property damage coverage to include coverage for construction defect. This caused a significant increase in reported claims. As the number of construction defect claims increased during 1993 and 1994, the Company decided, at the end of 1994, to segregate construction defect claims from all other general property damage liability claims for reserve analysis. As a result of a separate analysis of the construction defect losses, the reserves were increased. The increase in incurred losses for 1994 was significantly greater than the increase in reported claims for that year. This analysis was repeated at the end of 1995 as part of the Company's analysis of its total reserves for general property damage liability, and the reserves for construction defeat claims were increased again. Based on its latest analysis the Company believes that its total reserves for general property damage liability insurance make a reasonable provision for all types of general property damage liability claims.

     Establishing reserves for asbestos and environmental claims is subject to uncertainties that are greater than those presented by other types of claims. The Company continually monitors and evaluates asbestos and environmental claims and re-estimates its reserves accordingly. A method used by the Company to evaluate its reserves for asbestos and environmental claims is to compute the number of years of claim payments which are being carried in reserve (the survival ratio). Based on losses and LAE payments made during the preceding twelve months, the Company's survival ratio was 14.2 years at December 31, 1994 and 17.4 years at

December 31, 1995. The loss and LAE reserves for reported and unreported asbestos and environmental liabilities are as follows:

                                                                    ASBESTOS    ENVIRONMENTAL
                              CALENDAR YEAR                         RESERVES      RESERVES
        ---------------------------------------------------------   --------    -------------
                                                                      (DOLLARS IN MILLIONS)
         1993....................................................    $ 71.8        $ 128.9
         1994....................................................      69.6          128.6
         1995....................................................      77.8          163.4

     Approximately 60% of the reserves being carried as part of the run-off reinsurance operations are related to asbestos and environmental liabilities. During 1993 and 1994, the reported asbestos and environmental claims from the run-off reinsurance operations were somewhat higher than had been anticipated. During 1995, the Company updated its analysis and increased its reserves for these claims which resulted in a higher survival ratio. This increase was accomplished by increasing the IBNR reserves for asbestos and environmental liability for run-off reinsurance by $51 million. It is management's belief that the Company's current survival ratio for these claims of 17.4 years is appropriate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of the Year Ended December 31, 1995 to the Year Ended December 31, 1994 -- Property and Casualty."

     The liability for property and casualty losses and LAE included in the preceding table is determined on a basis prescribed by GAAP. Such liabilities differ from that reported to state insurance regulators. A reconciliation of the GAAP liability and the corresponding liability reported to state insurance regulators is as follows:

                                                                         YEAR ENDED
                                                                          DECEMBER
                                                                             31,
                                                                     --------------------
                                                                       1994        1995
                                                                     --------    --------
                                                                         (DOLLARS IN
                                                                          MILLIONS)
        Liability reported to state insurance regulators..........   $2,414.5    $2,331.6
        Increase (decrease) related to:
          Estimated salvage and subrogation recoveries............      (37.3)      (37.1)
          Amount recoverable from reinsurers......................      119.5       120.1
                                                                     --------    --------
               Liability reported on a GAAP basis.................   $2,496.7    $2,414.6
                                                                     ========    ========

     The following is a reconciliation of the activity in the liability for losses and LAE for property and casualty operations to the consolidated balance sheets and statements of income:


                                                                    1993        1994        1995
                                                                  --------    --------    --------
                                                                       (DOLLARS IN MILLIONS)
Property and casualty incurred losses and loss adjustment
  expense during the current year, net of reinsurance..........   $1,347.3    $1,226.2    $1,193.7
Life insurance benefits and settlement expenses, net of
  reinsurance..................................................       39.0        45.8        48.6
                                                                  --------    --------    --------
Benefits and settlement expenses, net of reinsurance...........   $1,386.3    $1,272.0    $1,242.3
                                                                  ========    ========    ========
Liability for property and casualty losses and loss adjustment
  expense, at end of year......................................   $2,589.5    $2,496.7    $2,414.6
Liability for life future policy benefits, at end of year......      339.4       381.5       413.7
                                                                  --------    --------    --------
Liability for losses, loss adjustment expense and future policy
  benefits.....................................................   $2,928.9    $2,878.2    $2,828.3
                                                                  ========    ========    ========
Reinsurance recoverables on property and casualty losses and
  loss adjustment expenses, at end of year.....................   $  131.1    $  119.7    $  120.1
Reinsurance recoverables on life future policy benefits, at end
  of year......................................................       19.8        18.7        16.8
                                                                  --------    --------    --------
Ceded reinsurance on claims and claims expense reserves, at end
  of year......................................................   $  150.8    $  138.2    $  136.9
                                                                  ========    ========    ========

    The following table shows the development of the reserves for unpaid losses and LAE from 1985 through 1995 for the Company's property and casualty Insurers on a GAAP basis. The top line of the table shows the liabilities at the balance sheet date for each of the indicated years. This reflects the estimated amounts of losses and LAE for claims arising in that year and all prior years that are unpaid at the balance sheet date, including losses incurred but not yet reported to the Company. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the liability. The lower portion of the table shows the reestimated amount of the previously recorded liability based on experience as of the end of each succeeding year. The estimates change as more information becomes known about the frequency and severity of claims for individual years. The redundancy (deficiency) exists when the reestimated liability at each December 31 is less (greater) than the prior liability estimate. The "cumulative redundancy (deficiency)" depicted in the table, for any particular calendar year, represents the aggregate change in the initial estimates over all subsequent calendar years.

                                                                                         YEAR ENDED DECEMBER 31,
                                                                       ------------------------------------------------------------
                                                                         1985         1986         1987         1988         1989
                                                                       --------     --------     --------     --------     --------
                                                                                          (DOLLARS IN MILLIONS)
Liability for unpaid losses and LAE, net of reinsurance
 recoverable.......................................................    $1,064.4     $1,257.6     $1,395.8     $1,643.9     $1,890.7
Cumulative amount of liability paid through:
 One year later....................................................       441.9        477.0        509.5        606.0        710.3
 Two years later...................................................       679.7        727.1        785.2        937.0      1,096.2
 Three years later.................................................       828.7        887.6        931.0      1,152.6      1,321.7
 Four years later..................................................       923.2        971.6      1,052.4      1,272.2      1,479.7
 Five years later..................................................       977.0      1,046.3      1,124.7      1,361.9      1,580.1
 Six years later...................................................     1,027.1      1,095.7      1,180.3      1,422.1      1,659.9
 Seven years later.................................................     1,060.2      1,134.3      1,219.8      1,471.4
 Eight years later.................................................     1,089.4      1,164.1      1,253.5
 Nine years later..................................................     1,112.0      1,190.4
 Ten years later...................................................     1,133.9
Liability reestimated as of:
 One year later....................................................     1,088.3      1,189.2      1,335.6      1,608.7      1,900.9
 Two years later...................................................     1,129.3      1,205.9      1,328.7      1,635.5      1,924.6
 Three years later.................................................     1,147.1      1,227.9      1,354.6      1,651.4      1,969.1
 Four years later..................................................     1,154.1      1,259.6      1,375.3      1,685.6      2,028.9
 Five years later..................................................     1,186.0      1,285.2      1,420.9      1,764.7      2,052.7
 Six years later...................................................     1,216.1      1,326.6      1,507.0      1,779.4      2,159.3
 Seven years later.................................................     1,252.4      1,410.9      1,515.1      1,871.8
 Eight years later.................................................     1,336.5      1,417.4      1,604.7
 Nine years later..................................................     1,341.6      1,507.1
 Ten years later...................................................     1,425.3
Cumulative total redundancy (deficiency)(1)........................    $ (360.9)    $ (249.5)    $ (208.9)    $ (227.9)    $ (268.6)
                                                                       ========     ========     ========     ========     ========
Change in cumulative total redundancy (deficiency).................                 $  111.4     $   40.6     $  (19.0)    $  (40.7)
Net reserve -- December 31.........................................
Reinsurance recoverables...........................................
Gross reserve -- December 31.......................................
Net re-estimated reserve...........................................
Re-estimated reinsurance recoverables..............................
Gross re-estimated reserve.........................................
Gross cumulative redundancy........................................
Cumulative redundancy (deficiency):
 Personal and commercial lines.....................................    $ (122.0)    $  (37.2)    $  (11.3)    $  (37.5)    $  (46.2)
 Reinsurance business in run-off...................................      (238.9)      (212.3)      (197.6)      (190.4)      (222.4)
                                                                       --------     --------     --------     --------     --------
                                                                       $ (360.9)    $ (249.5)    $ (208.9)    $ (227.9)    $ (268.6)
                                                                       ========     ========     ========     ========     ========
Change in cumulative redundancy (deficiency):
 Personal and commercial lines.....................................                 $   84.8     $   25.9     $  (26.2)    $   (8.7)
 Reinsurance business in run-off...................................                     26.6         14.7          7.2        (32.0)
                                                                                    --------     --------     --------     --------
                                                                                    $  111.4     $   40.6     $  (19.0)    $  (40.7)
                                                                                    ========     ========     ========     ========


                                                                       1990         1991         1992         1993         1994
                                                                     --------     --------     --------     --------     --------

Liability for unpaid losses and LAE, net of reinsurance
 recoverable.......................................................  $2,148.6     $2,370.3     $2,538.5     $2,458.4     $2,377.2
Cumulative amount of liability paid through:
 One year later....................................................     777.7        779.7        800.6        690.0        662.9
 Two years later...................................................   1,183.1      1,230.8      1,225.1      1,094.3
 Three years later.................................................   1,453.7      1,495.6      1,501.6
 Four years later..................................................   1,617.9      1,685.4
 Five years later..................................................   1,740.6
 Six years later...................................................
 Seven years later.................................................
 Eight years later.................................................
 Nine years later..................................................
 Ten years later...................................................
Liability reestimated as of:
 One year later....................................................   2,153.4      2,397.9      2,490.4      2,366.4      2,337.3
 Two years later...................................................   2,195.5      2,407.0      2,458.0      2,399.5
 Three years later.................................................   2,247.7      2,402.5      2,534.3
 Four years later..................................................   2,265.3      2,505.3
 Five years later..................................................   2,373.5
 Six years later...................................................
 Seven years later.................................................
 Eight years later.................................................
 Nine years later..................................................
 Ten years later...................................................
Cumulative total redundancy (deficiency)(1)........................  $ (224.9)    $ (135.0)    $    4.2     $   58.9     $   39.9
                                                                     ========     ========     ========     ========     ========
Change in cumulative total redundancy (deficiency).................  $   43.7     $   89.9     $  139.2     $   54.7     $  (19.0)
Net reserve -- December 31.........................................                                         $2,458.4     $2,377.2
Reinsurance recoverables...........................................                                            131.0        119.5
                                                                                                            --------     --------
Gross reserve -- December 31.......................................                                         $2,589.4     $2,496.7
                                                                                                            ========     ========
Net re-estimated reserve...........................................                                         $2,399.5     $2,337.3
Re-estimated reinsurance recoverables..............................                                            146.8        132.9
                                                                                                            --------     --------
Gross re-estimated reserve.........................................                                         $2,546.3     $2,470.2
                                                                                                            ========     ========
Gross cumulative redundancy........................................                                         $   43.1     $   26.5
Cumulative redundancy (deficiency):
 Personal and commercial lines.....................................  $  (13.6)        58.3     $  135.5     $  152.7     $  109.2
 Reinsurance business in run-off...................................    (211.3)      (193.3)      (131.3)       (93.8)       (69.3)
                                                                     --------     --------     --------     --------     --------
                                                                     $ (224.9)    $ (135.0)    $    4.2     $   58.9     $   39.9
                                                                     ========     ========     ========     ========     ========
Change in cumulative redundancy (deficiency):
 Personal and commercial lines.....................................  $   32.6     $   71.9     $   77.2     $   17.2     $  (43.5)
 Reinsurance business in run-off...................................      11.1         18.0         62.0         37.5         24.5
                                                                     --------     --------     --------     --------     --------
                                                                     $   43.7     $   89.9     $  139.2     $   54.7     $  (19.0)
                                                                     ========     ========     ========     ========     ========


                                                                       1995
                                                                     --------

Liability for unpaid losses and LAE, net of reinsurance
 recoverable.......................................................  $2,294.5
Cumulative amount of liability paid through:
 One year later....................................................
 Two years later...................................................
 Three years later.................................................
 Four years later..................................................
 Five years later..................................................
 Six years later...................................................
 Seven years later.................................................
 Eight years later.................................................
 Nine years later..................................................
 Ten years later...................................................
Liability reestimated as of:
 One year later....................................................
 Two years later...................................................
 Three years later.................................................
 Four years later..................................................
 Five years later..................................................
 Six years later...................................................
 Seven years later.................................................
 Eight years later.................................................
 Nine years later..................................................
 Ten years later...................................................
Cumulative total redundancy (deficiency)(1)........................

Change in cumulative total redundancy (deficiency).................  $  (39.9)
Net reserve -- December 31.........................................  $2,294.5
Reinsurance recoverables...........................................     120.1
                                                                     --------
Gross reserve -- December 31.......................................  $2,414.6
                                                                     ========
Net re-estimated reserve...........................................
Re-estimated reinsurance recoverables..............................

Gross re-estimated reserve.........................................

Gross cumulative redundancy........................................
Cumulative redundancy (deficiency):
 Personal and commercial lines.....................................
 Reinsurance business in run-off...................................

Change in cumulative redundancy (deficiency):
 Personal and commercial lines.....................................  $ (109.2)
 Reinsurance business in run-off...................................      69.3
                                                                     --------
                                                                     $  (39.9)
                                                                     ========

- -------------------------

(1) The cumulative deficiency in reserves for the years 1985 -1991 is primarily attributable to environmental and asbestos claims incurred in prior years under assumed reinsurance.

     The following table is derived from the preceding table and summarizes the effect of reserve reestimates, net of reinsurance, on calendar year operations for the same ten-year period ended December 31, 1995. The total of each column details the amount of reserve reestimates made in the indicated calendar year and shows the accident years to which the reestimates are applicable. The amounts in the total accident year column on the far right represent the cumulative reserve reestimates for the indicated accident year(s).

                                                         EFFECT OF RESERVE REESTIMATES ON CALENDAR YEAR OPERATIONS
                                            -----------------------------------------------------------------------------------
                                                             INCREASE (DECREASE) IN RESERVES FOR CALENDAR YEAR
                                            -----------------------------------------------------------------------------------
                                            1986       1987        1988       1989       1990       1991       1992       1993
                                            -----     -------     ------     ------     ------     ------     ------     ------
                                                                           (DOLLARS IN MILLIONS)
Accident Years
  1985 and prior.........................   $23.9     $  41.0     $ 17.8     $  7.0     $ 31.9     $ 30.1     $ 36.3     $ 84.0
  1986...................................              (109.4)      (1.1)      15.0       (0.3)      (4.5)       5.1        0.3
  1987...................................                          (76.9)     (29.0)      (5.7)      (4.9)       4.2        1.8
  1988...................................                                     (28.2)       0.9       (4.9)     (11.4)      (7.0)
  1989...................................                                                (16.6)       7.9       10.3      (19.4)
  1990...................................                                                           (18.9)      (2.5)      (7.5)
  1991...................................                                                                      (14.4)     (43.1)
  1992...................................                                                                                 (57.2)
  1993...................................
  1994...................................
                                            -----     -------     ------     ------     ------     ------     ------     ------
Total calendar year effect: .............   $23.9     $ (68.4)    $(60.2)    $(35.2)    $ 10.2     $  4.8     $ 27.6     $(48.1)
                                            =====     =======     ======     ======     ======     ======     ======     ======

                                                                CUMULATIVE
                                                                DEFICIENCY
                                                               (REDUNDANCY)
                                                                   FROM
                                                                REESTIMATES
                                                                 FOR EACH
                                            1994       1995    ACCIDENT YEAR
                                           ------     ------   -------------

                                            <
Accident Years
  1985 and prior.........................  $  5.1     $ 83.7      $ 360.8
  1986...................................     1.4        6.0        (87.5)
  1987...................................     1.6       (0.1)      (109.0)
  1988...................................     6.6        2.8        (41.2)
  1989...................................     9.1       14.2          5.5
  1990...................................    (6.2)       1.7        (33.4)
  1991...................................   (22.1)      (5.5)       (85.1)
  1992...................................   (27.9)     (26.5)      (111.6)
  1993...................................   (59.6)     (43.2)      (102.8)
  1994...................................              (73.0)       (73.0)
                                           ------     ------      -------
Total calendar year effect: .............  $(92.0)     (39.9)     $(277.3)
                                           ======     ======      =======

     Life Insurance Reserves. The procedures for calculating life insurance reserves are prescribed by the insurance laws and regulations of the various states. The Company is required to establish reserves and contractholder fund liabilities in accordance with GAAP and in recognition of the Company's future benefit obligations under in-force life and annuity policies; however, the method of determining the required reserves differs under the two standards.

     Reserves for life insurance policy benefits relate to traditional life (including limited payment contracts) and disability insurance. Policy benefit reserves for traditional life and disability insurance are computed based on assumptions as to future investment yields, mortality, morbidity, terminations, and expenses. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as plan, year of issue and policy duration.

     Contractholder fund liabilities are carried for universal life and investment contracts. The liability for universal life contracts is established under the retrospective deposit method. Under this method, liabilities are equal to the account balance that accrues to the benefit of the contractholder. The liability for investment contracts represents the aggregate of contractholder account balances.

REINSURANCE CEDED

     General. The Company follows the customary industry practice of reinsuring a portion of its risks and paying for that protection based upon premiums received on all policies subject to such reinsurance. Insurance is ceded principally to reduce the Company's exposure on large individual risks and to provide protection against large losses, including catastrophe losses. Although reinsurance does not legally discharge the ceding insurer from its primary obligation to pay the full amount of losses incurred under policies reinsured, it does render the reinsurer liable to the insurer to the extent provided by the terms of the reinsurance treaty. As part of its internal procedures, the Company evaluates the financial condition of each prospective reinsurer before it cedes business to that carrier. Based on the Company's review of its reinsurers' financial health and reputation in the insurance marketplace, the Company believes its reinsurers are financially sound and that they therefore can meet their obligations to the Company under the terms of the reinsurance treaties. Reserves for uncollectible reinsurance are provided as deemed necessary.

     Property and Casualty Reinsurance. Catastrophe reinsurance serves to protect the ceding insurer from significant aggregate losses arising from a single event (or series of related events occurring within a short period), such as a hurricane, earthquake, windstorm, hail, tornado, riot or other such extraordinary occurrence. If the coverage is exhausted, additional catastrophe coverage under the treaty may be purchased as a matter of right (a reinstatement of the original coverage) by paying an additional, contractually defined premium which is typically due at the time of the reinstatement. The number of reinstatements which the reinsurer is required to grant is limited by the terms of the treaty. Normally, that limit is one or two reinstatements per year.

     The Company's property catastrophe reinsurance program for 1996 provides protection of $150 million in excess of a $30 million retention per occurrence. The Company also retains 5% of the first $90 million within this program and 10% of the remaining $60 million. Catastrophe reinsurance arrangements for workers' compensation provide for recovery of $25 million in excess of $6 million per occurrence.

     Casualty claims above $1.5 million up to $25 million each occurrence are reinsured. Property lines are covered on a per risk basis above $1.5 million up to $10 million. Property risks in excess of $10 million are facultatively reinsured to arrive at $10 million net exposure, which is then subject to the excess treaty.

     During the past 20 years, the Company exceeded its catastrophe retention on a single occasion -- in 1994 in connection with the Northridge, California earthquake. This excess was only slightly above the Company's $30.0 million retention.

     Principal property casualty reinsurers are American Re-Insurance Company, Employers Reinsurance Corporation, General Reinsurance Corporation, Munich American Reinsurance company, Swiss Reinsurance American Corporation and Lloyds Underwriters.

     Life and Health Reinsurance. At year end 1995, the Company had reinsured about 12% of its ordinary life insurance in-force. A majority of this reinsurance was placed with an affiliate of Lincoln, The Lincoln National Life Insurance Company. Maximum net retention on any one life is currently $250,000. See "Certain Relationships and Related Transactions -- Reinsurance Agreements."

INVESTMENTS

     The Company pursues a total return investment strategy which seeks an attractive level of current income combined with long-term capital appreciation. In addition, it seeks to balance safety and liquidity while maintaining portfolio diversification.

     The Company's investment strategies, overall portfolio quality and transactions are reviewed and approved by the investment committees of the Company and its principal Insurers, the members of which are appointed by the respective companies' Boards of Directors. The investment committees meet on a regular basis to authorize transactions and to review investment positions, practices and plans and executed transactions. Investment activities are managed by Lincoln's investment management subsidiary, Lincoln Investment Management, Inc. ("LIM"). With respect to the Company's common stock portfolio, LIM has relationships with three sub-advisors, two of which are also affiliates. See "Certain Relationships and Related Transactions -- Investment Management Agreement."

     The Company's fixed maturity securities are classified as available-for-sale and, accordingly, are carried at fair value. The difference between amortized cost and fair value, less deferred income taxes, is reflected as a component of shareholder's equity.

     The following table details, at carrying value, the distribution of the Company's portfolios between property and casualty and life operations at March 31, 1996.

                                               PROPERTY AND
                                                 CASUALTY               LIFE                 TOTAL
                                             -----------------     ---------------     -----------------
                                                                (DOLLARS IN MILLIONS)
Fixed maturity securities:
     Tax-exempt municipal.................   $2,335.9     59.5%        --       --     $2,335.9     53.2%
     U.S. government......................      241.0      6.1     $ 19.2      4.1%       260.2      5.9
     Mortgage-backed and asset-backed.....      237.0      6.0       59.7     12.8        296.7      6.8
     Corporate and other..................      560.4     14.3      329.8     71.0        890.2     20.3
     Redeemable preferred stock...........       80.7      2.1         --       --         80.7      1.8
Equities:
     Perpetual preferred stock............      177.4      4.5         --       --        177.4      4.0
     Common stock.........................      196.8      5.0       13.1      2.8        209.9      4.8
Mortgage loans............................       19.5      0.5       14.6      3.1         34.1      0.8
Short-term investments....................       66.2      1.7        4.9      1.1         71.1      1.6
Other.....................................       13.4      0.3       23.3      5.0         36.7      0.8
                                             --------    ------    ------    ------    --------    ------
     Total................................   $3,928.3    100.0%    $464.6    100.0%    $4,392.9    100.0%
                                             ========    ======    ======    ======    ========    ======

     Tax-exempt Municipal Securities. Tax-exempt municipal bonds aggregated $2,335.9 million as of March 31, 1996, and account for a significant portion of the Company's property and casualty investment portfolio because the Company believes tax-exempt municipal bonds offer superior risk-adjusted pre-tax equivalent rates of return when compared to the taxable alternatives. The Company's investment policy is to maintain the average quality of the tax-exempt municipal bond portfolio at "AA." The tax-exempt municipal bond portfolio consisted of 45% general obligation bonds, 49% revenue bonds and 6% industrial development revenue bonds ("IDR") as of March 31, 1996. A portion of the IDR portfolio as of March 31, 1996, consisted of commercial mortgage loans (2% of the total tax-exempt municipal bond portfolio) that were structured as tax-exempt securities.

     U.S. Government Securities. U.S. Government securities aggregated $260.2 million as of March 31, 1996, and consisted almost entirely of U.S. Treasury obligations. Treasury securities are owned in order to provide liquidity and quality in the portfolio and to facilitate overall duration management.

     Mortgage-Backed and Asset-Backed Securities. Mortgage-backed securities ("MBS"), commercial mortgage-backed securities ("CMBS") and asset-backed securities ("ABS") aggregated $296.7 million as of March 31, 1996, and are included in the portfolio because they provide strong credit quality, liquidity, diversification, and often a yield advantage over corporate and Treasury bonds.

     Most of the MBS issues are Government National Mortgage Association, Federal National Mortgage Association or Federal Home Loan Mortgage Corporation pass-through securities and collateralized mortgage obligations ("CMO"). Approximately 99% of the MBS securities were rated "AAA" as of March 31, 1996.

     The ABS securities are backed by several types of receivables, including auto loans, credit card receivables, and mobile home loans. Approximately 88% of the ABS securities were rated either "AA" or "AAA" as of March 31, 1996.

     The securitized portion of the Company's portfolio consisted of 50% planned amortization class CMO's, 3% other CMO's, 29% pass-throughs, 12% ABS and 6% CMBS as of March 31, 1996. The planned amortization class CMO's have reduced prepayment risk because they are structured to provide a more certain cash flow than pass-throughs.

     Corporate and Other Fixed Maturity Securities. Corporate bonds aggregated $890.2 million as of March 31, 1996, and are included in the portfolio in order to provide income and diversification. Public corporate bonds are purchased for liquidity and yield. The average quality of the public bond portfolio is targeted at "A."

     ASI owns a corporate bond issued by the acquiror of ASI's headquarters facility and two other properties when they were acquired from Lincoln in 1984. The properties were leased back to ASI and Lincoln by the third party acquiror as part of the transaction. This bond is a zero coupon, 15 year note due in August, 1999. The par value of the bond at maturity will be approximately $130 million. As of March 31, 1996, the market value of the bond was approximately $102.4 million and the accreted value of the bond was approximately $79.3 million. If the call or put option on the bond is not exercised in August, 1999, the term of the bond extends to August, 2009. See "Certain Relationships and Related Transactions -- Building Lease."

     Privately-placed corporate bonds aggregated approximately $188.7 million as of March 31, 1996, and are purchased for the Insurers' portfolios because they offer yield and covenant advantages not generally available in the public bond market.

     Redeemable Preferred Stock. Redeemable preferred stock aggregated $80.7 million as of March 31, 1996, and is held in the investment portfolio because it offers attractive pre-tax equivalent returns. The redeemable preferred stock held by the Company was rated primarily either low "A" or high "BBB" as of March 31, 1996.

     Perpetual Preferred Stock. Perpetual preferred stock aggregated $177.4 million as of March 31, 1996, and is held in the investment portfolio because it offers attractive pre-tax equivalent returns. The perpetual preferred stock held by the Company was rated primarily either low "A" or high "BBB" as of March 31, 1996.

     Common Stock. Common Stock aggregated $209.9 million at March 31, 1996. The Company invests in common stock in order to achieve returns which, over the long-term, should exceed the returns available in the fixed maturity markets, and to increase shareholders' equity through long-term capital appreciation.

     Mortgage Loans. Mortgage loans aggregated $34.1 million as of March 31, 1996. The Company invests in commercial mortgage loans for diversification purposes and to earn returns which exceed those available on most other fixed maturity alternatives. As of March 31, 1996, (i) the mortgage loan portfolio consisted exclusively of loans secured by first mortgages on developed, commercial real estate, (ii) substantially all of the commercial mortgage loans were nonrecourse to the borrower, (iii) there were no construction loans in the mortgage loan portfolio, and (vi) the mortgage loan portfolio consisted primarily of loans secured by office buildings, light industrial properties, retail properties and apartment complexes. As of March 31, 1996, the mortgage loan portfolio of the Company had a book yield of 9.53%.

     Short-term Investments. As of March 31, 1996, the Company's short-term investments aggregated approximately $71.1 million. The Company invests available cash balances in taxable securities having a final maturity date or redemption date of one year or less. Approximately $34.5 million, or 48.5%, of total short-term investments as of March 31, 1996, were invested through a short-term pool maintained by Lincoln for the benefit of the Subsidiaries of the Company and other Lincoln affiliates. See "Certain Relationships and Related Transactions -- Lincoln Short-term Pool." Management anticipates that subsequent to the Offerings, all short-term investments will be made directly by the Company.

     Other. As of March 31, 1996, the Company's investments which have been aggregated as other investments approximated $36.7 million. This category includes policy loans, miscellaneous partnerships, and real estate acquired in satisfaction of debt. As of March 31, 1996, policy loans were $22.5 million with the remaining $14.2 million attributable to miscellaneous partnerships and real estate.

     The following table shows the composition of the Company's bond portfolio which includes tax-exempt municipal bonds, U.S. government securities, mortgage-backed and asset-backed securities and corporate and other bonds, by rating as of March 31, 1996.

                                                                        CARRYING    % OF
                                  RATING(1)                              VALUE      TOTAL
        -------------------------------------------------------------   --------    -----
                                                                           (DOLLARS IN
                                                                            MILLIONS)
        U.S. treasury and U.S. agency bonds..........................   $  260.2      6.9%
        Aaa..........................................................    1,079.6     28.5
        Aa...........................................................    1,073.8     28.4
        A............................................................      997.9     26.4
        Baa..........................................................      345.8      9.1
        Ba and below.................................................       25.7      0.7
                                                                        --------    -----
             Total...................................................   $3,783.0    100.0%
                                                                        ========    =====

- -------------------------
(1) The ratings set forth above are based on the ratings, if any, assigned by Moody's and/or Standard & Poors. If ratings were split, the rating generally indicates the higher of the two. Approximately $188.7 million of securities are private placements, for which ratings have been assigned by the Company based generally on equivalent ratings supplied by the NAIC.

     The following table shows the carrying value, book yield, average pre-tax equivalent yield, average life, and duration of the Company's fixed maturity securities portfolio as of March 31, 1996.

                                                                           AVERAGE
                                                                           PRE-TAX      AVERAGE
                                                     CARRYING    BOOK     EQUIVALENT     LIFE      DURATION
                                                      VALUE      YIELD      YIELD       (YEARS)    (YEARS)
                                                     --------    -----    ----------    -------    --------
                                                                     (DOLLARS IN MILLIONS)
Fixed maturity securities:
  Tax-exempt municipal............................   $2,335.9    6.03 %      8.84%        8.94        5.12
  U.S. government.................................      260.2    6.98        6.98        11.88        6.58
  Mortgage-backed and asset-backed................      296.7    7.19        7.19         6.98        4.83
  Corporate and other.............................      890.2    8.29        8.29         9.20        5.39
  Redeemable preferred stock......................       80.7    6.48        8.56        10.22        5.54

     Annual investment results of the Company for 1991 through 1995 and quarterly investment results of the Company for the three-month periods ended March 31, 1995 and 1996 are shown in the following table.

                                                                                         AS OF AND FOR THE
                                               AS OF AND FOR THE                         THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                          MARCH 31,
                            --------------------------------------------------------    --------------------
                              1991        1992        1993        1994        1995        1995        1996
                            --------    --------    --------    --------    --------    --------    --------
                                                         (DOLLARS IN MILLIONS)
Average total
  investments(1)..........  $3,758.4    $4,051.4    $4,217.3    $4,220.0    $4,140.7    $4,159.9    $4,138.1
Net investment
  income(2)...............     254.7       266.2       266.8       260.5       266.6        66.5        68.3
Average pre-tax yield.....      6.78%       6.57%       6.33%       6.17%       6.44%       6.39%       6.56%
Average pre-tax equivalent
  yield...................      8.21        8.19        8.07        7.87        8.07        7.97        8.11

- -------------------------
(1) Average of the aggregate invested amounts at the beginning and end of the period stated at amortized cost.

(2) Investment income is net of investment expenses and does not include net realized gain on investments or provision for income taxes.

     The Company closely monitors its investment portfolio for "Problem" investments. The Company defines a "Problem" investment as falling into one of three categories: (1) in default with respect to payment of principal or interest; (2) investments with substantial credit risk, but not in default; and
(3) investments receiving substantial credit attention. As of March 31, 1996, the Company had identified $.9 million (at amortized cost) of investments in Category 1, $1.0 million (at amortized costs) of investments in Category 2 and $8.3 million (at amortized cost) of investments in Category 3. As of March 31, 1996, the above investments which have been identified as "Problem" investments are being carried at fair value (meaning book value less write-downs), or $10.2 million.


     The Company intends to contribute approximately $150 million of the net proceeds from the Offerings to ASI to enable it to invest in taxable securities for its investment portfolio to replace the Dividended Assets it distributed to Lincoln, which consist primarily of tax-exempt municipal securities. See "The Company" and "Use of Proceeds." The Company has been reducing its position in tax-exempt municipal securities during 1995 in order to provide for greater diversification of the portfolio and to give the Company greater margin relative to the possibility of being in a federal alternative minimum tax position. As of March 31, 1996, after giving pro forma effect to the transfer of the Dividended Assets, 49.7% of the Company's investment portfolio would have consisted of tax-exempt municipal securities as compared to 53.2% as of such date without giving effect to the transfer. As of March 31, 1996, after giving pro forma effect to the transfer of the Dividended Assets, the tax-exempt municipal securities portfolio would have had a duration of 5.1 years, an average life of
8.9 years and a nominal book yield of 6.25% as compared to a duration of 5.1 years, an average life of 8.9 years and a nominal book yield of 6.03% without giving effect to the transfer as of such date. Management of the Company does not expect that the transfer of the Dividended Assets will have a material adverse effect on the quality of the Company's investment portfolio or its earnings.


COMPETITION

     The property and casualty insurance industry is diverse and highly competitive on the basis of both price and service. The Company competes with other stock insurers, mutual insurance companies and other underwriting organizations. The factors influencing decisions by the Company's customers in the small to medium-sized business market which the Company targets include price, breadth of coverage, reputation of the agency, reputation of the Company, service, financial strength and ratings. Agencies are motivated by many of these same considerations and also by the level of agency compensation, the ease with which transactions may be effected and the personal relationships among agency and insurer personnel.

     The Company competes against other property and casualty companies, including direct writers (which usually deal through exclusive agencies) and other independent agency companies, seeking to write business in its target markets, including other companies utilizing the same independent agencies which represent the Company. In the Midwest and Pacific Northwest, particularly in the market for those small to medium-sized businesses the Company targets, regional carriers are the most significant competitors. In the personal lines market, direct writers are the Company's major competitors. Some of the Company's competitors are larger than the Company and have significantly greater resources than the Company.

RATINGS

     A.M. Best has currently assigned an "A+" (Superior) rating to each of the Company's property and casualty Insurers and a rating of "A" (Excellent) to the Company's life insurance Subsidiary. A.M. Best's ratings are based upon a comprehensive review of a company's financial performance, which is supplemented by certain data, including responses to A.M. Best's questionnaires, phone calls and other correspondence between A.M. Best analysts and company management, quarterly NAIC filings, state insurance department examination reports, loss reserve reports, annual reports, company business plans and other reports filed with state insurance departments. A.M. Best undertakes a quantitative evaluation, based upon profitability, leverage and liquidity, and a qualitative evaluation, based upon the composition of a company's book of business or spread of risk, the amount, appropriateness and soundness of reinsurance, the quality, diversification and estimated market value of its assets, the adequacy of its loss reserves and policyholders' surplus, the soundness of a company's capital structure, the extent of a company's market presence, and the experience and competence of its management. A.M. Best's ratings represent an independent opinion of a company's financial strength and ability to meet its obligations to policyholders. A.M. best's ratings are not a measure of protection afforded investors. An "A+" and an "A" rating are A.M. Best's second and third highest rating classifications, respectively, out of 15 ratings. An "A+" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated superior overall performance when compared to the standards established by the A.M. Best Company" and "have a very strong ability to meet their obligations to policyholders over a long period of time." An "A" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated excellent overall performance when compared to the standards established by the A.M. Best Company" and "have a strong ability to meet their obligations to policyholders over a long period of time."


     ASI and its property and casualty subsidiaries have a claims-paying rating from Standard & Poor's Insurance Rating Services ("S&P") of "AA." The claims-paying rating reflects S&P's opinion of an operating insurance company's financial capacity to meet the obligations of its insurance policies in accordance with their terms. The claims-paying ratings assigned by S&P are based upon factors relevant to policyholders and are not directed toward the protection of investors. In this context, ratings assigned by S&P to insurers and reinsurers are not "market" ratings, nor are they recommendations to buy, sell or hold any security. The "AA" rating assigned to the Company is the second highest of ten ratings in the "secure" category and is said by S&P to indicate excellent financial security and that capacity to meet policyholder obligations is strong under a variety of economic and underwriting conditions. In March of 1996, S&P placed the claims-paying rating of ASI and its property and casualty subsidiaries on "CreditWatch" with negative implications, citing ASI's expense ratio and premium trends. On April 29, 1996, S&P removed ASI and its property and casualty subsidiaries from "CreditWatch" and affirmed their "AA" claims-paying ability rating, citing ASI's and its property and casualty subsidiaries' capitalization, underwriting results and reserves.


     Moody's Investor Service ("Moody's") has currently assigned a financial strength rating of "Aa3" to each of the Company's property and casualty Insurers. Ratings by Moody's for the industry currently range from "Aaa" to "C." Moody's defines an insurer whose financial strength is rated "Aa" as offering excellent financial security. Together with the "Aaa" group, they constitute what are generally known as high grade companies. Moody's further distinguishes the ranking of an insurer within its generic rating classification from "Aa" to "B" with a numeric modifier of "1," "2" or "3" ("1" indicates that the company ranks in the higher end of its generic rating category and "3" indicates that the company ranks in the lower end of its generic rating category).

     Ratings have become increasingly important in establishing the competitive position of an insurer. Although the Company intends to continue to operate the Insurers so as to maintain their current ratings, no assurances can be given that in the future A.M. Best, S&P or Moody's will not reduce or withdraw the ratings of the Insurers because of factors, including material losses, that may or may not be within the control of the Company.

     None of A.M. Best's, S&P's or Moody's ratings of the Insurers addresses the merits of, or the risks inherent in, an investment in the Common Stock.

REGULATION

     General. The Insurers, one or more of which is licensed in all 50 states and the District of Columbia, are subject to comprehensive regulation by government agencies in the states in which they do business. The nature and extent of that regulation vary from jurisdiction to jurisdiction, but typically involve prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, limitations on dividends, approval or filing of premium rates and policy forms for many lines of insurance, solvency standards, minimum amounts of capital and surplus which must be maintained, limitations on types and amounts of investments, restrictions on the size of risks which may be insured by a single company, limitation of the right to cancel or non-renew policies in some lines, regulation of the right to withdraw from markets or agencies, licensing of insurers and agents, deposits of securities for the benefit of policyholders, reporting with respect to financial condition, and other matters. In addition, state insurance department examiners perform periodic financial and market conduct examinations of insurance companies. Such regulation is generally intended for the protection of policyholders rather than security holders.

     In addition to the regulatory supervision of the Insurers, the Company is also subject to regulation under the Indiana, Texas and Illinois Insurance Holding Company System Regulation Acts (the "Holding Company Acts"). The Holding Company Acts contain certain requirements including the filing of information relating to the Company's capital structure, ownership, financial condition and the general business operations of its Subsidiaries. The Holding Company Acts contain special limitations, reporting and prior approval requirements with respect to transactions between an insurer and its affiliates.

     Insurance companies are also affected by a variety of state and federal legislative and regulatory measures and judicial decisions which define and extend the risks and benefits for which insurance is sought and provided. These include the broadening of risk exposure in areas such as product liability, environmental damage and employee benefits, including workers' compensation and disability benefits. In addition, individual state insurance departments may prevent premium rates for some classes of insureds from reflecting the level of risk assumed by the insurer. Such developments may adversely affect the profitability of various lines of insurance in particular jurisdictions.

     Acquisition or Change of Control of Insurers. Certain Subsidiaries are domestic insurance companies organized under the laws of Indiana, Texas and Illinois (the "Insurance Codes"). The Holding Company Acts contain provisions to the effect that the acquisition or change of "control" of a domestic insurer or of any person controlling a domestic insurer cannot be consummated without the prior approval of the relevant insurance regulatory authority. A person seeking to acquire control, directly or indirectly, of an insurance company or of any person controlling an insurance company must generally file an application for change of control containing certain information required by statute and regulations with the insurance regulatory authority of the insurer's domiciliary state. A copy of that application must be provided to the insurer. In Indiana, Texas and Illinois, control is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote or holds proxies representing 10% or more of the voting securities of any other person.

     In addition, the laws of many states contain provisions requiring notification to state agencies prior to any change in control of a non-domestic insurance company admitted to transact business in that state. While such prenotification statutes do not authorize the state agency to disapprove the change of control, they do authorize issuance of cease and desist orders with respect to the non-domestic insurer if it is determined that certain conditions, such as undue market concentration, will result from the acquisition.

     Any future transactions constituting a change in control of the Company would generally require prior approval by the insurance departments of Indiana, Texas and Illinois, as well as notification in those states which have preacquisition notification statutes or regulations. The need to comply with those requirements may deter, delay or prevent certain transactions affecting the control of the Company or the ownership of the Company's Common Stock, including transactions which could be advantageous to the shareholders of the Company.

     Membership in Insolvency Funds and Mandatory Pools. Most states require insurers to become members of insolvency funds or guaranty associations whose purpose it is to protect policyholders against the insolvency of an insurer licensed and doing business in the state. Typically, there is one fund or association for life insurers and another for property and casualty insurers. Members of each fund or association are assessed to fund the payment of certain claims for policy benefits and refund of unearned premium made against an insolvent insurer as well as the operating expenses of the fund or association. The maximum assessments permitted of any member in a year vary between 1% and 2% of annual premiums written by the member in that state. The Insurers recorded assessments of $6.2 million, $6.6 million and $6.4 million, respectively, for 1993, 1994 and 1995 by guaranty associations. Most payments are, at least theoretically, recoverable through the rating mechanism or premium tax reductions.

     The Insurers writing property and casualty insurance are also required to participate in various mandatory insurance facilities, pools and other mechanisms (the "Pools") established to provide insurance coverage for customers who are unable to obtain it in the voluntary market. Among the Pools in which such Insurers participate are those providing automobile, property and workers' compensation insurance, as well as those established in coastal states to provide windstorm and other similar types of property coverage. The Pools typically require all companies writing specified lines of business in the state to participate and share the deficiencies experienced by the Pool based upon their proportionate shares of the statewide premium writings in those specified lines. Any profit made by the Pool in a year is normally shared among members on the same basis as are losses. To the extent that the Company's share of these assessments is not covered by its reinsurance treaties, these assessments may have an adverse effect on the Company's financial performance. In 1993 and 1994, total assessments, net of any reinsurance recoveries, resulted in accrued losses of $18.5 and $1.5 million, respectively, from Pools. In 1995, the Company recorded income, net of any reinsurance recoveries, of $4.1 million from Pools.

     Restrictions on Dividends to Shareholders; Transactions Among
Affiliates. The Subsidiaries are subject to various state statutes and regulations which limit the amount of dividends or distributions by an insurance company to its shareholders. These restrictions generally make the amount of dividends an insurer may pay without regulatory intervention a function of its surplus, net income and net gain from operations, as determined under statutory accounting practices.

     The principal Subsidiaries are domiciled in Indiana. The laws of that state define as "extraordinary" any dividend or distribution which, together with all other dividends and distributions to shareholders within the preceding 12 months exceed the greater of (i) 10% of statutory surplus as of the end of the preceding year or (ii) the prior year's net income if the insurer is a property and casualty insurer or the prior year's net gain from operations if the insurer is a life insurer. "Extraordinary" dividends and distributions may not be paid without the prior approval of the Indiana Commissioner of Insurance or until the Commissioner has been given 30 days prior notice and has not disapproved within that period. The Indiana Department of Insurance must receive notice of all dividends, whether "extraordinary" or not, within 5 business days after they are declared. Dividends which are not "extraordinary" may not be paid until ten days after the Indiana Department of Insurance receives notice of their declaration. Certain other extraordinary transactions between an insurance company and its affiliates, including reinsurance, purchases, sales, loans or investments which exceed a threshold amount in any year, may not be consummated unless the Indiana Department of Insurance has been given 30 days prior notice and has not disapproved within that period. The threshold for property and casualty insurers is the lesser of 3% of admitted assets or 25% of policyholder surplus with respect to purchases, sales, exchanges, guarantees, loans and investments, and 5% of surplus for reinsurance transactions. For life insurers, the threshold is 3% of admitted assets for purchases, sales, exchanges, guarantees, loans and investments, and 5% of surplus for reinsurance transactions. All of these thresholds are computed using figures reported to the Indiana Department of Insurance for the end of the prior year.

     Other Subsidiaries of immaterial size are domiciled in Texas and Illinois. The laws of both states contain limitations on dividends which are similar to those contained in Indiana law. Both states prohibit the payment of "extraordinary" dividends until their insurance regulators have received prior notice and have either approved or failed to disapprove within 30 days. In addition, like Indiana, both Texas and Illinois regulate material transactions between domestic insurers and their affiliates by requiring prior notice of, and 30 days in which to disapprove, any such transactions. The materiality thresholds vary to some degree from state to state.


     Future dividends from the Subsidiaries may be limited by business and regulatory considerations. After taking into account dividends paid to Lincoln during 1996, including the one-time distribution of the Dividended Assets, ASI will not be able to pay any dividends to the Company during the Twelve Month Period without notifying the Indiana Commissioner of Insurance and giving the Commissioner 30 days within which to object. The Company intends to retain approximately $75 million of the proceeds from the Offerings for general corporate purposes, including the funding of its regular cash dividends, debt service obligations and other general corporate obligations during the Twelve Month Period. Until utilized for such purposes, the net proceeds from the Offerings not contributed to ASI will be invested in short-term, interest bearing, investment-grade securities. See "The Company," "Use of Proceeds" and "Dividend Policy." Based on an assumed quarterly dividend of $.21 per share and the terms of the Assumed Debt, Term Note and Line of Credit, the Company expects that it will need approximately $50 million to fund regular quarterly cash dividends and approximately $20 million to fund debt service obligations and other general corporate obligations during the Twelve Month Period. No assurance can be given that there will not be further regulatory actions restricting the ability of the Subsidiaries to pay dividends to the Company or that amounts retained by the Company from the net proceeds of the Offerings will be sufficient to pay dividends and meet other obligations. As such, while management believes that the Company will be able to pay the intended dividends to its shareholders, no assurances to that effect can be given.


     Underwriting and Marketing Restrictions. All of the states in which the Company's property and casualty Insurers operate impose some restrictions on their ability to cancel or nonrenew policies. Most of those restrictions are limited to personal lines and require notice to policyholders prior to nonrenewal or cancellation. Generally, the right of cancellation may be exercised only for specified reasons, while nonrenewal is permitted at the option of the insurer, provided that the notice informs the insured of the reason for the insurer's action. In some jurisdictions, however, the right of an insurer to terminate its relationship with an insured is much more narrowly limited. These limitations vary from state to state and among lines of business, and their cumulative effect is to limit the flexibility of insurers to react quickly as market conditions change.

     An increasing number of states restrict the freedom of insurers to withdraw from markets or substantially reduce their writings in one or more product lines. These restrictions typically require prior notice to the insurance regulator and the implementation of an approved plan for the orderly withdrawal from the state or line of business. The insurance regulator normally has a great deal of discretion in deciding whether to approve such a plan.

     Certain aspects of the relationship between an insurer and its agents are regulated. In particular, some states limit an insurance company's right to terminate contracts with independent agents by imposing a required rehabilitation period or extending the period during which the insurer must continue doing business with an agent whose contract has been cancelled.

     Effect of Federal Legislation. Although the federal government does not directly regulate the business of insurance, federal initiatives often affect the insurance business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include adoption of uniform national product liability laws, changes in the taxation of insurers and reinsurers, changes in the environmental laws, a program of federal involvement in catastrophe insurance and reinsurance, and automobile safety regulations (including the end of federally mandated maximum speed limits). Over the years there have been several Congressional inquiries into the adequacy of existing state regulation of insurance companies. In addition, Congressional committees have in the recent past reviewed the McCarran-Ferguson Act of 1945, which provides a limited exemption from federal antitrust laws for the "business of insurance." A number of states, including California, have repealed or are reviewing their statutory exemptions of the "business of insurance" from their antitrust laws.

     Risk-Based Capital and IRIS Ratios. The risk-based capital requirements, which apply to both property and casualty and life insurers, have been developed to calculate and report information under formulae which attempt to measure statutory capital and surplus needs based upon the underwriting and investment risks assumed by the insurer. The formulae (one for property and casualty companies and one for life insurance companies) are designed to allow state insurance regulators to identify companies whose capital is potentially inadequate. Under the formulae, a company determines its "risk-based capital" by taking into account certain risks related to the insurer's assets (including its investment portfolio) and underwriting risks related to the nature and experience of its insurance business. The risk-based capital rules establish different levels of regulatory attention depending upon the ratio of a company's actual adjusted capital to its risk-based capital requirements. The statute describes four levels of risk-based capital, each with different consequences. If a company's risk-based capital is below a defined threshold, it is at the "mandatory control level." At that level, the regulator is required to assume control of the insurer. If risk-based capital is above the mandatory control level, but below a separately defined threshold, it is at the "authorized control level." At that level, the regulator is permitted, but not required, to assume control. The next threshold is the "regulatory action level." At that level, the regulator must require the insurer to submit a corrective plan, examine the insurer and issue an order specifying the corrective actions to be taken. At the "company action level," the insurer is required to submit to the regulator a plan for the correction of its risk-based capital deficiencies. No action is required by either the regulator or the company if risk-based capital exceeds the company action level. The various thresholds are based on the authorized control level. The mandatory control level is reached if an insurer's risk-based capital is less than seven-tenths (.7) of its authorized control level risk-based capital. The regulatory action threshold is 1.5 times the authorized control level risk-based capital, and the company action threshold is 2 times authorized control level.

     The NAIC's Insurance Regulatory Information System ("IRIS") identifies eleven ratios for property and casualty insurers and thirteen for life insurers. "Usual values" are specified for each ratio. Departures from the usual values on three or more of these ratios may lead to inquires from state insurance regulators. None of the Insurers have three or more unusual values. The only Insurer with any ratios outside the usual values is ASLIC. It has two such values, the net change in capital and surplus and the gross change in capital and surplus, which are outside the usual values. Both are the result of a $17,275,000 extraordinary dividend paid in December, 1995 in order to adjust the Company's capital to more appropriate levels.

     The financial condition of the Insurers is such that application of these analytical tools to them has not resulted in any corrective action by any of the Insurers or by any regulator. Management does not believe that they will have any such effect in the foreseeable future or that they will have any material effect on the way in which the Company conducts its business.

LEGAL PROCEEDINGS

     The Subsidiaries are routinely involved in pending or threatened legal proceedings. Those proceedings sometimes involve alleged breaches of contract, torts (including bad faith and fraud claims) and miscellaneous other causes of action. Some of the pending litigation includes claims for punitive damages in addition to compensatory damages and other relief. While the aggregate dollar amounts involved in these legal proceedings cannot be determined with certainty, the amounts at issue could have a significant effect on the Company's results of operations. However, based upon information presently available, and in light of legal and other defenses available to the Company and its Subsidiaries, management does not believe that any of these routine proceedings will have a material adverse effect on the financial condition or results of operations of the Company.

     On February 14, 1996, three of the Insurers were among 23 underwriters of real property insurance named defendants in a case alleging that their underwriting, sales and marketing practices violate a number of civil rights laws (including, without limitation, the Fair Housing Act) and constitute a civil conspiracy. Brought in the United States District Court for the Western District of Missouri, the plaintiffs seek to represent themselves and a putative class of similarly situated persons in the State of Missouri. The relief sought includes unspecified compensatory damages, punitive damages and attorneys' fees. While it is too early to evaluate the plaintiffs' specific allegations, management believes, based upon current information, that the

Insurers' underwriting, sales and marketing practices have complied in all material respects with the applicable requirements. The involved Insurers intend to vigorously defend this action.

PROPERTIES

     The Company's home office complex consists of a leased office building of approximately 407,800 square feet in downtown Indianapolis, Indiana, a nearby leased parking garage and a printing and supply building of approximately 52,400 square feet, which is owned by the Company. The lease covering the office building and parking garage (the "Lease") will expire on August 31, 2009. Semi-annual lease payments under the Lease total approximately $3.2 million ($6.4 million per year) until August, 1999. From September, 1999, until August, 2004, the semi-annual lease payments will total approximately $4.9 million ($9.8 million per year), and from September, 2004, until August, 2009, the semi-annual lease payments will approximate $5.2 million ($10.4 million per year). See "Certain Relationships and Related Transactions -- Building Lease" and Note 11 to the Consolidated Financial Statements included elsewhere herein.

     The Company owns 15 of the buildings in which the Company's principal field offices are located. The location and approximate size of each of those offices are as follows:

                                   OFFICE
            -----------------------------------------------------   APPROXIMATE SIZE
                                                                    ----------------
                                                                    (IN SQUARE FEET)
            Carol Stream, IL.....................................        39,500
            Costa Mesa, CA.......................................        53,000
            Englewood, CO........................................        44,400
            Fort Scott, KS.......................................        82,000
            Grand Rapids, MI.....................................        44,500
            Lake Oswego, OR......................................        58,100
            Lexington, KY........................................        43,500
            Maitland, FL.........................................        58,200
            Montgomery, AL.......................................        30,500
            Mountlake Terrace, WA................................        52,500
            New Britain, CT......................................        59,600
            Pittsburgh, PA.......................................        48,300
            Pleasant Hill, CA....................................        61,500
            Richardson, TX.......................................        59,300
            San Antonio, TX......................................        43,700

     As part of the Realignment, the Company intends to dispose of all of these owned properties, except the offices in Fort Scott, Kansas and Mountlake Terrace, Washington. A $28.4 million pre-tax charge for loss on operating properties was charged to income in the fourth quarter of 1995. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Overview."

     The Company's field operations that are conducted elsewhere are conducted from approximately 110 leased offices aggregating approximately 390,000 square feet. These leases generally have terms of five years or less.

EMPLOYEES

     As of March 31, 1996, the Company's business was conducted by approximately 3,700 employees. None of them is represented by a labor union or subject to a collective bargaining agreement. Management believes its employee relations are generally good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The directors of the Company are divided into three classes and are elected to hold office for a three-year term or until their successors are elected and qualified. The election of each class of directors is staggered over each three-year period. See "Description of Capital Stock -- Anti-takeover Provisions." All directors of the Company were elected by Lincoln as the sole shareholder of the Company. After completion of the Offerings, Lincoln will own approximately 83% of the outstanding Common Stock and will continue to have the power to control the Company and to be able to elect the Company's Board of Directors. See "Risk Factors -- Control by Lincoln; Certain Continuing Relationships with Lincoln and its Affiliates; Conflicts of Interest."

     The following table provides information regarding the executive officers and directors of the Company and ASI.

                                                                                         EXPIRATION
                                                                                           OF TERM
                                                                                         AS DIRECTOR
                                                                                           OF THE
            NAME               AGE                        POSITION                         COMPANY
- ----------------------------   ---    ------------------------------------------------   -----------
F. Cedric McCurley..........   61     Director, Chairman and Chief Executive Officer         1998
                                      of the Company and ASI
William J. Lawson...........   56     Director, President and Chief Operating Officer        1999
                                      of the Company and ASI
Jerome T. Gallogly..........   60     Executive Vice President of the Company and ASI         N/A
                                      and Director of ASI
David N. Hafling............   48     Senior Vice President and Actuary of ASI and            N/A
                                      Director of ASI
Todd R. Stephenson..........   41     Senior Vice President, Treasurer and Chief              N/A
                                      Financial Officer of the Company and ASI and
                                      Director of ASI
Harry R. Simpson............   55     Senior Vice President of ASLIC and Director of          N/A
                                      ASI
Thomas M. Ober..............   51     Vice President, Secretary and General Counsel of        N/A
                                      the Company and ASI and Director of ASI
J. Robert Coffin............   59     Senior Vice President, Technology Administration        N/A
                                      of ASI and Director of ASI
Janis E. Stoddard-Smith.....   48     Senior Vice President, Claims of ASI and                N/A
                                      Director of ASI
Ronald K. Young.............   46     Senior Vice President, Product Management of ASI        N/A
                                      and Director of ASI
Robert A. Anker.............   54     Director of the Company                                1999
Edwin J. Goss...............   69     Director of the Company                                1997
Stephen J. Paris............   57     Director of the Company                                1999
Paula M. Parker-Sawyers.....   44     Director of the Company                                1998
William E. Pike.............   67     Director of the Company                                1998
Gabriel L. Shaheen..........   42     Director of the Company                                1997
Milton O. Thompson..........   41     Director of the Company                                1997

     Biographical information for each of the individuals listed in the above table is set forth below. Officers and directors of the Company have held their positions in the Company since the Company's incorporation on February 5, 1996. Officers of the Company are elected annually and serve until their resignation or removal.

     Mr. McCurley is Chairman and Chief Executive Officer of the Company and ASI. He joined ASI in 1986 as Executive Vice President, following the acquisition by ASI of the Western Insurance Companies, where Mr. McCurley had served as President. Mr. McCurley was elected President of ASI in 1991 and he has served as Chief Executive Officer since 1992. He was elected Chairman of ASI in October, 1995. Mr. McCurley also currently serves as a director of all of the Subsidiaries, except for Lloyds. Mr. McCurley has 37 years of experience in the insurance industry.

     Mr. Lawson is President, Chief Operating Officer and a director of the Company and ASI, having joined ASI in October, 1995. Prior to joining ASI, Mr. Lawson served as Chairman and Chief Executive Officer of EMPHESYS Financial Group, Inc. ("EMPHESYS"), the parent company of Employers Health Insurance Company, from 1994, until he joined ASI in October, 1995; and he served as President and Chief Executive Officer of EMPHESYS from 1993 to 1994. Mr. Lawson served as President, Chief Executive Officer and a director of Employers Health Insurance Company, a Lincoln affiliate, from 1988 to 1993. Mr. Lawson has 34 years of experience in the insurance industry.

     Mr. Gallogly has been Executive Vice President and a director of ASI since 1992. He joined ASI in 1975 and has held various positions with ASI including Senior Vice President, Product Management from 1986 to 1992. Mr. Gallogly has 37 years experience in the insurance industry.

     Mr. Hafling has been Senior Vice President and Actuary of ASI since 1993 and a director of ASI since April, 1996. He joined ASI's Actuarial Department in 1972 and has held various positions with ASI including Vice President and Actuary from 1986 to 1993. Mr. Hafling has 23 years experience in the insurance industry.

     Mr. Stephenson has been a director of ASI since February, 1995 and Senior Vice President, Treasurer and Chief Financial Officer since May, 1995. He joined ASI in 1977 and served in a number of financial positions with ASI, including Vice President, Corporate Accounting from 1992 to May, 1995; Second Vice President, Planning and Administration from 1991 to 1992; and Assistant Treasurer and Manager of Budget and Financial Planning from 1984 to 1991. Mr. Stephenson has 18 years experience in the insurance industry.

     Mr. Simpson has been Senior Vice President of ASLIC since May, 1995 and a director of ASI since April, 1996. In such position, he acts as the general manager of ASLIC. Mr. Simpson joined ASI in 1977, and has held various positions with ASI including Vice President, Field Operations from 1990 until May, 1995. Mr. Simpson has 29 years experience in the insurance industry.

     Mr. Ober joined ASI in 1973 and has served as Vice President, Secretary and General Counsel of ASI since 1984 and a director of ASI since April, 1996. Mr. Ober has 28 years experience in the insurance industry.

     Mr. Coffin has been Senior Vice President, Technology Administration of ASI since May, 1995 and a director of ASI since April, 1996. He joined ASI in the data processing department in 1968, and has served ASI in several areas of management including Vice President, Personnel from 1990 until May, 1995. Mr. Coffin has 27 years experience in the insurance industry.

     Ms. Stoddard-Smith has been Senior Vice President, Claims of ASI since May, 1995 and a director of ASI since April, 1996. She joined ASI in 1973 and has held several claims management positions with ASI, including Vice President of Claims for the Eastern Region from 1991 to May, 1995 and Indiana Division Claim Manager from 1989 to 1991. Ms. Stoddard-Smith has 24 years experience in the insurance industry.

     Mr. Young has been Senior Vice President, Product Management of ASI since May, 1995 and a director of ASI since April, 1996. He joined ASI in 1971 and has held several management positions with ASI, including Vice President, Field Operations, from 1992 to May, 1995, and Division Vice President from 1988 to 1992. Mr. Young has 24 years experience in the insurance industry.

     Mr. Anker is a director of the Company and served as a director of ASI from 1984 to April, 1996. Mr. Anker has served as President and Chief Operating Officer of Lincoln since 1992, and Chairman and Chief Executive Officer of The Lincoln National Life Insurance Company ("Lincoln Life"), a Lincoln affiliate, since 1994. He has also served as President and Chief Operating Officer of Lincoln Life from 1992 to 1994. In addition, Mr. Anker has served ASI as President from 1985 until 1991; as Chief Executive Officer from 1990 to 1992; and as Chairman from 1991 until 1992. Mr. Anker currently serves as a director of various other Lincoln affiliates and has over 32 years of experience in the insurance industry. Mr. Anker is also currently a director of Fort Wayne National Corporation, the holding company for Fort Wayne National Bank.

     Mr. Goss is a director of the Company and served as a director of ASI from 1975 to April, 1996. Mr. Goss retired in 1990 after serving ASI in various capacities since he joined the firm in 1951. At the time of his retirement, Mr. Goss was Chairman and Chief Executive Officer of ASI, having served as such since 1985. Mr. Goss also served as a director of Lincoln from 1981 to 1990. Mr. Goss also currently serves as a director of all of the Subsidiaries, except for ICI and Lloyds, and as a director of Ipalco Enterprises, Inc. ("Ipalco"), a public utility holding company, and Indianapolis Power and Light Company, an electric utility and subsidiary of Ipalco. Mr. Goss has 44 years experience in the insurance industry.

     Mr. Paris is a director of the Company and served as a director of ASI from 1992 to April, 1996. Mr. Paris has served as the managing partner of Morrison, Mahoney & Miller since 1985. Morrison, Mahoney & Miller is a law firm, based in Boston, Massachusetts, with offices throughout Massachusetts and in New York, California, Connecticut, Rhode Island and Michigan, which specializes in civil litigation defense and insurance law.

     Ms. Parker-Sawyers is a director of the Company and served as a director of ASI from 1994 to April, 1996. Ms. Parker-Sawyers has served as Program Director of the Indiana University Center on Philanthropy since 1993. Prior to assuming that position, Ms. Parker-Sawyer had served as Director of Community Relations for the Associated Insurance Companies, Inc., a health insurance company, from 1991 to 1993 and as Deputy Mayor for the City of Indianapolis, Indiana from 1989 to 1991.

     Mr. Pike is a director of the Company and served as a director of ASI from 1981 to April, 1996. Since retiring as Executive Vice President of J.P. Morgan & Company in 1989, he has been a private investor. Mr. Pike also currently is a director of VF Corporation, a public apparel manufacturer.

     Mr. Shaheen is a director of the Company and served as a director of ASI from May, 1995 to April, 1996. Mr. Shaheen has served as President of Lincoln National Reassurance Company ("LNRAC"), a Lincoln affiliate, since 1994. Mr. Shaheen has also served Lincoln National Life Reinsurance Company ("LNLR"), a Lincoln affiliate, as President from 1994 to June, 1995, at which time it merged with LNRAC. Prior to assuming that position, he had served as Executive Vice President of LNLR and LNRAC from May, 1994 until October, 1994; and as Senior Vice President of these two companies from 1993 until 1994. Mr. Shaheen has also held the title of Executive Vice President of Lincoln Life since 1994, and has held other various positions with Lincoln Life including Senior Vice President from 1991 to 1994 and Vice President from 1987 until 1991. Mr. Shaheen also currently serves as a director of various other Lincoln affiliates and has 19 years experience in the insurance industry.

     Mr. Thompson is a director of the Company and served as a director of ASI from February, 1995 to April, 1996. He has served as the President of Grand Slam Licensing, Inc., a designer, importer and distributor of licensed sports and entertainment collectibles, since 1995 and the general partner of Grand Slam III, LP, a provider of management services to professional athletes, entertainers, celebrities and promoters of special events, since 1981. Mr. Thompson is also a partner in Baker, Siegal & Page, a law firm based in Indianapolis. Prior to joining Baker, Siegal & Page, Mr. Thompson was Of Counsel with Henderson, Daily, Withrow and DeVoe, a law firm based in Indianapolis, from 1990 to 1993. Mr. Thompson currently is also a director of IWC Resources, Inc., a public utility holding company.

COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     Directors of the Company who are not employees of the Company or its affiliates will receive an annual retainer at a rate of $15,000 plus a fee of $900 for each Board and Board committee meeting attended. The annual retainer and fees are either deferred in phantom units of Common Stock of the Company which are payable in cash at termination of service as a director, including death or disability, or paid currently in cash or in a combination of both deferred units and current cash in the proportion elected by the director annually with respect to each succeeding year of service as a director. In addition, the Company reimburses directors for reasonable travel expenses incurred in attending Board and Board committee meetings.

     The Company's Compensation Committee consists of Messrs. Paris, Pike and Thompson. The Company's Audit Committee consists of Messrs. Paris and Pike and Ms. Parker-Sawyers.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information as to annual, long-term and other compensation for services in all capacities as employees and directors of ASI for Mr. McCurley and the other four most highly compensated executive officers of the Company (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION
                                                                                                              PAYOUTS
                                                                                                   ------------------------------
                                                                               AWARDS               LONG-TERM
                                     ANNUAL COMPENSATION             --------------------------    PERFORMANCE
                             ------------------------------------      RESTRICTED                     PLANS
      NAME AND                                     OTHER ANNUAL           STOCK                      (LTPP)          ALL OTHER
 PRINCIPAL POSITION  YEAR     SALARY     BONUS    COMPENSATION(1)    AWARDS(2)(3)(4)    OPTIONS    PAYOUTS(4)     COMPENSATION(5)
- -------------------- ----    --------    -----    ---------------    ---------------    -------    -----------    ---------------
F. Cedric
  McCurley.......... 1995    $370,425     $--         $   350           $ 332,134(2)    14,000      $ 229,450         $52,563
  Chairman and CEO
  of the Company
  and ASI
Jerome T.
  Gallogly.......... 1995     283,000      --           1,205             340,185(2)     7,000        145,900          43,324
  EVP of the Company
  and ASI
David N. Hafling.... 1995     165,981      --             238             149,590(2)     3,000         72,950          21,898
  SVP and Actuary of
  ASI
Todd R.
  Stephenson........ 1995     155,812      --             127             111,950(2)     6,000        111,950          19,053
  SVP and CFO of the
  Company and ASI
Harry R. Simpson.... 1995     154,219      --             536              97,300(2)     3,000         97,300          28,758
  SVP of ASLIC

- -------------------------
(1) The amounts included represent (a) amounts reimbursed during the year for payment of taxes and (b) perquisites and other personal benefits if they exceed the lesser of $50,000 or 10% of the total of base salary and annual bonus for the Named Executives.


(2) Each Named Executive will receive a restricted stock award under the Lincoln Executive Value Sharing Plan for the 1993-1995 performance cycle. Such awards were determined in May of 1996. These amounts will be paid in restricted stock of the Company, instead of restricted stock of Lincoln. The restrictions on the shares awarded under the Executive Value Sharing Plan lapse on the earliest of death, disability, or the third anniversary of January 1 of the year next succeeding the applicable performance cycle. No dividends are payable on the restricted shares. However, when the restrictions lapse, a "dividend equivalency" bonus is paid. The dollar value of the LTPP restricted stock awards for the 1993-1995 performance cycle are as follows: Mr. McCurley, $229,450; Mr. Gallogly, $145,900; Mr. Hafling, $72,950; Mr. Stephenson, $111,950; and Mr. Simpson, $97,300. The Lincoln Compensation Committee also made the following additional restricted stock awards to the Named Executives so that the total award (the award under the Executive Value Sharing Plan and the award described in this sentence) was competitive relative to the market: Mr. McCurley, 2,409 shares; Mr. Gallogly, 4,558 shares; and Mr. Hafling, 1,798 shares, with a market value on December 31, 1994 of $84,315, $159,530, and $62,930, respectively. See footnote (4) for the cash portion of the payout.


(3) As of December 31, 1995, the number and value of the aggregate Lincoln restricted shareholdings of all employees of the Company were 36,645 shares at $1,969,669. At that time, Mr. McCurley held 22,245 restricted shares of Lincoln common stock with a market value of $1,195,669; Mr. Gallogly held 6,892 restricted shares with a market value of $370,445; and Mr. Hafling held 2,508 restricted shares with a market value of $134,805.

(4) Each Named Executive also received a cash award under the Lincoln Executive Value Sharing Plan for the 1993-1995 performance cycle. These amounts are paid in cash. These awards were determined in May of 1996. See footnote (2) for the restricted stock portion of the payout.

(5) Amounts included in the All Other Compensation column are amounts contributed to or accrued for the Named Executives under Lincoln's Employees' Savings and Profit-Sharing Plan and the related supplemental savings plans based on a $1.007 matching company contribution for each $1.00 that each employee contributed. The amounts for 1995 are as follows: Mr. McCurley, $22,355; Mr. Gallogly, $17,099; Mr. Hafling, $10,029; Mr.
    Stephenson, $9,414; and Mr. Simpson, $9,318. In addition, the dollar value of insurance premiums paid by ASI for the benefit of the Named Executives is included. The amounts for 1995 are as follows: Mr. McCurley, $25,565; Mr. Gallogly, $22,217; Mr. Hafling, $9,205; Mr. Stephenson, $7,355; and Mr. Simpson, $16,878. Also, the Company's contributions for flexible benefit credits for 1995 are as follows: Mr. McCurley, $4,643; Mr. Gallogly, $4,008; Mr. Hafling, $2,664; Mr. Stephenson, $2,284; and Mr. Simpson, $2,562.

     Stock Option Plans. As senior executives of ASI, the Named Executives are eligible to participate in the 1982 Stock Option Incentive Plan and the 1986 Stock Option Incentive Plan maintained by Lincoln (collectively, the "Stock Option Plans"). Stock option grants provide the opportunity to purchase shares of Lincoln common stock at fair market value (the average of the high and low trading prices on the day preceding the date of grant). The objective of these grants is to increase participant's equity interest in Lincoln and to allow them to share in the appreciation of Lincoln's common stock. Stock options only have value for the executive officers if the stock price appreciates in value from the date the options are granted. The Stock Option Plans were approved by Lincoln's shareholders. Expenses related to compensation of ASI employees under the Stock Option Plans are charged by Lincoln back to ASI.

     Participants in the Stock Option Plans receive annual grants of options. Twenty-five percent of the options in each annual grant vest each year; as such, all options in an annual grant are fully vested four full years after grant. The options have a ten year term. The Chief Executive Officer of Lincoln recommends grants for the named executives; these grants must then be approved by the Compensation Committee of the Board of Directors of Lincoln. In granting stock options under the Stock Option Plans, the Compensation Committee takes into account the participant's level of responsibility and individual contribution. In addition, the Compensation Committee of the Board of Directors of Lincoln considers the practices of other companies as verified by external surveys, shares of Lincoln common stock owned by the participant, and total compensation objectives. Participants are encouraged to hold shares received upon the exercise of options. The Compensation Committee considers whether or not participants sell shares of Lincoln common stock prior to reaching established ownership guidelines when determining future option grants.

     The following table sets forth information on grants of stock options pursuant to the Stock Option Plans during 1995 to the Named Executives, which are reflected in the Summary Compensation Table. All options are for the purchase of shares of common stock of Lincoln; and, the Named Executives and other Company employee participants will continue to hold their Lincoln stock options which remain unexercised after the closing of the Offerings. No stock appreciation rights were granted under the Stock Option Plans during 1995.

                             OPTION GRANTS IN 1995

                                                                                          POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                               -------------------------------------------------------      ANNUAL RATES OF
                                NUMBER OF         % OF                                        STOCK PRICE
                               SECURITIES     TOTAL OPTIONS    PER SHARE                    APPRECIATION OF
                               UNDERLYING      GRANTED TO      EXERCISE                     OPTION TERM (1)
                                 OPTIONS        EMPLOYEES       OR BASE     EXPIRATION    --------------------
            NAME               GRANTED (2)     IN 1995 (3)     PRICE (4)     DATE (5)        5%         10%
- ----------------------------   -----------    -------------    ---------    ----------    --------    --------
F. Cedric McCurley..........      14,000          13.40%        $ 42.63      5/10/2005    $375,223    $950,996
Jerome T. Gallogly..........       7,000           6.70           42.63      5/10/2005     187,611     475,498
David N. Hafling............       3,000           2.87           42.63      5/10/2005      80,405     203,785
Todd R. Stephenson..........       6,000           5.74           42.63      5/10/2005     160,810     407,570
Harry R. Simpson............       3,000           2.87           42.63      5/10/2005      80,405     203,785

- -------------------------
(1) Amounts represent the potential realizable value of each grant of options, assuming that the market price of the underlying shares appreciates in value from the date of grant to the end of the option term, at annualized rates of 5% and 10%.

(2) Options granted on May 10, 1995, are exercisable with respect to 25% of the option shares on the first anniversary of the grant date with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with earlier full vesting occurring on death or disability.

(3) Lincoln granted options totalling 104,450 shares to all ASI employees in 1995.

(4) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(5) The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

     The following table sets forth information with respect to option exercises in 1995 and unexercised options to purchase shares of common stock of Lincoln granted in 1995 and prior years under the Stock Option Plans to the Named Executives. As in the table above, all options are for the purchase of shares of common stock of Lincoln.

   AGGREGATED OPTION EXERCISES IN 1995 AND OPTION VALUES AT DECEMBER 31, 1995

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING                 VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS
                                                                   DECEMBER 31, 1995           AT DECEMBER 31, 1995(1)
                         SHARES ACQUIRED                      ---------------------------    ----------------------------
         NAME              ON EXERCISE      VALUE REALIZED    EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
- ----------------------   ---------------    --------------    -----------    ------------    -----------    -------------
F. Cedric McCurley....        4,000            $ 67,250          38,400         35,000        $ 948,263       $ 489,025
Jerome T. Gallogly....        1,200              17,856          15,700         15,300          384,235         207,465
David N. Hafling......            0                   0           8,950          6,650          238,833          89,970
Todd R. Stephenson....            0                   0           2,750          8,250           66,369         100,490
Harry R. Simpson......            0                   0           2,575          5,525           50,602          73,871

- -------------------------
(1) Based on the closing price of the New York Stock Exchange Composite Transactions of Lincoln's Common Stock on December 29, 1995 ($53.75).


     The Company has adopted, and Lincoln as the shareholder has approved, the Company's Stock Option Incentive Plan (the "Stock Option Incentive Plan"), which contains provisions similar to the provisions of the 1986 Stock Option Plan of Lincoln. Stock option grants will provide the opportunity to purchase shares of Common Stock of the Company at fair market value (the average of the high and the low prices on the day preceding the date of grant) during the period the option remains outstanding. Under the terms of the Stock Option Incentive Plan, the Compensation Committee of the Company will be able to award to eligible employees of the Company up to a maximum of 1,000,000 shares of Common Stock of the Company prior to the expiration of the Stock Option Incentive Plan on July 1, 2000. The Compensation Committee will not be able to award to any one person in any year more than options for 50,000 shares and 50,000 stock appreciation rights. In addition, the Compensation Committee may not award an aggregate of more than 75,000 shares of restricted stock (other than stock issued upon the exercise of options or stock appreciation rights) in any year. The Compensation Committee may make awards in the form of (i) stock options, including both incentive stock options ("ISO") and nonqualified stock options, (ii) restricted stock, (iii) restricted or unrestricted stock awarded as payment of incentives, and (iv) stock appreciation rights.


     The number of shares subject to options under the initial awards to the Named Executives and Mr. Lawson at the Initial Offering Price ("IPO Price") will be determined using a conversion ratio based upon the relative prices of Lincoln common stock to the IPO Price. For illustrative purposes, using the price for Lincoln common stock of $49.25 (its closing price as of April 23, 1996) per share and an assumed IPO Price of $24.00 per share, the number of shares of Common Stock of the Company subject to options under the initial awards would be as follows: Mr. McCurley, 28,729; Mr. Lawson, 20,521; Mr. Gallogly, 14,365; Mr. Hafling, 6,156; Mr. Stephenson, 12,313; and Mr. Simpson, 6,156. The actual number of shares of Common Stock of the Company subject to options under the initial awards will depend on the average of the opening price and closing price of Lincoln common stock on the business day immediately preceding the closing date of the offering. These options will be exercisable with respect to 25% of the option shares on the first anniversary of the grant date with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with earlier full vesting occurring on death or disability. The total number of shares subject to options at the IPO price is 200,000.

     Executive Performance Incentive Compensation Plan. The Named Executives and Mr. Lawson will participate in the Executive Performance Incentive Compensation Plan to be maintained by the Company

(the "EPIC Plan"). The Company has adopted, and Lincoln as the shareholder has approved, the EPIC Plan. Under the EPIC Plan, awards will be made only if specified performance objectives are attained. In the case of the Named Executives and Mr. Lawson, the amount of these awards will depend in part on performance over "performance cycles" of one to three years' duration, relative to the performance of other insurers in a selected peer group.


     Participation in the EPIC Plan is extended to a select group of senior executives of the Company who have a significant impact on its future direction and long-term performance. The Compensation Committee of the Board of Directors of Lincoln (which may delegate some or all authority to the Compensation Committee of the Board of Directors of the Company) selects the participants, establishes the performance cycles and the performance goals and fomulae for measuring relevant performance, determines the relevant peer group, establishes the maximum amounts which can become payable, certifies the extent to which such performance goals have been attained, and determines the actual award. The Compensation Committee has the authority to defer the time of payment of awards to assure the most appropriate tax treatment for both the Company and the individual, to comply with applicable securities laws, or for other reasons. Upon completion of a cycle, any award may be paid with respect to that cycle in restricted shares of Common Stock of the Company, in phantom stock of the Company, in cash or in a combination of these payment media. Any such restricted shares awarded decrease the aggregate maximum of restricted shares that the Compensation Committee may award in a given year under the Stock Option Incentive Plan. See "-- Stock Option Plans."

     While the various elements used to determine the awards under the EPIC Plan may be changed from time to time, it is anticipated that the performance measurement standard for EPIC awards for the initial performance cycles will utilize a two-part formula: (1) the "Company Portion" (75% of each award), which will be based on two factors related to performance by the Company, and (2) the "Lincoln Portion" (25% of each award), which will be based on Lincoln's return on adjusted book value.

     For the Company Portion, the first factor is a combined ratio component and the second factor is a growth component. The percentage weighting specified for the combined ratio factor and for the growth factor will be dependent upon the business environment and may vary from cycle to cycle.

     For the initial cycle, the part of the Company Portion dependent upon the combined ratio will be determined by comparing the Company's combined ratio performance during a performance cycle to that of the peer group. The "combined ratio" for this purpose is the sum of (i) losses and LAE incurred divided by premiums earned plus (ii) underwriting expenses divided by premiums written. For these purposes, reinsurance in run-off business will be excluded.

     All peer companies will be ranked by the combined ratio results each achieved during the period. Three performance levels have been identified. Threshold performance is the 50th percentile of a middle group of peer companies. No award will be made for the combined ratio component of the Company Portion if the Company's performance is at or below that level. Target performance is the 75th percentile of this group. If the Company's performance is at this level, the combined ratio component of the Company Portion of the award will not exceed a specified percentage of the Company Portion of the target award. If the Company has the lowest average combined ratio among the peer companies and if the combined ratio is under 100%, the combined ratio component will be a specified percentage of the Company Portion of the maximum award. Awards will be adjusted proportionally to reflect combined ratio performance falling between the threshold and the maximum.

     The growth factor for the initial cycle will be measured by the percentage increase in the Company's property and casualty and life policies in-force. The threshold for this component is the growth set forth in the Company's strategic plan for the period. If that threshold is achieved, the growth component of the Company Portion will be a specified percentage of the Company Portion of the threshold award. If growth is 150% of the planned amount, then the growth component of the Company Portion will be no more than a specified percentage of the Company Portion of the target award. The maximum award for the growth component of the Company Portion is reached when growth is 200% of that planned. At that level, the growth component of the award would be no higher than a specified percentage of the Company Portion of the maximum award.

Awards for performance between the threshold and the maximum are paid proportionally. There is no payout for performance below the threshold plan level.

     For the Lincoln Portion of each award, performance goals established by Lincoln's Compensation Committee will measure performance by comparing Lincoln's return on adjusted book value against similar returns for a designated peer group of companies. When return on adjusted book value equals or exceeds the average of the peer group, generally determined after excluding the three highest and three lowest performing companies within the group, incentive awards begin to be paid to participants. If return on adjusted book value is below average, no award is made. As performance rises above the 75th percentile of the peer group, awards increase towards the maximum award level payable if Lincoln is the top-performing company in the peer group.

     Payments of the awards under the EPIC Plan for the performance cycles ending in 1996 and 1997 will be subject to a transitional phase-in recognizing that the individuals covered under the EPIC Plan were previously covered under the Lincoln Executive Value Sharing Plan ("EVSP") for partially completed cycles that began in 1994 and 1995. This transition takes into account on a proportionate basis the periods during which such individuals were covered under the Lincoln EVSP. Similarly, to phase in the EPIC Plan, the plan will utilize one- and two-year performance cycles for 1996 and 1996-97 for the Company Portion of the awards and will utilize the goals and performance cycles existing under the Lincoln EVSP at the end of 1995 for purposes of determining the Lincoln Portion of EPIC Plan awards for periods that, if calculated on a three-year performance cycle basis, would have included periods prior to 1996.

     The Company's Chief Executive Officer has the discretion to adjust individual awards under the EPIC Plan to recognize outstanding contributions made by one or more participants. In no event, however, may the total amount awarded in a year exceed the maximum permissible under the EPIC Plan.

     If participation in the EPIC Plan is terminated due to retirement, disability, or death, the award will be paid at the end of the performance cycle based on the months the participant was eligible during the cycle. No award under the EPIC Plan will be paid if the participant is discharged for gross misconduct or if the participant voluntarily terminates his or her employment (other than by mutual agreement with his or her employer).

     The table below sets forth the estimated future payments for the three performance cycles commencing in 1996 under the EPIC Plan for the Named Executives.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1995

                                                                           ESTIMATED FUTURE PAYOUTS UNDER
                                                        PERFORMANCE                   NON-STOCK
                                        NUMBER OF        OR OTHER                 PRICE-BASED PLANS
                                      SHARES, UNITS    PERIOD UNTIL     -------------------------------------
                                        OR OTHER       MATURATION OR    THRESHOLD      TARGET       MAXIMUM
               NAME                     RIGHTS(1)        AWARD(2)         AWARD       AWARD(3)      AWARD(4)
- -----------------------------------   -------------    -------------    ---------    ----------    ----------
F. Cedric McCurley.................        N/A         1996             $ 370,000    $  930,000    $1,400,000
                                                        1996-1997         370,000       930,000     1,620,000
                                                        1996-1998         420,000     1,010,000     1,760,000
Jerome T. Gallogly.................        N/A         1996               180,000       450,000       800,000
                                                        1996-1997         210,000       530,000       920,000
                                                        1996-1998         240,000       570,000     1,010,000
David N. Hafling...................        N/A         1996               100,000       250,000       430,000
                                                        1996-1997         100,000       250,000       430,000
                                                        1996-1998         110,000       260,000       450,000
Todd R. Stephenson.................        N/A         1996               140,000       350,000       610,000
                                                        1996-1997         160,000       400,000       690,000
                                                        1996-1998         180,000       420,000       740,000
Harry R. Simpson...................        N/A         1996               120,000       300,000       530,000
                                                        1996-1997         140,000       350,000       600,000
                                                        1996-1998         160,000       380,000       660,000

- -------------------------
(1) The Company's EPIC Plan is administered by the Compensation Committee as described in the text above. The performance goals for the Named Executives are based on the Company's performance in the manner set forth in the text above. If results are consistent with the formulae described in the text above, then awards will be made in accordance with pre-established formulae with Compensation Committee discretion to adjust downward.

(2) In determining the amount of the Lincoln portion of the EPIC Plan awards, the Compensation Committee will use the following three-year performance cycles: 1994-96, 1995-97 and 1996-98.

(3) The targets are the estimated maximums to be paid for the 1996 cycle, the 1996-97 cycle and the 1996-98 cycle if the Company's performance is at the target level described in the text above compared to its competitors.

(4) The maximums are the most that would be awarded with respect to each listed cycle if the performance goals described in the text above were achieved at the levels described entitling the Named Executives to a 100% payment.

     The Named Executives participated in the EVSP of Lincoln for the period of their employment prior to 1996. Commencing in 1996, the Named Executives ceased to participate under the Lincoln EVSP and no longer retained any right to payments under that plan. The Named Executives and Mr. Lawson thus began to participate exclusively under the EPIC Plan as of January 1, 1996 and have rights with respect to long-term incentive plan payments only under the EPIC Plan on and after January 1, 1996.

     Restricted Stock. Awards of Common Stock of the Company, upon the recommendation of the Compensation Committee of the Board of Directors of Lincoln, may be made to any of the Named Executives and Mr. Lawson in lieu of a cash payment under the EPIC Plan. The shares awarded typically will be restricted from sale or trade for three years after grant except in a situation relating to death or disability. During the period that the shares are issued but restricted, the executives may vote the shares. In addition, at the time the restrictions lapse, compensation equal to the amount of dividends that would have been paid during the period the shares were restricted is paid to the executive. The Compensation Committee of the Board of Directors of the Company, upon the recommendation of the Compensation Committee of the Board of Directors of Lincoln, may also grant individuals restricted stock to recognize exceptional performance or in order to ensure retention of key executives.

     ASI Executives' Salary Continuation Plan. Certain officers of ASI and its subsidiaries, including all Named Executives and Mr. Lawson, have entered into salary continuation agreements with ASI under the terms of the American States Executive Salary Continuation Plan (the "Salary Continuation Plan"). Under the Salary Continuation Plan, the amount each officer is entitled to receive upon retirement is 2% of final monthly compensation times the number of years the salary continuation agreement has been in effect up to a maximum of 10% of final monthly salary, so long as the officer agrees to an exclusive consulting arrangement with ASI until the earlier of the waiver of such arrangement or attainment of age 65. This amount will be paid in the form of a 120-month certain and life annuity. In the event of death prior to retirement, designated beneficiaries of executives who were participating in the Salary Continuation Plan on December 31, 1991, will instead receive annual payments each equal to 25% of the employee's final annual salary until the later of the date on which the employee would have attained age 65 or the date on which a minimum of ten payments have been made. These salary continuation agreements automatically terminate upon the officer's termination of service for reasons other than death, disability or retirement; except that in the event of a change-in-control of ASI or Lincoln, and a subsequent voluntary or involuntary termination of the employee's employment within 2 years of the change-in-control, such employee shall be treated as continuing employment with ASI and its affiliates until age 65 at which time benefits shall begin. The Salary Continuation Plan caps compensation used to determine benefits at the greater of $200,000 or the annual base compensation in effect on December 31, 1991, for all current and future participants and eliminates the death benefit for future participants.

     ASI Performance Incentive Compensation Plans. Officers and other key contributors not participating in the EPIC Plan participate in the management performance incentive compensation plans. Awards will be based upon a formula which considers combined ratio (both in absolute terms and in comparison to the industry), unit growth and ASI's policies in-force results.


     Deferred Compensation Plan. As senior executives of ASI, the Named Executives are eligible to participate in the Deferred Compensation Plan of Lincoln. This plan allows certain officers of Lincoln to defer a portion of their compensation until after termination of employment. The plan allows eligible employees to designate that a portion of any such deferral is to be in the form of phantom units of common stock of Lincoln or other forms of investment units payable in cash after termination of employment. Elections for 1996 by executives who have deferred compensation under the plan will continue to apply for the remainder of the year. The plan includes, with respect to employees of the Company, an additional opportunity to designate that a portion of any deferral is to be in the form of phantom units of Common Stock of the Company.


     The Company intends to establish a deferred compensation plan which will contain provisions similar to those of Lincoln's plan. The Company's plan is expected to become effective on January 1, 1997 and will permit certain officers, including the Named Executives and Mr. Lawson, to defer a portion of their compensation in accordance with the provisions of the plan.

     Split Dollar Life Insurance Arrangements and Agreements. The Company is a party to existing split-dollar arrangements and agreements. As a result, all rights and obligations thereunder exist exclusively between the Company and those executives who are covered under such arrangements and agreements, including the Named Executives, as well as Messrs. Lawson, Coffin and Young and Ms. Stoddard-Smith.

     Pension Plans. The Named Executives, along with other employees of the Company, currently participate in a qualified non-contributory defined benefit retirement plan of ASI (the "Retirement Plan"). The assets of the Retirement Plan are pooled with those of Lincoln's pension plan for investment purposes. The following table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees under the Retirement Plan. Such benefits reflect a reduction to recognize in part the Company's cost of Social Security benefits related to service to the Company.

                               PENSION PLAN TABLE

     FINAL                  ESTIMATED ANNUAL RETIREMENT BENEFITS FOR CREDITED YEARS OF SERVICE
    AVERAGE        -------------------------------------------------------------------------------------
     SALARY          10           15           20           25           30           35           40
- ----------------   -------     --------     --------     --------     --------     --------     --------
$200,000........   $32,897     $ 49,345     $ 65,794     $ 82,242     $ 98,691     $115,139     $120,139
 225,000........    37,147       55,720       74,294       92,867      111,441      130,014      135,639
 250,000........    41,397       62,095       82,794      103,492      124,191      144,889      151,139
 275,000........    45,647       68,470       91,294      114,117      136,941      159,764      166,639
 300,000........    49,897       74,845       99,794      124,742      149,691      174,639      182,139
 325,000........    54,147       81,220      108,294      135,367      162,411      189,514      197,639
 350,000........    58,397       87,595      116,794      145,992      175,191      204,389      213,139
 375,000........    62,647       93,970      125,294      156,617      187,941      219,264      228,639
 400,000........    66,897      100,345      133,794      167,242      200,691      234,139      244,139
 425,000........    71,147      106,720      142,294      177,867      213,441      249,014      259,639
 450,000........    75,397      113,095      150,794      188,492      226,191      263,889      275,139
 475,000........    79,647      119,470      159,294      199,117      238,941      278,764      290,639
 500,000........    83,897      125,845      167,794      209,742      251,691      293,639      306,139

     The above table assumes retirement at age 65 (the current normal retirement age under the Retirement Plans) and that, at age 65, Messrs. McCurley, Gallogly, Hafling, Stephenson and Simpson will have 14, 25, 34, 41 and 28 years of service credited to them, respectively.

     Under the Retirement Plan, the "final average salary" is the average of an employee's base salary paid in any consecutive 60-month period during an employee's last ten years of active employment which produces the highest average salary.

     As a result of limitations under the Code, a portion of these Retirement Plan benefits will be paid under an unfunded non-qualified supplemental defined benefit retirement plan established by the Company to provide benefits (included in the above table) which would exceed these limits.

     Savings and Profit Sharing Plan. The Company will maintain a savings and profit sharing plan qualified under section 401(k) of the Code (the "Savings Plan"). Employees electing to participate must deposit a percentage of their salaries into an account maintained for them by the Savings Plan's trustee. Company contributions to each participant's account will be based on the first 6% of salary deposited by the employee. The amount of Company contributions will depend on its performance, measured by a formula adopted by the Board of Directors. While that formula may be changed from time to time, it will initially consider the Insurers' combined ratio averaged over three years (or since the year of the Savings Plan's inception, if less), both in absolute terms and compared to a selected peer group of other property and casualty insurers. Generally, contributions to the Savings Plan made by the Company will be in the form of its Common Stock. Participants may select from a number of investment options, including the Company's Common Stock. They are permitted to change investment options, subject to certain limitations.

     Employees of ASI have previously participated in a similar plan maintained by Lincoln (the "'Lincoln Plan"), which included as one of its investment options the common stock of Lincoln. Account balances of Company employees will be transferred from the Lincoln Plan to the Savings Plan. While the Savings Plan will not offer Lincoln common stock as an on-going investment option, it may hold any such stock transferred to it by participating employees.


     Employment Contracts and Termination of Employment. The Company has entered into employment agreements (the "Employment Agreements") with Messrs. McCurley, Lawson, Gallogly and Stephenson (the "Contract Executives"). The Employment Agreements will expire on the date which is 24 months after the date of the Offerings, except that in the case of Mr. McCurley, his Employment Agreement will extend until the later of December 31, 1997 or 12 months after the date on which the Board of Directors designates anyone other than Mr. McCurley as Chief Executive Officer of the Company. The Employment Agreements provide for the capacities in which the Contract Executives will serve as employees of the Company, their responsibilities, compensation, benefits and eligibility for stock option and restricted stock awards. The Employment Agreements also provide that in the event of termination of employment for reasons other than incapacity or death and without cause, the Company will continue to provide the Contract Executive's salary, bonus under the EPIC Plan and benefits until the termination of the Employment Agreement and for vesting and exercisability of all stock options as if employment had continued until such date.


     In 1996, Mr. McCurley's base salary is $385,000; Mr. Lawson's is $340,000; Mr. Gallogly's is $303,000; and Mr. Stephenson's is $208,000. Each Contract Executive's base salary may be adjusted annually at the discretion of the Board of Directors of the Company. Contract Executives are also entitled to participate in and receive all benefits under any and all benefit programs maintained by the Company.



     The Employment Agreements provide that the Contract Executives will receive bonuses in 1996. Messrs. McCurley, Gallogly and Stephenson will receive a bonus in an amount equal to the bonus that would have been payable under the EVSP for the performance cycle ending in 1995, in lieu of the bonus payable under the EVSP. Mr. Lawson's bonus will be the greater of the amount of bonus that would have been payable under the EVSP for the performance cycle ending in 1995, or $400,000, and will also be in lieu of the bonus payable under the EVSP. The bonus can be paid in cash, restricted Company common stock, or restricted phantom stock or stock units of the Company. The Compensation Committee will determine the form or combination of forms in which each Contract Employee's bonus will be paid. Additional bonuses will be paid in future years in lieu of the bonuses owed under the EVSP for the performance cycles ending in 1996 and subsequent years.



     The Contract Executives have agreed not to disclose or reveal any trade secrets or other confidential information related to the Company both during and after the term of the Employment Agreement. Each Contract Executive has agreed that certain specified amounts payable under his Employment Agreement are subject to compliance with these and other provisions of the Employment Agreement.


     Compensation Committee Interlocks and Insider Participation. During 1995, the following persons served as members of Lincoln's Compensation Committee, which approved prior compensation for certain of the Named Executives: Thomas D. Bell, Jr., Earl L. Neal, John M. Pietruski, Jill S. Ruckelshaus and Gordon A. Walker. All of the above persons are currently serving on Lincoln's Compensation Committee. None of these people had interlocks reportable under Section 402(j)(3) and (4) of Regulation S-K, and none were employees, officers or former officers of Lincoln or its subsidiaries.


     The following persons serve as members of the Company's Compensation
Committee: Stephen J. Paris, William E. Pike and Milton O. Thompson. None of these people had interlocks reportable under Section 402(j)(3) and (4) of Regulation S-K, and none were employees, officers or former officers of the Company or its Subsidiaries or affiliates.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE RECAPITALIZATION


     As part of the Recapitalization, on May 16, 1996, Lincoln transferred all of the outstanding shares of ASI to the Company in exchange for 50,000,000 shares of the Company's Common Stock. Concurrent with the transfer of the ASI stock, the Company assumed the $100 million of Assumed Debt and issued to Lincoln the $200 million Term Note. See "The Company."


     The Assumed Debt is governed by the Assumption Agreement which provides for the payment by the Company of the currently outstanding 7 1/8% notes due July 15, 1999, originally issued to the public by Lincoln on July 15, 1992. Lincoln will continue to be the primary obligor of this public debt; however, pursuant to the Assumption Agreement, the Company will make a $100 million principal payment on July 15, 1999 to repay the holders of the public debt. The Assumption Agreement also provides that interest at 7 1/8% is payable semi-annually by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The Term Note will pay interest quarterly at a rate of 50 basis points over the rate on Treasury securities with a comparable maturity, adjusted annually on November 15 of each year. The interest rate on the Note currently is 6.75%. The Term Note will be payable in three equal principal payments due on August 15, 1997, 1998 and 1999. Pursuant to the provisions of the Term Note, the Company will have the right to prepay the Term Note at any time. The Term Note also contains covenants that will, among other things, (i) require the Company to maintain certain levels of adjusted consolidated net worth (as defined in the Term Notes), and (ii) restrict the ability of the Company to incur indebtedness in excess of 50% of its adjusted consolidated net worth and to enter into a major corporate transaction unless the Company is the survivor and would not be in default. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     For additional liquidity, the Company intends to establish the MTN Program within the next year. The MTN Program, if established, would enable the Company to issue debt when the principal payments on the Assumed Debt and the Term Note become due and, from time to time, for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     On April 22, 1996, ASI declared, and on May 15, 1996, it distributed to Lincoln, the $300 million of Dividended Assets, consisting primarily of tax-exempt municipal securities. See "The Company."


REGISTRATION RIGHTS AGREEMENT

     Pursuant to the Registration Rights Agreement which will be entered into between the Company and Lincoln (the "Registration Rights Agreement"), Lincoln will have the right to have any or all of the shares of Common Stock held by it after the Offerings included in a registration statement filed by the Company under the Securities Act, subject to certain limitations set forth in the Registration Rights Agreement (a "Piggyback Registration"). In addition, subject to (i) the Purchase Agreement among the Underwriters, the Company and Lincoln restricting the right of Lincoln to sell any Common Stock for 120 days after the completion of the Offerings and (ii) certain other conditions, Lincoln also will have the right to require the Company to file a Registration Statement under the Securities Act with respect to the Common Stock held by Lincoln (a "Demand Registration").

     Lincoln will be entitled to an unlimited number of Demand Registrations, provided that each Demand Registration is for a number of shares of Common Stock exceeding 10% of the number of shares of Common Stock outstanding at the time Lincoln requires the Demand Registration or Lincoln owns less than 10% of the number of shares of Common Stock outstanding at the time it requires a Demand Registration (unless the Company has been eligible to utilize a simplified form of registration statement), and an unlimited number of Piggyback Registrations. The registration rights will be assignable in whole or in part. Generally, the Company will be required to file a registration statement within 30 days of a request by Lincoln; however, the Company may defer compliance with any Demand Registration request for up to 120 days if, in the good faith judgment of its Board of Directors, the filing of a registration statement would be seriously detrimental to the Company and its shareholders.

     In general, Lincoln will bear all of the registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, "blue sky" fees and expenses and the expense of any special audits incident to or required by any demand registration. Lincoln will generally be responsible for its pro rata share of such expenses in excess of $100,000 in connection with any piggyback registration. Lincoln will also bear all fees and expenses of its counsel and all underwriting discounts and selling commissions applicable to its sales.

     The Company and Lincoln will agree to indemnify each other against certain liabilities, including liabilities under the Securities Act, in connection with the registration of Common Stock pursuant to the Registration Rights Agreement.

INVESTMENT MANAGEMENT AGREEMENTS

     The Company and its Subsidiaries and LIM will enter into Investment Management Agreements (the "Investment Management Agreements") pursuant to which LIM will provide investment advice and services to the Company and its Subsidiaries following the completion of the Offerings in connection with the management of their respective portfolios. Pursuant to the Investment Management Agreements, LIM will receive an annual fee equal to 0.13 of 1% of the average assets under management. These fees are comparable to the fees which LIM charges its non-affiliated clients. The Investment Management Agreements will have an initial term of three years and termination after the initial term will then take effect upon 60 days notice by either party. The parties will agree to indemnify each other against certain liabilities under the Investment Management Agreements. Assuming the Investment Management Agreements had been in effect for the year ended December 31, 1995, and that the Company's investments as of December 31, 1995, totalled the average assets under management (including assets of its Subsidiaries) under the Investment Management Agreements, the annual fee to be paid to LIM under the Investment Management Agreements would have been $5.2 million. LIM retains various subadvisors to manage portions of the portfolio. Some of these subadvisors are affiliates of Lincoln. Subadvisors charge fees for services ranging from 0.25 of 1% to 1% of average assets managed. Total subadvisor fees paid in 1995 were $1,246,743, of which $418,733 was paid to Lincoln affiliates. Management expects these fee arrangements to continue to be made available on terms no less favorable to that which would be obtained at arm's length. The Investment Management Agreements will supersede any similar agreements which may now be in-force between the Company or any of its Subsidiaries and LIM.

     LIM has managed ASI's invested assets since 1983. Actual fees paid by ASI to LIM, including fees paid to LIM-affiliated subadvisors, during 1993, 1994 and 1995 were $3,135,902, $3,128,984 and $2,926,430, respectively.

TAX SHARING AND INDEMNIFICATION AGREEMENTS

     Effective January 1, 1969 (or such later date as the Company or a Subsidiary first became included in Lincoln's consolidated tax return), the Company and its Subsidiaries were included in Lincoln's state and federal consolidated tax returns and have operated in accordance with the terms of federal and state income tax sharing agreements between Lincoln and the Company and its Subsidiaries (the "Tax Sharing Agreements"). The Tax Sharing Agreements provide for the allocation of tax liability among Lincoln and the Company, including its Subsidiaries. To the extent that tax liability allocated to the Company and its Subsidiaries under the Tax Sharing Agreements differs from the actual tax liability ultimately paid, the Company and its Subsidiaries are responsible for any additional tax payments required and are entitled to any tax refunds attributable to the Company and its Subsidiaries. The Company and its Subsidiaries paid approximately $64.4 and $21.6 million to Lincoln under the Tax Sharing Agreements for the 1993 and 1994 tax years, respectively; and, the Company and its Subsidiaries have paid $36.0 million to Lincoln under the Tax Sharing Agreements to date for tax year 1995.

     Upon consummation of the Offerings, the Company and its Subsidiaries, along with the other tax-consolidated subsidiaries of Lincoln (Lincoln, the Company and its Subsidiaries and the other tax-consolidated subsidiaries are collectively referred to as the "Lincoln Consolidated Group"), will continue to be eligible to be included in Lincoln's state and federal consolidated income tax returns since Lincoln will continue to own 80% or more of the voting power and value of the Company. Effective January 1, 1996, the current Tax Sharing Agreements will be terminated, and new tax sharing agreements between Lincoln and the Company and its Subsidiaries (the "New Tax Sharing Agreements") will become effective.

     Under the New Tax Sharing Agreements, the Company and its Subsidiaries will be treated as if they constituted a stand-alone consolidated group for most federal income and relevant state income tax purposes (the "Company Tax Group"). Generally, the terms of the New Tax Sharing Agreements will result in the Company Tax Group paying no more taxes than it would have paid on a stand-alone basis, but it may be necessary to consider more than one taxable year when determining whether the Company Tax Group has paid more taxes than it would have on a stand-alone basis.

REINSURANCE AGREEMENTS

     ASLIC is a party to several reinsurance agreements with affiliated companies of Lincoln (the "Reinsurance Agreements"). The Reinsurance Agreements consist of indemnity coinsurance agreements, quota share reinsurance agreements and excess of loss reinsurance agreements. Indemnity coinsurance and quota share reinsurance agreements are contractual arrangements whereby the Lincoln affiliate, as reinsurer, assumes an agreed percentage of certain risks insured by ASLIC, as the ceding reinsurer, and shares premium revenues and losses in proportion to the percentage defined in the agreement. The principal advantage of excess of loss reinsurance agreements is the protection they afford ASLIC against sustaining a large loss above a certain level. In the opinion of management, the provisions of the Reinsurance Agreements are no less favorable than could be generally obtained from comparable unaffiliated third parties, taking into account factors such as price, creditworthiness of the reinsurer, renewal history and the stability of the relationship.

     The Reinsurance Agreements are open ended since they contain no stated termination dates. As such, either party can terminate a Reinsurance Agreement for new business, but business already written under the Reinsurance Agreement remains in force under the Reinsurance Agreement for as long as it remains in force with ASLIC. An exception may occur if the Lincoln affiliate and ASLIC agree to an amount that will settle all present and future claims on outstanding business and further agree to terminate the Reinsurance Agreement for all in-force business.

     Under one Reinsurance Agreement, ASLIC's liability limits on accident and sickness policies are $300 or $700 per month per policy, depending on the policy form. Another Reinsurance Agreement covering disability income limits ASLIC's liability to 20% of its written monthly benefit after a five year extended wait period. An additional Reinsurance Agreement reinsures a group long-term disability plan above ASLIC's 20% retained amount. The majority of the other Reinsurance Agreements cover various individual life insurance plans and these agreements were amended effective November 1, 1995, to set ASLIC's retention at $250,000 per issued policy. A final Reinsurance Agreement covers annuity business written by ASLIC.


     Reinsurance premiums paid by ASLIC to Lincoln affiliates under the Reinsurance Agreements for life accounts were $3,002,839, $3,294,793 and $3,417,597 in 1993, 1994 and 1995 respectively, and for disability accounts were $50,419 in 1995.


SERVICES AGREEMENT

     The Company is currently a party to an agreement, and is entering into a revised agreement, with Lincoln pursuant to which the Company and its Subsidiaries receive, and will continue to receive, certain services provided by Lincoln and in turn pay to Lincoln its share of the cost of such services (the "Service Agreement"). These services include systems, strategic planning and management advice, financial services, legal services, accounting services, and assistance with employee benefits, information services, data processing, actuarial, marketing and human resources. Under the current Service Agreement, ASI incurred service fees of approximately $7.1, $7.7 and $7.6 million payable to Lincoln in 1993, 1994 and 1995, respectively, and the Company will be charged comparable amounts under the revised Service Agreement. Upon consummation of the Offerings, the Service Agreement will continue, unless terminated by mutual consent, so long as Lincoln owns more than 50% of the Common Stock.

ADMINISTRATION AGREEMENTS

     An intercompany agreement between ASI and Linsco Reinsurance Company, a Lincoln subsidiary ("Linsco"), exists for the supervision and administration by ASI of Linsco (the "Administration Agreement"). Linsco is a discontinued operation of Lincoln which is currently running off its existing books of business. Linsco had provided property and casualty reinsurance. Pursuant to the Administration Agreement, ASI manages Linsco's accounting, premium collection, claim handling, reinsurance and other functions. The Administration Agreement, however, prohibits ASI from obligating Linsco as an accepting reinsurer without Lincoln's prior approval. Lincoln paid ASI an annual fee of $432,000 in 1993, 1994 and 1995 pursuant to the Administration Agreement, based on Lincoln's and ASI's annual estimates of costs incurred.

     On January 19, 1996, an intercompany agreement (the "Lincoln Specialty Agreement") between ASI and Lincoln relating to the administration by ASI of Lincoln National Specialty Insurance Company ("Lincoln Specialty"), another discontinued operation of Lincoln, was terminated when Lincoln Specialty was sold. Lincoln Specialty provided property and casualty coverage in specialty markets, including sports, leisure and entertainment, through an affiliated managing general agency, K&K Insurance Group, Inc. This $30 million book of business was also being run-off and ASI was servicing it. Pursuant to the Lincoln Specialty Agreement, ASI performed the same functions for Lincoln Specialty as it did for Linsco under the Administration Agreement. Lincoln paid ASI a fee of approximately $149,400, $192,600 and $492,000 in 1993, 1994 and
1995, respectively, pursuant to the Lincoln Specialty Agreement, based on Lincoln's and ASI's annual estimates of costs incurred. As part of the sale of Lincoln Specialty, ASI assumed all of Lincoln Specialty's liabilities pursuant to a 100% Quota Share Reinsurance and Administration Agreement. On a SAP basis, the value of the liabilities assumed was approximately $63,676,000 and ASI received assets having an equivalent market value as consideration for its assumption of Lincoln Specialty's liabilities.

BUILDING LEASE

     Pursuant to the lease of ASI's headquarters facility in Indianapolis, Indiana, Lincoln executed an irrevocable guaranty dated August 1, 1984 (the "Guaranty"), covering payment in full to a third-party lessor, The Connecticut Bank and Trust Company, National Association and F.W. Kawam, as Trustees, of all sums due and performance by ASI of all covenants and conditions under the lease. The sum total of future minimum lease payments through 2009 guaranteed by Lincoln under the Guaranty is in excess of $126.1 million.

     ASI owns a corporate bond issued by the acquiror of ASI's headquarters facility and two other properties when they were acquired from Lincoln in 1984. The properties were leased back to ASI and Lincoln by the third party acquiror as part of the transaction. This bond is a zero coupon, 15 year note due in August, 1999. The par value of the bond at maturity will be approximately $130 million. As of December 31, 1995, the market value of the bond was approximately $104.1 million and the accreted value of the bond was approximately $76.5 million. If the call or put option on the bond is not exercised in August, 1999, the term of the bond extends to August, 2009. The bond is secured by a second mortgage on the properties, a second assignment of lease and guaranty, and other collateral. The guaranty is a guaranty by Lincoln of the obligations of each lease.

RISK MANAGEMENT SERVICES

     The Company provides administrative processing services and insurance coverage to Lincoln in a number of coverage areas including: directors and officers liability, professional liability, commercial general liability, business automobile, worker's compensation, and surety bonds. For the most part, these policies are subject to retrospective adjustment based on actual loss experience, and as such, do not represent a significant potential for loss to the Company. The Company's services in this area are utilized by Lincoln primarily to track its actual claims history, to provide administrative support, and to reduce costs (i.e. avoidance of outside insurance brokers' commissions which may otherwise be payable). The net profits from this business are not material. Lincoln paid total premiums to the Company of $8,731,000, $5,298,000, and $6,277,000 for policies in-force in 1993, 1994, and 1995, respectively.

     The Company also utilizes the services of Lincoln to purchase outside market insurance coverage for umbrella liability, employee fidelity, directors and officers liability, professional liability, property, travel accident, fiduciary liability, and fidelity bonds. In total, the actual costs of such policies are allocated by various means, but typically by headcount, revenues or property values, and in any event expenses are billed at no profit to Lincoln. Lincoln also prefunds the Company's expected losses related to various deductibles under the employee fidelity and property policies. These costs are passed on to the Company at no profit to Lincoln. ASI incurred total costs for these coverages and services payable to Lincoln of $5,755,618, $2,600,823 and $6,935,299 in 1993, 1994 and 1995, respectively.

     There are no formal agreements for provision of any of the aforementioned services. Management of the Company does, however, expect these aforementioned risk management services to continue, although no assurances to that effect may be given.

LINCOLN SHORT-TERM POOL

     Prior to the Recapitalization, Lincoln had established procedures that permitted affiliates to invest with or borrow from Lincoln to meet short-term cash management requirements. Investments held in the Lincoln short-term pool consist mainly of U.S. Treasury securities and higher grade commercial paper with average maturities of 30 to 60 days. Following the Offerings, ASI will no longer have the ability to invest in or borrow funds from the short-term pool. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SYSTEMS AND INTELLECTUAL PROPERTY


     There are a number of agreements relating to financial reporting, business recovery services, telecommunications services, and other hardware and software that Lincoln has licensed from third parties on a corporate wide basis, which include affiliates. The amounts paid by ASI under these agreements are included in the amounts paid under the Service Agreement. See " -- Services Agreement." These systems will continue to be made available to ASI on terms no less favorable to that which would be obtained at arm's length.


     In addition, ASLIC has a software license agreement with a Lincoln affiliate for a life insurance underwriting system. A one-time fee of $200,000 was paid by ASLIC to the Lincoln affiliate in 1989 pursuant to this agreement. In addition, fees paid by ASLIC to the Lincoln affiliate under a related software maintenance agreement totalled $30,000, $45,000 and $50,000 in 1993, 1994 and 1995. Fees paid by ASLIC under the software license agreement and related software maintenance agreement are on similar terms as to that which the Lincoln affiliate provides to third parties. The software license is perpetual, unless terminated due to breach. See "Business -- Technology -- Life Insurance."

INDEMNIFICATION AGREEMENT

     The Company and Lincoln have agreed to indemnify each other against certain liabilities in connection with the Offerings, including liabilities under the Securities Act.

CONTROL BY LINCOLN; POTENTIAL CONFLICTS WITH LINCOLN

     The Company is a wholly-owned subsidiary of Lincoln, and after completion of the Offerings, Lincoln will own 83% of the outstanding Common Stock. Lincoln will have the power to control the Company, to elect its Board of Directors and to approve any action requiring shareholder approval, including adopting amendments to the Company's articles of incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of the Company. Because Lincoln has the ability to elect the Board of Directors of the Company, it will be able to effectively control all of the Company's policy decisions. As long as Lincoln is majority shareholder of the Company, third parties will not be able to obtain control of the Company through purchases of Common Stock not owned by Lincoln.

     Of the nine directors of the Company, two are employees of the Company, two are employees of Lincoln, one is the former Chief Executive Officer of ASI and a former director of Lincoln and four are outside directors. Directors and officers of the Company and Lincoln may have conflicts of interest with respect to certain matters affecting the Company, such as potential business opportunities and business dealings between the Company and Lincoln and its affiliated companies. See "Management -- Directors and Executive Officers of the Company."

     Currently, Lincoln does not market property and casualty insurance products which compete with products sold by the Company; and, Lincoln currently has no intention, either short-term or long-term, of engaging in property and casualty business of the type conducted by the Company. However, there are no restrictions on the activities in which Lincoln may engage. Management believes that Lincoln and ASI historically have not competed to any significant degree in the sale of life insurance products primarily because they use different distribution channels and target different market segments. There can be no assurance, however, that the Company will not encounter competition from Lincoln in the future or that actions by Lincoln or its affiliates will not inhibit the Company's growth strategy. See "Risk Factors -- Control by Lincoln; Certain Continuing Relationships with Lincoln and its Affiliates; Conflicts of Interest."

     Conflicts of interest between the Company and Lincoln could arise with respect to business dealings between them, including potential acquisitions of businesses or properties, the issuance of additional securities, the election of new or additional directors, and the payment of dividends by the Company. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between the Company and Lincoln. The Company, however, intends to seek the approval of its disinterested directors for any future business transactions between the Company and Lincoln. See "Risk Factors -- Control by Lincoln; Certain Continuing Relationships with Lincoln and its Affiliates; Conflicts of Interest."

SURETY BOND

     At the request of Lincoln, ASI provided a surety bond (the "Bond"), effective November 3, 1993, to enhance the issuance of a series of industrial revenue bonds ("IRBs") having the Industrial Development Authority of the City of Clayton, Missouri as obligor and Mercantile Bank of St. Louis, N.A. as obligee. The IRBs were issued in 1983 to finance the construction of an office building by a joint venture of which Lincoln was a party. Lincoln's contribution to the joint venture was to provide a guaranty on the IRBs. After a sale and leaseback of the real property underlying the office complex to a third party and a subsequent default on the lease, the joint venture gave the improvements to the third party in full satisfaction of the lease and then dissolved. In 1993, the third party approached Lincoln, which still remained as guarantor on the IRBs, about refinancing the IRBs at a lower interest rate. To accomplish this refinancing, Lincoln requested ASI to provide the Bond since, under applicable statutes, Lincoln could no longer remain a guarantor since it no longer had an equity interest in the property.

     Claims against the Bond are limited solely to losses associated with the underlying IRBs. The IRBs had an original principal amount of $8,600,000 and are composed of a combination of serial and term bonds, having a final maturity of May 1, 2008. As of December 31, 1995, the outstanding principal balance of the IRBs was $8,515,000. Management does not expect any claims against the Bond, although no assurances to that effect are given. Lincoln fully indemnifies ASI for any losses. LIM pays ASI $4,300 per year for providing the Bond.

                              SECURITIES OWNERSHIP

OWNERSHIP OF THE COMPANY

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of the date of this Prospectus and after giving effect to the Offerings, by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

     As of the date hereof, none of the outstanding shares of Common Stock is owned by any director or executive officer of the Company.

                                                                       PERCENTAGE OF       PERCENTAGE OF
                                                                      SHARES OF COMMON    SHARES OF COMMON
                                                                           STOCK               STOCK
                                                                        BENEFICIALLY        BENEFICIALLY
                                                                       OWNED PRIOR TO     OWNED AFTER THE
      NAME AND ADDRESS          TITLE OF CLASS    NUMBER OF SHARES     THE OFFERINGS         OFFERINGS
- -----------------------------   --------------    ----------------    ----------------    ----------------
Lincoln National
  Corporation................   Common Stock,        50,000,000(1)          100.0%              83.3%(2)
200 East Berry St.              no par value
Fort Wayne, IN 46802

- -------------------------
(1) Lincoln has sole voting and dispositive power over all these Common Shares.

(2) Lincoln would beneficially own 81.3% of the Company after the Offerings if the Underwriters' over-allotment option is exercised in full.

OWNERSHIP OF LINCOLN

     The following table sets forth certain information regarding beneficial ownership of the capital stock of Lincoln, as of December 31, 1995 (unless otherwise indicated), by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of a class of capital stock of Lincoln, (ii) by each of the Company's executive officers and directors, and
(iii) by all executive officers and directors of the Company as a group. Except as otherwise indicated, based on information furnished by such owners, the beneficial owners of the capital stock listed below have sole voting and dispositive power with respect to such shares, subject to community property laws where applicable. Fractional shares are rounded to the nearest whole share.

     The ownership of Lincoln will not be affected by the Offerings.

                                                                                           PERCENTAGE
                                                                                          OF SHARES OF
                                                                                          COMMON STOCK
                                                                           NUMBER OF      BENEFICIALLY
                  NAME AND ADDRESS(1)                    TITLE OF CLASS     SHARES           OWNED
- -------------------------------------------------------  --------------    ---------      ------------
The Dai-ichi Mutual Life Insurance Company.............      Common        7,811,468(2)       7.5%
13-1, Yurakucho 1-Chome
Chiyoda-ku
Tokyo 100, Japan
Capital Guardian Trust Company.........................      Common        8,251,660(3)       7.9%
  and Capital Research and Management
  Company, operating subsidiaries of
  The Capital Group Companies, Inc.
333 South Hope Street
Los Angeles, California 90071
F. Cedric McCurley.....................................      Common           68,943(4)        (5)
William J. Lawson......................................      Common           34,035(6)        (5)
Jerome T. Gallogly.....................................      Common           32,092(7)        (5)
David N. Hafling.......................................      Common           20,098(8)        (5)

                                                                                           PERCENTAGE
                                                                                          OF SHARES OF
                                                                                          COMMON STOCK
                                                                           NUMBER OF      BENEFICIALLY
                  NAME AND ADDRESS(1)                    TITLE OF CLASS     SHARES           OWNED
- -------------------------------------------------------  --------------    ---------      ------------
Todd R. Stephenson.....................................      Common            8,721(9)        (5)
Harry R. Simpson.......................................      Common            8,310(10)       (5)
Thomas M. Ober.........................................      Common           11,549(11)       (5)
J. Robert Coffin.......................................      Common           11,593(12)       (5)
Janis E. Stoddard-Smith................................      Common            3,398(13)       (5)
Ronald K. Young........................................      Common            7,292(14)       (5)
Robert A. Anker........................................      Common          133,564(15)       (5)
Edwin J. Goss..........................................      Common           39,107(16)       (5)
Stephen J. Paris.......................................     N/A                   --            --
Paula M. Parker-Sawyers................................     N/A                   --            --
William E. Pike........................................      Common            1,500           (5)
Gabriel L. Shaheen.....................................      Common           24,197(17)       (5)
Milton O. Thompson.....................................     N/A                   --            --
All executive officers and directors of the Company as
  a group (17 persons).................................  Common....          402,754(18)       (5)

- -------------------------
 (1) Addresses given for 5% or greater beneficial owners only.

 (2) Ownership is as of January 19, 1996, not December 31, 1995.

 (3) Of these shares, Capital Guardian Trust Company and Capital Research Management Company have sole dispositive power over 8,251,660 shares and sole voting power over 1,660 shares.

 (4) Of these shares, 1,000 are owned jointly by Mr. McCurley and his wife and 38,400 are subject to stock options granted under the Stock Option Plans which are currently exercisable or exercisable within 60 days.

 (5) Less than 1%.

 (6) Of these shares, 1,926 are owned jointly by Mr. Lawson and his wife, 401 are owned by his wife and 18,000 are subject to stock options granted under the Stock Option Plans which are currently exercisable or exercisable within 60 days.

 (7) Of these shares, 3,121 are owned jointly by Mr. Gallogly and his wife and 15,700 are subject to stock options granted under the Stock Option Plans which are currently exercisable or exercisable within 60 days.

 (8) Of these shares, 18 are owned jointly by Mr. Hafling and his wife and 8,950 are subject to stock options granted under the Stock Option Plans which are currently exercisable or exercisable within 60 days.

 (9) Of these shares, 1,218 are owned jointly by Mr. Stephenson and his wife and 2,750 are subject to stock options granted under the Stock Option Plans which are currently exercisable or exercisable within 60 days.

(10) Of these shares, 896 are owned by Mr. Simpson's wife and 2,575 are subject to stock options granted under the Stock Option Plans which are currently exercisable or exercisable within 60 days.

(11) Of these shares, 7,900 are subject to stock options granted under the Stock Option Plans which are currently exercisable or exercisable within 60 days.

(12) Of these shares, 5,187 are subject to stock options granted under the Stock Option Plans which are currently exercisable or exercisable within 60 days.

(13) Of these shares, 1,525 are subject to stock options granted under the Stock Option Plans which are currently exercisable or exercisable within 60 days.

(14) Of these shares, 302 are owned jointly by Mr. Young and his wife and 3,975 are subject to stock options granted under the Stock Option Plans which are currently exercisable or exercisable within 60 days.

(15) Of these shares, 4,000 are owned jointly by Mr. Anker and his wife and 95,000 are subject to stock options granted under the Stock Option Plans which are currently exercisable or exercisable within 60 days.

(16) Of these shares, 5,960 are owned jointly by Mr. Goss and his wife and 14,087 are owned by his wife.

(17) Of these shares, 5,313 are owned jointly by Mr. Shaheen and his wife, 3 are owned by his wife as custodian for their son and 7,625 are subject to stock options granted under the Stock Option Plans which are currently exercisable or exercisable within 60 days.

(18) Of these shares, 207,587 are subject to stock options granted under the Stock Option Plans which are currently exercisable or exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The Company's authorized capital stock consists of 195,000,000 shares of Common Stock and 5,000,000 shares of preferred stock (the "Preferred Stock"). Immediately following the Offerings, approximately 60,000,000 shares of Common Stock will be outstanding (61,500,000 shares assuming the Underwriters' over-allotment option is exercised). All of the shares of Common Stock that will be outstanding immediately following the Closing, including the shares of the Common Stock sold in the Offerings, will be validly issued, fully paid and nonassessable.

COMMON STOCK

     The holders of Common Stock will be entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law and provided in any resolution adopted by the Company's Board of Directors with respect to any series of Preferred Stock, the holders of such shares will possess exclusive voting power. The Articles of Incorporation of the Company (the "Articles") do not provide for cumulative voting in the election of directors. Holders of Common Stock shall have no preemptive, subscription, redemption or conversion rights. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Company's Board of Directors from time to time, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Company's Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders.

PREFERRED STOCK

     The Company's Articles authorize the Company's Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including
(i) the designation of the series, (ii) the number of shares of the series, which number the Company's Board of Directors may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative, the preference or relation which such dividend, if any, will bear to the dividends payable on any other class or classes of any other series of capital stock, and the dividend rate of the series, (iv) the conditions and dates upon which dividends, if any, will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (vii) the amounts payable on and the preference, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii)(a) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of the

Company or any other corporation, and (b) if so, the specification of such other class or series or such other security, the conversion or exchange price(s) or rate(s), any adjustments thereof, the date(s) as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series, (x) the voting rights, if any, of the holders of the shares of the series, and (xi) any other relative rights, preferences and limitations of such series.

     Although the Company's Board of Directors has no present intention of doing so, it could issue a series of Preferred Stock that, depending on the terms of such series, could impede the completion of a merger, tender offer or other takeover attempt. The Company's Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of Company and its shareholders. The Company's Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Company's Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's shareholders may believe to be in their best interests or in which shareholders might receive a premium for their Common Stock over the then current market price of such Common Stock.

ANTI-TAKEOVER PROVISIONS

     The following discussion is a general summary of the material provisions of the Company's Articles, the Company's Bylaws (the "Bylaws") and certain other provisions which may be deemed to have an effect of delaying, deferring or preventing a change in control. The following description of certain of these provisions is general and not necessarily complete and is qualified by reference to the Articles and Bylaws.

     Directors. Certain provisions in the Articles and Bylaws will impede changes in majority control of the Board of Directors of the Company. The Bylaws provide that the Board of Directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms. Therefore, it would take two annual elections to replace a majority of the Company's Board of Directors. The Bylaws also impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders. The Articles provide that directors may be removed only by the affirmative vote of at least 75% of the shares eligible to vote generally in the election of directors.

     Authorization of Preferred Stock. The Board of Directors of the Company is authorized, without shareholder approval, to issue Preferred Stock in series and to fix the voting designations, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof. Preferred Stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and could have full or superior voting rights. The holders of Preferred Stock will be entitled to vote as a separate class or a series under certain circumstances, regardless of any other voting rights which such holders may have. Accordingly, issuance of shares of Preferred Stock could adversely affect the voting power of holders of Common Stock or could have the effect of deterring or delaying an attempt to obtain control of the Company.

     Provisions of Indiana Law. Several provisions of the Indiana Business Corporation Law (the "IBCL") could affect the acquisition of shares of the Common Stock or otherwise the control over the Company. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as the Company (assuming that it has over 100 shareholders) and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the business combination or the purchase of the shares was approved in advance of that date by the board of directors. If prior approval were not obtained, several price and procedural requirements must be met before the business combination can be completed.

     In addition, the IBCL contains provisions designed to assure that minority shareholders have a voice in determining their future relationship with Indiana corporations in the event that a person made a tender offer for, or otherwise acquired, shares giving the acquiror more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share Acquisitions Statute"). Under the Control Share Acquisitions Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal approves, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), the rights of the acquiror to vote the shares that take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote those shares.

     The IBCL requires directors to discharge their duties, based on the facts then known to them, in good faith, with the care an ordinary, prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation. The director is not personally liable for any action taken as a director, or any failure to take any action, unless the director has breached, or failed to perform the duties of the director's office in compliance with, the foregoing standard and the breach or failure to perform constitutes willful misconduct or recklessness.

     The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply.

     The foregoing provisions of the IBCL could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, the Company.

     Insurance Regulation Concerning Change of Control. Many state insurance regulatory laws, including Indiana's, intended primarily for the protection of policyholders contain provisions that require advance approval by state agencies of any change in control of an insurance company or insurance holding company which owns an insurance company that is domiciled (or, in some cases, having such substantial business that it is deemed commercially domiciled) in that state. In addition, many state insurance regulatory laws contain provisions that require prenotification to state agencies of a change in control of a nondomestic admitted insurance company in that state. While such prenotification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize issuance of a cease and desist order with respect to the nondomestic admitted insurer if certain conditions exist, such as undue market concentration. Any future transactions constituting a change in control of the Company would generally require prior approval by the insurance departments of Indiana, Texas and Illinois, as well as notification in those states which have preacquisition notification statutes or regulations. The need to comply with those requirements may deter, delay or prevent certain transactions affecting the control of the Company or the ownership of the Company's Common Stock, including transactions which could be advantageous to the shareholders of the Company. For a more comprehensive discussion of applicable Indiana regulations, see "Business -- Regulation -- Acquisition or Change of Control of Insurers."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 60,000,000 shares of Common Stock outstanding (61,500,000 if the Underwriters' over-allotment option is exercised in full). Of those shares, the 10,000,000 shares of Common Stock sold in the Offerings (11,500,000 if the Underwriters' over-allotment option is exercised in full) will be freely transferable without restriction under the Securities Act, except for any such shares of Common Stock which may be acquired by an "affiliate" of the Company (as that term is defined in Rule 144 promulgated under the Securities Act), which shares will be subject to the resale limitations of Rule 144. The remaining 50,000,000 shares of outstanding Common Stock held by Lincoln are "restricted securities" within the meaning of Rule 144 and may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as that to which Rule 144 relates.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned "restricted securities" for a period of at least two years from the later of the date on which such restricted securities were acquired from the Company or from an affiliate of the Company is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume in the Common Stock on the NYSE or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain restrictions on the manner of sale, notice requirements, and the availability of current public information about the Company. Further, under Rule 144(k), if a period of at least three years has elapsed between the later of the date on which restricted shares were acquired from the Company or from an affiliate of the Company, a holder of such restricted securities who is not an affiliate of the Company for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

     The Company, its directors and executive officers and Lincoln have agreed not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock for a period of 120 days after the date of this Prospectus without the prior written consent of the representatives of the U.S. Underwriters and the International Underwriters, except for shares of Common Stock offered in connection with the Offerings. See "Underwriting."

     Pursuant to the Registration Rights Agreement, Lincoln has certain rights to require the Company to effect the registration under the Securities Act of shares of Common Stock owned by Lincoln, in which event such shares could be sold publicly upon the effectiveness of any such registration without restriction. See "Certain Relationships And Related Transactions -- Registration Rights Agreement."

     Prior to the Offerings, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144 because this will depend on the market price of the Common Stock, the individual circumstances of the sellers and other factors. Any sale of substantial amounts of Common Stock in the open market could adversely affect the market price of the Common Stock.

     The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "ASX."

           CERTAIN U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders of such Common Stock. In general, a "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, or certain non-resident individuals who were previously U.S. citizens, (ii) a corporation, partnership or other business entity created or organized in the United States or under the laws of the United States or any political subdivision thereof, or (iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source. The discussion is based on current law and, to the extent indicated, on proposed regulations. The discussion assumes that the Common Stock will be regularly traded on the NYSE or some other established securities market. The discussion does not address aspects of taxation other than federal income and estate taxation and does not address all aspects of federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. This discussion does not constitute, and should not be viewed as, legal or tax advice to prospective investors. Accordingly, prospective investors are urged to consult their tax advisors regarding the

United States federal, state, local and non-U.S. income and other tax consequences of holding and disposing of shares of Common Stock.

     Proposed United States Treasury Regulations were issued on April 15, 1996 (the "Proposed Regulations") which, if adopted, could affect the United States taxation of dividends on Common Stock paid to a Non-U.S. Holder. The Proposed Regulations are generally proposed to be effective with respect to dividends paid after December 31, 1997, subject to certain transition rules. It cannot be predicted at this time whether the Proposed Regulations will become effective as proposed or what modifications, if any, may be made to them. The discussion below is not intended to include a complete discussion of the provisions of the Proposed Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the Proposed Regulations may have if adopted.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or any lower rate prescribed by an applicable tax treaty) unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States. To determine the applicability of such 30% tax and the availability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury procedures to be paid to a resident of that country, absent knowledge that such presumption is not warranted.

     The Proposed Regulations would provide for certain presumptions (which differ from the presumption described above) upon which the Company may generally rely to determine whether, in the absence of certain documentation, a holder should be treated as a Non-U.S. Holder for purposes of the 30% withholding tax described above. The presumptions would not apply for purposes of granting a reduced rate of withholding under a treaty. Under the Proposed Regulations, to obtain a reduced rate of withholding under a treaty a Non-U.S. Holder would generally be required to provide an Internal Revenue Service Form W-8 certifying such Non-U.S. Holder's entitlement to benefits under a treaty together with, in certain circumstances, additional information. The Proposed Regulations also would provide rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

     Dividends effectively connected with such trade or business, and so treated as effectively connected income, will generally not be subject to withholding (if the Non-U.S. Holder files Form 4224 with the payer of the dividend) and will generally be subject to tax at ordinary federal income tax rates. The Proposed Regulations would replace Form 4224 with Form W-8. In the case of Non-U.S. Holder corporations, such effectively connected income may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable tax treaty (which is generally imposed on a foreign corporation upon the repatriation from the United States of effectively connected earnings and profits).

SALE OF COMMON STOCK

     Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon disposition of its Common Stock unless (i) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes at any time within the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder's holding period (which the Company does not believe that it is or is likely to become) and the Non-U.S. Holder held, directly or indirectly at any time during the five-year period ending on the date of disposition, more than five percent of the Common Stock, (ii) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or (iii) in the case of certain Non-U.S. Holders who are individuals and who hold the Common Stock as a capital asset, such an individual is physically present in the United States for 183 days or more in the taxable year of the disposition and either the individual has a "tax home" in the United States or the sale is attributable to an office or other fixed place of business maintained by the individual in the United States.

     Non-U.S. Holders should consult applicable tax treaties, which may result in United States federal income tax treatment on the sale, exchange or other disposition of Common Stock different than as described above.

ESTATE TAX

     Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate purposes, unless an applicable tax treaty provides otherwise. Such individual's estate may be subject to United States federal tax on the property includable in the estate for United States federal estate tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These information reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides. United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States (unless the Company has knowledge that the holder is a United States person for United States federal income tax purposes).

     Unless the Company has actual knowledge that a holder is a Non-U.S. Holder, dividends paid to a holder of Common Stock at an address within the United States may be subject to backup withholding at a rate of 31% if the holder is not an "exempt recipient" as defined in existing Treasury Regulations (which includes corporations) and fails to provide a correct taxpayer identification number and other information to the Company.

     The payment of the proceeds from the disposition of Common Stock effected by or through the United States office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption (and its broker has no actual knowledge to the contrary). The payment of the proceeds from the disposition of Common Stock effected by or through a non-U.S. office of a broker will generally, except as noted below, not be subject to backup withholding and information reporting. In the case of the payment of proceeds from the disposition of Common Stock effected by or through a non-U.S. office of a broker that is a United States person or a "U.S. related person," existing regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes (generally, a foreign corporation controlled by United States shareholders), or (ii) a foreign person 50% or more of whose gross income from all sources for a certain period is derived from activities that are effectively connected with the conduct of a United States trade or business.

     The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions and other rules under which Non-U.S. Holders may be subject to backup withholding in the absence of required certifications and would revise the definition of an "exempt recipient" in the case of a corporation.

     Amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund of or a credit against such Non-U.S. Holder's United States federal income tax, provided required information is forwarded to the Internal Revenue Service. The backup withholding and information reporting rules are currently under review by the Treasury Department and their application to the Common Stock is subject to change.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the U.S. Purchase Agreement (the "U.S. Purchase Agreement") among the Company, Lincoln and each of the U.S. Underwriters named below (the "U.S. Underwriters"), the Company and Lincoln have agreed to sell to each of the U.S. Underwriters, and each of the U.S. Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives (the "Representatives"), has severally agreed to purchase, the number of shares of Common Stock set forth below opposite its name. The U.S. Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters may be increased as set forth in the U.S. Purchase Agreement.

                                                                              NUMBER OF
                                 U.S. UNDERWRITER                              SHARES
        -------------------------------------------------------------------   ---------
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated..........................................
        Goldman, Sachs & Co. ..............................................

                     Total.................................................
                                                                              ---------
                                                                              8,000,000
                                                                              =========

     The Company and Lincoln have also entered into a purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States (the "International Underwriters"), for whom Merrill Lynch International and Goldman Sachs International are acting as representatives (the "International Representatives"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 8,000,000 shares of Common Stock to the U.S. Underwriters, the Company and Lincoln have agreed to sell to the International Underwriters, and the International Underwriters have severally agreed to purchase, an aggregate of 2,000,000 shares of Common Stock. Under certain circumstances as set forth in the International Purchase Agreement, the commitments of non-defaulting International Underwriters may be increased. The initial public offering price per share and the underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In the U.S. Purchase Agreement and International Purchase Agreement, the several U.S. Underwriters and the several International Underwriters (collectively, the "Underwriters"), respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such Purchase Agreement if any of the shares of Common Stock being sold pursuant to each such Purchase Agreement are purchased. The closing with respect to the sale of shares of Common Stock sold pursuant to each Purchase Agreement is a condition to the closing with respect to the sale of shares of Common Stock sold pursuant to the other Purchase Agreement.

     The U.S. Underwriters and International Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") which provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale.

     The Representatives have advised the Company that the U.S. Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus, and to
certain dealers at such price less a concession not in excess of $   per share.
The U.S. Underwriters
may allow, and such dealers may re-allow, a discount not in excess of $   per
share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted the Underwriters an option to purchase up to 1,500,000 additional shares of Common Stock on a pro rata basis from the Company at the initial public offering price, less the underwriting discount. Such option, which expires 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the U.S. Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares that the number of shares to be purchased initially by the Underwriters bears to the total number of shares to be purchased initially by the Underwriters.

     Certain of the Underwriters perform brokerage and investment banking services for Lincoln and its affiliates from time to time, for which they receive customary compensation.

     The Company and Lincoln have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, its directors and executive officers and Lincoln have agreed that they will not, without the prior written consent of the Representatives, sell, offer to sell, grant any option for the sale of, or otherwise dispose of or enter into any agreement to sell any shares of Common Stock or similar securities or securities convertible into or exchangeable or exercisable for shares of Common Stock or file with the Commission a registration statement under the Securities Act to register any Common Stock or any securities convertible into or exercisable for Common Stock, other than the sale to the Underwriters of the shares of Common Stock offered hereby, for a period of 120 days after the date of this Prospectus, except that the Company may, without such consent, grant options pursuant to the Stock Option Incentive Plan. See "Shares Eligible for Future Sale."

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to the Offerings, there has been no public market for the Common Stock. The initial public offering price will be determined through negotiations among the Company, Lincoln and the Representatives. Among the factors to be considered in such negotiations will be an assessment of the financial information contained herein, an evaluation of the Company's management, the future prospects of the Company and the property and casualty insurance industry in general, market prices of securities of companies engaged in activities similar to those of the Company and the prevailing conditions in the securities market. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

     The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "ASX." The Underwriters intend to sell the shares of Common Stock so as to meet the distribution requirements of NYSE listing.

     The Company has been informed that, under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-United States or non-Canadian persons or persons they believe intend to resell to persons who are non-United States or non-Canadian persons, and the International Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to United States persons or Canadian persons or to persons they believe intend to resell to United States persons or Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and offer for resale such number of shares of Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

     At the request of the Company, the U.S. Underwriters are reserving up to 500,000 shares at the public offering price as set forth on the cover page of the Prospectus for sales to qualified officers, directors, employees and agents of the Company and its Subsidiaries and affiliates and certain other individuals having a business relationship with these entities. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the U.S. Underwriters to the general public on the same basis as the other shares offered hereby.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Barnes & Thornburg, Indianapolis, Indiana, and for the Underwriters by Sidley & Austin, Chicago, Illinois. Sidley & Austin will rely on the opinion of Barnes & Thornburg as to matters of Indiana law. Certain other legal matters will be passed upon for the Company by Thomas M. Ober, Esq., Vice President, Secretary and General Counsel of the Company and by Sommer & Barnard, Indianapolis, Indiana, counsel to the Company. Mr. Ober beneficially owns approximately 11,550 shares of Lincoln common stock.

                                    EXPERTS

     The Consolidated Financial Statements and financial statement schedules of the Company as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

            GLOSSARY OF SELECTED INSURANCE AND CERTAIN DEFINED TERMS


ACTUARIAL ANALYSIS; ACTUARIAL
  MODELS.............................   Evaluation of risks in order to attempt to assure
                                        that premiums and loss reserves adequately reflect
                                        expected future loss experience and claims payments;
                                        in evaluating risks, mathematical models are used to
                                        predict future loss experience and claims payments
                                        based on past loss ratios and loss development
                                        patterns and other relevant data and assumptions.
ADMITTED ASSETS......................   Assets of an insurer permitted by an insurer's
                                        domiciliary state to be taken into account in
                                        determining its financial condition for statutory
                                        purposes.
AEIC.................................   American Economy Insurance Company, an indirect
                                        subsidiary of the Company.
ALLOCATED LOSS ADJUSTMENT EXPENSES
  ("ALLOCATED LAE" OR "ALAE")........   Loss adjustment expenses allocated to a particular
                                        claim or loss.
A.M. BEST............................   A. M. Best Company, Inc., a rating agency and
                                        publisher for the insurance industry.
AMERICAN STATES POOL.................   This is a reinsurance pooling mechanism which enables
                                        each participant to achieve identical underwriting
                                        results by combining its business with that of the
                                        others and then share pro rata in the aggregate
                                        results.
ANNUITY..............................   A contract which pays a periodic income benefit for
                                        the life of a person or persons or for a specified
                                        number of years, or a combination of the two.
ASI..................................   American States Insurance Company, the sole direct
                                        subsidiary of the Company.
ASLIC................................   American States Life Insurance Company, an indirect
                                        subsidiary of the Company.
ASPIC................................   American States Preferred Insurance Company, an
                                        indirect subsidiary of the Company.
ASSUME...............................   To accept from the primary insurer or reinsurer all
                                        or a portion of the liability underwritten by such
                                        primary insurer or reinsurer.
ASSUMED DEBT.........................   The $100 million of Lincoln debt assumed by the
                                        Company as part of the Recapitalization.
ASSUMPTION AGREEMENT.................   The agreement between the Company and Lincoln that
                                        governs the Assumed Debt.
ASSUMPTION REINSURANCE...............   A type of reinsurance in which the reinsurer is
                                        substituted for the ceding company on the reinsured
                                        policies and the ceding company is released from any
                                        future liability or responsibility under those
                                        policies.
AST..................................   American States Insurance Company of Texas, an
                                        indirect subsidiary of the Company.
ATTACHMENT POINT.....................   The dollar amount, time period or level at which
                                        reinsurance coverage takes effect.

BROKER; INTERMEDIARY.................   One who negotiates contracts of insurance or
                                        reinsurance on behalf of an insured party, receiving
                                        a commission from the insurer or reinsurer for
                                        placement and other services rendered.
BUSINESSOWNERS POLICIES ("BOPS").....   A BOP is a package policy which provides in one
                                        contract most of the insurance protection commonly
                                        needed by small to medium-sized businesses, other
                                        than automobile coverage and workers' compensation.
                                        Typically, a BOP covers buildings and other business
                                        property for full replacement cost, includes coverage
                                        for the insured's liability to third parties
                                        resulting from negligence and also provides business
                                        interruption coverage. Optional coverages may be
                                        added to the basic contract when desired by the
                                        insured. They might include protection against such
                                        things as employee dishonesty, robbery, loss of money
                                        and securities, damage to signs and breakage of plate
                                        glass. Rather than separately rating each coverage,
                                        as is commonly done for other package policies, BOPs
                                        are composite rated, meaning that there is a single
                                        rate per unit of coverage for each class of insured
                                        and an easily computable additional charge for each
                                        optional coverage added to the basic policy.
CASE RESERVES........................   Recorded estimates of unpaid liabilities associated
                                        with specific reported claims. Case reserves may
                                        pertain to losses, allocated LAE or both.
CASUALTY INSURANCE...................   Insurance which is primarily concerned with the
                                        losses caused by injuries to third persons (i.e., not
                                        the policyholder) and the legal liability imposed on
                                        the insured resulting therefrom. It includes, but is
                                        not limited to, employers' liability, workers'
                                        compensation, public liability, automobile liability,
                                        personal liability and aviation liability insurance.
                                        It excludes certain types of loss that by law or
                                        custom are considered as being exclusively within the
                                        scope of other types of insurance, such as fire or
                                        marine.
CATASTROPHE..........................   An event that is designated to be a "catastrophe" by
                                        the Property Claims Service Division of the American
                                        Insurance Services Group, Inc., an insurance industry
                                        body. It generally defines a "catastrophe" as an
                                        event or series of related events which are estimated
                                        to cause more than $5 million of insurance property
                                        damage over a short period of time and which affect a
                                        significant number of insureds and insurers.
CATASTROPHE REINSURANCE..............   A form of excess of loss property reinsurance which,
                                        subject to a specified limit, indemnifies the ceding
                                        company for the aggregate amount of losses in excess
                                        of a specified retention for losses resulting from a
                                        particular catastrophic event. The actual reinsurance
                                        document is called a "catastrophe cover."
CEDE; CEDING COMPANY.................   When an insurance company reinsures its risk with
                                        another insurance company, it "cedes" business and is
                                        referred to as the "ceding company."
CODE.................................   The Internal Revenue Code of 1986, as amended.

COMBINED RATIO.......................   A combination of the loss ratio, the LAE ratio, the
                                        underwriting expense ratio and the policyholder
                                        dividend ratio, determined using data reported in
                                        accordance with SAP. A combined ratio below 100%
                                        generally indicates profitable underwriting results.
                                        A combined ratio over 100% generally indicates
                                        unprofitable underwriting results.
COMMERCIAL LINES.....................   Types of insurance written for businesses instead of
                                        individuals.
COMMISSION...........................   The Securities and Exchange Commission.
COMMON STOCK.........................   The shares of common stock, no par value, of the
                                        Company.
COMPANY..............................   American States Financial Corporation.
DECONSOLIDATION......................   Either a sale by Lincoln of some of its shares of
                                        Company Common Stock or Lincoln's consent to the
                                        Company's issuance of additional shares of Common
                                        Stock which causes Lincoln's ownership in the Company
                                        to fall below 80% and thus results in the loss of the
                                        ability of the Company and its domestic subsidiaries
                                        to join with Lincoln and its domestic business units
                                        in the filing of a consolidated federal income tax
                                        return.
DEPOSITS.............................   Payments made by the policyholder to the life
                                        insurance company under universal life-type and
                                        investment contracts. Such payments are not
                                        recognized as premiums under GAAP.
DIRECT WRITER........................   An insurer or reinsurer that markets and sells
                                        insurance directly to its insured, either by use of
                                        telephone, mail or exclusive agents.
DISABILITY INCOME INSURANCE..........   Insurance protection to cover loss of income due to a
                                        disability suffered by the insured that prevents the
                                        insured from being able to work.
DIVIDENDED ASSETS....................   Assets consisting primarily of tax-exempt municipal
                                        securities distributed by ASI to Lincoln on May 15,
                                        1996, in the amount of $300 million.
EXCESS OF LOSS REINSURANCE...........   A generic term describing reinsurance which
                                        indemnifies the reinsured against all or a specified
                                        portion of losses on underlying insurance policies in
                                        excess of a specified dollar amount, called a "layer"
                                        or "retention."
EXCHANGE ACT.........................   The Securities Exchange Act of 1934, as amended.
EXPENSE RATIO........................   The ratio of underwriting expenses to net premiums
                                        written, as determined using data reported in
                                        accordance with SAP.
FACULTATIVE REINSURANCE..............   The reinsurance of all or a portion of the insurance
                                        coverage provided by a single policy. Each policy
                                        reinsured is separately negotiated.
GENERALLY ACCEPTED ACCOUNTING
  PRINCIPLES ("GAAP")................   Accounting principles as set forth in opinions of the
                                        Accounting Principles Board of the American Institute
                                        of Certified Public Accountants and/or in statements
                                        of the Financial Accounting Standards Board and/or
                                        their respective successors and which are applicable
                                        in the circumstances as of the date in question.

IBCL.................................   The Indiana Business Corporation Law.
ICI..................................   Insurance Company of Illinois, an indirect subsidiary
                                        of the Company.
INCURRED BUT NOT REPORTED ("IBNR")
  CLAIMS.............................   Claims under policies that have been incurred but
                                        have not yet been reported to the Company by the
                                        insured.
INCURRED BUT NOT REPORTED ("IBNR")
  RESERVES...........................   Loss reserves for estimated losses and LAE, which
                                        have been incurred but not yet reported to the
                                        insurer (including future developments on losses that
                                        are known to the insurer).
INCURRED LOSSES......................   For a given period, the total losses sustained by an
                                        insurance company under a policy or policies, whether
                                        paid or unpaid. Incurred losses include a provision
                                        for IBNR.
INLAND MARINE........................   A broad type of insurance generally covering articles
                                        that may be transported from one place to another, as
                                        well as bridges, tunnels and other instrumentalities
                                        of transportation. It includes goods in transit
                                        (generally other than transoceanic) and may include
                                        "floater" policies such as personal effects, personal
                                        property, jewelry, furs, fine arts and others.
INSURANCE REGULATORY INFORMATION
  SYSTEM ("IRIS")....................   A system developed by the NAIC primarily intended to
                                        assist state insurance departments in executing their
                                        statutory mandates to oversee the financial condition
                                        of insurance companies operating in their respective
                                        states.
INSURERS.............................   The direct and indirect consolidated subsidiaries of
                                        the Company, which include ASI, AEIC, ASPIC, AST,
                                        ICI, Lloyds and ASLIC.
LAE RATIO............................   The ratio of LAE to premiums earned, determined using
                                        data reported in accordance with SAP.
LIM..................................   Lincoln Investment Management, Inc., an affiliate of
                                        Lincoln which manages the Company's investment
                                        activities. See "Business -- Investments."
LINCOLN..............................   Lincoln National Corporation, the current sole
                                        shareholder of the Company.
LLOYDS...............................   American States Lloyds Insurance Company, an indirect
                                        subsidiary of the Company.
LOSS ADJUSTMENT EXPENSES ("LAE").....   The expenses of settling claims, including legal and
                                        other fees and the portion of general expenses
                                        allocated to claim settlement costs.
LOSS RATIO...........................   The ratio of incurred losses to premiums earned,
                                        determined using data reported in accordance with
                                        SAP.

LOSS RESERVES........................   Liabilities established by insurers and reinsurers to
                                        reflect, as of a given date, the estimated cost of
                                        claim payments that the insurer or reinsurer will
                                        ultimately be required to pay in respect of insurance
                                        or reinsurance on which premiums have been earned.
                                        Reserves are established for losses and for LAE, and
                                        consist of case reserves and IBNR reserves.
MTN PROGRAM..........................   A program the Company intends to establish within the
                                        next year to enable the Company to issue debt when
                                        the principal payments on the Assumed Debt and the
                                        Term Note become due and, from time to time, for
                                        general corporate purposes. See "Management's
                                        Discussion and Analysis of Financial Condition and
                                        Results of Operations -- Liquidity and Capital
                                        Resources."
NAIC.................................   The National Association of Insurance Commissioners.
NATURAL PERIL LOSSES.................   A Company-defined term for losses caused by wind,
                                        hail, water (including freezing water) and
                                        earthquake, regardless of the size of any individual
                                        event, including catastrophe losses. The Company
                                        feels that this measure is a more meaningful
                                        management tool as compared to catastrophe losses.
                                        The majority of the Company's loss exposure base
                                        resides inland (away from coastal exposures) where
                                        frequency, rather than severity, of loss events has
                                        historically been a more significant factor to the
                                        Company.
NET PREMIUMS EARNED..................   The portion of net premiums written in a particular
                                        period that is recognized for accounting purposes as
                                        income during that period.
NET PREMIUMS WRITTEN.................   Gross premiums written less premiums on ceded
                                        business.
NEW DIRECTIONS.......................   A program introduced by the Company in late 1991, to
                                        improve its account selection, risk evaluation and
                                        pricing. See "Business -- Strategy -- Focus on
                                        Profitable Business."
NYSE.................................   The New York Stock Exchange.
OFFERINGS............................   The offering by the Company of 8,000,000 shares of
                                        its Common Stock in the United States and Canada by
                                        the U.S. Underwriters and 2,000,000 shares of its
                                        Common Stock in a concurrent offering outside the
                                        United States and Canada by the International
                                        Underwriters.
PERSONAL LINES.......................   Types of insurance written for individuals rather
                                        than businesses.
POLICIES-IN-FORCE....................   Policies written and recorded on the books of an
                                        insurance carrier which are unexpired as of a given
                                        date.
POLICY INCOME........................   Revenues generated from the sale of life insurance
                                        policies, individual annuities and disability income
                                        policies.
POLICYHOLDER DIVIDEND RATIO..........   The ratio of policyholder dividends paid to net
                                        premiums earned, determined using data reported in
                                        accordance with SAP.

POLICYHOLDER SURPLUS.................   The excess of admitted assets over total liabilities
                                        (including loss reserves), determined using data
                                        reported in accordance with SAP.
POOLS................................   Statutory mechanism established by states to provide
                                        insurance coverage for consumers who are unable to
                                        obtain coverage in the voluntary market. Pools
                                        typically require all companies writing specified
                                        lines of business in the state to participate and
                                        share deficiencies experienced in the pool based on
                                        their proportionate shares of the statewide premium
                                        writings in those specified lines.
PREFERRED AUTOMOBILE INSURANCE.......   Personal lines automobile insurance written for those
                                        individuals presenting a better than average risk
                                        profile in terms of loss history, driving record,
                                        type of vehicle driven and other factors.
PRIMARY INSURANCE....................   Insurance policies issued to the public generally.
PROPERTY INSURANCE...................   Insurance that provides coverage to a person with an
                                        insurable interest in tangible property for that
                                        person's property loss, damage or loss of use.
QUOTA SHARE REINSURANCE..............   A generic term describing all forms of reinsurance in
                                        which the reinsurer shares a proportional part of
                                        both the original premiums and the losses of the
                                        reinsured. (Also known as proportional reinsurance,
                                        pro rata reinsurance, and participating reinsurance.)
REALIGNMENT..........................   The realignment of the Company's field structure
                                        designed to enhance service to its customers and
                                        agencies and, simultaneously, improve productivity.
                                        See "Business -- Strategy -- Expense Control;
                                        Realignment."
RECAPITALIZATION.....................   The (i) transfer by Lincoln of all of the outstanding
                                        shares of ASI to the Company, (ii) assumption of the
                                        Assumed Debt by the Company, and (iii) issuance of
                                        the Term Note by the Company.
REINSURANCE..........................   The practice whereby one party, called the reinsurer,
                                        in consideration of a premium paid to it agrees to
                                        indemnify another party, called the ceding party, for
                                        part or all of the liability assumed by the ceding
                                        party under a policy or policies of insurance which
                                        it has issued. The reinsured may be referred to as
                                        the original or primary insurer, the direct writing
                                        company or the ceding company. Reinsurance does not
                                        legally discharge the primary insurer from its
                                        liability to the insured.
RETENTION............................   The amount or portion of risk which an insurer or
                                        reinsurer retains for its own account. Losses in
                                        excess of the retention level are paid by the
                                        reinsurer or retrocessionaire. In pro rata treaties,
                                        the retention may be a percentage of the original
                                        policy's limit. In excess of loss reinsurance, the
                                        retention is a dollar amount of loss, a loss ratio or
                                        a percentage of loss.

RETROCESSION; RETROCESSIONAIRE.......   A transaction whereby a reinsurer cedes to another
                                        reinsurer (the "retrocessionaire") all or part of the
                                        reinsurance it has assumed. Retrocessions do not
                                        legally discharge the ceding reinsurer from its
                                        liability with respect to its obligations to the
                                        reinsured.
SECURITIES ACT.......................   The Securities Act of 1933, as amended.
STANDARD AUTOMOBILE INSURANCE........   Personal lines automobile insurance written for those
                                        individuals presenting an average risk profile in
                                        terms of loss history, driving record, type of
                                        vehicle driven and other factors.
STATUTORY ACCOUNTING PRACTICES
  ("SAP")............................   The rules and procedures prescribed or permitted by
                                        United States state insurance regulatory authorities
                                        for recording transactions and preparing financial
                                        statements. Statutory accounting practices generally
                                        reflect a liquidation, rather than a going concern,
                                        concept of accounting.
STATUTORY SURPLUS....................   The excess of admitted assets over total liabilities
                                        (including loss reserves), determined using data
                                        reported in accordance with SAP.
SUBSIDIARIES.........................   Same as "Insurers," which is defined above.
SUBSTANDARD AUTOMOBILE INSURANCE.....   Personal lines automobile insurance written for those
                                        individuals presenting a below average risk profile
                                        in terms of loss history, driving record, type of
                                        vehicle driven and other factors.
SURPLUS..............................   The same as "policyholder surplus," defined above.
SURVIVAL RATIO.......................   The ratio of recorded reserves for asbestos and
                                        environmental claims to actual payments made for
                                        asbestos and environmental claims over the preceding
                                        twelve months.
TAIL.................................   The period of time that elapses between the
                                        occurrence and settlement of losses under a policy.
TERM LIFE INSURANCE..................   Life insurance protection for a limited number of
                                        years which expires without value if the insured
                                        survives the stated period specified in the policy.
TERM NOTE............................   The $200 million note issued to Lincoln by the
                                        Company as part of the Recapitalization.
TREATY REINSURANCE...................   The reinsurance of a specified type or category of
                                        risks defined in a reinsurance agreement (a "treaty")
                                        between a primary insurer or other reinsured and a
                                        reinsurer. Typically, in treaty reinsurance, the
                                        primary insurer or reinsured is obligated to offer
                                        and the reinsurer is obligated to accept a specified
                                        portion of all such type or category of risks
                                        originally underwritten by the primary insurer or
                                        reinsured.
TWELVE MONTH PERIOD..................   The twelve month period commencing on May 15, 1996,
                                        the date the Dividended Assets were distributed by
                                        ASI to Lincoln.

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
UNDERWRITER..........................   An employee of an insurance company who examines,
                                        accepts or rejects risks and classifies accepted
                                        risks in order to charge an appropriate premium for
                                        each accepted risk. The underwriter is expected to
                                        select business which will produce an average risk of
                                        loss no greater than that anticipated for the class
                                        of business. In the life insurance industry,
                                        "underwriter" may also mean an agent or other field
                                        representative who is referred to as a "field
                                        underwriter".
UNDERWRITING.........................   The insurer's or reinsurer's process of reviewing
                                        applications submitted for insurance coverage,
                                        deciding whether to accept all or part of the
                                        coverage requested and determining the applicable
                                        premiums.
UNDERWRITING EXPENSES................   The aggregate of policy acquisition costs, including
                                        commissions, and the portion of administrative,
                                        general and other expenses attributable to
                                        underwriting operations.
UNDERWRITING EXPENSE RATIO...........   Same as "expense ratio," which is defined above.
UNEARNED PREMIUMS....................   The portion of a premium representing the unexpired
                                        portion of the contract term as of a certain date.
UNIVERSAL LIFE INSURANCE.............   Life insurance under which (1) premiums are generally
                                        flexible, (2) the level of death benefits may be
                                        adjusted, and (3) expenses and other charges are
                                        specifically disclosed to a purchaser. This policy is
                                        sometimes referred to as unbundled life insurance
                                        because its three basic elements(investment earnings,
                                        cost of protection and expense charges) are
                                        separately identified both in the policy and in an
                                        annual report to the policyholder.
WHOLE LIFE INSURANCE.................   Permanent life insurance offering guaranteed death
                                        benefits and guaranteed cash values.
WORKERS' COMPENSATION................   Insurance which covers employers against statutorily
                                        imposed liability for medical and indemnity claims
                                        resulting from work related injuries to employees.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements
Report of Independent Auditors.......................................................    F-2
Consolidated Balance Sheets at December 31, 1994 and 1995............................    F-3
Consolidated Statements of Income for the Years Ended December 31, 1993, 1994 and
  1995...............................................................................    F-4
Consolidated Statements of Shareholder's Equity for the Years Ended December 31,
  1993, 1994 and 1995................................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and
  1995...............................................................................    F-6
Notes to Consolidated Financial Statements...........................................    F-7
Consolidated Interim Financial Statements
Consolidated Interim and Year End Balance Sheets at March 31, 1996 (unaudited) and
  December 31, 1995..................................................................   F-22
Consolidated Interim Statements of Income for the three months ended March 31, 1995
  and 1996 (unaudited)...............................................................   F-23
Consolidated Interim Statements of Cash Flows for the three months ended March 31,
  1995 and 1996 (unaudited)..........................................................   F-24
Notes to Consolidated Interim Financial Statements...................................   F-25

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
American States Financial Corporation

We have audited the accompanying consolidated balance sheets of American States Financial Corporation and subsidiaries (See Note 1 to the consolidated financial statements for information on the formation and ownership) as of December 31, 1994 and 1995, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American States Financial Corporation and subsidiaries at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As described in Note 3, in 1993, the Company changed its methods of accounting for certain investments in debt and equity securities, impairment of loans and postretirement benefits other than pensions.

Indianapolis, Indiana
January 31, 1996
except for Note 1, as to which the date

is May 16, 1996 and Note 16, as to

which the date is February 14, 1996


                                               ERNST & YOUNG LLP



                                               /s/ ERNST & YOUNG LLP

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                        ------------------------
                                                                           1994          1995
                                                                        ----------    ----------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Investments:
  Securities available-for-sale at fair value:
     Fixed maturity (amortized cost: 1994 -- $3,468,160; 1995 --
      $3,590,601)....................................................   $3,429,853    $3,860,883
     Equity (cost: 1994 -- $503,985; 1995 -- $374,232)...............      522,517       437,685
  Mortgage loans.....................................................       49,700        33,319
  Short-term investments.............................................      105,445        63,170
  Other invested assets..............................................       33,742        35,178
                                                                        ----------    ----------
                                                                         4,141,257     4,430,235
Cash.................................................................       11,134        12,708
Premium receivable, less allowance for doubtful accounts (1994,
  $2,610; 1995, $2,860)..............................................      384,022       377,802
Deferred policy acquisition costs....................................      210,789       199,192
Properties to be sold, less valuation allowances ($28,350)...........           --        41,403
Property and equipment-at cost, less allowances for depreciation
  (1994, $87,451; 1995, $70,012).....................................      105,296        29,823
Other assets:
  Accrued investment income..........................................       72,426        66,173
  Deferred federal income taxes recoverable..........................      216,952       100,647
  Cost in excess of net assets of acquired subsidiaries, less
     amortization (1994, $39,200; 1995, $42,618).....................      104,607       101,190
  Ceded reinsurance on claims and claims expense reserves............      138,163       136,939
  Miscellaneous......................................................       34,645        43,073
                                                                        ----------    ----------
                                                                           566,793       448,022
                                                                        ----------    ----------
                                                                        $5,419,291    $5,539,185
                                                                        ==========    ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
Policy liabilities and accruals:
  Losses, loss adjustment expense and future policy benefits.........   $2,878,235    $2,828,337
  Unearned premiums..................................................      725,448       718,478
                                                                        ----------    ----------
                                                                         3,603,683     3,546,815
General liabilities:
  Commissions and other expenses.....................................      107,824       134,031
  Current federal income taxes payable...............................        1,841         7,095
  Outstanding checks.................................................       72,818        67,308
  Other liabilities..................................................      164,559       115,229
  Debt...............................................................           --            --
                                                                        ----------    ----------
                                                                           347,042       323,663
                                                                        ----------    ----------
                                                                         3,950,725     3,870,478
Shareholder's equity:
  Preferred stock: 5,000,000 shares authorized, no shares issued and
     outstanding.....................................................           --            --
  Common stock, no par value: 195,000,000 shares authorized,
     50,000,000 shares issued and outstanding........................        5,000         5,000
  Paid-in capital....................................................      382,547       382,547
  Net unrealized gain (loss) on securities available-for-sale........       (9,110)      211,767
  Retained earnings..................................................    1,090,129     1,069,393
                                                                        ----------    ----------
                                                                         1,468,566     1,668,707
                                                                        ----------    ----------
                                                                        $5,419,291    $5,539,185
                                                                        ==========    ==========

See accompanying notes.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEAR ENDED DECEMBER 31,
                                                            --------------------------------------
                                                               1993          1994          1995
                                                            ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS,
                                                                    EXCEPT PER SHARE DATA)
Revenue:
  Premiums...............................................   $1,855,099    $1,745,971    $1,746,386
  Net investment income..................................      266,796       260,454       266,569
  Realized gain on investments...........................      149,947        19,936        41,044
  Loss on operating properties...........................           --            --       (28,350)
                                                            ----------    ----------    ----------
Total revenue............................................    2,271,842     2,026,361     2,025,649
Benefits and expenses:
  Benefits and settlement expenses.......................    1,386,345     1,271,957     1,242,270
  Commissions............................................      322,969       296,886       291,551
  Operating and administrative expenses..................      217,611       208,248       236,825
  Taxes, licenses and fees...............................       52,127        49,003        45,891
  Interest on debt.......................................           --            --            --
                                                            ----------    ----------    ----------
Total benefits and expenses..............................    1,979,052     1,826,094     1,816,537
                                                            ----------    ----------    ----------
Income before federal income taxes and cumulative effect
  of accounting change...................................      292,790       200,267       209,112
Federal income taxes (credit):
  Current................................................       56,893        26,124        35,298
  Deferred...............................................      (10,838)      (10,415)       (4,450)
                                                            ----------    ----------    ----------
Total federal income taxes...............................       46,055        15,709        30,848
                                                            ----------    ----------    ----------
Income before cumulative effect of change in accounting
  for postretirement benefits other than pensions........      246,735       184,558       178,264
Cumulative effect of change in accounting for
  postretirement benefits other than pensions, net of
  taxes of $20,886.......................................      (40,542)           --            --
                                                            ----------    ----------    ----------
Net income...............................................   $  206,193    $  184,558    $  178,264
                                                            ==========    ==========    ==========
Pro forma income per share (Note 1)......................                                    $2.53
                                                                                        ==========

See accompanying notes.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                  NET UNREALIZED
                                    COMMON STOCK                  GAIN (LOSS) ON
                                 -------------------                SECURITIES
                                   NUMBER              PAID-IN      AVAILABLE-      RETAINED
                                 OF SHARES    AMOUNT   CAPITAL       FOR-SALE       EARNINGS      TOTAL
                                 ----------   ------   --------   --------------   ----------   ----------
Balance at January 1, 1993.....  50,000,000   $5,000   $382,547     $   80,059     $1,019,378   $1,486,984
Cumulative effect of change in
  accounting for fixed maturity
  investments..................          --       --         --        190,460             --      190,460
Change in unrealized gain
  (loss) on securities
  available-for-sale...........          --       --         --        (31,439)            --      (31,439)
Cash dividends on common
  stock........................          --       --         --             --       (140,000)    (140,000)
Net income.....................          --       --         --             --        206,193      206,193
                                 ----------   ------   --------      ---------     ----------   ----------
Balance at December 31, 1993...  50,000,000    5,000    382,547        239,080      1,085,571    1,712,198
Change in unrealized gain
  (loss) on securities
  available-for-sale...........          --       --         --       (248,190)            --     (248,190)
Cash dividends on common
  stock........................          --       --         --             --       (180,000)    (180,000)
Net income.....................          --       --         --             --        184,558      184,558
                                 ----------   ------   --------      ---------     ----------   ----------
Balance at December 31, 1994...  50,000,000    5,000    382,547         (9,110)     1,090,129    1,468,566
Change in unrealized gain
  (loss) on securities
  available-for-sale...........          --       --         --        220,877             --      220,877
Cash dividends on common
  stock........................          --       --         --             --       (199,000)    (199,000)
Net income.....................          --       --         --             --        178,264      178,264
                                 ----------   ------   --------      ---------     ----------   ----------
Balance at December 31, 1995...  50,000,000   $5,000   $382,547     $  211,767     $1,069,393   $1,668,707
                                 ==========   ======   ========      =========     ==========   ==========

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                            1993           1994           1995
                                                         -----------    -----------    -----------
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................................   $   206,193    $   184,558    $   178,264
Adjustments to reconcile net income to cash provided
  by
  (used in) operating activities:
     Deferred policy acquisition costs................        17,278          1,743           (280)
     Premiums and fees in course of collection........        57,543          4,558          6,220
     Accrued investment income........................        (2,889)          (622)         6,253
     Policy liabilities and accruals..................      (167,682)      (111,825)       (95,605)
     Federal income taxes.............................       (41,928)       (12,485)           803
     Provisions for depreciation......................         9,569         10,453         10,535
     Gain on sale of investments......................      (149,947)       (19,936)       (41,044)
     Loss on operating properties.....................            --             --         28,350
     Ceded reinsurance on claims and claims expense
       reserves.......................................         4,983         12,589          1,224
     Other............................................        44,941          4,760         13,170
                                                         -----------    -----------    -----------
Net adjustments.......................................      (228,132)      (110,765)       (70,374)
                                                         -----------    -----------    -----------
Net cash provided by (used in) operating activities...       (21,939)        73,793        107,890
CASH FLOWS FROM INVESTING ACTIVITIES
Fixed maturity securities held for investment:
  Purchase............................................      (673,412)            --             --
  Sales...............................................       360,568             --             --
  Maturities..........................................       227,500             --             --
Securities available-for-sale or trading:
  Purchases...........................................    (1,018,054)    (1,009,660)    (1,002,548)
  Sales...............................................     1,181,535        983,684        990,781
  Maturities..........................................           975        110,236         68,846
Purchase of mortgage loans and other investments......       (11,769)       (13,441)       (11,441)
Sale or maturity of mortgage loans and other
  investments.........................................        10,313         11,747         28,039
Net (increase) decrease in short-term investments.....       (28,359)        34,653         42,275
Purchase of property and equipment....................        (8,704)        (9,871)        (4,815)
Other.................................................        (6,597)         1,989        (12,191)
                                                         -----------    -----------    -----------
Net cash provided by investing activities.............        33,996        109,337         98,946
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on notes payable...................            --         (5,000)            --
Universal life investment contract deposits...........        49,503         47,285         47,805
Universal life investment contract withdrawals........        (6,003)        (9,330)        (9,067)
Dividends paid to parent..............................       (60,000)      (215,000)      (244,000)
                                                         -----------    -----------    -----------
Net cash used in financing activities.................       (16,500)      (182,045)      (205,262)
                                                         -----------    -----------    -----------
Net increase (decrease) in cash.......................        (4,443)         1,085          1,574
Cash at beginning of year.............................        14,492         10,049         11,134
                                                         -----------    -----------    -----------
Cash at end of year...................................   $    10,049    $    11,134    $    12,708
                                                         ===========    ===========    ===========

See accompanying notes.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995

1. BASIS OF PRESENTATION

PRINCIPLES OF CONSOLIDATION

     On February 5, 1996, the American States Financial Corporation ("ASFC") was incorporated to serve as a holding company. The consolidated financial statements include the accounts of American States Insurance Company ("ASI") and its wholly-owned subsidiaries and have been presented as if the holding company formation occurred at the earliest date presented herein. ASFC, a wholly owned subsidiary of Lincoln National Corporation ("LNC"), is an Indiana domiciled insurance holding company doing business through ASI, its wholly-owned subsidiary, and the six insurance subsidiaries of ASI (collectively referred to as "the Company"). ASI has licenses to write business in all 50 states and the District of Columbia. ASI and its subsidiaries write standard commercial and personal lines, and life insurance business throughout the United States with the greatest volume in the Midwest and Pacific Northwest. All significant intercompany accounts and transactions are eliminated in consolidation.

     During 1994, American Union Reinsurance Company and Amstats Insurance Company were sold. These transactions had no significant effect on the results of operation for that year.

HOLDING COMPANY FORMATION


     As noted above, the financial statements have been presented as if ASFC had been organized at the earlier date presented herein. The formation of ASFC was done in contemplation of an initial public offering. On April 22, 1996, ASI declared, and on May 15, 1996, it paid to LNC, a dividend of $300,000 consisting primarily of tax-exempt municipal securities (Dividended Assets). On May 16, 1996, LNC transferred all of the outstanding shares of ASI in exchange for common stock and $300,000 debt of ASFC. As a result of the initial public offering, LNC's ownership could be reduced to approximately 81%.


PRO FORMA ADJUSTMENTS

     The pro forma income per share for 1995 is based on 50,000,000 shares outstanding plus the 10,000,000 shares being offered and is based on historical income after reflecting the pro forma impact of investment income decreasing by $14,280 representing the interest yield on $300,000 of tax exempt municipal securities, interest expense resulting from the assumed and issued debt of $20,125 and federal income tax benefit of $7,794. Such adjustments do not reflect any investment earnings resulting from the proceeds of the offerings of common stock.

2. SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

     Fixed maturity and equity securities (common and perpetual preferred stocks) are classified as available-for-sale and, accordingly, are carried at fair value (see Note 3). Prior to December 31, 1993, the Company classified fixed maturity securities in accordance with accounting standards existing at that time, and accordingly, selected those fixed maturity securities that were not intended to be held to maturity and designated them as trading account and carried them at fair value. Other fixed maturity securities were carried at cost, adjusted for amortization of premium or discount, since the Company had both the ability and intent to hold such securities until maturity.

     For the mortgage-backed bond portion of the fixed maturity securities portfolio, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) securities is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the securities. This adjustment is reflected in net investment income.

     Mortgage loans on real estate are carried at the outstanding principal balances less unaccrued discounts and allowances for losses. Short-term investments which are carried at cost, include all highly liquid debt instruments purchased with a maturity of one year or less, and the carrying value approximates fair value.

     Realized gains and losses on investments are recognized in net income using the specific identification method. Changes in the fair values of securities carried at fair value are reflected directly in shareholder's equity after deductions for related adjustments for deferred policy acquisition costs and deferred taxes.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less allowances for depreciation. Depreciation is computed generally by the straight-line method at rates calculated to amortize costs over the estimated useful lives of the assets. Properties to be sold are carried at the lower of cost or estimated fair value, less selling costs. The difference between book value and fair value is recognized by maintaining a valuation allowance.

COST IN EXCESS OF NET ASSETS OF ACQUIRED SUBSIDIARIES

     Cost in excess of net assets from the purchase of subsidiaries is being amortized using the straight-line method over 40 years. The carrying value of these assets will be reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that they will not be recoverable, the carrying value will be reduced by the estimated shortfall.

USE OF ESTIMATES

     The nature of the insurance business requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results reported in future financial statements could differ from these estimates. The effects of changes in estimates are included in the operating results for the period in which such changes occur.

LOSSES, LOSS ADJUSTMENT EXPENSE AND FUTURE POLICY BENEFITS

     The liability for losses and loss adjustment expense is determined using case basis evaluation and statistical analysis and represents estimates of the ultimate net cost of all reported and unreported losses which are unpaid at year end. This liability includes estimates of future trends in claim severity and frequency and other factors which could vary as the losses are ultimately settled. Although it is not possible to measure the degree of variability inherent in such estimates, management believes that the liability for losses and loss adjustment expense is adequate. The estimates are continually reviewed and as adjustments become necessary to this liability, they are made and reflected in current operations. The reserve for losses and loss adjustment expense is stated at an amount after deduction of salvage and subrogation recoverable. At December 31, 1995, ASI has guaranteed and is contingently liable in the amount of $47,066 with respect to annuities purchased to fund structured settlements. In the normal course of settling losses, ASI has been named in various lawsuits. The ultimate settlement of these lawsuits is not expected to be material to the Company's operations.

     Future policy benefits on traditional life insurance have been computed using principally a net-level premium method and assumptions for investment yields, withdrawals and mortality based principally on Company experience projected at the time of policy issue, with provision for possible adverse deviations. Interest assumptions for direct individual life reserves range from approximately 4.5% for 1958 issues to 7.25% for 1995 issues. With respect to universal life and annuity products, the retrospective deposit accounting

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) method is used. Policy reserves represent the premiums received plus accumulated interest, less mortality and administration charges.

RECOGNITION OF INCOME AND EXPENSES

     Premiums include property and casualty insurance premiums and life insurance premiums and contract charges earned. Direct property and casualty insurance premiums are earned ratably over the terms of the policies. Assumed reinsurance premiums are earned ratably over the terms of the original policies issued and terms of the reinsurance contracts. The reserve for unearned premiums is computed by the semi-monthly pro rata method. Life insurance premiums on traditional life business are generally earned when due. Revenues for universal life and investment products consist of policy charges for the cost of insurance, policy administration charges, amortization of policy initiation fees, and surrender charges assessed against policyholder account balances during the period. Expenses related to these products include interest credited to policyholder account balances and death benefits incurred in excess of policyholder account balances. Commissions, premium taxes, and certain other expenses incurred in the acquisition of business are deferred and amortized as the related premiums are earned. Acquisition costs that are not recoverable from future premiums and related investment income are expensed. The amounts of acquisition costs amortized were $391,514, $359,747 and $359,840 in 1993, 1994 and 1995, respectively.

FEDERAL INCOME TAXES

     A consolidated federal income tax return is filed by LNC and includes the Company. Pursuant to an agreement with LNC, the Company provides for income taxes on the basis of a separate return calculation; however, certain deductions, credits, losses, and other items that may be limited or not allowed on a separate return basis are allowed. The taxes computed are remitted to or collected from LNC.

     Effective January 1, 1996, the current tax sharing agreement will be terminated and new tax sharing agreements will result in the Company providing income taxes on a stand-alone basis. This change would have had no impact on the provision for federal income taxes for 1993, 1994 and 1995, had it been implemented January 1, 1993.

PENSION PLAN AND OTHER RETIREMENT BENEFITS

     A qualified non-contributory defined benefit retirement plan covers substantially all employees. Benefits are based on total years of service and the highest 60 months of compensation during the last 10 years of employment. The plan is funded by contributions to tax-exempt trusts consistent with requirements of federal law and regulations. Contributions are intended to provide not only the benefits attributed to service to date, but also those expected to be earned in the future. Plan assets consist principally of listed equity securities, corporate obligations, and United States government bonds.

     The Company also sponsors an unfunded, nonqualified, supplemental defined benefit pension plan for certain employees.

     Further, the Company sponsors an unfunded defined benefit plan that provides postretirement medical and life insurance benefits to full-time employees who have worked 10 years and attained age 55 while in service with the Company. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance.

     Eligible employees also participate in a defined contribution plan sponsored by LNC. The Company's contribution to the plan is equal to a participant's pre-tax contribution, not to exceed 6% of base pay, multiplied by a percentage, ranging from 25% to 150%, which varies according to certain incentive criteria as

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) determined by LNC's Board of Directors. Expense for this plan amounted to $9,749, $11,419 and $6,644 in 1993, 1994 and 1995, respectively.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121 ("FAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Long-lived assets that are expected to be disposed of are also covered by FAS 121. The Company will adopt FAS 121 in the first quarter of 1996, however, management is unaware of any material assets or transactions that will be affected by this Statement.

RECLASSIFICATIONS

     Amounts from prior periods have been reclassified to conform to the 1995 presentation. Net income and shareholder's equity have not been affected by these reclassifications.

3. CHANGES IN ACCOUNTING PRINCIPLES

ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES

     In May 1993, the FASB issued Statement No. 115 ("FAS 115") Accounting for Certain Investments in Debt and Equity Securities, which was adopted by the Company as of December 31, 1993. FAS 115 requires securities to be classified as available-for-sale, trading or held-to-maturity. Since December 31, 1993, the Company has classified its entire fixed maturity securities portfolio as available-for-sale.

ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN

     In May 1993, the FASB issued Statement No. 114 ("FAS 114") Accounting by Creditor for Impairment of a Loan, which was adopted by the Company during 1993. FAS 114 requires that an impaired mortgage loan's fair value be measured based either on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the fair value of the mortgage loan as described above is less than the recorded investment in the loan, the difference is recorded in the mortgage loan allowance for losses account. The change in the mortgage loan allowance for losses account is reported with realized gain (loss) on investments. This method has been used since January 1, 1993.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     In December 1990, FASB issued Statement No. 106 ("FAS 106") Employers' Accounting for Postretirement Benefits Other Than Pensions. This full accrual method recognizes the estimated obligation for retired employees and active employees that are expected to retire in the future. Effective January 1, 1993, the Company changed its method of accounting for postretirement medical and life insurance benefits for its eligible employees from a pay-as-you-go method to a full accrual method.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

4. INVESTMENTS

     The cost, unrealized gains and losses and fair value of securities available-for-sale are as follows:

                                                               SECURITIES AVAILABLE-FOR-SALE
                                                    ----------------------------------------------------
                                                    AMORTIZED     UNREALIZED    UNREALIZED
                                                       COST         GAINS         LOSSES      FAIR VALUE
                                                    ----------    ----------    ----------    ----------
DECEMBER 31, 1994
United States treasury securities and other
  United States government agencies..............   $  307,027     $     460     $  15,448    $  292,039
Obligations of states and political
  subdivisions...................................    2,323,048        44,366        54,490     2,312,924
Corporate securities.............................      583,823        27,093        30,851       580,065
Mortgage-backed securities.......................      177,589         3,176         7,909       172,856
Redeemable preferred stocks......................       76,673            22         4,726        71,969
                                                    ----------      --------      --------    ----------
Total fixed maturity securities..................    3,468,160        75,117       113,424     3,429,853
Common and perpetual preferred stocks............      503,985        46,167        27,635       522,517
                                                    ----------      --------      --------    ----------
                                                    $3,972,145     $ 121,284     $ 141,059    $3,952,370
                                                    ==========      ========      ========    ==========
DECEMBER 31, 1995
United States treasury securities and other
  United States government agencies..............   $  301,547     $  27,097     $      86    $  328,558
Obligations of states and political
  subdivisions...................................    2,222,697       153,728         2,211     2,374,214
Corporate securities.............................      679,983        77,831           692       757,122
Mortgage-backed securities.......................      312,705        11,326           320       323,711
Redeemable preferred stocks......................       73,669         3,985           376        77,278
                                                    ----------      --------      --------    ----------
Total fixed maturity securities..................    3,590,601       273,967         3,685     3,860,883
Common and perpetual preferred stocks............      374,232        71,306         7,853       437,685
                                                    ----------      --------      --------    ----------
                                                    $3,964,833     $ 345,273     $  11,538    $4,298,568
                                                    ==========      ========      ========    ==========

     Fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for equity securities are based on quoted market prices.

     The amortized cost and estimated fair value of fixed maturity securities at December 31, 1995, by contractual maturity, is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                 AMORTIZED        FAIR
                                                                    COST         VALUE
                                                                 ----------    ----------
        Available-for-sale:
          Due in one year or less.............................   $   67,124    $   67,876
          Due after one year through five years...............      652,394       708,156
          Due after five years through ten years..............    1,209,592     1,297,157
          Due after ten years.................................    1,348,786     1,463,983
                                                                 ----------    ----------
                                                                  3,277,896     3,537,172
        Mortgage-backed securities............................      312,705       323,711
                                                                 ----------    ----------
                                                                 $3,590,601    $3,860,883
                                                                 ==========    ==========

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

4. INVESTMENTS (CONTINUED)
     Major categories of investment income are summarized as follows:

                                                           1993         1994         1995
                                                         --------     --------     --------
        Fixed maturity:
          Tax exempt..................................   $144,375     $145,940     $134,506
          Taxable.....................................     86,731       81,000      100,611
                                                         --------     --------     --------
                                                          231,106      226,940      235,117
        Equity........................................     31,965       26,759       23,328
        Other.........................................      9,559       11,754       11,938
                                                         --------     --------     --------
                                                          272,630      265,453      270,383
        Less investment expense.......................      5,834        4,999        3,814
                                                         --------     --------     --------
        Net investment income.........................   $266,796     $260,454     $266,569
                                                         ========     ========     ========

     The change in unrealized gain (loss) on securities available-for-sale is as follows:

                                                          1993         1994         1995
                                                        ---------    ---------    ---------
        Fixed maturity securities
          available-for-sale.........................   $ 297,101    $(346,946)   $ 308,589
        Equity securities available-for-sale.........     (45,232)     (46,001)      44,921
                                                        ---------    ---------    ---------
        Net change in unrealized gain (loss) on
          securities available-for-sale..............     251,869     (392,947)     353,510
        Adjustment for effect on other balance sheet
          accounts...................................      (7,177)      11,116      (11,877)
        Less deferred income taxes...................     (85,671)     133,641     (120,756)
                                                        ---------    ---------    ---------
        Change in unrealized gain (loss) included in
          shareholder's equity.......................   $ 159,021    $(248,190)   $ 220,877
                                                        =========    =========    =========
        Fixed maturity securities held for
          investments................................   $(167,283)   $      --    $      --
                                                        =========    =========    =========

     The realized gain (loss) on investments is summarized as follows:

        Available-for-sale:
          Fixed maturity
             Gross gain...............................   $ 38,408     $ 18,977     $  5,816
             Gross loss...............................     (1,893)     (11,300)      (5,063)
          Equity Securities
             Gross gain...............................    121,815       36,663       63,123
             Gross loss...............................    (35,125)     (29,942)     (24,264)
        Held for investment:
          Fixed maturity
             Gross gain...............................     38,037           --           --
             Gross loss...............................     (5,407)          --           --
        Other.........................................     (5,888)       5,538        1,432
                                                         --------     --------     --------
          Total.......................................   $149,947     $ 19,936     $ 41,044
                                                         ========     ========     ========

     The Company has estimated the fair value of its investment in mortgage loans on real estate to be $48,853 and $35,591 at December 31, 1994 and 1995, respectively. This estimate was established using a

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

4. INVESTMENTS (CONTINUED)
discounted cash flow method based on rating, maturity and future income when compared to the expected yield for mortgages having similar characteristics.

     The recorded investment in impaired loans, net of mortgage loan allowance for losses, was $19,279 and $0 at December 31, 1994 and 1995, respectively. A reconciliation of the mortgage loan allowance for losses is as follows:

                                                                1993      1994       1995
                                                               ------    -------    -------
        Balance at beginning of year........................   $  705    $ 5,968    $ 4,435
        Provisions for losses...............................    5,941         76        155
        Releases due to recoveries..........................       --     (1,222)        --
        Releases due to sales...............................       --       (387)    (4,330)
        Transfers to real estate............................     (678)        --       (260)
                                                               ------    -------    -------
        Balance at end of year..............................   $5,968    $ 4,435    $    --
                                                               ======    =======    =======

     The carrying value of short-term investments and other invested assets approximate fair value.

5. LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the liability for losses and loss adjustment expense for property and casualty operations is summarized as follows:

                                                               1993          1994          1995
                                                            ----------    ----------    ----------
Balance as of January 1, net of related reinsurance
  recoverables...........................................   $2,538,491    $2,458,465    $2,377,245
Add:
  Provision for losses and loss adjustment expense
     occurring in the current year, net of reinsurance...    1,395,462     1,318,224     1,233,627
  Decrease in estimated losses and loss adjustment
     expense occurring in prior years, net of
     reinsurance.........................................      (48,125)      (91,984)      (39,917)
                                                            ----------    ----------    ----------
  Incurred losses and loss adjustment expense during the
     current year, net of reinsurance....................    1,347,337     1,226,240     1,193,710
Deduct:
  Losses and loss adjustment expense payments for losses,
     net of reinsurance, occurring during:
     Current year........................................      626,716       617,425       613,580
     Prior years.........................................      800,647       690,035       662,917
                                                            ----------    ----------    ----------
                                                             1,427,363     1,307,460     1,276,497
                                                            ----------    ----------    ----------
Balance as of December 31, net of related reinsurance
  recoverables...........................................    2,458,465     2,377,245     2,294,458
Reinsurance recoverables on losses and loss adjustment
  expenses at end of year................................      131,028       119,458       120,117
                                                            ----------    ----------    ----------
Liability for losses and loss adjustment expense, gross
  of related reinsurance recoverables, at end of year....   $2,589,493    $2,496,703    $2,414,575
                                                            ==========    ==========    ==========

     The reconciliation shows a decrease to the liability for estimated losses and loss adjustment expense arising in prior years. Such reserve adjustments, which affected current operations during each of the years, resulted from developed losses from prior years being different than were anticipated when the liability for

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

5. LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES (CONTINUED) losses and loss expense were originally estimated. The favorable development trends are reflective of the change the Company has initiated in its underwriting practices. These development trends have been considered in establishing the current year liabilities.

     Included in the liability for losses and loss adjustment expense for property and casualty operations is liability for environmental and asbestos losses of $198,216 and $241,216 as of December 31, 1994 and 1995, respectively. In establishing liabilities for losses and loss expenses related to environmental matters, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known losses, including the cost of related litigation, when sufficient information has been developed to indicate the involvement of a specific insurance policy and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted losses. Estimates of the liabilities are reviewed and updated continually. Developed case law and adequate claim history do not exist for a portion of the Company's environmental exposure, especially because significant uncertainty exists about the outcome of coverage litigation and whether past loss experience will be representative of future loss experience. Management believes the estimated liabilities provided for environmental and asbestos losses at December 31, 1995, are adequate; however, it is reasonably possible that a change in estimate of the required liability could occur in the future. It is not possible to provide a meaningful estimate of a range of possible outcomes at this time.

     The Company writes personal and commercial lines of property and casualty insurance throughout the United States. As a result, the Company is always at risk that there could be significant losses arising in certain geographic areas from catastrophes, such as earthquakes and hurricanes. The Company seeks to protect itself from such events by purchasing catastrophe insurance which provides protection of $150,000 in excess of $30,000 retention per occurrence. The Company's policies providing earthquake, hurricane and related coverage in the midwest, western and southeastern coastal areas of the United States could expose the Company to losses exceeding its reinsurance limits. Although the exposure exists, the Company has not encountered losses in excess of its reinsurance limits during the past twenty years.

     The following is a reconciliation of the activity in the liability for losses and loss adjustment expense for property and casualty operations to the consolidated balance sheets and statements of income:

                                                               1993          1994          1995
                                                            ----------    ----------    ----------
                                                                    (DOLLARS IN MILLIONS)
Property and casualty incurred losses and loss adjustment
  expense during the current year, net of reinsurance....   $1,347,337    $1,226,240    $1,193,710
Life insurance benefits and settlement expenses,
  net of reinsurance.....................................       39,008        45,717        48,560
                                                            ----------    ----------    ----------
Benefits and settlement expenses, net of reinsurance.....   $1,386,345    $1,271,957    $1,242,270
                                                            ==========    ==========    ==========
Liability for property and casualty losses and loss
  adjustment expense, at end of year.....................   $2,589,493    $2,496,703    $2,414,575
Liability for life future policy benefits, at end of
  year...................................................      339,386       381,532       413,762
                                                            ----------    ----------    ----------
Liability for losses, loss adjustment expense and future
  policy benefits........................................   $2,928,879    $2,878,235    $2,828,337
                                                            ==========    ==========    ==========
Reinsurance recoverables on property and casualty losses
  and loss adjustment expenses, at end of year...........   $  131,028    $  119,458    $  120,117
Reinsurance recoverables on life future policy benefits,
  at end of year.........................................       19,724        18,705        16,822
                                                            ----------    ----------    ----------
Ceded reinsurance on claims and claims expense reserves,
  at end of year.........................................   $  150,752    $  138,163    $  136,939
                                                            ==========    ==========    ==========

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

6. FEDERAL INCOME TAXES

     Federal income taxes paid in 1993, 1994 and 1995 were $67,095, $28,556 and $30,045, respectively.

     The effective tax rate on pre-tax income before cumulative effect of accounting change is lower than the prevailing corporate federal income tax rate. A reconciliation of this difference is as follows:

                                                                 1993         1994         1995
                                                               --------     --------     --------
Tax on pre-tax income at 35%................................   $102,477     $ 70,093     $ 73,189
Add (deduct) tax effect of:
  Tax exempt bond interest..................................    (50,651)     (51,333)     (47,174)
  Dividends earned..........................................     (9,375)      (6,028)      (5,513)
  15% of tax exempt interest and dividends received
     deduction..............................................      7,604        7,828        7,311
  Goodwill..................................................      1,219        1,219        1,196
  Effect of change in tax rate on deferred recoverables.....     (3,715)          --           --
  Other.....................................................     (1,504)      (6,070)       1,839
                                                               --------     --------     --------
Federal income taxes........................................   $ 46,055     $ 15,709     $ 30,848
                                                               ========     ========     ========

     Significant components of net deferred tax assets and liabilities are as follows:

                                                                            1994        1995
                                                                          --------    ---------
Deferred tax assets:
  Change in unearned premium reserve...................................   $ 49,447    $  48,916
  Discounting of losses and loss adjustment expense reserves...........    171,713      165,991
  Other postretirement benefits........................................     24,275       24,926
  Sale/leaseback of building...........................................      8,318        8,000
  Nondeductible accruals...............................................     13,314       22,879
  Net unrealized losses on securities..................................      5,543           --
  Other................................................................     27,013       29,607
                                                                          --------    ---------
Total deferred tax assets..............................................    299,623      300,319

Deferred tax liabilities:
  Deferred acquisition costs...........................................    (72,398)     (72,496)
  Net unrealized gains on securities...................................         --     (114,028)
  Other................................................................    (10,273)     (13,148)
                                                                          --------    ---------
Total deferred tax liabilities.........................................    (82,671)    (199,672)
                                                                          --------    ---------
Net deferred tax asset.................................................   $216,952    $ 100,647
                                                                          ========    =========

     As defined by previous life insurance company tax law, certain amounts were accumulated tax free in a special memorandum account designated as "Policyholders' Surplus Account" and generally are not subject to federal income taxes until distributed to stockholders. The aggregate accumulation in this account is $17,623. No provision has been made for federal income taxes on this account since distributions are not presently contemplated.

7. RESTRICTIONS ON SHAREHOLDER'S EQUITY

     Generally, the net assets of the Company's insurance subsidiaries available for transfer to ASFC are limited to the amounts that the insurance subsidiaries' net assets, as determined in accordance with statutory accounting practices, exceed minimum statutory capital requirements; however, payments of such amounts as dividends may be subject to approval by regulatory authorities. At December 31, 1995, $7,200 of consolidated

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

7. RESTRICTIONS ON SHAREHOLDER'S EQUITY (CONTINUED) shareholder's equity represents net assets of the Company's insurance subsidiaries that cannot be transferred in the form of dividends, loans or advances to ASFC.

8. RECONCILIATION WITH STATUTORY ACCOUNTING POLICIES

     Net income of ASI and subsidiaries, as determined in accordance with statutory accounting practices, was $263,124, $177,654 and $197,058 for 1993, 1994 and 1995, respectively. Consolidated statutory shareholder's equity for ASI was $980,716 and $1,010,992 at December 31, 1994, and 1995, respectively.

9. PENSION PLAN

     The funded status of the defined benefit pension plan and the amount recognized in the balance sheet are as follows:

                                                                           1994         1995
                                                                         ---------    ---------
Actuarial present value of benefit obligation:
  Vested..............................................................   $(101,012)   $(134,836)
  Non vested..........................................................      (6,173)      (7,909)
                                                                         ---------    ---------
Accumulated benefit obligation........................................    (107,185)    (142,745)
Effect of future compensation increases...............................     (32,483)     (48,595)
                                                                         ---------    ---------
Projected benefit obligation..........................................    (139,668)    (191,340)
Plan assets available for benefits....................................     133,942      172,913
                                                                         ---------    ---------
Projected benefit obligation in excess of plan assets.................      (5,726)     (18,427)
Unrecognized prior service cost.......................................       2,810        2,561
Unrecognized net loss.................................................       5,110       19,355
                                                                         ---------    ---------
Prepaid pension cost included in the balance sheet....................   $   2,194    $   3,489
                                                                         =========    =========

     Assumptions used in the foregoing calculations are as follows:

                                                                   1993         1994         1995
                                                                   ----         ----         ----
Assumed rate on plan assets.....................................   9.0 %        9.0 %        9.0 %
Weighted average discount rate..................................   7.0          8.0          7.0
Future compensation trends......................................   5.0          5.0          5.0

     The change in discount rate increased (decreased) the accumulated benefit obligation by ($13,000) and $17,800 as of December 31, 1994, and 1995, respectively.

     Net pension cost for the defined benefit pension plans includes the following components:

                                                                 1993         1994         1995
                                                               --------     --------     --------
Service cost benefits earned................................   $  7,926     $  8,982     $  8,091
Interest cost on projected benefit obligation...............      9,121       10,189       11,322
Actual return on assets.....................................    (14,689)       3,338      (31,425)
Net amortization and deferral...............................      4,221      (13,779)      20,708
Impact of realignment of field operations (see Note 15).....         --           --        3,029
                                                               --------     --------     --------
Net periodic pension cost...................................   $  6,579     $  8,730     $ 11,725
                                                               ========     ========     ========

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

10. POSTRETIREMENT BENEFIT PLAN

     The postretirement defined benefit plan is unfunded; however, the details of the amount included in other liabilities are as follows:

                                                                       1994       1995
                                                                      -------    -------
        Accumulated postretirement benefit obligation:
          Retirees.................................................   $32,672    $34,715
          Fully eligible active plan participants..................    12,140     12,746
          Other active plan participants...........................    15,172     16,384
                                                                      -------    -------
                                                                       59,984     63,845
        Unrecognized net gain......................................     9,304      7,378
                                                                      -------    -------
        Accrued postretirement benefit cost........................   $69,288    $71,223
                                                                      =======    =======

     Assumptions used in the foregoing calculations at December 31 are as follows:

                                                                1993       1994       1995
                                                                ----       ----       ----
        Discount rate........................................   7.0 %      8.0 %      7.0 %
        Rate of compensation increases.......................   5.0        5.0        5.0

     Net periodic postretirement benefit cost includes the following components:

                                                                 1993      1994      1995
                                                                ------    ------    -------
        Service cost.........................................   $1,876    $2,033    $ 1,395
        Interest cost........................................    4,494     4,373      4,057
        Net amortization and deferral........................       --      (115)    (1,120)
                                                                ------    ------    -------
        Net periodic postretirement benefit cost.............   $6,370    $6,291    $ 4,332
                                                                ======    ======    =======

     The calculation of the accumulated postretirement benefit obligation assumes a weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) of 9.5% for 1996 gradually decreasing to 5.5% by 2004. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1995 by $4,469, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995 by $436.

11. RENT EXPENSE

     The principal leased property is the home office which is leased through a sale-leaseback agreement. The agreement, which was entered into in 1984, provides for a 25 year lease period with options to renew for six additional terms of five years each. The agreement also provides the Company with the right of first refusal to purchase the property during the term of the lease, including renewal periods, at a price as defined in the agreements. In addition, the Company has the option to purchase the leased property at fair market value as defined in the agreements on the last day of the initial 25 year lease period ending in 2009 or the last day of any of the renewal periods.

     Rent expense included in benefits and expenses amounted to approximately $16,993, $16,898 and $16,123 in 1993, 1994 and 1995, respectively. At December
31, 1995, future minimum payments, by year and

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

11. RENT EXPENSE (CONTINUED)

in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following:

            1996.......................................................   $10,700
            1997.......................................................     9,247
            1998.......................................................     7,820
            1999.......................................................     8,159
            2000.......................................................    10,102
            2001 and thereafter........................................    87,761

12. REINSURANCE ACTIVITIES

     The principal sources of reinsurance assumed are national and state associations. In 1993, other insurance companies were also a significant source of reinsurance assumed. Reinsurance is ceded to other companies for risks which exceed retention limits and to provide for catastrophic claims.

     The effect of reinsurance on premiums written and earned is as follows:

                                                                                EARNED
                                                     WRITTEN      -----------------------------------
                                                    PROPERTY-     PROPERTY-
                                                     CASUALTY      CASUALTY      LIFE        TOTAL
                                                    ----------    ----------    -------    ----------
1993
  Direct.........................................   $1,688,948    $1,756,737    $50,810    $1,807,547
  Assumed........................................       76,234        99,628        788       100,416
  Ceded..........................................      (48,939)      (48,890)    (3,974)      (52,864)
                                                    ----------    ----------    -------    ----------
     Net.........................................   $1,716,243    $1,807,475    $47,624    $1,855,099
                                                    ==========    ==========    =======    ==========
1994
  Direct.........................................   $1,657,930    $1,686,388    $54,469    $1,740,857
  Assumed........................................       55,557        61,031      2,060        63,091
  Ceded..........................................      (58,028)      (53,977)    (4,000)      (57,977)
                                                    ----------    ----------    -------    ----------
     Net.........................................   $1,655,459    $1,693,442    $52,529    $1,745,971
                                                    ==========    ==========    =======    ==========
1995
  Direct.........................................   $1,674,470    $1,689,668    $57,872    $1,747,540
  Assumed........................................       43,481        46,562      2,870        49,432
  Ceded..........................................      (46,391)      (46,635)    (3,951)      (50,586)
                                                    ----------    ----------    -------    ----------
     Net.........................................   $1,671,560    $1,689,595    $56,791    $1,746,386
                                                    ==========    ==========    =======    ==========

     Benefits and settlement expenses were reduced by $28,987, $24,399 and $22,904 in 1993, 1994 and 1995, respectively, as a result of ceded reinsurance arrangements. ASI remains contingently liable with respect to losses reinsured in the event any reinsurer is unable to meet obligations assumed.

13. TRANSACTIONS WITH AFFILIATES

     At December 31, 1994 and 1995, the Company has $90,260 and $37,910, respectively, invested in LNC's short-term investment pool. Also, the Company had $34,492 and $40,072, at cost, invested in mutual funds administered by a subsidiary of LNC with a fair value of $32,332 and $41,198 at December 31, 1994 and 1995, respectively.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

13. TRANSACTIONS WITH AFFILIATES (CONTINUED)
     Included in other liabilities, at December 31, 1994, was $45,000 of accrued dividends payable to LNC.

     On March 29, 1995, the Company purchased 4,986,507 shares, or 29.22% of EMPHESYS Financial Group, Inc. from LNC for $193,227. This investment was accounted for using the equity method and resulted in equity earnings of $6,449 being included in net investment income through September 30, 1995. On August 22, 1995, a tender offer was extended by Humana, Inc. and on October 7, 1995, the Company tendered its investment in EMPHESYS stock resulting in an after tax loss of $9,004.

     In addition to the above, the Company has various other transactions with LNC and its affiliates in the normal course of operations. These transactions include systems, strategic planning and management advice, financial services, investment services, legal services, accounting services, and assistance with employee benefits, information services, data processing, actuarial, marketing and human resources. In 1993, 1994 and 1995, the Company paid LNC fees totaling $7,104, $7,659, and $7,603.

     The Company provides supervision and administrative services to two wholly-owned property and casualty insurance subsidiaries of LNC. In 1993, 1994 and 1995, LNC paid the Company fees totaling $581, $625 and $924, respectively.

     LNC paid the Company $8,731, $5,298 and $6,277 during 1993, 1994 and 1995 for administrative services and insurance coverages provided by the Company to LNC. The Company paid LNC $5,756, $2,601 and $6,935 during 1993, 1994 and 1995 for services rendered by LNC to purchase corporate insurance coverages. The Company's life insurance subsidiary paid LNC $3,194, $3,528 and $3,042 during 1993, 1994 and 1995 for reinsurance coverages.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

14. SEGMENT INFORMATION

     The Company operates within the property/casualty and the life insurance industry through a network of independent agents. The property/casualty insurance industry is further broken down into commercial, personal and reinsurance business in runoff. Revenues, pretax operating income and identifiable assets for the property/casualty and life segments are as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                            --------------------------------------
                                                               1993          1994          1995
                                                            ----------    ----------    ----------
Revenues
  Property/casualty operations
     Net premiums earned:
       Personal..........................................   $  709,134    $  684,903    $  684,091
       Commercial........................................    1,070,653     1,003,209     1,005,364
       Reinsurance business in runoff....................       27,688         5,330           140
     Net investment income...............................      239,484       230,945       233,759
     Net realized gain on investments....................      142,709        19,228        38,778
     Loss on operating properties........................           --            --       (28,350)
                                                            ----------    ----------    ----------
  Total Property/casualty operations.....................    2,189,668     1,943,615     1,933,782
                                                            ----------    ----------    ----------
  Life operations
     Net premiums earned.................................       47,624        52,529        56,791
     Net investment income...............................       27,312        29,509        32,810
     Net realized gain on investments....................        7,238           708         2,266
                                                            ----------    ----------    ----------
  Total life operations..................................       82,174        82,746        91,867
                                                            ----------    ----------    ----------
Total revenues...........................................   $2,271,842    $2,026,361    $2,025,649
                                                            ==========    ==========    ==========
Pretax income
  Property/casualty operations
     Underwriting gain (loss):
       Personal..........................................   $  (21,999)   $  (49,800)   $  (32,789)
       Commercial........................................      (56,085)        4,533        45,762
       Reinsurance business in runoff....................      (35,691)      (23,777)      (69,826)
     Net investment income...............................      239,484       230,945       233,759
     Net realized gain on investments....................      142,709        19,228        38,778
     Loss on operating properties........................           --            --       (28,350)
                                                            ----------    ----------    ----------
Total Property/casualty operations.......................      268,418       181,129       187,334
Life operations..........................................       24,372        19,138        21,778
                                                            ----------    ----------    ----------
Total pretax income......................................   $  292,790    $  200,267    $  209,112
                                                            ==========    ==========    ==========

                                                                           1994          1995
                                                                        ----------    ----------
Identifiable assets
  Property/casualty operations.......................................   $4,910,111    $4,981,343
  Life operations....................................................      511,982       560,325
  Eliminations.......................................................       (2,802)       (2,483)
                                                                        ----------    ----------
Total identifiable assets............................................   $5,419,291    $5,539,185
                                                                        ==========    ==========

     The operating expenses of the Company have all been considered to be allocable to the segments since the Company's activities were all directly related to those segments through December 31, 1995. Capital expenditures and depreciation expense are not material.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

15. REALIGNMENT OF FIELD OPERATIONS

     In November of 1995, the Company approved a realignment plan which includes consolidating the field operations from 20 divisional offices into four regional offices. Certain of the locations will be converted to service offices. Those operating properties owned by the Company that will not be used as a regional office will be sold. For each location to be downsized, job classifications, positions to be eliminated and individuals impacted were identified and severance benefits were communicated. This process has been started and the majority of the Realignment is expected to occur in 1996 with the remainder scheduled to be completed in 1997. Management has estimated that the costs of realignment and valuation allowance for the sale of the operating properties based on independent appraisals with net carrying value representing the lower of cost or market, net of taxes, will approximate $13,700 and $18,400, respectively, which were charged to income in 1995. Accordingly, income before cumulative effect of change in accounting and net income decreased by $32,100.

16. SUBSEQUENT EVENTS

     On February 14, 1996, three of the Company's property and casualty insurance subsidiaries were among 23 underwriters of real property insurance named defendants in a case alleging that their underwriting, sales and marketing practices violate a number of civil rights laws (including, without limitation, the Fair Housing Act) and constitute a civil conspiracy. Brought in the United States District Court for the Western District of Missouri, the plaintiffs seeks to represent themselves and a putative class of similarly situated persons in the State of Missouri. The relief sought includes unspecified compensatory damages, punitive damages and attorneys' fees. While it is too early to evaluate the plaintiffs' specific allegations, management believes, based upon current information, that the Company's underwriting, sales and marketing practices have complied in all material respects with the applicable requirements of both state and federal law. The Company intends to vigorously defend this action.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED INTERIM BALANCE SHEETS

                                  (UNAUDITED)

                                                                                                     MARCH 31, 1996
                                                                                                ------------------------
                                                                                DECEMBER 31,                  PRO FORMA
                                                                                    1995        HISTORICAL     (NOTE 1)
                                                                                ------------    ----------    ----------
                                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Investments:
  Securities available-for-sale at fair value:
    Fixed maturity (amortized cost: 1995 -- $3,590,601; 1996
      historical -- $3,687,626)..............................................    $3,860,883     $3,863,758    $3,563,758
    Equity (cost: 1995 -- $374,232; 1996 -- $328,860)........................       437,685        387,266       387,266
  Mortgage loans.............................................................        33,319         34,111        34,111
  Short-term investments.....................................................        63,170         71,050        71,050
  Other invested assets......................................................        35,178         36,672        36,672
                                                                                 ----------     ----------    ----------
                                                                                  4,430,235      4,392,857     4,092,857
Cash.........................................................................        12,708          8,704         8,704
Premium receivable, less allowance for doubtful accounts (1995 -- $2,860;
  1996 -- $3,010)............................................................       377,802        388,719       388,719
Deferred policy acquisition costs............................................       199,192        204,092       204,092
Properties to be sold, less valuation allowances (1995 and 1996 --
  $28,350)...................................................................        41,403         40,960        40,960
Property and equipment -- at cost, less allowances for depreciation (1995 --
  $79,011; 1996 -- $70,259)..................................................        29,823         30,111        30,111
Other assets:
  Accrued investment income..................................................        66,173         58,592        58,592
  Deferred federal income taxes recoverable..................................       100,647        141,938       141,938
  Cost in excess of net assets of acquired subsidiaries, less amortization
    (1995 -- $42,618; 1996 -- $43,473).......................................       101,190        100,335       100,335
  Ceded reinsurance on claims and claims expense reserves....................       136,939        177,189       177,189
  Miscellaneous..............................................................        43,073         61,844        61,844
                                                                                 ----------     ----------    ----------
                                                                                    448,022        539,898       539,898
                                                                                 ----------     ----------    ----------
                                                                                 $5,539,185     $5,605,341    $5,305,341
                                                                                 ==========     ==========    ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
Policy liabilities and accruals:
  Losses, loss adjustment expense and future policy benefits.................    $2,828,337     $2,928,219    $2,928,219
  Unearned premiums..........................................................       718,478        718,120       718,120
                                                                                 ----------     ----------    ----------
                                                                                  3,546,815      3,646,339     3,646,339
General liabilities:
  Commissions and other expenses.............................................       134,031        112,056       112,056
  Current federal income taxes payable.......................................         7,095         18,379        18,379
  Outstanding checks.........................................................        67,308         80,540        80,540
  Other liabilities..........................................................       115,229        141,155       141,155
  Debt.......................................................................            --             --       300,000
                                                                                 ----------     ----------    ----------
                                                                                    323,663        351,308       651,308
                                                                                 ----------     ----------    ----------
                                                                                  3,870,478      3,997,647     4,297,647
Shareholder's equity:
  Preferred stock: 5,000,000 shares authorized, no shares issued and
    outstanding..............................................................            --             --            --
  Common stock, no par value: 195,000,000 shares authorized, 50,000,000
    issued and outstanding...................................................         5,000          5,000         5,000
  Paid-in capital............................................................       382,547        382,547        82,547
  Net unrealized gain on securities available-for-sale.......................       211,767        149,841       149,841
  Retained earnings..........................................................     1,069,393      1,070,306       770,306
                                                                                 ----------     ----------    ----------
                                                                                  1,668,707      1,607,694     1,007,694
                                                                                 ----------     ----------    ----------
                                                                                 $5,539,185     $5,605,341    $5,305,341
                                                                                 ==========     ==========    ==========

See accompanying notes.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

                   CONSOLIDATED INTERIM STATEMENTS OF INCOME

                                  (UNAUDITED)

                                                                            THREE MONTHS ENDED
                                                                                 MARCH 31
                                                                           --------------------
                                                                             1995        1996
                                                                           --------    --------
                                                                               (DOLLARS IN
                                                                                THOUSANDS,
                                                                             EXCEPT PER SHARE
                                                                                  DATA)
Revenue:
  Premiums..............................................................   $438,722    $423,994
  Net investment income.................................................     66,461      68,333
  Realized gain on investments..........................................     27,215      21,096
                                                                           --------    --------
Total revenue...........................................................    532,398     513,423
Benefits and expenses:
  Benefits and settlement expenses......................................    305,404     323,563
  Commissions...........................................................     72,124      71,872
  Operating and administrative expenses.................................     59,050      51,173
  Taxes, licenses and fees..............................................     12,038      11,918
  Interest on debt......................................................         --          --
                                                                           --------    --------
Total benefits and expenses.............................................    448,616     458,526
                                                                           --------    --------
Income before federal income taxes......................................     83,782      54,897
Federal income taxes (credit):
  Current...............................................................     20,630      15,931
  Deferred..............................................................     (2,335)     (7,947)
                                                                           --------    --------
Total federal income taxes..............................................     18,295       7,984
                                                                           --------    --------
Net income..............................................................   $ 65,487    $ 46,913
                                                                           ========    ========
Pro forma income per share (Note 1).....................................               $    .67
                                                                                       ========

See accompanying notes.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31
                                                                         ----------------------
                                                                           1995         1996
                                                                         ---------    ---------
                                                                         (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................................................   $  65,487    $  46,913
Adjustments to reconcile net income to cash provided by (used in)
  operating activities:
  Deferred policy acquisition costs...................................      (2,657)        (973)
  Premiums and fees in course of collection...........................     (11,242)     (10,917)
  Accrued investment income...........................................      14,959        7,581
  Policy liabilities and accruals.....................................      (7,488)      90,659
  Federal income taxes................................................      18,169        2,115
  Provisions for depreciation.........................................       2,637        1,917
  Gain on sale of investments.........................................     (27,215)     (21,095)
  Ceded reinsurance on claims and claims expense reserves.............       1,173      (53,329)
  Other...............................................................     (28,071)       2,975
                                                                         ---------    ---------
Net adjustments.......................................................     (39,735)      18,933
                                                                         ---------    ---------
Net cash provided by operating activities.............................      25,752       65,846

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available-for-sale:
  Purchases...........................................................    (261,771)    (372,983)
  Sales...............................................................     433,040      339,239
  Maturities..........................................................      25,325        7,156
Investment in unconsolidated subsidiaries.............................    (194,961)        (230)
Purchase of mortgage loans and other investments......................      (1,297)      (3,484)
Sale or maturity of mortgage loans and other investments..............      21,809        1,427
Net (increase) decrease in short-term investments.....................      32,575       (7,880)
Purchase of property and equipment....................................      (1,679)      (1,760)
Other.................................................................       3,588        5,350
                                                                         ---------    ---------
Net cash provided by (used in) investing activities...................      56,629      (33,165)

CASH FLOWS FROM FINANCING ACTIVITIES
Universal life investment contract deposits...........................      11,439       12,222
Universal life investment contract withdrawals........................      (2,113)      (2,907)
Dividends paid to parent..............................................     (91,000)     (46,000)
                                                                         ---------    ---------
Net cash used in financing activities.................................     (81,674)     (36,685)
                                                                         ---------    ---------
Net increase (decrease) in cash.......................................         707       (4,004)
Cash at December 31...................................................      11,134       12,708
                                                                         ---------    ---------
Cash at March 31......................................................   $  11,841    $   8,704
                                                                         =========    =========

See accompanying notes.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                 MARCH 31, 1996

1. BASIS OF PRESENTATION

PRINCIPLES OF CONSOLIDATION

     On February 5, 1996, the American States Financial Corporation ("ASFC") was incorporated to serve as a holding company. The interim consolidated financial statements include the accounts of American States Insurance Company ("ASI") and its wholly-owned subsidiaries and have been presented as if the holding company formation occurred at the earliest date presented herein. ASFC, a wholly owned subsidiary of Lincoln National Corporation ("LNC"), is an Indiana domiciled insurance holding company doing business through ASI, its wholly-owned subsidiary, and the six insurance subsidiaries of ASI (collectively referred to as "the Company"). ASI has licenses to write business in all 50 states and the District of Columbia. ASI and its subsidiaries write standard commercial and personal lines, and life insurance business throughout the United States with the greatest volume in the Midwest and Pacific Northwest. All significant intercompany accounts and transactions are eliminated in consolidation.

     During 1994, American Union Reinsurance Company and Amstats Insurance Company were sold. These transactions had no significant effect on the results of operation for that year.

     The interim financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP") and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results for such periods. The results of operations and cash flows for any interim period are not necessarily indicative of results for the full year. These financial statements do not include all disclosures required by GAAP and should be read in conjunction with the financial statements as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and related notes thereto, presented elsewhere, herein.

HOLDING COMPANY FORMATION


     As noted above, the financial statements have been presented as if ASFC had been organized at the earlier date presented herein. The formation of ASFC was done in contemplation of an initial public offering. On April 22, 1996, ASI declared, and on May 15, 1996, it paid to LNC, a dividend of $300,000 consisting primarily of tax-exempt municipal securities (Dividended Assets). On May 16, 1996, LNC transferred all of the outstanding shares of ASI in exchange for common stock and $300,000 debt of ASFC. As a result of the initial public offering, LNC's ownership could be reduced to approximately 81%.


PRO FORMA ADJUSTMENTS

     The pro forma consolidated balance sheet at March 31, 1996 reflects the investments decreasing by $300,000 representing the Dividended Assets, the debt increasing by $300,000, representing the debt assumed and issued as part of the Recapitalization and shareholder's equity decreasing by $600,000 because of the foregoing dividend and debt transactions.

     The pro forma income per share for the three months ended March 31, 1996 is based on 50,000,000 shares outstanding plus the 10,000,000 shares being offered and is based on historical income after reflecting the pro forma impact of investment income decreasing by $3,570 representing the interest yield on $300,000 of tax-exempt municipal securities, interest expense resulting from the assumed and issued debt of $5,031 and federal income tax benefit of $1,948. Such adjustments do not reflect any investment earnings resulting from the proceeds of the offerings of common stock.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

2. FEDERAL INCOME TAXES

     During 1995, a consolidated federal income tax return is filed by LNC and includes the Company and its subsidiaries. Pursuant to an agreement with LNC, the Company and its subsidiaries provide for income taxes on the basis of a separate return calculation; however, certain deductions, credits, losses, and other items that may be limited or not allowed on a separate return basis are allowed. The taxes computed are remitted to or collected from LNC.

     Effective January 1, 1996, the current tax sharing agreement will be terminated and new tax sharing agreements will result in the Company providing income taxes on a stand-alone basis. This change would have had no impact on the provision for federal income taxes for 1995 and 1996 had it been implemented January 1, 1995.

     The effective tax rate on pre-tax income is lower than the prevailing corporate rate primarily due to tax exempt interest on municipal securities.

================================================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
Available Information..................      2
Prospectus Summary.....................      3
Risk Factors...........................      8
The Company............................     15
Use of Proceeds........................     17
Dividend Policy........................     17
Dilution...............................     18
Capitalization.........................     19
Selected Historical Financial and
  Operating Data.......................     20
Pro Forma Financial and Operating
  Data.................................     22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     24
Business...............................     40
Management.............................     69
Certain Relationships and Related
  Transactions.........................     81
Securities Ownership...................     87
Description of Capital Stock...........     89
Shares Eligible for Future Sale........     91
Certain U.S. Federal Tax Consequences
  to Non-U.S. Holders..................     92
Underwriting...........................     95
Legal Matters..........................     97
Experts................................     97
Glossary of Selected Insurance and
  Certain Defined Terms................     98
Index to Consolidated Financial
  Statements...........................    F-1

     UNTIL                , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE
COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================


================================================================================
                               10,000,000 SHARES

                                AMERICAN STATES
                             FINANCIAL CORPORATION

                                  COMMON STOCK

                         ---------------------------

                                  PROSPECTUS

                         ---------------------------

                             MERRILL LYNCH & CO.

                             GOLDMAN, SACHS & CO.

                                            , 1996
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

               [ALTERNATE COVER PAGE FOR INTERNATIONAL OFFERING]

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED MAY 21, 1996


PROSPECTUS

                               10,000,000 SHARES

                                AMERICAN STATES
                             FINANCIAL CORPORATION
                                  COMMON STOCK
                            ------------------------

     All 10,000,000 shares of Common Stock, no par value (the "Common Stock"), are being offered hereby by American States Financial Corporation (the "Company"). Of the shares of Common Stock offered hereby, 2,000,000 shares are being offered outside the United States and Canada by the International Underwriters and 8,000,000 shares are being offered in a concurrent offering in the United States and Canada by the International Underwriters (collectively, the "Offerings"). The price to the public and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

     Prior to the Offerings, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $23.00 and $25.00 per share of Common Stock. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     After giving effect to the Offerings, Lincoln National Corporation ("Lincoln"), presently the sole shareholder of the Company, will hold approximately 83% of the outstanding shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option.

     The Common Stock has been approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance, under the symbol "ASX."

      SEE "RISK FACTORS" AT PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                         PUBLIC             DISCOUNT(1)          COMPANY(2)
- -------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
- -------------------------------------------------------------------------------------------------
Total(3)..........................           $                   $                    $
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) The Company and Lincoln have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deduction of expenses payable by the Company estimated at $1,230,000.


(3) The Company has granted to the several Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase a maximum of 1,500,000 additional shares of Common Stock, on the same terms as set forth above, to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $          , $          and $          , respectively. See
    "Underwriting."
                            ------------------------

     The shares of Common Stock are being offered by the several Underwriters, subject to prior sale when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel, or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York,
New York on or about             , 1996.
                            ------------------------

MERRILL LYNCH INTERNATIONAL                          GOLDMAN SACHS INTERNATIONAL
                            ------------------------

             The date of this Prospectus is                , 1996.

                  [ALTERNATE PAGE FOR INTERNATIONAL OFFERING]

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the International Purchase Agreement (the "International Purchase Agreement") among the Company, Lincoln and each of the International Underwriters named below (the "International Underwriters"), the Company and Lincoln have agreed to sell to each of the International Underwriters, and each of the International Underwriters, for whom Merrill Lynch International and Goldman Sachs International are acting as representatives (the "International Representatives"), has severally agreed to purchase, the number of shares of Common Stock set forth below opposite its name. The International Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting International Underwriters may be increased as set forth in the International Purchase Agreement.

                                                                              NUMBER OF
                            INTERNATIONAL UNDERWRITERS                         SHARES
        -------------------------------------------------------------------   ---------
        Merrill Lynch International........................................
        Goldman Sachs International........................................

                                                                              ---------
                      Total................................................   2,000,000
                                                                              =========

     The Company and Lincoln have also entered into a purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States (the "U.S. Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 2,000,000 shares of Common Stock to the International Underwriters, the Company and Lincoln have agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase, an aggregate of 8,000,000 shares of Common Stock. Under certain circumstances as set forth in the U.S. Purchase Agreement, the commitments of non-defaulting U.S. Underwriters may be increased. The initial public offering price per share and the underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In the U.S. Purchase Agreement and International Purchase Agreement, the several U.S. Underwriters and the several International Underwriters (collectively, the "Underwriters"), respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such Purchase Agreement if any of the shares of Common Stock being sold pursuant to each such Purchase Agreement are purchased. The closing with respect to the sale of shares of Common Stock sold pursuant to each Purchase Agreement is a condition to the closing with respect to the sale of shares of Common Stock sold pursuant to the other Purchase Agreement.

     The U.S. Underwriters and International Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") which provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale.

     The International Representatives have advised the Company that the International Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $     per share. The International Underwriters may allow, and such dealers may re-allow, a discount not in excess of

                  [ALTERNATE PAGE FOR INTERNATIONAL OFFERING]

$     per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted the Underwriters an option, exercisable by the U.S. Underwriters, to purchase up to 1,500,000 additional shares of Common Stock on a pro rata basis from the Company at the initial public offering price, less the underwriting discount. Such option, which expires 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the U.S. Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares that the number of shares to be purchased initially by the Underwriters bears to the total number of shares to be purchased initially by the Underwriters.

     Certain of the Underwriters perform brokerage and investment banking services for Lincoln and its affiliates from time to time, for which they receive customary compensation.

     The Company and Lincoln have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, its directors and executive officers and Lincoln have agreed that they will not, without the prior written consent of the International Representatives, sell, offer to sell, grant any option for the sale of, or otherwise dispose of or enter into any agreement to sell any shares of Common Stock or similar securities or securities convertible into or exchangeable or exercisable for shares of Common Stock or file with the Commission a registration statement under the Securities Act to register any Common Stock or any securities convertible into or exercisable for Common Stock, other than the sale to the Underwriters of the shares of Common Stock offered hereby, for a period of 120 days after the date of this Prospectus, except that the Company may, without such consent, grant options pursuant to the Option Plan. See "Shares Eligible for Future Sale."

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the expiring of six months from the closing of the Offerings, will not offer or sell, directly or indirectly, any shares of Common Stock offered hereby to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issuance of Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

     Purchase of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereof.

     Prior to the Offerings, there has been no public market for the Common Stock. The initial public offering price will be determined through negotiations among the Company, Lincoln and the International Representatives. Among the factors to be considered in such negotiations will be an assessment of the financial information contained herein, an evaluation of the Company's management, the future prospects of the Company and the property and casualty insurance industry in general, market prices of securities of companies engaged in activities similar to those of the Company and the prevailing conditions in the securities market. There can be no assurance that an active trading market will develop for the Common Stock or that the

                  [ALTERNATE PAGE FOR INTERNATIONAL OFFERING]

Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

     The Common Stock has been approved for issuance on the NYSE, subject to official notice of issuance, under the symbol "ASX." The Underwriters intend to sell the shares of Common Stock so as to meet the distribution requirements of NYSE listing.

     The Company has been informed that, under the terms of the Intersyndicate Agreement, the International Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are United States or Canadian persons or persons they believe intend to resell to persons who are United States or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to non-United States persons or non-Canadian persons or to persons they believe intend to resell to non-United States persons or non-Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and offer for resale such number of shares of Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

     At the request of the Company, the U.S. Underwriters are reserving up to 500,000 shares at the public offering price as set forth on the cover page of the Prospectus for sales to qualified officers, directors, employees and agents of the Company and its Subsidiaries and affiliates and certain other individuals having a business relationship with these entities. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the U.S. Underwriters to the general public on the same basis as the other shares offered hereby.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Barnes & Thornburg, Indianapolis, Indiana, and for the Underwriters by Sidley & Austin, Chicago, Illinois. Sidley & Austin will rely on the opinion of Barnes & Thornburg as to matters of Indiana law. Certain other legal matters will be passed upon for the Company by Thomas M. Ober, Esq., Vice President, Secretary and General Counsel of the Company and by Sommer & Barnard, Indianapolis, Indiana, counsel to the Company. Mr. Ober beneficially owns approximately 11,550 shares of Lincoln common stock.

                                    EXPERTS

     The Consolidated Financial Statements and financial statement schedules of the Company as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                  [ALTERNATE PAGE FOR INTERNATIONAL OFFERING]

- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
Available Information..................      2
Prospectus Summary.....................      3
Risk Factors...........................      8
The Company............................     15
Use of Proceeds........................     17
Dividend Policy........................     17
Dilution...............................     18
Capitalization.........................     19
Selected Historical Financial and
  Operating Data.......................     20
Pro Forma Financial and Operating
  Data.................................     22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     24
Business...............................     40
Management.............................     69
Certain Relationships and Related
  Transactions.........................     81
Securities Ownership...................     87
Description of Capital Stock...........     89
Shares Eligible for Future Sale........     91
Certain U.S. Federal Tax Consequences
  to Non-U.S. Holders..................     92
Underwriting...........................     95
Legal Matters..........................     97
Experts................................     97
Glossary of Selected Insurance and
  Certain Defined Terms................     98
Index to Consolidated Financial
  Statements...........................    F-1

     UNTIL                , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE
COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
                               10,000,000 SHARES

                                AMERICAN STATES
                             FINANCIAL CORPORATION

                                  COMMON STOCK

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

                          MERRILL LYNCH INTERNATIONAL

                          GOLDMAN SACHS INTERNATIONAL

                                            , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1).


        Blue Sky Legal Services and Registration Fees.....................   $   20,000
        NYSE Filing Fee...................................................      107,350
        NASD Fee..........................................................       29,250
        Securities and Exchange Commission Registration Fee...............       99,138
        Legal Services and Distributions -- Issuer's Counsel..............      250,000
        Auditing and Accounting Services..................................      285,000
        Transfer Agent Fee................................................        2,000
        Printing, Engraving and Postage Costs.............................      420,000
        Other Expenses....................................................       17,262
                                                                             ----------
             TOTAL(2).....................................................   $1,230,000
                                                                             ==========


- -------------------------
(1) Costs represented by salaries and wages of regular employees and officers of the Registrant are excluded.


(2) All of the above items, except the SEC Registration, NYSE Filing Fees and NASD Fee, are estimated.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Chapter 37 of the Indiana Business Corporation Law, as amended (the "ICBL"), grants to each corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. The indemnification rights provided by the Registrant's articles of incorporation and by-laws provide the maximum indemnification protection available under law to the directors and officers of the Registrant. Directors, officers employees or agents of the Registrant who also are directors, officers, employees or agents of Lincoln National Corporation ("Lincoln") receive similar indemnification protection under Lincoln's articles of incorporation and by-laws. In addition, Lincoln carries directors and officers insurance policies.

     Pursuant to the provisions of the U.S. Purchase Agreement and the International Purchase Agreement among the Registrant, Lincoln and the Underwriters, the Underwriters severally agree to indemnify the Registrant, its directors, its officers who signed the Registration Statement and its controlling persons against any and all loss, liability, claim, damage or expense, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement and prospectus (or any amendment thereto), including filings made under Rule 430A and Rule 434 of the Securities Act of 1933, if applicable, or any preliminary prospectus (or any amendment and supplement thereto) (collectively, the "Documents") in reliance upon and in conformity with written information furnished to the Registrant by such Underwriter through Merrill Lynch and Co. expressly for use in the Documents.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     The Registrant was incorporated on February 5, 1996 to serve as the holding company for American States Insurance Company ("ASI"). ASI was formed on July 15, 1929. On May 16, 1996, ASI became a wholly-owned, direct subsidiary of Registrant in the Recapitalization (as defined in the Prospectus), pursuant to which Lincoln transferred all of the outstanding shares of ASI to the Registrant in exchange for 50,000,000 shares of the Registrant's common stock. Also in connection with the Recapitalization, the Company assumed the Assumed Debt from, and issued the Term Note to, Lincoln. See the section entitled "The Company" in the Prospectus for a more detailed discussion of the Recapitalization. The transfer of the Registrant's common stock to Lincoln, and the assumption of the Assumed Debt and the issuance of the Term Note (to the extent they are securities and the transactions involved sales), are exempt under Section 4(2) of the Securities Act and no underwriting commissions or discounts were paid in connection therewith.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The exhibits furnished with this Registration Statement are listed beginning on page E-1.

     (b) The following financial statement schedules of the Registrant are included in the Registration Statement beginning on page S-5:

               Schedule I    -- Summary of Investments Other Than Investments in Related
                                Parties
               Schedule III  -- Supplementary Insurance Information
               Schedule IV   -- Reinsurance
               Schedule V    -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on May 17, 1996.


                                          AMERICAN STATES FINANCIAL CORPORATION

                                          By /s/  F. Cedric McCurley*
                                            ------------------------------------
                                            F. Cedric McCurley,
                                            Chairman of the Board and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


               SIGNATURES                                TITLE                         DATE
               ----------                                -----                         ----
(1) Principal Executive Officer:

/s/ F. Cedric McCurley*                    Chairman of the Board and
- ----------------------------------------     Chief Executive Officer
    F. Cedric McCurley

(2) Principal Financial and Accounting
    Officer:

/s/ Todd R. Stephenson*                    Senior Vice President, Treasurer
- ----------------------------------------     and Chief Financial Officer
    Todd R. Stephenson

(3) The Board of Directors:

/s/ F. Cedric McCurley*                    Director
- ----------------------------------------
    F. Cedric McCurley

/s/ William J. Lawson*                     Director
- ----------------------------------------
    William J. Lawson

/s/ Robert A. Anker*                       Director
- ----------------------------------------
    Robert A. Anker

/s/ Edwin J. Goss*                         Director
- ----------------------------------------
    Edwin J. Goss

/s/ Stephen J. Paris*                      Director
- ----------------------------------------
    Stephen J. Paris                                          May 17, 1996

/s/ Paula M. Parker-Sawyers*               Director
- ----------------------------------------
    Paula M. Parker-Sawyers

/s/ William E. Pike*                       Director
- ----------------------------------------
    William R. Pike

/s/ Gabriel L. Shaheen*                    Director
- ----------------------------------------
    Gabriel L. Shaheen

/s/ Milton O. Thompson*                    Director
- ----------------------------------------
    Milton O. Thompson

*By: /s/ Thomas M. Ober
     -----------------------------------
     Thomas M. Ober, Attorney-in-Fact

     The following consolidated financial statement schedules of American States Financial Corporation and subsidiaries are included in Item 16:

SCHEDULE NO.                              DESCRIPTION
- -------------   ----------------------------------------------------------------
Schedule I      Summary of Investments Other Than Investments in Related Parties
Schedule III    Supplementary Insurance Information
Schedule IV     Reinsurance
Schedule V      Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

Board of Directors
American States Financial Corporation and Subsidiaries


     We have audited the consolidated financial statements of American States Financial Corporation and subsidiaries as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated January 31, 1996, except for Note 1, as to which the date is May 16, 1996 and except for Note 16, as to which the date is February 14, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16 of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Indianapolis, Indiana

May 16, 1996



                                          ERNST & YOUNG LLP



                                          /s/ ERNST & YOUNG LLP

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

                    SCHEDULE I -- SUMMARY OF INVESTMENTS --
                   OTHER THAN INVESTMENTS IN RELATED PARTIES
                               DECEMBER 31, 1995
                                (000'S OMITTED)




                        COLUMN A                             COLUMN B      COLUMN C      COLUMN D
- ---------------------------------------------------------   ----------    ----------    -----------
                                                                                         AMOUNT AT
                                                                                        WHICH SHOWN
                                                                                        IN BALANCE
                   TYPE OF INVESTMENT                          COST         VALUE          SHEET
                   ------------------                       ----------    ----------    -----------

Fixed maturity securities, available-for-sale:
  Bonds:
     United States Government and government agencies and
       authorities.......................................   $  301,547    $  328,558    $  328,558
     States, municipalities, and political
       subdivisions......................................    2,222,697     2,374,214     2,374,214
     Mortgage-backed securities..........................      312,705       323,712       323,712
     Foreign governments.................................        6,569         7,410         7,410
     Public utilities....................................      116,890       126,954       126,954
     All other corporate bonds...........................      556,524       622,757       622,757
  Redeemable preferred stocks............................       73,669        77,278        77,278
                                                            ----------    ----------    ----------
  Total..................................................    3,590,601    $3,860,883     3,860,883
                                                                          ==========
Equity securities, available-for-sale:
  Common stocks:
     Public utilities....................................        9,401    $   11,181        11,181
     Banks, trusts, and insurance companies..............       22,214        26,080        26,080
     Industrial, miscellaneous, and all other............      170,703       206,850       206,850
  Perpetual preferred stocks.............................      171,914       193,574       193,574
                                                            ----------    ----------    ----------
  Total..................................................      374,232    $  437,685       437,685
                                                                          ==========
Mortgage loans on real estate............................       33,319                      33,319
Short-term investments...................................       63,170                      63,170
Other investments........................................       35,178                      35,178
                                                            ----------                  ----------
Total investments........................................   $4,096,500                  $4,430,235
                                                            ==========                  ==========

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION
                                (000'S OMITTED)




                   COL. A                        COL. B            COL. C          COL. D          COL. E
- --------------------------------------------   -----------    ----------------    --------    ----------------
                  SEGMENT                       DEFERRED       FUTURE POLICY
                  -------                        POLICY       BENEFITS, LOSSES                  OTHER POLICY
                                               ACQUISITION    CLAIMS, AND LOSS    UNEARNED       CLAIMS AND
                                                  COSTS           EXPENSES        PREMIUMS    BENEFITS PAYABLE
                                               -----------    ----------------    --------    ----------------
December 31, 1993:
  Property/casualty insurance...............    $ 147,406        $2,589,493       $748,674           $--
  Life insurance and annuities..............       54,012           339,386             --           --
                                                                                                     --
                                                 --------        ----------       --------
       Total................................    $ 201,418        $2,928,879       $748,674           $--
                                                 ========        ==========       ========           ==
December 31, 1994
  Property/casualty insurance...............    $ 140,122        $2,496,703       $725,448           $--
  Life insurance and annuities..............       70,667           381,532             --           --
                                                                                                     --
                                                 --------        ----------       --------
       Total................................    $ 210,789        $2,878,235       $725,448           $--
                                                 ========        ==========       ========           ==
December 31, 1995:
  Property/casualty insurance...............    $ 138,272        $2,414,575       $718,478           $--
  Life insurance and annuities..............       60,920           413,762             --           --
                                                                                                     --
                                                 --------        ----------       --------
       Total................................    $ 199,192        $2,828,337       $718,478           $--
                                                 ========        ==========       ========           ==



                              COL. F       COL. G          COL. H             COL. I          COL. J       COL. K
                            ----------   ----------   ----------------   -----------------   ---------   ----------
                                                      BENEFIT, CLAIMS                          OTHER
                                            NET         LOSSES, AND       AMORTIZATION OF    OPERATING    PREMIUMS
                             PREMIUM     INVESTMENT      SETTLEMENT       DEFERRED POLICY    EXPENSES     WRITTEN
                             REVENUE     INCOME(A)      EXPENSES (C)     ACQUISITION COSTS     (A,C)        (B)
                            ----------   ----------   ----------------   -----------------   ---------   ----------
December 31, 1993:
  Property/casualty
     insurance............. $1,807,475    $ 239,484      $1,347,337          $ 385,177       $ 188,737   $1,716,243
  Life insurance and
     annuities.............     47,624       27,312          39,008              6,337          12,456
                            ----------     --------      ----------           --------        --------
       Total............... $1,855,099    $ 266,796      $1,386,345          $ 391,514       $ 201,193
                            ==========     ========      ==========           ========        ========
December 31, 1994
  Property/casualty
     insurance............. $1,693,442    $ 230,945      $1,226,240          $ 355,528       $ 180,717   $1,655,459
  Life insurance and
     annuities.............     52,529       29,509          45,717              4,219          13,673
                            ----------     --------      ----------           --------        --------
       Total............... $1,745,971    $ 260,454      $1,271,957          $ 359,747       $ 194,390
                            ==========     ========      ==========           ========        ========
December 31, 1995:
  Property/casualty
     insurance............. $1,689,595    $ 233,759      $1,193,710          $ 352,503       $ 200,236   $1,671,560
  Life insurance and
     annuities.............     56,791       32,810          48,560              7,337          14,191
                            ----------     --------      ----------           --------        --------
       Total............... $1,746,386    $ 266,569      $1,242,270          $ 359,840       $ 214,427
                            ==========     ========      ==========           ========        ========

- -------------------------
(A) Allocations of Net Investment Income and Other Operating Expenses are based on a number of assumptions and estimates, and the results would change if different methods were applied.

(B) Does not apply to life insurance. This amount includes premiums from reinsurance assumed and is net of premiums on reinsurance ceded.

(C) In 1995, the cost related to implementing the realignment plan to consolidate field operations from twenty divisional offices into four regional offices was allocated to loss adjustment expenses and other operating expenses in the amounts of $3,608 and $17,500, respectively.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

                           SCHEDULE IV -- REINSURANCE
                                (000'S OMITTED)





               COL. A                     COL. B         COL. C        COL. D        COL. E       COL. F
- -------------------------------------   -----------    ----------    ----------    -----------    -------
                                                                                                   % OF
                                                        CEDED TO      ASSUMED                     AMOUNT
                                           GROSS         OTHER       FROM OTHER        NET        ASSUMED
                                          AMOUNT       COMPANIES     COMPANIES       AMOUNT       TO NET
                                        -----------    ----------    ----------    -----------    -------


Year ended December 31, 1993:
  Life insurance in force (A)........   $13,582,940    $1,335,708     $     --     $12,247,232      0.0%
                                        ===========    ==========     ========     ===========
  Insurance premiums and other
     considerations:
     Property/casualty insurance.....   $ 1,756,737    $   48,890     $ 99,628     $ 1,807,475      5.5%
     Life insurance and annuities....        50,810         3,974          788          47,624      1.7
                                        -----------    ----------     --------     -----------
          Total......................   $ 1,807,547    $   52,864     $100,416     $ 1,855,099      5.4
                                        ===========    ==========     ========     ===========
Year ended December 31, 1994:
  Life insurance in force (A)........   $14,742,987    $1,289,364     $     --     $13,453,623      0.0%
                                        ===========    ==========     ========     ===========
  Insurance premiums and other
     considerations:
     Property/casualty insurance.....   $ 1,686,388    $   53,977     $ 61,031     $ 1,693,442      3.6%
     Life insurance and annuities....        54,469         4,000        2,060          52,529      3.9
                                        -----------    ----------     --------     -----------
          Total......................   $ 1,740,857    $   57,977     $ 63,091     $ 1,745,971      3.6
                                        ===========    ==========     ========     ===========
Year ended December 31, 1995:
  Life insurance in force (A)........   $15,405,804    $1,820,391     $     --     $13,585,413      0.0%
                                        ===========    ==========     ========     ===========
  Insurance premiums and other
     considerations:
     Property/casualty insurance.....   $ 1,689,668    $   46,635     $ 46,562     $ 1,689,595      2.8%
     Life insurance and annuities....        57,872         3,951        2,870          56,791      5.1
                                        -----------    ----------     --------     -----------
          Total......................   $ 1,747,540    $   50,586     $ 49,432     $ 1,746,386      2.8
                                        ===========    ==========     ========     ===========

- -------------------------
(A) At end of year.

             AMERICAN STATES FINANCIAL CORPORATION AND SUBSIDIARIES

                SCHEDULE V -- VALUATION AND QUALIFYING ACCOUNTS
                                (000'S OMITTED)







           COL. A                 COL. B                    COL. C                       COL. D          COL. E
- -----------------------------   ----------    ------------------------------------    ------------     ----------
                                                          ADDITIONS
                                              ------------------------------------
                                                                         (2)
                                                                     CHARGED TO
                                BALANCE AT          (1)            OTHER ACCOUNTS      DEDUCTIONS      BALANCE AT
                                BEGINNING        CHARGED TO              --                --            END OF
       DESCRIPTION              OF PERIOD     COSTS & EXPENSES      DESCRIBE(A)       DESCRIBE(B)        PERIOD
       -----------              ----------    ----------------    ----------------    ------------     ----------
Year ended December 31, 1993
Deducted from asset accounts:
  Allowance for losses on
     mortgage loans..........     $  705          $  5,941             $ (678)           $   --         $  5,968
  Allowance for doubtful
     accounts................      3,604             3,685                 --             4,385(B)         2,904
Year ended December 31, 1994
Deducted from asset accounts:
  Allowance for losses on
     mortgage loans..........     $5,968          $     76             $   --            $1,609(C)      $  4,435
  Allowance for doubtful
     accounts................      2,904             2,793                 --             3,087(B)         2,610
Year ended December 31, 1995
Deducted from asset accounts:
  Allowance for losses on
     mortgage loans..........     $4,435          $    155             $ (260)           $4,330(C)      $     --
  Allowance for doubtful
     accounts................      2,610             1,066                 --               816(B)         2,860
  Allowance for losses on
     operating properties....         --            28,350                 --                --           28,350

- -------------------------
(A) Transfer between investment classifications.

(B) Uncollectible accounts written off, net of recoveries.

(C) All revenue for losses on mortgage loans deductions reflect sales or foreclosures of the underlying holdings.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                      DESCRIPTION                                   PAGE
- ------       --------------------------------------------------------------------------  ------
 1.1         Form of U.S. Purchase Agreement.                                            ------
 1.2         Form of International Purchase Agreement.                                   ------
 3.1         Registrant's Restated Articles of Incorporation                               *
 3.2         Registrant's Restated Code of Bylaws                                          *
 4.1         Article V -- "Number, Terms and Voting Rights of Shares" and Article XI --
             "Provisions for Certain Business Combinations" of the Registrant's
             Articles of Incorporation, incorporated by reference to the Registrant's
             Articles of Incorporation filed hereunder as Exhibit 3.1
 4.2         Article I -- "Shareholders" and Article VI -- "Stock Certificates,
             Transfer of Shares, Stock Records" of the Registrant's Code of Bylaws,
             incorporated by reference to the Registrant's Code of Bylaws filed hereunder as Exhibit 3.2
 5           Opinion of Barnes & Thornburg regarding legality of the securities being
             registered                                                                  ------
10.1         Assumption Agreement, dated May 16, 1996, by and between the Registrant
             and Lincoln                                                                   *
10.2         Promissory Note, dated May 16, 1996, by and between the Registrant and
             Lincoln                                                                       *
10.3         American States Financial Corporation Stock Option Incentive Plan             *
10.4         American States Financial Corporation Executive Performance Incentive
             Compensation Plan                                                             *
10.5         American States Executive Salary Continuation Plan                            *
10.6  (1)    American States Insurance Companies Sustained Performance Incentive Plan
             for Senior Management                                                         *
10.6  (2)    American States Insurance Companies Sustained Performance Incentive Plan
             for Second Vice Presidents                                                    *
10.6  (3)    American States Insurance Companies Sustained Performance Incentive Plan
             for Assistant Vice Presidents, Assistant Treasurers, Actuaries and Other
             Key Positions                                                                 *
10.6  (4)    American States Insurance Companies Sustained Performance Incentive Plan
             for Division Managers                                                         *
10.6  (5)    American States Insurance Companies Sustained Performance Incentive Plan
             for Division Senior Department Managers                                       *
10.7         Lincoln National Corporation Executive Deferred Compensation Plan for
             Employees                                                                     *
10.8         Form of American States Financial Corporation Split-Dollar Life Insurance
             Arrangements                                                                  *
10.9         American States Insurance Company Savings and Profit Sharing Plan             *
10.10        Employment Agreement, dated March 18, 1996, between Registrant and F.
             Cedric McCurley                                                               *
10.11        Employment Agreement, dated March 18, 1996, between Registrant and William
             J. Lawson                                                                     *
10.12        Employment Agreement, dated March 18, 1996, between Registrant and Jerome
             T. Gallogly                                                                   *
10.13        Employment Agreement, dated March 18, 1996, between Registrant and Todd R.
             Stephenson                                                                    *
10.14        Form of Registration Rights Agreement, dated           , 1996, to be
             entered into between the Registrant and Lincoln                             ------


EXHIBIT
NUMBER                                      DESCRIPTION                                   PAGE
- ------       --------------------------------------------------------------------------  ------
10.15 (1)    Form of Investment Management Agreement, dated           , 1996, to be
             entered into between Lincoln Investment Management, Inc. and American
             States Lloyds Insurance Company
                                                                                         ------
10.15 (2)    Form of Investment Management Agreement, dated           , 1996, to be
             entered into between Lincoln Investment Management, Inc. and Insurance
             Company of Illinois
                                                                                         ------
10.15 (3)    Form of Investment Management Agreement, dated           , 1996, to be
             entered into between Lincoln Investment Management, Inc. and Registrant
                                                                                         ------
10.15 (4)    Form of Investment Management Agreement, dated           , 1996, to be
             entered into between Lincoln Investment Management, Inc. and American
             States Life Insurance Company
                                                                                         ------
10.15 (5)    Form of Investment Management Agreement, dated           , 1996, to be
             entered into between Lincoln Investment Management, Inc. and American
             States Insurance Company of Texas
                                                                                         ------
10.15 (6)    Form of Investment Management Agreement, dated           , 1996, to be
             entered into between Lincoln Investment Management, Inc., American States
             Insurance Company, American Economy Insurance Company and American States
             Preferred Insurance Company
                                                                                         ------
10.16        Form of Tax Sharing Agreement, dated           , 1996, to be entered into
             among the Registrant and its Subsidiaries and Lincoln                         *
10.17 (1)    Reinsurance Agreement, dated January 1, 1984, between American States Life
             Insurance Company and The Lincoln National Life Insurance Company, as
             amended on January 14, 1985; April 23, 1985; January 31, 1986; March 17,
             1986; July 16, 1986; July 19, 1990; August 13, 1990; January 15, 1992;
             April 13, 1992; April 19, 1993; June 30, 1993; November 3, 1994; November
             5, 1994; December 11, 1995 and April 19, 1996.                                *
10.17 (2)    Reinsurance Agreement, dated March 1, 1983, between American States Life
             Insurance Company and The Lincoln National Life Insurance Company, as
             amended on November 30, 1984; April 23, 1985; January 31, 1986; March 17,
             1986; December 17, 1986; January 15, 1992; November 3, 1994; and April 19,
             1996.                                                                         *
10.17 (3)    Accident and Sickness Reinsurance Agreement, dated June 15, 1964, between
             American States Life Insurance Company and The Lincoln National Life
             Insurance Company, as amended on October 3, 1986.                             *
10.17 (4)    Coinsurance Agreement, dated October 31, 1985, between American States
             Life Insurance Company and The Lincoln National Life Insurance Company, as
             amended on December 17, 1986; January 15, 1992; February 18, 1992;
             November 3, 1994; March 14, 1996 and April 19, 1996.                          *
10.17 (5)    Coinsurance Agreement, dated January 1, 1981, between American States Life
             Insurance Company and The Lincoln National Life Insurance Company, as
             amended on November 13, 1981; December 2, 1981; December 16, 1983;
             November 7, 1984; March 17, 1986; January 15, 1992; November 3, 1994; and
             April 19, 1996.                                                               *
10.17 (6)    Coinsurance Agreement, dated January 1, 1983, between American States Life
             Insurance Company and The Lincoln National Life Insurance Company, as
             amended on October 17, 1985.                                                  *
10.17 (7)    Disability Income Extended-Wait Reinsurance Agreement, dated January 1,
             1995, between American States Life Insurance Company and The Lincoln
             National Life Insurance Company, as amended on September 1, 1995.             *

EXHIBIT
NUMBER                                      DESCRIPTION                                   PAGE
- ------       --------------------------------------------------------------------------  ------
10.17 (8)    Reinsurance Agreement, dated January 1, 1963, between American States Life
             Insurance Company and The Lincoln National Life Insurance Company, as
             amended on June 11, 1969; June 26, 1972; January 3, 1975; May 16, 1977;
             March 28, 1979; May 25, 1979; September 2, 1980; November 13, 1981;
             December 2, 1981; December 16, 1983; January 3, 1985; April 23, 1985;
             January 31, 1986; March 17, 1986; January 15, 1992; November 3, 1994; and
             April 19, 1996.                                                               *
10.18        Form of Services Agreement, dated                , 1996, to be entered
             into between the Registrant and Lincoln                                       *
10.19        Management Agreement, dated October 1, 1989, by and between American
             States Insurance Company and Linsco Reinsurance Company, as amended on
             August 28, 1990.                                                              *
10.20 (1)    Lease and Agreement, dated as of August 1, 1984, between Clinton Street
             Limited Partnership and American States Insurance Company                     *
10.20 (2)    Assignment of Lease and Guaranty, dated as of August 1, 1984, from Clinton
             Street Limited Partnership to Clinton Holding Corporation                     *
10.20 (3)    Second Assignment of Lease and Guaranty, dated as of August 1, 1984, from
             Clinton Street Limited Partnership to Clinton Holding Corporation             *
10.20 (4)    Reassignment of Lease and Guaranty, dated as of August 1, 1984, from
             Clinton Holding Corporation to the Connecticut Bank and Trust Company,
             National Association and F.W. Kawam, as Trustees                              *
10.21        Software License Agreement, dated April 1, 1989, by and between American
             States Life Insurance Company and Lincoln National Risk Management, Inc.,
             as amended May 5, 1994                                                        *
10.22        Form of Indemnification Agreement, dated                , 1996, to be
             entered into between the Registrant and Lincoln
                                                                                         ------
10.23 (1)    Surety Bond, effective November 3, 1993, between American States Insurance
             Company, the Industrial Development Authority of the City of Clayton,
             Missouri and Mercantile Bank of St. Louis, N.A.                               *
10.23 (2)    Indemnity Agreement, dated November 3, 1993, by Lincoln                       *
10.24        Commitment Letter, dated April 23, 1994, by and between Registrant, J.P.
             Morgan Securities Inc. and Morgan Guaranty Trust Company of New York.
                                                                                         ------
21           Subsidiaries of the Registrant
                                                                                         ------
23.1         Consent of Ernst & Young LLP
                                                                                         ------
23.2         Consent of Barnes & Thornburg (contained in Exhibit 5)
24           Power of Attorney (included on page S-3 of the Registration Statement)        *
28           Information from Reports Furnished to State Insurance Regulatory
             Authorities                                                                   *
29           Cover Page for Prospectus used in Canada                                      *


- -------------------------

(*) Previously filed.